As filed with the Securities and Exchange Commission on January 21, 2003
Registration Statement No. 333-102123

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
To
FORM S-4
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

CHITTENDEN CORPORATION
(Exact name of Registrant as specified in its charter)

Vermont	6022	03-0228404
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)
Two Burlington Square
Burlington, Vermont 05402-0820
(802) 658-4000
(Address, including zip code, and telephone number, including area code of Registrant’s principal executive offices)

Paul A. Perrault
Chairman, President, and Chief Executive Officer
Chittenden Corporation
Two Burlington Square
Burlington, Vermont 05402-0820
(802) 658-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
William P. Mayer, Esq. Andrew F. Viles, P.C. Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109 (617) 570-1000	F. Sheldon Prentice, Esq. Chittenden Corporation Two Burlington Square Burlington, Vermont 05402 (802) 660-1410	John J. Gorman, Esq. Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, N.W. Washington, D.C. 20015 (202) 274-2000

Approximate date of commencement of proposed sale to the public: As soon as possible after the effective date of this registration statement and the effective time of the merger described in this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)

Common Stock, par value $1.00 per share	4,609,622	N/A	$118,922,620	$10,941	(4)

(1)
Represents the estimated maximum number of shares of common stock of Chittenden Corporation to be issued upon consummation of the merger of Granite State Bankshares, Inc. with and into Chittenden as described herein, based on (i) 5,621,490 shares of Granite common stock outstanding, including shares of common stock issuable upon the exercise of outstanding options to acquire Granite common stock, (ii) an exchange ratio of 1.64 shares of Chittenden’s common stock for each share of Granite common stock and (iii) the cancellation of 50% of such outstanding shares of Granite common stock, and the exchange of all of such issuable shares of Granite common stock, for Chittenden common stock at such exchange ratio. This registration statement also relates to an indeterminate number of shares of Chittenden common stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(f) under the Securities Act, the proposed maximum offering price is equal to the aggregate market value of the estimated number of shares of Granite common stock to be converted into the right to receive Chittenden common stock in the merger, based upon the average of the high and low sales prices for Granite common stock on December 19, 2002 as reported on the Nasdaq National Market and the maximum number of shares of Chittenden common stock to be issued in the merger (assuming exercise of all outstanding options to acquire Granite common stock).

(3)	Calculated pursuant to Rules 457(c) and 457(f) under the Securities Act.
(4)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

January 21, 2003

Dear Fellow Shareholders:

You are cordially invited to attend a special meeting of the shareholders of Granite State Bankshares, Inc. to be held on February 26, 2003 at, 10:00 a.m., local time, at the Keene Country Club, West Hill Road, Keene, New Hampshire. At the special meeting you will be asked to consider and vote upon a proposal to approve a merger agreement pursuant to which Granite will merge with and into Chittenden Corporation.

If the merger agreement is approved and the merger is subsequently completed, each outstanding share of Granite common stock that you hold will be converted into the right to elect either: $46.00 in cash; 1.64 shares of Chittenden common stock, plus cash in lieu of any fractional share; or cash for half of your shares of Granite common stock and Chittenden common stock for the remainder of your shares of Granite common stock. All elections are subject to adjustment to ensure that 50% of the issued and outstanding shares of Granite common stock will be converted into the right to receive cash and 50% of the issued and outstanding shares of Granite common stock will be converted into the right to receive Chittenden common stock. The merger cannot be completed unless the holders of a majority of the outstanding shares of Granite common stock, voting in person or by proxy, vote in favor of approval of the merger agreement at the special meeting.

Chittenden common stock is traded on the New York Stock Exchange under the trading symbol “CHZ,” and on January 17, 2003, the closing price of Chittenden common stock was $26.05 per share.

Based on our reasons for the merger described in this document, including the fairness opinions issued by our financial advisors, our board of directors believes that the merger is fair to you and in your best interests. Accordingly, our board of directors unanimously recommends that you vote “FOR” approval of the merger agreement at the special meeting.

The accompanying document provides you with detailed information concerning Chittenden, Granite, the merger and the merger agreement. We urge you to read this entire document carefully together with the annexes attached hereto, which include the merger agreement. In particular, you should carefully consider the discussion in the section titled “Risk Factors” beginning on page 22 in this document.

Your vote is very important. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you do not vote in person or by proxy the effect will be a vote against the approval of the merger agreement.

Sincerely,
Charles W. Smith
Chairman, President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares of Chittenden common stock to be issued in the merger or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense. The shares of Chittenden common stock are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by any federal or state governmental agency.

This document is dated January 21, 2003 and is first being mailed to shareholders on or about January 24, 2003.

REFERENCES TO ADDITIONAL INFORMATION

This document incorporates important business and financial information about Chittenden and Granite from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain those documents, which are incorporated by reference in this document, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Chittenden Corporation Two Burlington Square Burlington, VT 05402-0820 (802) 658-4000 Attn: F. Sheldon Prentice, Secretary	Granite State Bankshares, Inc. 122 West Street Keene, NH 03431-0627 (603) 352-1600 Attn: Charles B. Paquette, Secretary

If you would like to request documents, please do so by February 18, 2003 in order to receive them before Granite’s shareholders meeting.

See also the section in this document titled “Where You Can Find More Information” beginning on page 117.

GRANITE STATE BANKSHARES, INC.
122 West Street
Keene, NH 03431-0627

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Granite State Bankshares, Inc.:

We will hold a special meeting of shareholders of Granite State Bankshares, Inc. on February 26, 2003, at 10:00 a.m., local time, at the Keene Country Club, West Hill Road, Keene, New Hampshire, for the following purposes:

1.
To consider and vote upon a proposal to approve an agreement and plan of merger, dated as of November 7, 2002, between Chittenden Corporation and Granite State Bankshares, Inc., as more fully described in this document; and

2.	To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

We have fixed the close of business on January 17, 2003 as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting. Only holders of record of Granite common stock at the close of business on that date will be entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting.

We cannot complete the merger unless the holders of at least a majority of the shares of Granite common stock outstanding on the record date vote to approve the merger agreement. Holders of Granite common stock are entitled to assert dissenters’ rights with respect to the merger under Section 293-A:13 of the New Hampshire Business Corporation Act, as more fully described under the section titled “The Merger—Dissenters’ Appraisal Rights” in this document.

Our board of directors has determined that the merger is in the best interests of Granite and its shareholders and unanimously recommends that shareholders vote “FOR” approval of the merger agreement.

Your vote is very important. Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy card and mail it promptly in the postage-paid return envelope provided. You can revoke your proxy at any time before it is voted by following the procedures set forth in this document.

By Order of the Board of Directors
of Granite State Bankshares, Inc.

Charles B. Paquette
Secretary

Keene, New Hampshire
January 21, 2003

i

ii

LEGAL MATTERS	117

EXPERTS	117

WHERE YOU CAN FIND MORE INFORMATION	117

FUTURE SHAREHOLDER PROPOSALS	119

Annex A	Agreement and Plan of Merger

Annex B	Shareholders Agreement

Annex C-1	Fairness Opinion of Keefe, Bruyette & Woods, Inc.

Annex C-2	Fairness Opinion of Sandler O’Neill & Partners, L.P.

Annex D	Section 293-A:13 of the New Hampshire Business Corporation Act regarding Dissenters’ Appraisal Rights

iii

QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES
FOR THE SPECIAL MEETING

Q:	Why am I receiving this document?

A:
Chittenden and Granite have agreed to the acquisition of Granite by Chittenden under the terms of a merger agreement that is described in this document. A copy of the merger agreement is attached to this document as Annex A.

In order to complete the merger, Granite’s shareholders must vote to approve the merger agreement. Granite will hold a special meeting of its shareholders to obtain this approval. This document contains important information about the merger, the merger agreement and the special meeting of Granite shareholders, and you should read it carefully. The enclosed voting materials allow you to vote your shares without attending the special meeting.

In addition, if the merger agreement is approved and the merger is completed, you may elect to receive shares of Chittenden common stock in exchange for your shares of Granite common stock. Therefore, this document also contains information about Chittenden that will be important for you to consider in determining whether to vote to approve the merger agreement, and in connection with any subsequent election to receive Chittenden common stock in exchange for your shares of Granite common stock.

Q:	What do I need to do now?

A:	You should carefully read and consider the information contained or incorporated by reference in this document, including its annexes. It contains important information about Chittenden and Granite.
After you have read and considered this information, you should complete and sign your proxy card and return it in the enclosed postage-paid return envelope as soon as possible so that your shares will be represented and voted at the special meeting.

Q:	Why is my vote important?

A:
The merger agreement must be approved by holders of at least a majority of the outstanding shares of Granite common stock. If you do not vote it will have the same effect as a vote against the merger agreement.

Q:	Are there any risks that I should consider in deciding whether I vote for approval of the merger agreement?

A:	Yes. You should read and carefully consider the risk factors set forth in the section in this document titled “Risk Factors” beginning on page 22.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote my shares for me?

A:
No. Your broker, bank or other nominee will not vote your shares unless you provide instructions to your broker, bank or other nominee on how to vote. You should fill out the voter instruction form sent to you by your broker, bank or other nominee with this document.

Q:	What if I fail to instruct my broker, bank or other nominee?

A:	If you fail to instruct your broker, bank or other nominee to vote your shares, your shares will not be voted and this will have the same effect as a vote against the merger agreement.

Q:	Can I attend the special meeting and vote my shares in person?

A:
Yes. All shareholders are invited to attend the special meeting. Shareholders of record on January 17, 2003 can vote in person at the special meeting. If your shares are held by a broker, bank or other nominee, then you are not the shareholder of record and you must bring to the special meeting appropriate documentation from your broker, bank or other nominee to enable you to vote at the special meeting.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:
Yes. If you have not voted through your broker, bank or other nominee, there are three ways you can change your vote at any time after you have sent in your proxy card and before your proxy is voted at the special meeting.

•
You may deliver a written notice bearing a date later than the date of your proxy card to the secretary of Granite, stating that you revoke your proxy. Any earlier proxies will be revoked automatically.

•	You may complete and deliver to the secretary of Granite a new proxy card relating to the same shares and bearing a later date.

•	You may attend the special meeting and vote in person, although attendance at the special meeting will not, by itself, revoke a proxy.

You should send any notice of revocation or your completed new proxy card, as the case may be, to Granite at the following address:

Granite State Bankshares, Inc.
122 West Street
Keene, NH 03431-0627
Attn: Charles B. Paquette, Secretary

If you have instructed a bank, broker or other nominee to vote your shares, you must follow the directions you receive from your bank, broker or other nominee to change your vote.

Q:	Should I send in my stock certificates now?

A:
No. If the merger agreement is approved, you will receive written instructions for making your election of all cash, all Chittenden common stock or a combination of cash for half of your shares of Granite common stock and Chittenden common stock for the remainder of your shares of Granite common stock, and for surrendering your shares of Granite common stock in exchange for the merger consideration. In the meantime, you should retain your certificate(s) because they are still valid. Please do not send in your stock certificate(s) with your proxy.

Q:	Whom should I call with questions?

A:
You should call Granite’s proxy solicitor, Regan and Associates, Inc., at 1-800-737-3426. You also may contact Chittenden or Granite at the telephone numbers listed under “References to Additional Information” on the inside of the front cover to this document.

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. To more fully understand the merger and for a more complete description of the legal terms of the merger, you should read this entire document, including the materials attached as annexes, as well as the other documents to which we have referred you. See “Where You Can Find More Information” beginning on page 117. The page references in parentheses included in this summary will direct you to a more detailed description of each topic presented.

Unless the context otherwise requires, throughout this document, “Granite,” “we” and “our” refer collectively to Granite State Bankshares, Inc. and its subsidiaries. “Chittenden” refers to Chittenden Corporation and its subsidiaries. Also, we refer to the merger between Granite and Chittenden as the “merger” and the agreement and plan of merger, dated as of November 7, 2002, between Chittenden and Granite as the “merger agreement.”

The Companies

Chittenden Corporation (See page 32)

Chittenden is a Vermont corporation organized in 1971 and a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Through its subsidiaries, Chittenden offers a broad range of financial products and services to individuals, businesses and the public sector, including:

•	commercial, consumer, and public sector loans;

•	deposit accounts and services;

•	insurance;

•	brokerage services; and

•	investment and trust services.

At September 30, 2002, Chittenden had total consolidated assets of approximately $5.0 billion and shareholders’ equity of approximately $414.4 million.

Chittenden’s principal executive offices are located at Two Burlington Square, Burlington, Vermont 05402-0820 and its telephone number is (802) 658-4000.

Granite State Bankshares, Inc. (See page 33)

Granite is a New Hampshire corporation organized in 1986. Granite operates as a bank holding company, registered under the Bank Holding Company Act of 1956, as amended, by virtue of its ownership of 100% of the stock of Granite Bank, a New Hampshire state-chartered commercial bank. Granite Bank is a community oriented commercial bank offering a wide range of consumer and commercial services, including:

•	commercial demand deposits;

•	consumer regular and interest-bearing (NOW) checking and regular savings accounts;

•	certificates of deposit;

•	residential and commercial real estate loans;

•	secured and unsecured consumer and commercial loans; and

•	cash management services.

Granite Bank has 19 full service offices and an additional 24 remote automatic teller locations. At September 30, 2002, Granite had total consolidated assets of approximately $1.1 billion and shareholders’ equity of approximately $88.9 million.

Granite’s principal executive offices are located at 122 West Street, Keene, New Hampshire 03431-0627 and its telephone number is (603) 352-1600.

The Special Meeting of Granite Shareholders

Date, Time, Place, and Purpose of Special Meeting (See page 34)

The special meeting of Granite shareholders will be held on February 26, 2003 at 10:00 a.m., local time, at the Keene Country Club, West Hill Road, Keene, New Hampshire. The purpose of the special meeting is to consider and approve the merger agreement and to act on any other matters that may properly come before the special meeting. At this time, the Granite board of directors is unaware of any matters, other than set forth in the preceding sentence, that may be presented for action at the special meeting.

Record Date; Outstanding Shares; Shares Entitled to Vote (See page 34)

You will be entitled to vote at the special meeting if you owned shares of common stock of Granite at the close of business on January 17, 2003, the record date for the special meeting. At the close of business on the record date, there were 5,278,333 shares of Granite common stock outstanding and entitled to vote. Each share of Granite common stock that you owned on the record date entitles you to one vote at the special meeting on all matters properly presented at the special meeting.

Quorum; Vote Required (See page 34)

To act on the matters presented at the special meeting, a majority of shares of Granite common stock outstanding on the record date, representing a quorum, must be present at the special meeting. To approve the merger agreement, the holders of a majority of the outstanding shares of common stock entitled to be cast on the matter must vote in favor of approval of the merger agreement. Not voting, or failing to instruct a broker, bank or other nominee how to vote shares held in their name for you, will have the same effect as voting against approval of the merger agreement.

Share Ownership of Management (See page 34)

The directors and executive officers of Granite and their respective affiliates, who collectively own approximately 12.36% of the total outstanding shares of common stock of Granite as of the record date for the special meeting, have entered into a shareholders agreement with Chittenden pursuant to which they have agreed to vote, and have granted Chittenden an irrevocable proxy and power of attorney to vote, all of their shares of Granite common stock in favor of approval of the merger agreement.

Our Board of Directors Recommends Approval of the Merger Agreement (See page 40)

Based on Granite’s reasons for the merger described in this document, including the fairness opinions of Keefe, Bruyette & Woods, Inc. and Sandler O’Neill & Partners, L.P., the Granite board of directors believes the merger is fair to you and in your best interest and unanimously recommends that you vote “FOR” approval of the merger agreement.

Dissenters’ Appraisal Rights (See page 71)

Under applicable New Hampshire law, you have the right to dissent from the merger and to receive payment in cash for the appraised fair value of your shares of Granite common stock. In order to do this, you must:

•	deliver to Granite before the special meeting written notice of your intent to exercise your dissenters’ rights with respect to your shares of Granite common stock if the merger becomes effective;

•	not vote your shares in favor of approval of the merger agreement; and

•	follow the statutory procedures for perfecting dissenters’ rights under New Hampshire law, which are described in the section titled “The Merger—Dissenters’ Appraisal Rights” beginning on page 71.

Merely voting against approval of the merger agreement will not preserve your dissenters’ rights. The relevant sections of the New Hampshire law governing this process are reprinted in their entirety and attached to this document as Annex D. Your failure to comply precisely with all procedures required by New Hampshire law may result in the loss of your dissenters’ rights.

Under the merger agreement, if the number of dissenting shares exceeds 10% of the number of shares of outstanding Granite common stock, Chittenden is not obligated to complete the merger.

The Merger

Summary of the Transaction (See page 38)

Chittenden and Granite entered into an agreement and plan of merger on November 7, 2002. The merger agreement provides for the merger of Granite with and into Chittenden with Chittenden being the surviving corporation.

The proposed merger will occur following approval of the proposal described in this document by the shareholders of Granite and satisfaction or waiver of all other conditions to the merger. The merger agreement is attached to this document as Annex A. We encourage you to read the merger agreement because it is the legal document that governs the merger.

What the Holders of Granite Common Stock Will Receive in the Merger (See page 59)

If the merger is completed, you will have the right to elect either:

•	$46.00 in cash (which is referred to as the cash consideration) for each share of Granite common stock that you hold;

•	1.64 shares of Chittenden common stock, plus cash in lieu of any fractional share (which is referred to as the stock consideration) for each share of Granite common stock that you hold; or

•	the cash consideration for half of the shares of Granite common stock that you hold and the stock consideration for the remaining shares of Granite common stock that you hold.

Your right to receive the form of consideration you elected for your shares of Granite common stock will be subject to allocation procedures set forth in the merger agreement which are intended to ensure that 50% of the issued and outstanding shares of Granite common stock at the effective time of the merger (including any dissenting shares but excluding treasury stock) will be converted into the right to receive cash and 50% of these shares of Granite common stock will be converted into the right to receive Chittenden common stock.

When and How to Choose the Method of Payment for Your Shares (See page 60)

The shares of Granite common stock that you hold will be exchanged for either cash, Chittenden common stock or a combination of cash and Chittenden common stock as chosen by you, subject to election and allocation procedures discussed below and described in detail in the merger agreement. No later than 15 calendar days prior to the anticipated effective time of the merger, you will be sent an election form and detailed instructions to permit you to choose your preferred consideration. You have the following choices:

•	you may elect to receive $46.00 per share in cash in exchange for all shares of Granite common stock held by you;

•	you may elect to receive 1.64 shares of Chittenden common stock in exchange for all shares of Granite common stock held by you, plus cash in lieu of any fractional share;

•
you may elect to receive the cash consideration with respect to one half of the shares of Granite common stock held by you and the stock consideration with respect to the remaining shares of Granite common stock held by you; or

•	you may make no election with respect to the consideration to be received by you in exchange for your shares of Granite common stock.

You will have 20 days in which to complete the election form and return it as instructed. You will need to surrender your Granite common stock certificates to receive the appropriate consideration, but you should not send us any certificates now. You will receive detailed instructions on how to exchange your shares along with your election form. If you do not submit an election form, you will receive instructions on where to surrender your Granite stock certificates after the merger is completed.

Your choice will be honored to the extent possible, but because of the overall limitation on the amount of cash and shares of Chittenden common stock available, whether you receive the amount of cash or stock you request will depend in part on the elections of other Granite shareholders. Because

50% of the total number of issued and outstanding shares of Granite common stock at the effective time of the merger (including any dissenting shares but excluding treasury stock) will be converted into the right to receive the cash consideration and 50% of these shares of Granite common stock will be converted into the right to receive the stock consideration, you may not receive exactly the form of consideration that you elect and you may instead receive a pro rata amount of cash and Chittenden common stock. For a discussion of the election and allocation procedures, please see the section in this document titled “The Merger—Merger Consideration and Election and Allocation Procedures” beginning on page 59.

If you have a preference for receiving either cash or Chittenden common stock for your shares of Granite common stock, you should return the election form indicating your preference. Granite shareholders who make an election will be accorded priority over those shareholders who make no election in instances where the cash consideration or stock consideration must be re-allocated among Granite shares in order to achieve the required ratio of Granite shares to be converted into cash and Chittenden common stock. If you do not make an election, you will be allocated cash and/or Chittenden common stock depending on the election made by other Granite shareholders. HOWEVER, EVEN IF YOU DO MAKE AN ELECTION, YOU MIGHT NOT RECEIVE ALL CASH, ALL STOCK OR HALF CASH AND HALF STOCK AS YOU ELECTED.

The market price of Chittenden common stock will fluctuate between the date of this document, the date of your election and the effective time of the merger. Because the exchange ratio is fixed, such fluctuations will alter the value of Chittenden common stock that you may receive in the merger. In addition, because the tax consequences of receiving cash will differ from the tax consequences of receiving stock, you should carefully read the section in this document titled “The Merger—Material Federal Income Tax Consequences” beginning on page 67.

Chittenden will not issue fractional shares. Instead, Granite shareholders who receive Chittenden common stock will receive the value of any fractional share in cash based on the average closing sales prices of a share of Chittenden common stock, as reported on the New York Stock Exchange, for the five trading-day period preceding the effective time of the merger, rounded to the nearest whole cent.

Fairness Opinion of Granite’s Financial Advisors (See page 42)

In deciding to adopt the merger agreement and recommend its approval to Granite shareholders, Granite’s board of directors consulted with Granite’s senior management, its financial advisors and legal counsel, and considered, among other things, opinions from its financial advisors, Keefe, Bruyette & Woods, Inc. and Sandler O’Neill & Partners, L.P. On November 7, 2002, each of Keefe, Bruyette & Woods, Inc., and Sandler O’Neill & Partners, L.P., delivered an opinion to Granite’s board of directors that as of that date and based on and subject to the matters set forth in their respective opinions, the merger consideration was fair, from a financial point of view, to the holders of Granite’s common stock. These opinions are described more fully in the section in this document titled “The Merger—Fairness Opinions of Granite’s Financial Advisors.” In addition, the full text of the written opinions are attached to this document as Annex C-1 and Annex C-2, respectively. We encourage you to read these opinions carefully in their entirety. The opinions of Keefe, Bruyette & Woods, Inc. and Sandler O’Neill & Partners, L.P., are directed to Granite’s board of directors and are not recommendations to any shareholder on how to vote on approval of the merger agreement.

Chittenden’s Reasons for the Merger (See page 41)

In reaching its decision to approve the merger agreement and the related transactions, Chittenden’s board of directors consulted with Chittenden’s senior management, its financial advisor and legal counsel and considered, among other things, the following factors:

•
historical information concerning the business, operations, competitive position, financial performance and condition, earnings and prospects of each of Chittenden and Granite, taking into account Chittenden’s due diligence review of Granite’s business on a stand-alone and combined pro forma basis;

•	the compatibility of the respective businesses, operating philosophies, and cultures of Chittenden and Granite;

•	the ability to expand Chittenden’s banking presence in southern New Hampshire;

•	the combined company’s position, based upon deposits, as the fourth largest bank in New Hampshire;

•	the anticipated financial impact of the merger on the combined company’s future financial performance; and

•	the terms and conditions of the merger agreement and the shareholders agreement.

The Chittenden board of directors weighed these factors, without assigning any specific or relative weight to any factor, against potential risks of the merger. These risks are discussed in the section in this document titled “Risk Factors—Risks Relating to the Merger” beginning on page 22.

Granite’s Reasons for the Merger (See page 40)

The Granite board of directors has determined that the merger and the merger agreement are fair to, and in the best interests of, the company and its shareholders. In reaching its determination, Granite’s board of directors consulted with Granite’s senior management, its financial advisors and legal counsel and considered, among other things, the following factors:

•	information concerning the business, earnings, operations, financial condition, prospects, capital levels and asset quality of Granite and Chittenden, both individually and as a combined entity;

•	the financial advice rendered by Sandler O’Neill & Partners, L.P. and Keefe, Bruyette & Woods, Inc. that the merger consideration is fair, from a financial point of view, to Granite shareholders;

•	the terms of the merger agreement and the other documents executed in connection with the merger;

•	the current and prospective economic, competitive and regulatory environment facing Granite in particular and financial institutions in general;

•	the prospects for growth and expanded products and services, and other anticipated impacts on depositors, employees, customers and communities served by Granite; and

•	the pro forma ownership of the combined company by the shareholders of Granite.

In reaching their determinations to approve and recommend the merger, the Granite board of directors did not assign any specific or relative weights to any of the foregoing factors. The Granite board of directors weighed these factors against potential risks of the merger. These risks are discussed in the section in this document titled “Risk Factors—Risks Relating to the Merger” beginning on page 22.

Interests of Granite’s Directors and Officers in the Merger (See page 63)

Some of Granite’s directors and executive officers have agreements, stock options, restricted stock awards and other benefit plans that provide them with interests in the merger that are different from, or in addition to, your interests, including:

•	the accelerated vesting of all the directors’ and officers’ unvested stock options and shares of restricted stock under Granite’s stock option plans;

•	severance payments to be made to Charles W. Smith, Chairman, President and Chief Executive Officer of Granite, in connection with the termination of his employment after the merger;

•
severance payments to three other executive officers of Granite pursuant to special termination agreements if the officer’s employment is terminated under certain circumstances during a specified period following the merger;

•	the appointment of one director of Granite as a director of Chittenden;

•	the accelerated funding of certain supplemental executive retirement plans; and

•	the directors’ and officers’ receipt of indemnification and insurance coverage with respect to acts and omissions in their capacities as directors and officers of Granite prior to the merger.

The board of directors of Granite was aware of the foregoing interests and other interests of directors and executive officers of Granite in the merger and considered them, among other matters, in adopting the merger agreement and approving the merger.

For a more detailed discussion of these interests, see the section in this document titled “The Merger—Interests of Granite’s Directors and Officers in the Merger” beginning on page 63.

Conditions to the Merger (See page 79)

Chittenden and Granite will not complete the merger unless a number of conditions are satisfied or waived, including:

•	the shareholders of Granite must approve the merger agreement;

•
Chittenden and Granite must receive all required federal and state regulatory approvals, any waiting periods required by law must have passed, and none of the regulatory approvals must impose any burdensome condition upon Chittenden;

•	Chittenden and Granite must receive all material third party consents;

•	there must be no law, statute, regulation, order, decree or injunction enacted or issued preventing completion of the merger;

•	the New York Stock Exchange must authorize the listing of Chittenden common stock to be issued to Granite shareholders;

•	Chittenden and Granite must each receive a legal opinion regarding treatment of the merger as a reorganization under Section 368(a) of the Internal Revenue Code;

•
the representations and warranties of each of Chittenden and Granite in the merger agreement must be accurate, subject to exceptions that would not have a material adverse effect on Chittenden or Granite, respectively;

•	Chittenden and Granite must each have performed in all material respects all obligations required to be performed by it;

•
no event or development must have occurred with respect to Granite or Chittenden that has had, or would reasonably be expected to have, a material adverse effect with respect to Granite or Chittenden; and

•	dissenting shares must represent no more than 10% of the outstanding Granite common stock.

Limitations on Considering Other Acquisition Proposals (See page 83)

Granite has agreed not to solicit, initiate, encourage or consider any acquisition proposal, such as a business combination or other similar transaction, with a party other than Chittenden while the merger is pending; however, the Granite board of directors may engage in discussions in response to an unsolicited bona fide written proposal that represents a superior proposal. A superior proposal is a proposal that is reasonably likely to be consummated, and would result in a transaction more favorable to Granite shareholders, from a financial stand-point, than the transaction contemplated by the merger agreement. To consider a superior proposal, the board of directors of Granite must conclude that considering the superior proposal is required by the directors’ fiduciary duties. Granite also has agreed to promptly inform Chittenden if it is approached by any third party with any acquisition proposal or any request or inquiry that could lead to an acquisition proposal.

Termination of the Merger Agreement (See page 81)

Chittenden and Granite can mutually agree to terminate the merger agreement before the merger has been completed and either company can terminate the merger agreement if:

•
the other party materially breaches any of its representations, warranties or covenants contained in the merger agreement (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) and the breach cannot be or has not been cured within 30 days of written notice of the breach;

•	the merger is not completed by August 31, 2003, unless the failure to complete the merger is due to the failure by the terminating party to perform its obligations under the merger agreement;

•	any required regulatory approval for consummation of the merger is not obtained;

•	a court or other governmental authority permanently enjoins or prohibits the merger;

•	the shareholders of Granite do not approve the merger agreement; or

•	Chittenden has to issue in the merger Chittenden common stock in excess of 15% of the total number of shares of Chittenden common stock outstanding immediately before the merger.

In addition, Chittenden may terminate the merger agreement if:

•
the board of directors of Granite does not publicly recommend to its shareholders to vote in favor of the merger agreement, the merger and the other transactions contemplated by the merger agreement, or withdraws, modifies or changes in a manner adverse to Chittenden its approval or recommendation of the merger agreement and the transactions contemplated by the merger agreement; or

•	Granite breaches in any material respect the provisions in the merger agreement prohibiting the solicitation of other offers.

Also, Chittenden or Granite may terminate the merger agreement if Granite receives a superior proposal and enters into an acquisition agreement with respect to the superior proposal.

Termination Fee (See page 82)

The merger agreement requires Granite to pay Chittenden a termination fee of $13.0 million in cash within two business days after demand by Chittenden if:

•
Chittenden terminates the merger agreement as a result of Granite’s board of directors failure to publicly recommend to Granite shareholders to vote in favor of approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement, or withdraws, modifies or changes in a manner adverse to Chittenden its approval or recommendation of the merger agreement and the transactions contemplated by the merger agreement;

•	Granite or Chittenden terminates the merger agreement as a result of Granite entering into a definitive acquisition agreement with respect to a superior proposal;

•
Chittenden terminates the merger agreement as a result of Granite’s shareholders failure to approve the merger agreement in circumstances where Granite’s board of directors failed to publicly recommend to Granite shareholders to vote in favor of approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement, or withdrew, modified or changed in a manner adverse to Chittenden its approval or recommendation of the merger agreement and the transactions contemplated by the merger agreement;

•	Chittenden terminates the merger agreement as a result of Granite breaching in any material respect the provisions in the merger agreement prohibiting the solicitation of other offers; or

•
Chittenden or Granite terminates the merger agreement as a result of Granite’s shareholders failure to approve the merger agreement after public announcement of an acquisition proposal and within 18 months following the termination Granite enters into an agreement to engage in or there has otherwise occurred an acquisition proposal.

Effective Time of the Merger (See page 75)

We expect that the merger will be completed as soon as practicable following the approval of the merger agreement by the shareholders of Granite at the special meeting, if all other conditions have been satisfied or waived. The parties cannot be certain whether or when any of the conditions to the merger will be satisfied, or waived where permissible.

Regulatory Approvals Required (See page 107)

To complete the merger, Chittenden and Granite need the prior approval of the Federal Reserve Board and certain state regulatory authorities. The United States Department of Justice is able to provide input into the approval process of federal banking agencies to challenge the approval on antitrust grounds. Chittenden and Granite have filed all necessary applications and notices with the applicable regulatory authorities. Chittenden and Granite cannot predict, however, whether or when the required regulatory approvals will be obtained or whether any such approvals will impose any burdensome condition upon Chittenden.

Accounting Treatment (See page 67)

The merger will be accounted for under the purchase method. The total purchase price will be allocated to the assets acquired and liabilities assumed, based on their fair values. To the extent that the purchase price exceeds the fair value of the net tangible assets acquired at the effective time of the merger, Chittenden will allocate the excess purchase price to intangible assets, including goodwill. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” issued in July 2001, the goodwill resulting from the merger will not be amortized to expense; however, core deposits and other intangibles with definite useful lives recorded by Chittenden in connection with the merger will be amortized to expense in accordance with the new rules.

Material Federal Income Tax Consequences (See page 67)

Each of Chittenden and Granite have received an opinion of counsel to the effect that, based on certain facts, representations and assumptions, the merger will be treated as a “reorganization” for federal income tax purposes. Accordingly, you generally will not recognize any gain or loss on the conversion of shares of Granite common stock solely into shares of Chittenden common stock. However, you generally will be taxed if you receive cash in exchange for your shares of Granite common stock or instead of any fractional share of Chittenden common stock that you would otherwise be entitled to receive. Chittenden’s and Granite’s obligation to complete the merger is conditioned on its receipt of these opinions, dated as of the effective date of the merger, regarding the federal income tax treatment of the merger to them and shareholders of Granite.

Tax matters are complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation and on whether you elect to receive stock, cash or a mix of stock and cash. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this document. Accordingly, we strongly urge you to consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

Chittenden Shares to be Listed on the New York Stock Exchange (See page 71)

Chittenden will list the shares of Chittenden common stock to be issued to holders of shares of Granite common stock in connection with the merger on the New York Stock Exchange. After the completion of the merger, there will be no further trading in shares of Granite common stock and Granite will delist its common stock from the Nasdaq National Market and deregister it for purposes of the Securities Exchange Act of 1934.

Comparisons of Rights of Shareholders (See page 109)

The rights of Granite shareholders currently are governed by Granite’s articles of incorporation and bylaws, and by New Hampshire law. After the merger is completed, shareholders who receive Chittenden common stock in the merger will become shareholders of Chittenden, and, therefore, their rights as shareholders of Chittenden will be governed by Chittenden’s articles of incorporation and bylaws, and by Vermont law. This means that, as a result of the merger, Granite shareholders will have different rights when they become holders of Chittenden common stock than they currently have as holders of Granite common stock. For a more detailed discussion of these rights, see the section in this document titled “Comparison of Rights of Shareholders of Granite and Chittenden” beginning on page 109.

Recent Developments (See page 32)

On January 15, 2003, Chittenden announced fourth quarter net income of $0.55 per diluted share, compared with $0.46 per diluted share in the fourth quarter of 2001. Chittenden also reported that for the year ended December 31, 2002, earnings were $1.96 per diluted share, compared with $1.80 per diluted share for the year ended December 31, 2001. In addition, Chittenden announced a dividend of $0.20 per share to be paid on February 14, 2003 to shareholders of record on January 31, 2003. For a more detailed discussion of this announcement, see the section in this document titled “The Companies—Chittenden Corporation” beginning on page 32.

Summary Historical Consolidated Financial Data of Chittenden

The following table provides summary historical consolidated financial data as of the end of and for each of the fiscal years in the five-year period ended December 31, 2001 and as of and for the nine-month periods ended September 30, 2001 and September 30, 2002. The historical consolidated financial data as of the end of and for each of the fiscal years in the five-year period ended December 31, 2001 have been derived from Chittenden’s audited financial statements and related notes incorporated by reference into this document. The unaudited statement of operations data for the nine-month periods ended September 30, 2002 and 2001 and the selected balance sheet data as of September 30, 2002 have been derived from Chittenden’s unaudited financial statements and related notes incorporated by reference into this document and have been prepared on a basis consistent with Chittenden’s audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of Chittenden’s financial position and results of operations for these periods. Operating results for the nine months ended September 30, 2002 are not necessarily indicative of results for the year ending December 31, 2002. For a discussion of certain factors that may materially affect the comparability of the consolidated historical financial data or cause the data reflected herein not to be indicative of Chittenden’s future financial condition or results of operations, see the section in this document titled “Risk Factors” beginning on page 22.

	For the Nine Months Ended		For the Year Ended December 31,
	September 30, 2002	September 30, 2001	2001	2000	1999	1998	1997
In thousands, except per share data

Income Statement Data:
Net interest income	$142,511	$126,437	$170,305	$167,072	$175,485	$173,277	$160,559
Provision for loan losses	6,081	6,016	8,041	8,700	8,700	8,235	7,300
Noninterest income	45,499	48,091	63,733	53,109	63,403	66,780	55,577
Noninterest expense	111,689	101,034	135,760	123,928	145,137	152,204	136,199
Special charges	—	—	—	833	58,472	—	—
Income taxes	24,391	23,829	31,736	28,033	29,075	29,840	26,105
Net income	45,849	43,649	58,501	58,687	(2,496)	49,778	46,532
Operating net income(1)	45,849	43,649	58,501	59,479	54,909	49,778	46,532

Per Share Data:
Basic earnings	$1.43	$1.36	$1.82	$1.74	$(0.07)	$1.41	$1.38
Diluted earnings	1.41	1.34	1.80	1.72	(0.07)	1.38	1.36
Book value at end of period	12.97	11.35	11.56	10.49	10.22	11.22	10.57
Cash dividends	0.59	0.57	0.76	0.75	0.65	0.55	0.76

Weighted Average Number of Common Shares and Common Share Equivalents Outstanding:
Basic	32,161,815	32,205,456	32,163,734	33,760,531	35,215,531	35,403,639	33,571,888
Diluted	32,584,223	32,576,768	32,547,029	34,100,113	35,794,799	36,038,104	34,158,776

			As of December 31,
		As of September 30, 2002	2001	2000	1999	1998	1997
In thousands

Balance Sheet Data:
Loans, net		$2,955,318	$2,792,909	$2,815,843	$2,854,651	$2,698,080	$1,372,417
Total assets		4,965,783	4,153,714	3,769,861	3,827,297	4,256,052	1,977,150
Deposits		4,171,591	3,669,846	3,292,407	3,204,098	3,680,245	1,757,545
Borrowings		303,189	44,409	93,757	197,072	135,913	25,489
Stockholders’ equity		414,352	370,654	342,066	362,460	391,562	162,273

(1)
On May 28, 1999, Chittenden completed the acquisition of Vermont Financial Services Corp. in a stock-for-stock transaction accounted for as a pooling of interests. Chittenden recognized $57.4 million of after-tax special charges in 1999 (and an additional $792,000 in 2000) and the results excluding these special charges are referred to above.

A reconciliation of the Chittenden’s net income (loss) to its operating net income for the years ended December 31, 2000, and 1999 is presented below:

	2000	1999
Net income (loss), as reported	$58,687	$(2,496)
Less:
Gain (loss) on branch sales	(833)	12,523
Impaired goodwill written off upon merger	—	(21,129)
Merger costs	—	(49,866)
Tax effect of gain (loss) on branch sales	41	(13,398)
Tax effect of merger costs	—	14,465

Operating Net Income	$59,479	$54,909

Summary Historical Consolidated Financial Data of Granite

The following table provides summary historical consolidated financial data as of the end of and for each of the fiscal years in the five-year period ended December 31, 2001 and as of and for the nine-month periods ended September 30, 2001 and September 30, 2002. The historical consolidated financial data as of and for each of the fiscal years in the five year period ended December 31, 2001 have been derived from Granite’s audited financial statements and related notes incorporated by reference into this document. The unaudited statement of operations data for the nine-month periods ended September 30, 2002 and 2001 and the selected balance sheet data as of September 30, 2002 have been derived from Granite’s unaudited financial statements and related notes incorporated by reference into this document and have been prepared on a basis consistent with Granite’s audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of Granite’s financial position and results of operations for these periods. Operating results for the nine months ended September 30, 2002 are not necessarily indicative of results for the year ending December 31, 2002.

	For the Nine Months Ended		For the Year Ended December 31,
	September 30, 2002	September 30, 2001	2001	2000	1999	1998	1997
In thousands, except per share data

Income Statement Data:
Net interest income	$29,786	$27,015	$37,010	$32,242	$31,906	$30,673	$30,111
Provision for loan losses	325	360	660	330	50	1,125	2,425
Noninterest income	8,535	5,267	7,492	5,569	5,463	9,050	7,099
Noninterest expense	20,941	18,885	25,680	21,744	21,916	24,205	21,774
Income taxes	6,551	4,786	6,773	5,659	5,278	5,136	704
Net income	10,504	8,251	11,389	10,078	10,125	9,557	2,307

Per Share Data:
Basic earnings	$2.04	$1.56	$2.16	$1.83	$1.75	$1.64	$0.42
Diluted earnings	1.97	1.52	2.11	1.82	1.71	1.60	0.40
Book value at end of period	17.13	15.34	15.38	13.76	12.24	12.31	12.01
Cash dividends	0.57	0.51	0.68	0.64	0.56	0.50	0.29

Weighted Average Number of Common Shares and Common Share Equivalents Outstanding:
Basic	5,138,679	5,290,183	5,264,873	5,494,982	5,778,272	5,818,856	5,444,350
Diluted	5,327,841	5,416,488	5,389,746	5,537,735	5,927,668	5,990,745	5,751,262

			As of December 31,
		As of September 30, 2002	2001	2000	1999	1998	1997
In thousands

Balance Sheet Data:
Loans, net		$623,602	$645,940	$648,354	$560,414	$547,071	$500,082
Total assets		1,107,364	1,018,942	955,009	867,677	878,147	813,670
Deposits		769,011	714,143	683,334	628,018	650,487	648,983
Borrowings		245,184	220,477	191,326	165,605	151,513	91,902
Stockholders’ equity		88,905	80,537	73,464	70,369	72,600	66,914

Summary Combined Company Unaudited Pro Forma Financial Data

The following summary unaudited pro forma combined financial information for the year ended December 31, 2001 and as of and for the nine months ended September 30, 2002 has been derived from the unaudited pro forma condensed financial information and related notes included elsewhere in this document. This information is based on the respective audited and unaudited historical consolidated financial statements of Chittenden and Granite and after giving effect to the acquisition of Granite, using the purchase method of accounting for business combinations, as if the merger had been consummated as of the beginning of the period with respect to income statement data, and as of the balance sheet date with respect to the balance sheet data. This information is for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on the summary unaudited pro forma financial data as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger. This information should be read in conjunction with the combined company unaudited pro forma condensed financial information and the historical financial statements and related notes of Chittenden and Granite included in or incorporated by reference into this document.

	For the Nine Months Ended September 30, 2002	For the Year Ended December 31, 2001
In thousands, except per share data
Income Statement Data:
Net interest income	$171,142	$218,829
Provision for loan losses	6,556	9,759
Noninterest income	54,342	74,778
Noninterest expense	135,635	176,456
Income taxes	30,133	39,257
Net income	53,160	68,135

Per Share Data:
Basic earnings	$1.46	$1.87
Diluted earnings	1.44	1.84
Book value at end of period	14.94	13.67
Cash dividends	0.59	0.76

Weighted Average Number of Shares Outstanding:
Basic	36,375,532	36,480,930
Diluted	36,953,053	36,966,621

		As of September 30, 2002
In thousands
Balance Sheet Data:
Loans, net		$3,589,928
Total assets		6,117,828
Deposits		4,940,602
Borrowings		548,373
Stockholders' equity		540,652

Effect of the Adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”

The following table presents the net income and earnings per share of Chittenden, Granite, and the pro forma information presented for the year ended December 31, 2001, as if SFAS No. 142 was adopted during that period. On January 1, 2002, Chittenden and Granite adopted SFAS No. 142, and accordingly, no longer amortize goodwill and intangible assets with indefinite lives, but rather such assets are subject to annual impairment reviews or more frequently, if events or circumstances indicate that there may be an impairment.

	Chittenden Historical	Chittenden Pro Forma	Granite	Chittenden and Granite Pro Forma Combined
Net income	$58,501	$51,607	$11,389	$68,135
Add back: Goodwill amortization, net of tax	2,246	458	372	3,076
Adjusted net income	60,747	52,065	11,761	71,211
Adjusted EPS, basic	1.89	1.93	2.23	1.95
Adjusted EPS, diluted	1.87	1.91	2.18	1.93

Unaudited Comparative Per Share Information

The following table presents (i) the unaudited basic and diluted earnings per share and book value per share data for each of Chittenden and Granite on a historical basis, (ii) the unaudited basic and diluted earnings per share and book value per share data for the combined company on a pro forma basis and (iii) the unaudited basic and diluted earnings per share and book value per share data for Granite on an equivalent pro forma basis. The unaudited pro forma combined financial data are not necessarily indicative of what the financial position of Chittenden would have been had the transaction occurred on September 30, 2002 or the operating results that would have been achieved had the transaction been in effect as of the beginning of the period presented and should not be construed as representative of the future financial position or operating results of Chittenden. The pro forma combined net income, pro forma shareholders’ equity and the pro forma number of shares of Chittenden common stock outstanding used in determining the amounts presented below have been derived from unaudited pro forma financial statements included in this document.

This information is only a summary and should be read in conjunction with the historical financial data of Chittenden and Granite, the Chittenden and Granite unaudited pro forma combined financial statements, and the separate historical financial statements of Chittenden and Granite and related notes included in or incorporated by reference into this document.

At and For The Nine Months Ended September 30, 2002

Chittenden Corporation

Earnings Per Share:
Historical—diluted	$1.41
Pro Forma—diluted	1.43

Dividends:
Historical	0.59
Pro Forma (1)	0.59

Book Value:
Historical	12.97
Pro Forma	14.94

Granite State Bankshares Inc.

Earnings Per Share:
Historical—diluted	$1.97
Pro Forma—diluted(2)	3.67

Dividends:
Historical	0.57
Pro Forma (3)	0.96

Book Value:
Historical	17.13
Pro Forma (2)	24.50

(1)	Same as historical since no change in dividend policy is expected as a result of the merger.
(2)	Pro forma amounts for Chittenden multiplied by 1.64, the exchange ratio.
(3)	Historical amounts for Chittenden multiplied by 1.64, the exchange ratio.

Comparative Stock Prices and Dividends

Chittenden common stock is quoted on the New York Stock Exchange under the trading symbol “CHZ.” Granite common stock is quoted on the Nasdaq National Market under the trading symbol “GSBI.” The following table sets forth, for the periods indicated, the high and low closing sale prices per share of Chittenden common stock as reported on the New York Stock Exchange and the high and low closing sale prices per share of Granite stock as reported on the Nasdaq National Market. The table also provides information as to dividends declared and paid per share of Chittenden common stock and Granite common stock.

	Chittenden				Granite
	High	Low	Dividend per Share		High	Low	Dividend per Share
Calendar Quarter 2000
First Quarter	$24.75	$19.80	$0.18		$20.33	$14.88	$0.16
Second Quarter	24.40	18.05	0.19		17.13	14.69	0.16
Third Quarter	21.90	19.00	0.19		18.88	15.00	0.16
Fourth Quarter	25.25	18.20	0.19		20.88	17.38	0.16

Calendar Quarter 2001
First Quarter	25.52	23.00	0.19		22.38	18.75	0.17
Second Quarter	27.27	23.64	0.19		20.50	23.60	0.17
Third Quarter	28.47	21.75	0.19		24.00	21.75	0.17
Fourth Quarter	28.99	23.30	0.19		23.60	20.75	0.17

Calendar Quarter 2002
First Quarter	30.05	26.85	0.19		27.12	23.00	0.19
Second Quarter	34.18	27.71	0.20		32.81	26.66	0.19
Third Quarter	31.92	23.71	0.20		36.52	29.35	0.19
Fourth Quarter	30.35	24.84	0.20	(1)	45.00	30.14	0.19

Calendar Quarter 2003
First Quarter (through January 17, 2003)	26.26	25.61	—		44.35	43.81	—

(1)	The dividend will be paid on February 14, 2003, to shareholders of record on January 31, 2003.

Recent Closing Prices

The following table sets forth the high, low and closing sale prices per share of Chittenden common stock as reported on the New York Stock Exchange and Granite common stock as reported on the Nasdaq National Market, respectively, on November 7, 2002, the last trading day before the public announcement of the merger agreement, and on January 17, 2003, the last full trading day for which closing prices were available at the time of the printing of this document. The equivalent per share value reflects the value of the Chittenden common stock you would receive for each share of your Granite common stock if the merger was completed on those dates, by multiplying the closing price of Chittenden common stock by the stock consideration conversion ratio of 1.64.

	Chittenden			Granite			Equivalent Per Share Value of Granite Common Stock
	High	Low	Closing	High	Low	Closing
November 7, 2002	$27.27	$26.70	$26.85	$37.55	$36.51	$36.88	$44.04
January 17, 2003	$26.03	$25.51	$26.05	$44.14	$43.66	$44.05	$42.72

The market price of Chittenden common stock is likely to fluctuate prior to the effective time of the merger. You should obtain current market quotations. We cannot predict the future prices for Chittenden common stock.

Dividend Information

Chittenden expects that after the completion of the merger, subject to approval and declaration by the Chittenden board, it will declare regularly scheduled quarterly dividends on the shares of its common stock consistent with past practices. The current annualized rate of distributions on the shares of Chittenden common stock is $0.80 per share.

Granite expects to continue to declare regularly scheduled dividends on the Granite common stock until the merger is completed, subject to the terms of the merger agreement. Holders of Granite common stock will stop receiving dividends with respect to shares of Granite common stock upon the completion of the merger when the separate corporate existence of Granite will cease.

Number of Holders of Common Stock and Number of Shares Outstanding

As of January 17, 2003 there were 4,640 shareholders of record of Chittenden common stock who held an aggregate of 31,939,469 shares of Chittenden common stock.

As of January 17, 2003, there were 994 shareholders of record of Granite common stock who held an aggregate of 5,278,333 shares of Granite common stock.

RISK FACTORS

In addition to the other information included in this document and incorporated by reference in this document, you should consider carefully the risk factors described below in deciding how to vote on the merger proposal. You should keep these risk factors in mind when you read forward-looking statements in this document and in the documents incorporated by reference into this document. Please refer to the section in this document titled “Special Note Regarding Forward-Looking Statements” beginning on page 31.

Risks Relating to the Merger

You may not receive the form of consideration you elect.

If the merger is completed, the outstanding shares of Granite common stock will be converted into the right to receive either:

•	$46.00 in cash;

•	1.64 shares of Chittenden common stock, plus cash in lieu of any fractional share; or

•	a combination of cash consideration and stock consideration.

You will have the opportunity to elect to receive:

•	cash for all of your shares of Granite common stock;

•	Chittenden common stock for all of your shares of Granite common stock; or

•	cash for half of your shares of Granite common stock and Chittenden common stock for the remainder of your shares of Granite common stock.

Your right as a Granite shareholder to receive the consideration you elect for your shares is limited because of the election and allocation procedures set forth in the merger agreement which are intended to ensure that 50% of the issued and outstanding shares of Granite common stock (including dissenting shares but excluding treasury stock) will be converted into Chittenden common stock and 50% of the issued and outstanding shares of Granite common stock will be converted into cash. If the total cash elections by Granite shareholders are greater, or less, than the aggregate cash consideration to be paid in the merger, or the total stock elections by Granite shareholders are greater, or less, than the aggregate stock consideration to be paid in the merger, and the number of shares subject to “non-election” (and eligible to be treated as either cash or stock elections) are not sufficient, the elections will be reallocated so that 50% of the shares of Granite common stock issued and outstanding (including dissenting shares but excluding treasury stock) will be converted into the right to receive cash and 50% of the shares of Granite common stock issued and outstanding will be converted into the right to receive Chittenden common stock. Therefore, you may not receive exactly the form of consideration that you elect and you may receive a pro rata amount of cash and Chittenden common stock. A detailed discussion of the merger consideration provisions of the merger agreement is set forth under the section titled “The Merger—Merger Consideration and Election and Allocation Procedures,” beginning on page 59. We recommend that you carefully read this discussion and the merger agreement attached to this document as Annex A.

The value of the stock consideration will vary with changes in Chittenden’s stock price.

Upon completion of the merger, 50% of the outstanding shares of Granite common stock will be converted into shares of Chittenden common stock. The ratio at which the shares will be converted is fixed, and there will be no adjustment for changes in the market price of either Granite common stock or Chittenden common stock. Any change in the price of Chittenden common stock will affect the aggregate value Granite shareholders will receive in the merger. Stock price changes may result from a variety of factors that are beyond the control of Chittenden and Granite, including changes in businesses, operations and prospects, regulatory considerations and general market and economic conditions. The market price of the Chittenden common stock at the time former shareholders of Granite receive certificates evidencing shares of Chittenden common stock following the allocation procedures to be conducted after the merger is completed may be higher or lower than the market price at the date of this document, on the date of the special meeting or on the effective date of the merger. Accordingly, at the time of the special meeting, you will not know the exact value of the stock consideration to be received. In addition, there will be a time period between the completion of the merger and the time at which former Granite shareholders receiving stock consideration actually receive stock certificates evidencing Granite common stock. Until stock certificates are received, former Granite shareholders may not be able to sell their Chittenden shares in the open market and therefore will not be able to avoid losses resulting from any decrease in the trading price of Chittenden common stock during this period.

The tax consequences of the merger for Granite shareholders will be dependent upon the merger consideration received.

The tax consequences of the merger to you will depend upon the merger consideration received by you. You generally will not recognize any gain or loss on the conversion of shares of Granite common stock solely into shares of Chittenden common stock. However, you generally will be taxed if you receive cash in exchange for your shares of Granite common stock or instead of any fractional share of Chittenden common stock. For a detailed discussion of the tax consequences of the merger to Granite shareholders generally, see the section in this document titled “The Merger—Material Federal Income Tax Consequences” beginning on page 67. You should consult your own tax advisors as to the effect of the merger on your specific interests.

The merger may fail to qualify as a reorganization for federal income tax purposes, resulting in your recognition of taxable gain or loss in respect of your Granite shares.

Chittenden and Granite intend the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Although the Internal Revenue Service, or IRS, will not provide a ruling on the matter, each company will, as a condition to closing, obtain a legal opinion from its tax counsel that the merger will constitute a reorganization for federal income tax purposes. These opinions do not bind the IRS or prevent the IRS from adopting a contrary position. If the merger fails to qualify as a reorganization, you generally would recognize gain or loss on each share of Granite common stock surrendered in an amount equal to the difference between your adjusted tax basis in that share and the sum of the amount of cash and the fair market value of the Chittenden common stock received in exchange for that share upon completion of the merger. In addition, the merger would be treated as a sale of all the assets of Granite to Chittenden with a corporate level tax liability owed by Chittenden for the period in which the merger occurs. Such a tax liability would be significant and would have a material adverse effect on Chittenden’s financial position.

Granite’s directors and officers are obligated to vote their shares in favor of the merger.

The directors and executive officers of Granite collectively owning 652,390 shares, or approximately 12.36% of Granite common stock outstanding as of the record date for Granite’s special meeting of shareholders are bound by a shareholders agreement. In the shareholders agreement, each shareholder who holds shares that are bound by the agreement has agreed to vote, and granted Chittenden an irrevocable proxy to vote, their respective shares in favor of the merger and any matter necessary for the consummation of the merger. As a result, the merger will be approved if an additional 1,986,777 shares of Granite common stock held by parties who are not bound by the shareholders agreement are voted in favor of the merger. For a better understanding of this obligation, please read the shareholders agreement attached to this document as Annex B.

Failure to achieve expected cost savings and unanticipated costs relating to the merger could reduce Chittenden’s future earnings per share.

Chittenden believes that it has reasonably estimated the likely cost savings, the likely costs of integrating the operations of Chittenden and Granite, and the incremental costs of operating as a combined company. However, it is possible that unexpected transaction costs such as taxes, fees or professional expenses or unexpected future operating expenses such as increased personnel costs or increased taxes, as well as other types of unanticipated adverse developments, could have a material adverse effect on the results of operations and financial condition of the combined company. If the expected savings are not realized or unexpected costs are incurred, the merger could have a significant dilutive effect on the combined company’s earnings per share. In other words, if the merger is completed, the earnings per share of Chittenden common stock could be less than they would have been if the merger had not been completed.

Failure to integrate operations following the merger could reduce Chittenden’s future earnings per share.

The integration of the departments, systems, business units, operating procedures and information technologies of Chittenden and Granite will present a significant challenge to management. There can be no assurance that Chittenden will be able to integrate and manage these operations effectively or maintain or improve the historical financial performances of Chittenden and Granite. The failure to successfully integrate these systems and procedures could have a material adverse effect on the results of operations and financial condition of the combined company.

If the merger is not completed, Granite will have incurred substantial expenses without its shareholders realizing the expected benefits.

Granite has incurred substantial expenses in connection with the transactions described in this document. If the merger is not completed, Granite expects to incur approximately $3.0 million in merger-related expenses. These expenses would likely have a material adverse impact on the financial condition of Granite because it would not have realized the expected benefits of the merger. There can be no assurance that the merger will be completed.

Chittenden may be unable to successfully integrate Granite’s operations and retain key Granite employees.

The merger involves the integration of two companies that previously operated independently. The difficulties of combining the companies’ operations include:

•	integrating personnel with diverse business backgrounds;

•	combining different corporate cultures; and

•	retaining key employees.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company’s businesses and the loss of key personnel. The integration of the two companies will require the experience and expertise of certain of Granite’s key employees. We cannot assure you, however, that Chittenden will be successful in retaining these employees for the time period necessary to successfully integrate Granite’s operations with those of Chittenden. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have a material adverse effect on the business and results of operations of the combined company.

The termination fee and the restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire Granite.

Until the completion of the merger, with some exceptions, Granite is prohibited from soliciting, initiating, encouraging, or with some exceptions, entering into any inquiries or proposals that may lead to a proposal or offer for a merger or other business combination transaction with any person other than Chittenden. In addition, Granite has agreed to pay a termination fee to Chittenden in specified circumstances. These provisions could discourage other companies from trying to acquire Granite even though those other companies might be willing to offer greater value to Granite shareholders than Chittenden has offered in the merger. The payment of the termination fee also could have a material adverse effect on Granite’s financial condition.

The need for governmental approvals may delay the date of completion of the merger or may diminish the benefits of the merger.

Chittenden is required to obtain the approvals of several bank regulatory agencies prior to completing the merger. Satisfying any requirements of these regulatory agencies may delay the date of completion of the merger. In addition, you should be aware that, as in any transaction, it is possible that, among other things, restrictions on the combined operations of the two companies, including divestitures, may be sought by governmental agencies as a condition to obtaining the required regulatory approvals. This may diminish the benefits of the merger to Chittenden. Chittenden has a “walk away” right if a governmental agency, as part of its authorization or approval, imposes any term, condition or restriction upon Chittenden that Chittenden reasonably determines would materially adversely effect the economic or business benefits to Chittenden of the transactions contemplated by the merger taken as a whole, as to render inadvisable the consummation of the merger.

Risks Relating to Chittenden’s Business

If the merger is completed, you may elect to receive shares of Chittenden common stock in exchange for your shares of Granite common stock. As a result of the merger, Chittenden will combine its current business with the business of Granite. Accordingly, you should consider carefully the risks and uncertainties relating to the businesses of Chittenden and Granite operating as a combined company following the merger. Unless the context otherwise requires, in this section when we use the term “Chittenden” or “the combined company,” we mean Chittenden, the surviving corporation in the merger, which will operate the businesses of Chittenden and Granite on a combined basis.

Chittenden will operate in competitive banking markets and it may not be able to attract and retain banking customers.

Chittenden will face significant competition for banking services in New England, its primary market, and in the local markets, including southern New Hampshire, in which it will operate. Competition in local banking industries may limit its ability to attract and retain customers. Chittenden will face competition from the following:

•	other banking institutions, including larger New England and other commercial banking organizations;

•	savings banks;

•	credit unions;

•	other financial institutions; and

•	non-bank financial service companies serving New England and adjoining areas.

In particular, Chittenden’s competitors will include several major financial companies whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous banking locations and mount extensive promotional and advertising campaigns. Additionally, banks and other financial institutions with larger capitalization and financial intermediaries not subject to bank regulatory restrictions have larger lending limits, which enables them to serve the credit needs of larger customers. Areas of competition include interest rates for loans and deposits, efforts to obtain deposits, and range and quality of products and services provided, including new technology-driven products and services. Chittenden also will face competition from out-of-state financial intermediaries that have opened low-end production offices or that solicit deposits in its areas. If Chittenden is unable to attract and retain banking customers it may be unable to continue its loan growth and level of deposits and its results of operations and financial condition may otherwise be materially adversely affected.

Fluctuations in interest rates may negatively impact Chittenden’s operating income.

Chittenden’s main source of income from operations will be net interest income, which is equal to the difference between the interest income received on loans, investment securities and other interest-bearing assets and the interest expense incurred in connection with deposits, borrowings and other interest-bearing liabilities. Chittenden’s net interest income can be affected by changes in market interest rates. These rates are highly sensitive to many factors beyond Chittenden’s control, including general economic conditions, both domestic and foreign, and the monetary and fiscal policies of various governmental and regulatory authorities. Chittenden has adopted asset and liability management policies to try to minimize the potential adverse effects of changes in interest rates on its net interest income, primarily by altering the mix and maturity of loans, investments and funding sources. However, even with these policies in place, Chittenden cannot assure you that changes in interest rates will not negatively impact its operating results.

An increase in interest rates could have a negative impact on Chittenden’s business by reducing the ability of borrowers to repay their current loan obligations, which could not only result in increased loan defaults, foreclosures and write-offs, but also necessitate further increases to Chittenden’s allowance for loan losses. Increases in interest rates also may reduce the demand for loans and, as a result, the amount of loan and commitment fees. Continued decreases in rates beyond current levels may also negatively impact Chittenden’s business by reducing net interest margins because Chittenden may be unable to reduce deposit or lending rates on deposit or loans any further. To the extent such a decrease in rates causes the average yield on assets to decrease, Chittenden’s net interest margin may also decrease. In addition, fluctuations in interest rates may result in disintermediation, which is the flow of funds away from depository institutions into direct investments that pay a higher rate of return, and may affect the value of Chittenden’s investment securities and other interest-earning assets.

Defaults in the repayment of loans could adversely affect Chittenden’s profitability.

If Chittenden’s customers default in the repayment of their loans its profitability could be adversely affected. A borrower’s default on its obligations under one or more of Chittenden’s loans may result in lost principal and interest income and increased operating expenses as a result of the allocation of management time and resources to the collection and work-out of the loan. If collection efforts are unsuccessful or acceptable work-out arrangements cannot be reached, Chittenden may have to write-off the loan in whole or in part. Although Chittenden may acquire any real estate or other assets that secure the defaulted loan through foreclosure or other similar remedies, the amount owed under the defaulted loan may exceed the value of the assets acquired.

Chittenden’s allowance for loan losses may be inadequate.

Chittenden’s management will periodically make a determination of its allowance for loan losses based on available information, including the quality of its loan portfolio, economic conditions, the value of the underlying collateral and the level of its non-accruing loans. Increases in this allowance will result in an expense for the period. If, as a result of general economic conditions or an increase in non-performing loans, management determines that an increase in Chittenden’s allowance for loan losses is necessary, Chittenden may incur additional expenses.

In addition, as an integral part of their examination process, bank regulatory agencies periodically review Chittenden’s allowance for loan losses and the value Chittenden attributes to real estate acquired through foreclosure or other similar remedies. These regulatory agencies may require Chittenden to adjust its determination of the value for these items. These adjustments could negatively impact Chittenden’s results of operations or financial condition.

A downturn in the local economies or real estate markets could negatively impact Chittenden’s business.

Because Chittenden serves primarily individuals and smaller businesses located in New England and adjoining areas, the ability of its customers to repay their loans is impacted by the economic conditions in these areas. In particular, because Chittenden will have an increased concentration in the southern New Hampshire area following the merger, it will face a greater risk of a negative impact on its business in the event the southern New Hampshire area is more severely impacted by negative economic conditions than other local areas. Furthermore, recent negative economic trends, including increased unemployment, as well as increased economic uncertainty created by the September 11, 2001 terrorist attacks and the United States war on terrorism, may continue to negatively impact businesses in New England. While the short- and long-term effects of these events remain uncertain, they could adversely affect general economic conditions, consumer confidence or market liquidity, or result in changes in interest rates, any of which could have a negative impact on Chittenden’s business. In addition, a substantial portion of Chittenden’s loans are secured by real estate. Consequently,

Chittenden’s ability to continue to originate real estate loans may be impaired by adverse changes in local and regional economic conditions in the real estate markets or by acts of nature. These events also could have an adverse effect on the value of Chittenden’s collateral and, due to the concentration of its collateral in real estate, on its financial condition.

Chittenden’s cost of funds may increase as a result of competitive pressures, interest rates or general economic conditions.

Chittenden has traditionally obtained funds principally through deposits and borrowings. As a general matter, deposits are a cheaper source of funds than borrowings, because interest rates paid for deposits are typically less than interest rates charged for borrowings. If, as a result of competitive pressures, market interest rates, general economic conditions or other events, the value of Chittenden’s deposits decreases relative to its overall banking operations, Chittenden may have to rely more heavily on borrowings as a source of funds in the future. Such increased reliance on borrowings could have a negative impact on Chittenden’s results of operations or financial condition.

Chittenden could incur losses due to environmental liabilities associated with its real estate collateral.

In the course of Chittenden’s business, it may in the future acquire through foreclosure properties securing loans that are in default. Particularly in commercial real estate lending, there is a risk that hazardous substances could be discovered on these properties. In this event, Chittenden might be required to remove these substances from the affected properties at its sole cost and expense. The cost of this removal could substantially exceed the value of the affected properties. Chittenden may not have adequate remedies against the prior owners or other responsible parties and could find it difficult or impossible to sell the affected properties, which could adversely affect its financial condition or operating results.

Regulation and legislation may adversely affect Chittenden’s banking operations.

Bank holding companies and state and federally chartered banks operate in a highly regulated environment and are subject to supervision and examination by federal and state regulatory agencies. Chittenden will be subject to the Bank Holding Company Act of 1956, as amended, and to regulation and supervision by the Federal Reserve Board. Chittenden’s state chartered banks will be subject to regulation and supervision by the Federal Deposit Insurance Corporation, or FDIC, and the applicable state banking authorities, including the Vermont Commissioner of Banking, Insurance, Securities and Health Care Administration, the Maine Superintendent of the Bureau of Banking and the Massachusetts Commissioner of Banks. Chittenden’s national bank subsidiary will be subject to regulation by the Office of the Comptroller of the Currency, or the OCC. The cost of compliance with regulatory requirements may adversely affect Chittenden’s results of operations or financial condition.

Federal and state laws and regulations govern numerous matters including:

•	changes in the ownership or control of banks and bank holding companies;

•	maintenance of adequate capital and the financial condition of a financial institution;

•	permissible types, amounts and terms of extensions of credit and investments;

•	permissible non-banking activities;

•	the level of reserves against deposits; and

•	restrictions on dividend payments.

The FDIC, the OCC and state banking authorities possess cease and desist powers to prevent or remedy unsafe or unsound practices or violations of law by banks subject to their regulation, and the FRB possesses similar powers with respect to bank holding companies. These and other restrictions limit the manner in which Chittenden may conduct its business and obtain financing.

Furthermore, Chittenden’s banking business will be affected not only by general economic conditions, but also by the monetary policies of the FRB. Changes in monetary or legislative policies may affect the interest rates Chittenden must offer to attract deposits and the interest rates Chittenden can charge on its loans, as well as the manner in which Chittenden offers deposits and makes loans. These monetary policies have had, and are expected to continue to have, significant effects on the operating results of depository institutions, including Chittenden’s banks.

To the extent that Chittenden acquires other companies in the future, its business may be negatively impacted by risks related to those acquisitions.

Chittenden has in the past acquired, and will in the future consider the acquisition of, other banking and related businesses. If Chittenden acquires other companies in the future, its business may be negatively impacted by risks related to those acquisitions. These risks include the following:

•	the risk that the acquired business will not perform in accordance with management’s expectations;

•	the risk that difficulties will arise in connection with the integration of the operations of the acquired business with Chittenden’s operations;

•	the risk that management will divert its attention from other aspects of Chittenden’s business;

•	the risk that Chittenden may lose key employees of the acquired business;

•	the risks associated with entering into geographic and product markets in which Chittenden has limited or no direct prior experience; and

•	the risks of the acquired company that Chittenden may assume in connection with the acquisition.

As a result of these risks, any given acquisition, if and when consummated, may adversely affect Chittenden’s results of operations or financial condition. In addition, because the consideration for an acquisition may involve cash, debt or the issuance of shares of Chittenden common stock and may involve the payment of a premium over book and market values, existing holders of Chittenden common stock could experience dilution in connection with the acquisition.

In addition, Chittenden will record goodwill in connection with the acquisition of Granite and is likely to record goodwill and other intangible assets in connection with any acquisitions of other companies. Under Financial Accounting Standards Board Statement No. 142, goodwill and identifiable intangible assets with indefinite lives will no longer be amortized, but will be reviewed at least annually for impairment. Impairment may result from, among other things, deterioration in performance of the acquired company, adverse market conditions, adverse changes in applicable laws or regulations, including changes that restrict the activities of the acquired business, and a variety of other circumstances. Chittenden evaluated its recorded goodwill as of January 1, 2002, and concluded that there was no impairment as of that date. If goodwill is determined to be impaired, Chittenden would be required to record a loss equal to the amount of the impairment. Such a loss could have a material adverse effect on Chittenden’s consolidated financial results for the period in which such charge is taken.

Attractive acquisition opportunities may not be available to Chittenden.

Chittenden will continue to consider the acquisition of other businesses. However, it may not have the opportunity to make suitable acquisitions on favorable terms in the future, which could negatively impact the growth of its business. Chittenden expects that other banking and financial companies will compete with it to acquire compatible businesses. This competition could increase prices for acquisitions that Chittenden would likely pursue, and its competitors may have greater resources than Chittenden. Also, acquisitions of regulated businesses such as banks are subject to various regulatory approvals. If Chittenden fails to receive the appropriate regulatory approvals it will not be able to consummate an acquisition that it believes is in the best interests of the company.

Chittenden’s relative lack of experience and market presence with respect to its non-banking activities could negatively impact its future earnings.

In recent years, Chittenden has expanded its operations into non-banking activities such as insurance-related products and brokerage services. Chittenden may continue to expand its non-banking activities in the future as attractive opportunities arise. Chittenden may not be successful in these non-banking activities due to a lack of market and product knowledge or other industry specific matters or an inability to attract and retain qualified, experienced employees. In addition, Chittenden may have difficulty competing with more established providers of these products and services due to the intense competition in many of these industries and its relatively short history and limited record of performance. Chittenden’s failure to succeed in any of these non-banking activities could negatively impact its future earnings.

You are unlikely to be able to exercise effective remedies against Arthur Andersen LLP, Chittenden’s former independent public accountants.

Although Chittenden has dismissed Arthur Andersen LLP as its independent public accountants and has engaged PricewaterhouseCoopers LLP, Chittenden’s consolidated financial statements as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001 incorporated by reference into this document were audited by Arthur Andersen. On March 14, 2002, Arthur Andersen was indicted on federal obstruction of justice charges arising from the government’s investigation of Enron Corporation. On June 15, 2002, a jury in Houston, Texas found Arthur Andersen guilty of these federal obstruction of justice charges. In light of the jury verdict and the underlying events, Arthur Andersen subsequently substantially discontinued operations and dismissed essentially its entire workforce. You are therefore unlikely to be able to exercise effective remedies or collect judgments against Arthur Andersen. In addition, Arthur Andersen has not consented to the incorporation by reference of its report to this document, and the requirement to file its consent has been dispensed with in reliance on Rule 437a under the Securities Act of 1933, as amended, or Securities Act. Because Arthur Andersen has not consented to the inclusion of its report in this document, you will not be able to recover against Arthur Andersen under Section 11 of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated in those financial statements.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document, including the information incorporated by reference, contains statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by forward-looking words such as “may,” “could,” “should,” “would,” “intend,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “continue” or similar words. Chittenden and Granite intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and are including this statement for purposes of complying with these safe harbor provisions. You should read statements that contain these words carefully because they discuss the relevant company’s future expectations, contain projections of the relevant company’s future results of operations or financial condition, or state other “forward-looking” information.

There may be events in the future that Chittenden and Granite are not able to predict accurately or control and that may cause actual results to differ materially from the expectations described in forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed in this document, including the documents incorporated by reference in this document. These differences may be the result of various factors, including those factors described in the “Risk Factors” section in this document and other risk factors identified from time to time in Chittenden’s periodic filings with the Securities and Exchange Commission, or SEC.

The factors referred to above include many, but not all, of the factors that could impact the relevant company’s ability to achieve the results described in any forward-looking statements. You should not place undue reliance on forward-looking statements. You should be aware that the occurrence of the events described above and elsewhere in this document, including the documents incorporated by reference, could harm each company’s business, prospects, operating results or financial condition. Neither Chittenden nor Granite undertakes any obligation to update any forward-looking statements as a result of future events or developments.

THE COMPANIES

Chittenden Corporation

Chittenden is a Vermont corporation organized in 1971 and a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Through its subsidiaries, Chittenden offers a broad range of financial products and services to individuals, businesses and the public sector, including:

•	commercial, consumer and public sector loans;

•	deposit accounts and services;

•	insurance;

•	brokerage services; and

•	investment and trust services.

Operating throughout New England and adjoining areas, Chittenden’s subsidiary banks include:

•	Chittenden Trust Company, operating under the name Chittenden Bank;

•	The Bank of Western Massachusetts;

•	Flagship Bank and Trust Company;

•	Maine Bank and Trust Company; and

•	Ocean National Bank.

Chittenden Bank also operates under the name Mortgage Service Center, and it owns Chittenden Insurance Group, an insurance brokerage, and Chittenden Securities, Inc., a registered broker-dealer. Chittenden also owns and operates Chittenden Connecticut Corporation which is a non-bank mortgage company. At September 30, 2002, Chittenden had total consolidated assets of approximately $5.0 billion and shareholders’ equity of approximately $414.4 million.

Chittenden’s principal executive offices are located at Two Burlington Square, Burlington, Vermont 05402-0820 and its telephone number is (802) 658-4000.

You can find additional information regarding Chittenden in Chittenden’s filings with the SEC referenced in the section in this document titled “Where You Can Find More Information” beginning on page 117.

Recent Developments

On January 15, 2002, Chittenden announced fourth quarter 2002 net income of $0.55 per diluted share, compared with the $0.46 per diluted share earned in the fourth quarter of 2001. For the year ended December 31, 2002, earnings were $1.96 per diluted share, compared with $1.80 per diluted share earned for the year ended December 31, 2001. Chittenden also reported that its total assets at December 31, 2002 were approximately $5.0 billion and shareholders’ equity was approximately $418.8 million. In addition, Chittenden announced a dividend of $0.20 per share. The dividend will be paid on February 14, 2003, to shareholders of record on January 31, 2003. You may read the press release in its entirety which is attached as an exhibit to the Form 8-K filed by Chittenden with the SEC on January 16, 2003 and is incorporated herein by reference. See the section in this document titled “Where You Can More Information” beginning on page 117.

Granite State Bankshares, Inc.

Granite is a New Hampshire corporation organized in 1986. Granite operates as a single bank holding company, registered under the Bank Holding Company Act of 1956, as amended, by virtue of its ownership of 100% of the stock of Granite Bank, a New Hampshire state-chartered commercial bank. Granite Bank is a community oriented commercial bank offering a wide range of consumer and commercial services, including:

•	commercial demand deposits;

•	consumer regular and interest-bearing (NOW) checking and regular savings accounts;

•	certificates of deposit;

•	residential and commercial real estate loans;

•	secured and unsecured consumer and commercial loans; and

•	cash management services.

Granite Bank has 19 full service offices and an additional 24 remote automatic teller locations. Granite Bank also owns and operates GSBI Insurance Group, Inc., an insurance agency headquartered in Portsmouth, New Hampshire. At September 30, 2002, Granite had total consolidated assets of approximately $1.1 billion and shareholders’ equity of approximately $88.9 million. Granite’s principal executive offices are located at 122 West Street, Keene, NH 03431 and its telephone number is (603) 352-1600.

You can find additional information regarding Granite in Granite’s filings with the SEC referenced in the section in this document titled “Where You Can Find More Information” beginning on page 117.

THE SPECIAL MEETING OF GRANITE SHAREHOLDERS

Date, Time, Place and Purpose of Granite’s Special Meeting

The special meeting of Granite’s shareholders will be held on February 26, 2003, at 10:00 a.m., local time, located at the Keene Country Club, West Hill Road, Keene, New Hampshire. At the special meeting, Granite’s shareholders as of the record date will be asked to approve the merger agreement with Chittenden.

Record Date; Outstanding Shares; Shares Entitled to Vote

Only holders of record of Granite common stock at the close of business on the record date January 17, 2003, are entitled to notice of and to vote at the special meeting. As of the record date, there were 5,278,333 shares of Granite common stock outstanding, held of record by approximately 994 shareholders. A list of Granite shareholders as of the record date will be available for review by any Granite shareholder, the shareholder’s agent or attorney at Granite’s principal executive offices during regular business hours beginning two (2) business days after notice of the special meeting is given and continuing through the special meeting. Each holder of Granite common stock is entitled to one vote for each share of Granite common stock he, she or it owned as of the record date. If you do not vote, either in person or by proxy, it will have the same effect as voting against approval of the merger agreement.

Quorum; Vote Required

The required quorum for the transaction of business at the special meeting is a majority of the shares of Granite common stock outstanding on the record date, represented in person or by proxy.

The affirmative vote of the holders of at least a majority of the outstanding shares of Granite common stock is required to approve the merger agreement.

Recommendation of Granite’s Board of Directors

GRANITE’S BOARD OF DIRECTORS HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT.

Share Ownership of Management

As of the record date, Granite’s directors and executive officers collectively owned 652,390 shares of Granite common stock, or approximately 12.36% of Granite’s outstanding shares and each of Granite’s directors and officers has executed a shareholders agreement with Chittenden, under which each director and officer agreed to vote his or her shares in favor of the merger agreement and has granted Chittenden an irrevocable proxy to so vote their shares.

Voting of Proxies

The Granite board of directors requests that you return the proxy card accompanying this document for use at the special meeting. Please complete, date and sign the proxy card and promptly return it in the enclosed pre-paid envelope. All properly signed proxies received prior to the special meeting and not revoked before the vote at the special meeting will be voted at the special meeting according to the instructions indicated on the proxies or, if no instructions are given, to approve the merger agreement.

We do not expect that any matter other than approval of the merger agreement will be brought before the special meeting. If other matters are properly presented and are within the purpose of the special meeting, however, the persons named as proxies will vote in accordance with their judgment with respect to those matters.

If you have questions or need assistance in completing or submitting your proxy card, please contact Charles B. Paquette, Secretary, at the following address and telephone number:

Granite State Bankshares, Inc.
122 West Street
Keene, New Hampshire 03431-0627
Telephone: (603) 352-1600

How to Revoke Your Proxy

You may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the special meeting:

•	delivering a written notice bearing a date later than the date of your proxy card to the secretary of Granite, stating that you revoke your proxy;

•	signing and delivering to the secretary of Granite a new proxy card relating to the same shares and bearing a later date; or

•	attending the special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

You should send any notice of revocation or your completed new proxy card, as the case may be, to Charles B. Paquette, Secretary, at the following address:

Granite State Bankshares, Inc.
122 West Street
Keene, New Hampshire 03431-0627
Attn: Secretary

If you have instructed a bank, broker or other nominee to vote your shares, you must follow the directions you receive from your bank, broker or other nominee to change your vote.

Voting in Person

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must bring additional documentation from the broker, bank or other nominee in order to vote your shares.

Abstentions and Broker Non-Votes

Only shares affirmatively voted for approval of the merger agreement, including shares represented by properly executed proxies that do not contain voting instructions, will be counted as votes “FOR” the merger agreement.

Brokers who hold shares of Granite common stock in street name for a customer who is the beneficial owner of those shares may not exercise voting authority on the customer’s shares with respect to the action proposed in this document without specific instructions from the customer. Proxies submitted by a broker that do not exercise this voting authority are referred to as broker non-votes. If your broker holds your Granite stock in street name, your broker will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this document.

Accordingly, you are urged to mark and return the enclosed proxy card to indicate your vote, and fill out the voter instruction form, if applicable.

Abstentions and broker non-votes will be included in determining the presence of a quorum at the special meeting, but will have the same effect as voting against approval of the merger agreement.

Proxy Solicitation

The enclosed proxy is solicited by and on behalf of Granite’s board of directors. Granite will pay the expenses of soliciting proxies to be voted at the special meeting, except that Granite and Chittenden have each agreed to share equally the costs of preparing, printing, filing and mailing this document, other than attorneys’ and accountants’ fees which will be paid by the party incurring the expense. Following the original mailing of the proxies and other soliciting materials, Granite and its agents also may solicit proxies by mail, telephone, facsimile or in person. No additional compensation will be paid to directors, officers or other employees of Granite for making these solicitations. Granite has retained a proxy solicitation firm, Regan and Associates, Inc., to aid it in the solicitation process. Granite will pay that firm a fee of approximately $5,500, plus reasonable expenses. Granite intends to reimburse persons who hold Granite common stock of record but not beneficially, such as brokers, custodians, nominees and fiduciaries, for their reasonable expenses in forwarding copies of proxies and other soliciting materials to, and requesting authority for the exercise of proxies from, the persons for whom they hold the shares.

Dissenters’ Appraisal Rights

Under applicable New Hampshire law, you have the right to dissent from the merger and to receive payment in cash for the appraised fair value of your shares of Granite common stock. The appraised value of your shares of Granite common stock may be more than, less than or equal to the value of the merger consideration. If you are seeking to exercise statutory dissenters’ rights you must:

•	deliver to Granite before the special meeting written notice of your intent to exercise dissenters’ rights with respect to your shares of Granite common stock if the merger becomes effective;

•	not vote your shares in favor of approval of the merger agreement; and

•
follow the statutory procedures for perfecting dissenters’ rights under New Hampshire law, which are described in the section in this document titled “The Merger—Dissenters’ Appraisal Rights” beginning on page 71.

Merely voting against approval of the merger agreement will not preserve your dissenters’ rights. Section 293-A:13 of the New Hampshire Business Corporation Act is reprinted in its entirety and attached to this document as Annex D. Failure by a Granite shareholder to precisely comply with all procedures required by New Hampshire law may result in the loss of dissenters’ rights for that shareholder.

Under the merger agreement, if the number of dissenting shares exceeds 10% of the number of shares of outstanding Granite common stock, Chittenden is not obligated to effect the merger.

Stock Certificates

You should not send in any certificates representing Granite common stock at this time. It is expected that 15 calendar days prior to the anticipated effective date of the merger you will receive instructions for the exchange of certificates representing Granite common stock. For more information regarding these instructions, please see the section in this document titled “The Merger—Merger Consideration and Election and Allocation Procedures” beginning on page 59.

THE MERGER

General

Under the terms and conditions set forth in the merger agreement, Granite will be merged with and into Chittenden. At the effective time of the merger, shares of common stock of Granite, par value $1.00 per share, outstanding immediately before the effective time of the merger (except as provided below) will, by virtue of the merger and without any action on the part of the shareholder, be converted into the right to receive either:

•	$46.00 in cash (which is referred to as the cash consideration) for each share of Granite common stock held by a Granite shareholder;

•
1.64 shares of Chittenden common stock, plus cash in lieu of any fractional share (which is referred to as the stock consideration) for each share of Granite common stock held by a Granite shareholder; or

•
the cash consideration for half of the shares of Granite common stock held by a Granite shareholder and the stock consideration for the remaining shares of Granite common stock held by a Granite shareholder.

Granite shareholders will have the opportunity to elect the form of consideration to be received for all shares of Granite common stock held by them, subject to allocation procedures set forth in the merger agreement which are intended to ensure that 50% of the issued and outstanding shares of Granite common stock at the effective time of the merger (including any dissenting shares but excluding treasury stock) will be converted into cash and 50% of these shares of Granite common stock will be converted into shares of Chittenden common stock. Shares of Granite common stock held by Chittenden or Granite, other than in a fiduciary capacity or in satisfaction of a debt previously contracted, or by Granite shareholders who have elected dissenters’ rights will not be converted into the right to receive the merger consideration upon consummation of the merger.

Background of the Merger

As part of its ongoing strategic planning, Granite has periodically reviewed various strategic options for enhancing shareholder value, including, among other things, continued independence, expansion of the franchise through the acquisition of banking and banking-related businesses, and a merger with or acquisition by another financial institution. Since its initial public offering in 1986, Granite has acquired three insurance agencies, the two branch offices of the former Olde Port Bank (a division of Webster Bank), Primary Bank, the Durham Trust Company, First Northern Co-operative Bank, First National Bank of Peterborough and the Granite Bank of Amherst. During this time period, Granite has expanded and developed from a savings bank with approximately $87 million in assets and one office in Keene, New Hampshire, to a commercial bank with $1.1 billion in assets and nineteen branch offices located in southern New Hampshire from the Vermont border to Portsmouth.

While attending an investment banking conference on September 19, 2002, Charles W. Smith, Chairman, Chief Executive Officer and President of Granite, and William Pike, Chief Financial Officer of Granite, were approached by Paul A. Perrault, Chairman, Chief Executive Officer and President of Chittenden, and Kirk W. Walters, Chief Financial Officer of Chittenden, who expressed a desire to arrange a meeting to discuss Granite’s interest in exploring a possible business combination between the two companies. In the summer of 1998, Chittenden had previously expressed an informal interest in a possible business combination, but discussions had never progressed further. It was agreed that Mr. Walters would travel to Keene, New Hampshire to meet with Granite’s executive management on October 7, 2002. The parties executed a confidentiality agreement on October 7, 2002, and certain information was provided to Chittenden at that meeting. Following the October 7 meeting, Granite’s management met with Granite’s investment bankers, Sandler O’Neill & Partners, L.P. and Keefe, Bruyette & Woods, Inc., to discuss Chittenden’s interest in a potential business combination between the two companies and a strategy for proceeding.

On October 17, 2002, Mr. Perrault and Mr. John W. Kelly, Executive Vice President of Chittenden, traveled to Keene, New Hampshire to meet with Mr. Smith, and conveyed Chittenden’s interest in acquiring Granite. Pricing was not discussed at this meeting.

On October 18, 2002, Mr. Perrault telephoned Mr. Smith and indicated that Chittenden was interested in acquiring Granite in a stock and cash transaction with a per share merger consideration of $44.00. Mr. Smith responded that he thought that the price per share should be higher. Messrs. Perrault and Smith agreed to continue discussions.

On October 21, 2002, a representative of Keefe, Bruyette & Woods, Inc. traveled to Burlington, Vermont to meet with Mr. Perrault for the purpose of discussing the proposed transaction and presenting Granite’s reasons why an increase in the price per share was justified. Following this meeting, Keefe, Bruyette & Woods informed Mr. Smith that Chittenden would be willing to pay $46.00 in cash or 1.64 shares of Chittenden common stock with the aggregate merger consideration being 50% stock and 50% cash. Mr. Smith responded that he would present that proposal to the Granite board of directors. Chittenden further indicated that it would prepare a summary of the proposed terms for use by the parties in the negotiation of a definitive agreement.

Following this telephone conference, Granite’s management arranged for a special meeting of the board of directors to be held on October 29, 2002. Further exchanges of information between the parties took place and the proposed terms were discussed between the parties and their legal and financial advisors.

On October 28, 2002, Granite management, together with Granite’s legal and financial advisors, conducted on-site due diligence of Chittenden.

On October 29, 2002, at a special meeting of the board of directors, Granite’s management reviewed the summary of the proposed terms prepared by Chittenden, which reflected a $46.00 per share merger consideration subject to an aggregate limit of 50% cash and 50% stock. Sandler O’Neill & Partners, L.P. and Keefe, Bruyette & Woods, Inc. reviewed the pricing and related financial terms of the Chittenden proposal, as well as the merger and acquisitions market nationally and in New England, and presented a valuation analysis of Granite in relation to the Chittenden proposal and merger and acquisition comparables. Legal counsel discussed the fiduciary duties of the board in general and in connection with merger and acquisition transactions and also reviewed the terms proposed by Chittenden. The board of directors voted to continue discussions with Chittenden with the goal of negotiating a definitive merger agreement for presentation to the board of directors. A special meeting of the board of directors was scheduled for November 7, 2002.

Following the October 29 special meeting of the board of directors, the parties, along with their legal and financial advisors, began negotiating the terms of a definitive merger agreement.

During the period from October 26, 2002 through November 1, 2002, Chittenden conducted due diligence of Granite.

During the period from October 30 through November 6, the parties, together with their legal and financial advisors, continued their due diligence and the negotiation of a definitive merger agreement.

At the November 7 special meeting of the board of directors, Granite’s legal counsel reviewed in detail the terms of the proposed definitive merger agreement. Sandler O’Neill & Partners, L.P. and Keefe, Bruyette & Woods, Inc. updated their financial review of the Chittenden proposal and each stated its opinion that the merger consideration was fair to Granite shareholders, from a financial point of view. Following discussion and questions, the board of directors unanimously voted to approve the merger agreement as being in the best interests of Granite and its shareholders, and authorized management, in consultation with its advisors, to finalize and execute the merger agreement.

The negotiations and preparation of a final definitive version of the merger agreement and shareholders agreement continued through the afternoon and early evening of November 7, 2002. The merger agreement was signed in the evening of November 7, 2002. Later that evening, Chittenden and Granite issued a joint press release announcing the merger.

Granite’s Reasons for the Merger; Recommendation of Granite’s Board of Directors

Granite’s Reasons for the Merger

The Granite board of directors has determined that the merger and the merger agreement are fair to, and in the best interests of, Granite and its shareholders. In reaching its determination, the board consulted with Sandler O’Neill & Partners, L.P. and Keefe, Bruyette & Woods, Inc. with respect to the financial aspects and fairness of the transaction. In arriving at their determination, the board of directors also considered a number of factors which indicated that the merger should result in a company that is well capitalized, and one which will enjoy an enhanced operational and strategic value and that should foster the potential for earnings growth. The factors considered by the board of directors included, but were not limited to, the following:

•	information concerning the business, earnings, operations, financial condition, prospects, capital levels and asset quality of Granite and Chittenden, both individually and as combined;

•	the financial advice rendered by Sandler O’Neill & Partners, L.P. and Keefe, Bruyette & Woods, Inc. that the merger consideration is fair, from a financial point of view, to Granite shareholders;

•	the terms of the merger agreement and the other documents executed in connection with the merger;

•	the anticipated cost savings and efficiencies available to the combined company as a result of the merger;

•	the current and prospective economic, competitive and regulatory environment facing Granite in particular and financial institutions in general;

•	the fact that a member of the board of directors of Granite would become a director of Chittenden;

•	the results of the due diligence investigations of Chittenden, including assessments of credit policies, asset quality, interest rate risk, litigation and adequacy of loan loss reserves;

•
the fact that the merger consideration would consist of an equal amount of cash and Chittenden stock, and that subject to overall limitations, Granite shareholders would be able to choose to receive either cash or stock or a combination thereof;

•	the expectation that the merger would be tax free to Granite shareholders for federal income tax purposes to the extent stock is received;

•	the nature and compatibility of the respective management and business philosophies of Granite and Chittenden;

•	the prospects for growth and expanded products and services, and other anticipated impacts on depositors, employees, customers and communities served by Granite; and

•	the pro forma ownership of the combined company by the shareholders of Granite.

Granite’s board of directors concluded that overall the risks of the merger were outweighed by the potential benefits of the merger, and determined that the merger was fair to and in the best interests of Granite and its shareholders.

The above discussion does not include all of the information and factors considered by Granite’s board of directors. In view of the variety of factors considered in connection with its evaluation of the merger agreement, Granite’s board of directors did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. The Granite board of directors did not reach any specific conclusion on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors. In addition, individual members of Granite’s board of directors may have given different weight to different factors.

Recommendation of Granite’s Board of Directors

After carefully evaluating the factors described above, both positive and negative, the Granite board of directors has determined the merger is advisable and fair to, and in the best interests of, Granite and its shareholders and unanimously recommends that Granite’s shareholders vote “FOR” approval of the merger agreement.

In considering the recommendation of the Granite board of directors with respect to the merger, you should be aware that certain directors and officers of Granite have certain interests in the merger that are different from, or are in addition to, the interests of Granite shareholders generally. The Granite board of directors was aware of these interests when it adopted the merger agreement. Please see the section in this document titled “The Merger—Interests of Granite’s Directors and Officers in the Merger” beginning on page 63.

Chittenden’s Reasons for the Merger

In evaluating the proposed merger, Chittenden’s board of directors reviewed presentations from and consulted with management and advisors, including its legal counsel, Goodwin Procter LLP, and its financial advisor, Lehman Brothers, and considered the following information and factors.

Review of Historical Performances.    Together with senior management and its financial advisor, the Chittenden board of directors reviewed and considered the historical information concerning the business, operations, competitive position, financial performance and condition, earnings and prospects of each of Chittenden and Granite, taking into account Chittenden’s due diligence review of Granite’s business on a stand-alone and on a combined basis with Chittenden’s business.

Compatibility of Businesses, Operations and Cultures.    The Chittenden board of directors considered the similar community banking cultures and operating philosophies of the two companies, particularly with respect to meeting local banking needs. The Chittenden board of directors also noted that Granite has no unusual products or operations that are unfamiliar to Chittenden and in particular, recognized that the operating systems of Granite Bank were substantially similar to the operating system utilized by Chittenden’s banking subsidiary, Maine Bank & Trust, and formerly utilized by Ocean National Bank.

Impact on Market Presence.    The Chittenden board of directors noted that the merger would significantly expand Chittenden’s presence in the southern New Hampshire market which they believed was a logical extension of Chittenden’s existing Vermont and New Hampshire presence and consistent with Chittenden’s long-term strategic plan. In particular, the Chittenden board of directors considered that, following the merger, the combined companies would have the fourth largest market share, ranked by deposits, in New Hampshire.

Projected Cost Savings and Synergies.    The Chittenden board of directors considered the pro forma financial effects of the proposed transaction and the benefits to Chittenden and its shareholders of significant synergies and ongoing operational cost savings anticipated to be achieved, including general and administrative cost savings in areas such as information and accounting systems, telecommunications and professional fees, and operating efficiencies due to critical mass in such areas as bulk purchasing and insurance.

Terms and Conditions of the Merger Agreement.    The Chittenden board of directors considered the terms and conditions of the merger agreement in consultation with their legal counsel, Goodwin Procter LLP, and their financial advisor, Lehman Brothers and viewed the terms and conditions as favorable to Chittenden and its shareholders.

The Chittenden board of directors weighed these advantages against the potential risks of the merger discussed in the section in this document titled “Risk Factors—Risks Relating to the Merger” beginning on page 22.

The foregoing discussion of the information and factors considered by the Chittenden board of directors is not intended to be exhaustive but is believed to include all material factors considered by the Chittenden board. In view of the wide variety of factors considered by the Chittenden board, the Chittenden board did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. In addition, the Chittenden board did not reach any specific conclusion on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors. Individual members of the Chittenden board may have given different weight to different factors. However, after taking into account all of the factors set forth above, the Chittenden board unanimously approved the merger agreement and the merger.

Fairness Opinions of Granite’s Financial Advisors

Fairness Opinion of Keefe, Bruyette & Woods, Inc.

Granite engaged Keefe, Bruyette & Woods, Inc., or KBW, to act as its financial advisor in connection with the merger with Chittenden. Pursuant to the terms of its engagement, KBW agreed to assist Granite in analyzing, structuring, negotiating and effecting a transaction with Chittenden. Granite selected KBW because KBW is a nationally recognized investment-banking firm with substantial experience in transactions similar to the merger and is familiar with Granite and its business. As part of its investment banking business, KBW is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, a representative of KBW attended the meeting of Granite’s board of directors held on October 29, 2002, during which the board considered the merger proposal. A representative of KBW also attended the board meeting on November 7, 2002, during which the board approved the merger agreement. KBW rendered an oral opinion that, as of November 7, 2002, the consideration to be received by Granite shareholders was fair from a financial point of view. That opinion was reconfirmed in writing as of the date of this document.

The full text of KBW’s updated written opinion is attached to this document as Annex C-1 and is incorporated herein by reference. Shareholders of Granite are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW.

KBW’s opinion is directed to Granite’s board of directors and addresses only the fairness, from a financial point of view, of the merger consideration to the Granite shareholders. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any shareholder of Granite as to how the shareholder should vote at Granite’s meeting with respect to the merger or any matter related thereto.

In rendering its opinion, KBW:

•	reviewed the proposed form of definitive merger agreement;

•
reviewed certain historical financial and other information concerning Granite for the three years ended September 30, 2002, including Granite’s Annual Reports to Shareholders and Annual Reports on Form 10-K, and interim quarterly reports on Form 10-Q;

•
reviewed certain historical financial and other information concerning Chittenden for the three years ended September 30, 2002, including Chittenden’s Annual Reports to Shareholders and Annual Reports on Form 10-K, and interim quarterly reports on Form 10-Q;

•	reviewed certain internal financial data, projections and other information of both Granite and Chittenden, including financial projections prepared by management;

•	held discussions with senior management of Granite and Chittenden with respect to their past and current financial performance, financial condition and future prospects;

•	reviewed and studied the historical stock prices and trading volumes of the common stock of Granite and Chittenden;

•
reviewed the market prices, valuation multiples, publicly reported financial conditions and results of operations for Granite and Chittenden and compared them with those of publicly traded companies that KBW deemed to be relevant;

•	reviewed the financial terms of certain recent business combinations in the banking industry that KBW deemed comparable or otherwise relevant to its inquiry; and

•	conducted such other financial studies, analyses and investigations and reviewed such other information as KBW deemed appropriate to enable it to render its opinion.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to KBW or that was discussed with, or reviewed by or for KBW, or that was publicly available. KBW did not attempt to verify such information independently. KBW relied upon the management of Granite as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefor) provided to KBW. KBW assumed that those forecasts and projections reflected the best available estimates and judgments of the management of Granite and that those forecasts and projections will be realized in the amounts and in the time periods estimated by the management of Granite. KBW also assumed, without independent verification, that the aggregate allowances for loan losses for Granite and Chittenden are adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of the property of Granite or Chittenden, and KBW did not examine any individual credit files.

The projections furnished to KBW and used by it in certain of its analyses were prepared by the senior management of Granite and Chittenden. Granite and Chittenden do not publicly disclose internal management projections of the type provided to KBW in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Granite, Chittenden and KBW. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among a number of factors taken into consideration by Granite’s board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of Granite’s board of directors or management of Granite with respect to the fairness of the merger consideration.

The following is a summary of the material analyses presented by KBW to Granite’s board of directors on November 7, 2002, in connection with its oral opinion. The summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to Granite’s board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

Summary of Proposal.    Granite shareholders will receive in the aggregate $46.00 per share of Granite common stock in cash for 50% of the outstanding Granite common shares and 1.64 shares of Chittenden common stock per share of Granite common stock for the remaining 50% of the outstanding Granite common shares. Based upon Chittenden’s closing price of $27.37 on November 6, 2002, and 50% of Granite’s shares exchanged for 1.64 shares of Chittenden’s common stock, KBW calculated an average price per Granite share of $45.44. At $45.44 per share, Chittenden’s merger consideration represented a 22.8% premium to Granite’s closing price of $37.00 on November 6, 2002, 17.6 times Granite’s 2002 First Call consensus estimated earnings per share, 17.5 times Granite’s 2003 First Call consensus estimated earnings per share, 2.65 times Granite’s book value per share of $17.13 at September 30, 2002, and 3.02 times Granite’s tangible book value per share of $15.05 at September 30, 2002. KBW also calculated the core deposit premium to be 23.6% based on approximately $725 million of core deposits.

Comparable Transaction Analysis.    KBW reviewed certain financial data related to two sets of comparable bank and thrift transactions.

The first group of comparable transactions included acquisitions of New England bank and thrift institutions announced after January 1, 2000, with aggregate announced transaction values greater than $15 million. The transactions included in the group were:

Bank Transactions:

•	Banknorth Group, Inc. / Bancorp Connecticut, Inc.
•	Washington Trust Bancorp, Inc. / First Financial Corp.
•	Chittenden Corporation / Ocean National Corporation
•	Chittenden Corporation / Maine Bank Corp.
•	Andover Bancorp, Inc. / GBT Bancorp

Thrift Transactions:

•	Banknorth Group, Inc. / American Financial Holdings, Inc.
•	Banknorth Group, Inc. / Warren Bancorp, Inc.
•	Citizens Financial Group, Inc. / Medford Bancorp Inc.
•	Banknorth Group, Inc. / Ipswich Bancshares, Inc.
•	FIRSTFED AMERICA BANCORP / People’s Bancshares, Inc.
•	American Financial Holdings, Inc. / American Bank of Connecticut
•	Banknorth Group, Inc. / Andover Bancorp, Inc.
•	Banknorth Group, Inc. / MetroWest Bank
•	Connecticut Bancshares, Inc. / First Federal Savings & Loan of East Hartford
•	Seacoast Financial Services Corporation / Home Port Bancorp, Inc.

The second group of comparable transactions included acquisitions of banks nationwide announced after January 1, 2001, with aggregate announced transaction values between $100 million and $1 billion. The transactions included in the group were:

•	Midwest Banc Holdings, Inc. / CoVest Bancshares, Inc.
•	Rabobank Group / VIB Corp.

•	Umpqua Holdings Corp. / Centennial Bancorp
•	Marshall & Ilsley Corporation / Mississippi Valley Bancshares
•	Sky Financial Group Inc. / Three Rivers Bancorp, Inc.
•	Banknorth Group, Inc. / Bancorp Connecticut, Inc.
•	United National Bancorp / Vista Bancorp, Inc.
•	City National Corporation / Civic BanCorp
•	BB&T Corporation / AREA Bancshares Corp.
•	BB&T Corporation / Mid-America Bancorp
•	Sovereign Bancorp, Inc. / Main Street Bancorp, Inc.
•	Greater Bay Bancorp / SJNB Financial Corp.
•	NBT Bancorp / CNB Financial Corp.
•	F.N.B. Corporation / Promistar Financial Corp.
•	Allegiant Bancorp, Inc. / Southside Bancshares Corp.
•	Marshall & Ilsley Corporation / National City Bancorporation
•	North Fork Bancorporation, Inc. / Commercial Bank of New York
•	BB&T Corporation / Virginia Capital Bancshares

Transaction multiples from the merger were derived from the $45.44 per share deal price and financial data as of September 30, 2002, for Granite. KBW also relied upon First Call earnings per share estimates for Granite. KBW compared these results with announced multiples for the transactions listed above. The results of the analysis are set forth in the following table.

	Chittenden/ Granite Transaction	Annc. New England Bank Average	Annc. New England Bank Median	Annc. New England Thrift Average	Annc. New England Thrift Median	Annc. Nationwide Bank Average	Annc. Nationwide Bank Median
Deal Price / Book Value	265%	218%	210%	217%	229%	199%	194%
Deal Price / Tangible Book Value	302%	218%	210%	228%	233%	218%	225%
Deal Price / Trailing 12 Months Earnings per Share	17.6x	17.3x	17.8x	15.8x	15.0x	17.6x	17.9x
Deal Price / Forward 12 Months Earnings per Share	17.5x	16.8x	16.8x	14.7x	15.4x	16.1x	16.1x
Core Deposit Premium	23.6%	16.6%	17.8%	15.8%	16.5%	16.3%	16.8%

No company or transaction used as a comparison in the above analysis is identical to Granite, Chittenden or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Selected Peer Group Analyses.    KBW compared the financial performance and market performance of Granite to those of a group of comparable northeastern bank holding companies and of Chittenden to those of a group of nationwide bank holding companies. Companies included in Granite’s peer group were:

•	BSB Bancorp, Inc.
•	Financial Institutions, Inc.
•	Washington Trust Bancorp, Inc.
•	Tompkins Trustco, Inc.
•	CCBT Financial Companies Inc.
•	Century Bancorp, Inc.

•	Arrow Financial Corporation
•	Camden National Corporation
•	Bancorp Rhode Island, Inc.
•	Capital Crossing Bank
•	Merchants Bancshares, Inc.
•	Alliance Financial Corporation
•	Westbank Corporation
•	Bar Harbor Bankshares
•	Northway Financial, Inc.

Companies included in Chittenden’s peer group were:

•	F.N.B. Corporation
•	Whitney Holding Corporation
•	The South Financial Group, Inc.
•	First Midwest Bancorp, Inc.
•	United Bankshares, Inc.
•	Community First Bankshares, Inc.
•	Susquehanna Bancshares, Inc.
•	Republic Bancorp Inc.
•	Provident Bankshares Corporation
•	Southwest Bancorporation of Texas, Inc.
•	First Republic Bank
•	First Commonwealth Financial Corp.
•	Park National Corporation
•	AMCORE Financial, Inc.

For purposes of such analysis, the financial information used by KBW was as of and for the quarter ended September 30, 2002. Stock price information was as of November 6, 2002.

KBW’s analysis showed the following concerning Granite’s and Chittenden’s financial performance:

Performance Measure	Granite	Chittenden	Granite Peer Group Average	Granite Peer Group Median	Chittenden Peer Group Average	Chittenden Peer Group Median
Core Return on Assets	1.34%	1.31%	1.12%	1.01%	1.26%	1.19%
Core Return on Equity	16.54%	15.23%	13.61%	14.31%	15.05%	14.81%
Net Interest Margin	3.80%	4.49%	4.09%	4.12%	4.11%	4.10%
Fee Income / Total Revenue	23.6%	21.2%	21.3%	22.3%	26.4%	24.8%
Efficiency Ratio	52.7%	58.4%	60.2%	61.2%	57.3%	58.9%
Equity / Assets	8.03%	8.34%	8.20%	8.07%	8.39%	8.28%
Tangible Equity / Tangible Assets	7.12%	7.07%	7.43%	7.25%	7.54%	7.62%
Loans / Deposits	82.1%	72.0%	83.6%	83.0%	90.5%	84.6%
Securities / Tangible Assets	28.0%	29.0%	32.8%	31.4%	24.8%	26.0%
Loan Loss Reserve / Total Loans	1.28%	1.60%	1.84%	1.49%	1.31%	1.31%
Non Performing Assets / Total Assets	0.13%	0.33%	0.52%	0.26%	0.48%	0.48%
Net Charge Offs / Average Loans	0.01%	0.42%	0.13%	0.12%	0.33%	0.34%

KBW’s analysis showed the following concerning Granite’s and Chittenden’s market performance:

Performance Measure	Granite	Chittenden	Granite Peer Group Average	Granite Peer Group Median	Chittenden Peer Group Average	Chittenden Peer Group Median
Year to Date Stock Price Performance	56.8%	-0.8%	14.7%	12.6%	4.1%	3.9%
Stock Price / Book Value per Share	2.16x	2.11x	1.63x	1.57x	2.00x	1.88x
Stock Price / Tangible Book Value per Share	2.46x	2.52x	1.82x	1.66x	2.28x	2.02x
Stock Price / Est. 2002 Earnings per Share	14.3x	14.4x	12.4x	12.4x	14.1x	14.1x
Stock Price / Est. 2003 Earnings per Share	14.2x	13.4x	11.7x	11.4x	12.9x	12.9x
Dividend Yield	2.1%	2.9%	2.8%	2.8%	2.8%	3.0%

Contribution Analysis.    KBW analyzed the relative contributions of Chittenden and Granite to the pro forma balance sheet and income statement items of the combined entity, including assets, common equity, tangible equity, deposits, loans, market capitalization, estimated 2002 and 2003 net income and estimated 2002 and 2003 cash net income. KBW compared the relative contribution of balance sheet and income statement items with the estimated pro forma ownership for Granite based on the exchange ratio of 1.64 for 50% of Granite’s shares and if the merger consideration had been 100% common stock. The results of KBW’s analysis are set forth in the following table.

Category	Chittenden		Granite
2002 Estimated Net Income	82%		18%
2002 Estimated Cash Net Income	82%		18%
2003 Estimated Net Income	83%		17%
2003 Estimated Cash Net Income	83%		17%
Total Assets	82%		18%
Gross Loans	82%		18%
Total Deposits	84%		16%
Common Equity	82%		18%
Tangible Common Equity	82%		18%
Market Capitalization	82%		18%
Ownership at selected structure of 50% Cash / 50% Stock Ownership if selected structure was 100% Stock	88 79	% %	12 21	% %

Financial Impact Analysis.    KBW performed pro forma merger analysis that combined projected income statement and balance sheet information of Chittenden and Granite. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of Chittenden. This analysis indicated that the merger is expected to be accretive to estimated earnings per share in 2003, and accretive to cash earnings per share in 2003. The analysis also indicated that the merger is expected to be accretive to Chittenden’s book value per share, but dilutive to Chittenden’s tangible book value per share. Furthermore, the analysis indicated that Chittenden’s leverage ratio, tier one risk based capital ratio and total risk based capital ratio would all decline but remain above regulatory minimums for well capitalized institutions. This analysis was based on internal projections provided by Chittenden’s and Granite’s senior management teams. For all of the above analysis, the actual results achieved by Chittenden following the merger will vary from the projected results, and the variations may be material.

Discounted Cash Flow Analysis.    KBW estimated the present value of Granite’s common stock based on a continued independence scenario by adding (i) the present value of the estimated future dividend stream that Granite could generate over the period beginning January 2002 and ending in December 2006, and (ii) the present value of the “terminal value” of the Granite common stock. A sensitivity table was presented with a range of earnings per share growth rates from 6.0% to 11.0%, a range of terminal multiples from 10.0 times to 14.0 times applied to the 2006 earnings per share estimate assuming continued independence, a range of terminal multiples from 16.0 times to 18.0 times the 2006 earnings per share estimate assuming a sale of control and an applied discount rate of 10.5%. This resulted in a range of values from $23.63 to $36.20 per share assuming continued independence and a range of values from $35.87 to $45.57 per share assuming a future sale of control. A second sensitivity table was presented with a range of earnings per share growth rates from 6.0% to 16.0%, a range of discount rates from 8.0% to 14.0%, and an applied terminal multiple of 13.0 times the 2006 earnings per share estimate. This resulted in a range of values from $25.64 to $42.83 per share.

KBW stated that the discounted cash flow present value analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Granite common stock.

Other Analyses.    KBW reviewed the financial and market performance of Granite and Chittenden relative to a variety of relevant industry peer groups and indices. KBW also reviewed earnings estimates, balance sheet composition, historical stock performance and other financial data for Chittenden.

In connection with its opinion dated as of the date of this document, KBW performed procedures to update, as necessary, certain of the analyses described above. KBW reviewed the assumptions on which the analyses described above were based and the factors considered in connection therewith.

Granite’s board of directors has retained KBW as an independent contractor to act as financial adviser to Granite regarding the merger. As part of its investment banking business, KBW is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, Granite and Chittenden. As a market maker in securities KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Granite and Chittenden for KBW’s own account and for the accounts of its customers.

Granite and KBW have entered into an agreement relating to the services to be provided by KBW in connection with the merger. Granite agreed to pay KBW a cash fee of $170,000 concurrent with the execution of a definitive merger agreement, and, at the time of closing, a cash fee (“Contingent Fee”) equal to 38 basis points of the aggregate market value of the consideration paid for Granite in any transaction, provided, however that the fee paid prior to the Contingent Fee will be credited against the Contingent Fee. Pursuant to the KBW engagement agreement, Granite also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify against certain liabilities, including liabilities under the federal securities laws.

Fairness Opinion of Sandler O’Neill & Partners, L.P.

By letter dated October 21, 2002, Granite retained Sandler O’Neill & Partners, L.P., or Sandler O’Neill, to act as its financial advisor in connection with a possible business combination with another financial institution. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to Granite in connection with the proposed merger and participated in certain of the negotiations leading to the merger agreement. At the November 7, 2002 meeting at which Granite’s board considered and approved the merger agreement, Sandler O’Neill delivered to the board its oral opinion, subsequently confirmed in writing, that, as of such date, the merger consideration was fair to Granite’s shareholders from a financial point of view. Sandler O’Neill has confirmed its November 7th opinion by delivering to the board a written opinion dated the date of this document. In rendering its updated opinion, Sandler O’Neill confirmed the appropriateness of its reliance on the analyses used to render its earlier opinion by reviewing the assumptions upon which their analyses were based, performing procedures to update certain of their analyses and reviewing the other factors considered in rendering its opinion. The full text of Sandler O’Neill’s updated opinion is attached as Annex C-2 to this document. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. Granite shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the Granite board and is directed only to the fairness of the merger consideration to Granite shareholders from a financial point of view. It does not address the underlying business decision of Granite to engage in the merger or any other aspect of the merger and is not a recommendation to any Granite shareholder as to how such shareholder should vote at the special meeting with respect to the merger, the form of consideration a shareholder should elect in the merger or any other matter.

In connection with rendering its November 7, 2002 opinion, Sandler O’Neill reviewed and considered, among other things:

•	the proposed form of merger agreement;

•	certain publicly available financial statements and other historical financial information of Granite that they deemed relevant;

•	certain publicly available financial statements and other historical financial information of Chittenden that they deemed relevant;

•
internal earnings projections for Granite for the years ending December 31, 2002 and 2003 prepared by and reviewed with management of Granite, earnings per share estimates for Granite for the years ending December 31, 2002 and 2003 published by I/B/E/S, and the views of senior management of Granite, based on discussions with members of senior management, regarding Granite’s business, financial condition, results of operations and future prospects;

•
earnings per share estimates for Chittenden for the years ending December 31, 2002 and 2003 published by I/B/E/S, and the views of senior management of Chittenden, based on limited discussions with members of senior management, regarding Chittenden’s business, financial condition, results of operations and future prospects;

•
the pro forma financial impact of the merger on Chittenden, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by senior managements of Granite and Chittenden;

•
the publicly reported historical price and trading activity for Granite’s and Chittenden’s common stock, including a comparison of certain financial and stock market information for Granite and Chittenden with similar publicly available information for certain other companies the securities of which are publicly traded;

•	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as they considered relevant.

Sandler O’Neill was not asked to, and did not, solicit indications of interest in a potential transaction from other third parties. Granite’s board of directors did not otherwise limit the investigations made or the procedures followed by Sandler O’Neill in giving its opinion.

In performing its reviews and analyses and in rendering its opinion, Sandler O’Neill assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it and further relied on the assurances of management of Granite and Chittenden that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Sandler O’Neill was not asked to and did not independently verify the accuracy or completeness of any of such information and they did not assume any responsibility or liability for the accuracy or completeness of any of such information. Sandler O’Neill did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of Granite or Chittenden or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O’Neill is not an expert in the evaluation of allowances for loan losses and it did not make an independent evaluation of the adequacy of the allowance for loan losses of Granite or Chittenden, nor did it review any individual credit files relating to Granite or Chittenden. With Granite’s consent, Sandler O’Neill assumed that the respective allowances for loan losses for both Granite and Chittenden were adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Sandler O’Neill did not conduct any physical inspection of the properties or facilities of Granite or Chittenden. Sandler O’Neill is not an accounting firm and relied, with Granite’s consent, on the reports of the independent accountants of Granite and Chittenden for the accuracy and completeness of the audited financial statements furnished to them.

Sandler O’Neill’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O’Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Sandler O’Neill also assumed, with Granite’s consent, that there has been no material change in Granite’s and Chittenden’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them, that Granite and Chittenden will remain as going concerns for all periods relevant to its analyses, and that the merger will qualify as a tax-free reorganization for federal income tax purposes.

In rendering its November 7, 2002 opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Granite or Chittenden and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Granite or Chittenden and the companies to which they are being compared.

The earnings projections used and relied upon by Sandler O’Neill for Granite and Chittenden in its analyses were based upon both management expectations and published I/B/E/S consensus earnings estimates in the case of Granite and on published I/B/E/S consensus earnings estimates in the case of Chittenden. With respect to such financial projections and estimates and all projections of transaction costs, purchase accounting adjustments and expected cost savings relating to the merger, Granite’s and Chittenden’s managements confirmed to Sandler O’Neill that they reflected the best currently available estimates and judgments of such managements of the future financial performance of Granite and Chittenden, respectively, and Sandler O’Neill assumed for purposes of its analyses that such performances would be achieved. Sandler O’Neill expressed no opinion as to such financial projections or the assumptions on which they were based. The financial projections for Granite were prepared for internal purposes only and not with a view towards public disclosure. These projections, as well as the other estimates used by Sandler O’Neill in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Granite, Chittenden and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Granite board at the November 7th meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Granite’s common stock or Chittenden’s common stock or the prices at which Granite’s or Chittenden’s common stock may be sold at any time.

Summary of Proposal.    Sandler O’Neill reviewed the financial terms of the proposed transaction. Based upon the closing price of Chittenden’s common stock on November 6, 2002 of $27.37 and assuming 50% of Granite’s shares are converted into Chittenden stock and the remaining 50% are converted into cash in the merger, Sandler O’Neill calculated an implied transaction value of $45.44 per share. Based upon Granite’s September 2002 financial information, Sandler O’Neill calculated the following ratios:

Transaction Ratios

Transaction price/Last Twelve Months’ Earnings Per Share	17.68x
Transaction price/Median 2003 I/B/E/S Earnings Per Share estimate	17.82x
Transaction price/Tangible book value per share	301.95%
Transaction price/Stated book value per share	265.29%
Tangible Book Premium/Core Deposits(1)	23.42%

(1)	Assumes Granite’s total core deposits are $725.5 million.

For purposes of Sandler O’Neill’s analyses, earnings per share were based on fully diluted earnings per share. The aggregate transaction value was approximately $248 million, based upon 5.2 million shares of Granite common stock outstanding and including the intrinsic value of options to purchase 430,572 shares with a weighted average exercise price of $17.26. Sandler O’Neill noted that the transaction value represented a 22.82% premium over the November 6, 2002 closing price of Granite’s common stock.

Stock Trading History.    Sandler O’Neill reviewed the history of the reported trading prices and volume of Granite’s common stock and Chittenden’s common stock and the relationship between the movements in the prices of Granite’s common stock and Chittenden’s common stock, respectively, to movements in certain stock indices, including the Standard & Poor’s 500 Index, the Nasdaq Bank Index and the median performance of a composite peer group of publicly traded regional commercial banking institutions selected by Sandler O’Neill. During the one year period ended November 6, 2002, Granite’s common stock outperformed each of the indices to which it was compared while Chittenden’s common stock underperformed the Nasdaq Bank Index and outperformed the Standard & Poor’s 500 Index and the Regional Peer Group.

Granite’s and Chittenden’s One-Year Stock Performance

	Beginning Index Value November 5, 2001	Ending Index Value November 6, 2002

Granite	100.00%	165.73%
Regional Group	100.00	117.61
Nasdaq Bank Index	100.00	111.83
S&P 500 Index	100.00	83.76

	Beginning Index Value November 5, 2001	Ending Index Value November 6, 2002
Chittenden	100.00%	111.03%
Nasdaq Bank Index	100.00	111.83
Regional Group	100.00	107.61
S&P 500 Index	100.00	83.76

Comparable Company Analysis.    Sandler O’Neill used publicly available information to compare selected financial and market trading information for Granite and two groups of selected financial institutions. The first group, or regional group, consisted of Granite and the following publicly traded commercial banks:

Washington Trust Bancorp, Inc.	CCBT Financial Cos.
Century Bancorp, Inc.	Camden National Corp.
Bancorp Rhode Island, Inc.	Capital Crossing Bank
Merchants Bancshares, Inc.	Westbank Corp.
Bar Harbor Bankshares

Sandler O’Neill also compared Granite to a group of publicly traded commercial banks that had a return on average equity (based on last twelve months’ earnings) greater than 17% and a price-to-tangible book value greater than 220%. This high performing group was comprised of the following institutions:

Midwest Banc Holdings, Inc.	Prosperity Bancshares, Inc.	Great Southern Bancorp, Inc.
Peoples Bancorp, Inc.	Suffolk Bancorp	S.Y. Bancorp, Inc.
Bank of the Ozarks, Inc.	Peapack-Gladstone Financial	Virginia Commerce Bancorp

The analysis compared publicly available financial information for Granite and the median data for each of the regional group and high performing group as of and for each of the years ended December 31, 1997 through 2001 and as of and for the twelve months ended September 30, 2002. The table below sets forth the comparative data as of and for the twelve months ended September 30, 2002, with pricing data as of November 6, 2002.

Comparable Group Analysis

	Granite	Regional Group	High Perform. Group
Total assets (in thousands)	$1,107,364	$985,783	$1,273,680
Tangible equity/total assets	7.05%	6.84%	6.87%
Intangible assets/total equity	12.14%	8.64%	0.82%
Net loans/total assets	58.06%	60.85%	62.93%
Gross loans/total deposits	84.65%	87.37%	90.71%
Total borrowings/total assets	22.14%	18.05%	6.21%
Non-performing assets/total assets	0.13%	0.14%	0.29%
Loan loss reserve/gross loans	1.24%	1.61%	1.26%
Net interest margin	4.02%	3.82%	4.42%
Non-interest income/average assets	0.97%	1.02%	1.06%
Non-interest expense/average assets	2.59%	2.86%	2.80%
Efficiency ratio	54.67%	65.21%	52.82%
Return on average assets	1.29%	1.12%	1.45%
Return on average equity	16.24%	14.95%	21.11%
Price/tangible book value per share	245.84%	163.87%	287.43%
Price/LTM earnings per share	14.40x	12.02x	15.00x
Dividend payout ratio	28.79%	34.00%	20.62%
Dividend yield	2.00%	2.78%	1.22%

Sandler O’Neill also used publicly available information to perform a similar comparison of selected financial and market trading information for Chittenden and two different groups of commercial banks. The regional group consisted of Chittenden and the following publicly traded regional commercial banks:

Charter One Financial	Banknorth Group, Inc.	Commerce Bancorp, Inc.
Valley National Bancorp	Fulton Financial Corp.	F.N.B. Corp.
Susquehanna Bancshares, Inc.	NBT Bancorp, Inc.	Community Bank System, Inc.

Sandler O’Neill also compared Chittenden to a group of publicly traded commercial banks that had a return on average equity (based on last twelve months’ earnings) greater than 17% and a price-to-tangible book value greater than 220%. This high performing group was comprised of the following institutions:

First Midwest Bancorp Inc.	Community First Bankshares	Park National Corp.
Westamerica Bancorp.	Pacific Capital Bancorp	UCBH Holdings, Inc.
East West Bancorp, Inc.	National Penn Bancshares, Inc.	CVB Financial Corp.
TrustCo Bank Corp NY	Cathay Bancorp Inc.

The analysis compared publicly available financial information for Chittenden and the median data for each of the regional group and high performing group as of and for each of the years ended December 31, 1997 through 2001 and as of and for the twelve months ended September 30, 2002. The table below sets forth the comparative data as of and for the twelve months ended September 30, 2002, with pricing data as of November 6, 2002.

Comparable Group Analysis

	Chittenden	Regional Group	High Perform. Group
Total assets (in thousands)	$4,965,783	$8,103,690	$3,326,065
Tangible equity/total assets	7.02%	6.97%	7.97%
Intangible assets/total equity	15.87%	11.37%	4.91%
Net loans/total assets	60.76%	62.34%	63.09%
Gross loans/total deposits	73.49%	85.86%	80.15%
Total borrowings/total assets	3.59%	13.50%	7.76%
Non-performing assets/total assets	0.33%	0.39%	0.24%
Loan loss reserve/gross loans	1.57%	1.35%	1.70%
Net interest margin	4.56%	4.44%	4.44%
Non-interest income/average assets	1.38%	1.22%	1.04%
Non-interest expense/average assets	3.36%	2.88%	2.55%
Efficiency ratio	59.35%	60.95%	46.78%
Return on average assets	1.39%	1.18%	1.74%
Return on average equity	15.82%	15.67%	18.92%
Price/tangible book value per share	250.77%	259.02%	319.97%
Price/LTM earnings per share	14.64x	14.33x	15.79x
Dividend payout ratio	41.71%	45.40%	37.36%
Dividend yield	2.85%	3.17%	2.43%

Analysis of Selected Merger Transactions.    Sandler O’Neill reviewed merger transactions involving publicly traded commercial banking institutions as acquired institutions with transaction values greater than $15 million. Sandler O’Neill reviewed 51 transactions announced nationwide from

January 1, 2002 to November 6, 2002 and six transactions in the New England region announced from January 1, 2000 to November 6, 2002. Sandler O’Neill reviewed the multiples of transaction price at announcement to the last twelve months’ earnings per share, transaction price to book value per share, transaction price to tangible book value per share, tangible book premium to core deposits and premium to market price and computed median multiples and premiums for both groups of transactions. These multiples were applied to Granite’s financial information as of and for the twelve months ended September 30, 2002. As illustrated in the following table, Sandler O’Neill derived an imputed range of values per share of Granite’s common stock of $34.51 to $48.10 based upon the median multiples for nationwide transactions and $29.75 to $49.84 based upon the median multiples for regional transactions. The implied transaction value of the merger as calculated by Sandler O’Neill was $45.44 per share.

Nationwide & New England Transaction Multiples
	Nationwide		New England
	Median Multiple	Implied Value	Median Multiple	Implied Value
Transaction price/LTM EPS	18.09x	$46.48	17.23x	$44.27
Transaction price/Book value	217.53%	$37.26	197.12%	$33.77
Transaction price/Tangible book value	229.29%	$34.51	197.69%	$29.75
Tangible book premium/Core deposits (1)	16.96%	$40.84	17.84%	$42.07
Premium to market (2)	30.00%	$48.10	34.71%	$49.84

(1)	Assumes Granite’s core deposits total $725.5 million.
(2)	Based on Granite’s November 6, 2002 closing price of $37.00.

Discounted Dividend Stream and Terminal Value Analysis.    Sandler O’Neill performed an analysis that estimated the future stream of after-tax dividend flows of Granite through December 31, 2005 under various circumstances, assuming Granite’s projected dividend stream and that Granite performed in accordance with the earnings projections reviewed with management. For periods after 2003, Sandler O’Neill assumed an annual growth rate of earnings per share of 7% based on the I/B/E/S long-term projected growth rate of earnings per share. To approximate the terminal value of Granite common stock at December 31, 2005, Sandler O’Neill applied price/earnings multiples ranging from 10x to 16x and multiples of tangible book value ranging from 120% to 270%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 8% to 14% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Granite common stock. As illustrated in the following tables, this analysis indicated an imputed range of values per share of Granite common stock of $22.83 to $41.90 when applying the price/earnings multiples and $19.74 to $49.51 when applying multiples of tangible book value. The implied transaction value of the merger as calculated by Sandler O’Neill was $45.44 per share.

Earnings Per Share Multiples

Discount Rate	10x	12x	13x	14x	15x	16x
8.0%	$27.06	$32.01	$34.48	$36.95	$39.43	$41.90
10.0%	25.54	30.20	32.53	34.86	37.19	39.52
12.0%	24.14	28.53	30.73	32.93	35.12	37.32
14.0%	22.83	26.98	29.05	31.13	33.20	35.28

Tangible Book Value Per Share Multiples

Discount Rate	120%	150%	180%	210%	240%	270%
8.0%	$23.37	$28.60	$33.83	$39.06	$44.28	$49.51
10.0%	22.07	26.99	31.92	36.84	41.77	46.70
12.0%	20.86	25.50	30.15	34.80	39.44	44.09
14.0%	19.74	24.12	28.51	32.90	37.28	41.67

Sandler O’Neill performed a similar analysis that estimated the future stream of after-tax dividend flows of Chittenden through December 31, 2005 under various circumstances, assuming Chittenden’s projected dividend stream and that Chittenden performed in accordance with median I/B/E/S estimates in 2003. For periods after 2003, Sandler O’Neill assumed an annual growth rate of earning per share of 8% based on the I/B/E/S long-term projected growth rate of earnings per share. To approximate the terminal value of Chittenden common stock at December 31, 2005, Sandler O’Neill applied price/earnings multiples ranging from 13x to 19x and multiples of tangible book value ranging from 150% to 350%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 15% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Chittenden common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of Chittenden common stock of $21.87 to $36.70 when applying the price/earnings multiples and $16.75 to $42.84 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	13x	14x	15x	17x	18x	19x
9.0%	$25.88	$27.68	$29.48	$33.09	$34.90	$36.70
11.0%	24.44	26.14	27.84	31.24	32.94	34.64
13.0%	23.11	24.71	26.32	29.53	31.13	32.74
15.0%	21.87	23.39	24.91	27.94	29.45	30.97

Tangible Book Value Per Share Multiples

Discount Rate	150%	190%	230%	270%	310%	350%
9.0%	$19.77	$24.39	$29.00	$33.61	$38.23	$42.84
11.0%	18.69	23.04	27.38	31.73	36.08	40.43
13.0%	17.68	21.79	25.89	29.99	34.10	38.20
15.0%	16.75	20.62	24.50	28.38	32.25	36.13

In connection with its analyses, Sandler O’Neill considered and discussed with the Granite Board how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of assets, net income and dividend payout ratio. Sandler O’Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis.    Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger closes in the first quarter of 2003, (2) 50% of the Granite shares are exchanged for cash at a value of $46.00 per share, (3) 50% of the Granite shares are exchanged for Chittenden common stock at an exchange ratio of 1.64, (4) earnings per share projections for Granite and Chittenden are consistent with median I/B/E/S earnings per share estimates for 2003 and long-term earnings per share growth estimates for periods thereafter, and (5) purchase accounting adjustments, charges and transaction costs associated with the merger and cost savings determined by the senior managements of Granite and Chittenden are achieved. The analysis indicated that for the year ending December 31, 2003, the merger would be slightly accretive to the combined company’s projected earnings per share and dilutive to tangible book value per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Pro Forma Merger Analysis

	Stand-alone	Pro Forma
Projected 2003 EPS	$2.05	$2.06
Projected Tangible Book Value (at December 31, 2003)	$12.42	$9.20

Granite has agreed to pay Sandler O’Neill a transaction fee in connection with the merger of 62 basis points of the aggregate purchase price (approximately $1.5 million), all of which is contingent, and payable, upon closing of the merger. Granite has also paid Sandler O’Neill a $25,000 retainer fee and $250,000 for rendering its opinion, which will be credited against the transaction fee due upon closing of the merger. Granite has also agreed to reimburse certain of Sandler O’Neill’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to Granite and Chittenden and their respective affiliates and may actively trade the debt and/or equity securities of Granite and Chittenden and their respective affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Merger Consideration and Election and Allocation Procedures

Upon consummation of the merger, the outstanding shares of Granite common stock will be converted, at the election of each Granite shareholder, into the right to receive $46.00 per share of Granite common stock, 1.64 shares of Chittenden common stock per share of Granite common stock, or half of the consideration in cash and the remaining consideration in Chittenden common stock. No fractional shares of Chittenden common stock will be issued in connection with the merger. Instead, Chittenden will make a cash payment to each Granite shareholder who would otherwise receive a fractional share.

The form of the merger consideration ultimately received by you will depend upon the election and allocation procedures described below and the elections of other Granite shareholders. Accordingly, no guarantee can be given that your choice will be honored. For more information regarding the merger consideration and the election and allocation procedures, see the sections in this document titled “The Merger Agreement—Merger Consideration” and “The Merger Agreement—Election and Allocation Procedures” beginning on page 75 and page 76, respectively.

In addition, because the tax consequences to you will be dependent on the form of consideration you receive, you are urged to read carefully the information set forth below under “— Material Federal Income Tax Consequences” beginning on page 67.

Merger Consideration.    The merger agreement provides that each share of Granite common stock issued and outstanding immediately prior to the effective time of the merger shall be converted into, and shall be cancelled in exchange for, the right to receive either:

•	$46.00 in cash (which is referred to as the cash consideration) for each share of Granite common stock held by a Granite shareholder;

•
1.64 shares of Chittenden common stock, plus cash in lieu of any fractional share (which is referred to as the stock consideration) for each share of Granite common stock held by a Granite shareholder; or

•
the cash consideration for half of the shares of Granite common stock held by a Granite shareholder and the stock consideration for the remaining shares of Granite common stock held by a Granite shareholder.

Each Granite shareholder will have the opportunity to elect to receive:

•	cash for all of the shares of Granite common stock held by the Granite shareholder;

•	Chittenden common stock for all of the shares of Granite common stock held by the Granite shareholder; or

•	the cash consideration for half of the shares of Granite common stock and the stock consideration for the remainder of the shares of Granite common stock held by the Granite shareholder.

As described under “— Elections” and “—Election Procedures” below, you will have the opportunity to elect the form of consideration you will receive for your shares of Granite common stock, subject to the allocation and proration procedures set forth in the merger agreement which are intended to ensure that 50% of the issued and outstanding shares of Granite common stock at the effective time of the merger (including any dissenting shares but excluding treasury stock) will be converted into the right to receive cash and 50% of these shares of Granite common stock will be converted into the right to receive shares of Chittenden common stock.

The value of the Chittenden common stock to be received by you will depend on the market price of the Chittenden common stock at the effective time of the merger. The market price of Chittenden common stock is subject to change at all times based on the future financial condition and operating results of Chittenden, future market conditions and other factors. The market price of the Chittenden common stock at the effective time of the merger or at the time that Granite shareholders who receive Chittenden common stock in the merger actually receive stock certificates evidencing those shares may be higher or lower than recent prices. For further information concerning the historical prices of Chittenden common stock, see the section in this document titled “Summary—Comparative Stock Prices and Dividends” beginning on page 20. You are urged to obtain current market prices for Chittenden common stock in connection with voting your shares on the merger agreement at the special meeting and making your election decision.

Elections.    No later than 15 calendar days prior to the anticipated effective time of the merger, you will be sent an election form which will permit you:

•	to elect to receive $46.00 (which is referred to as the cash consideration) per share in exchange for all shares of Granite common stock held by you;

•
to elect to receive 1.64 shares of Chittenden common stock, plus cash in lieu of any fractional share (which is referred to as the stock consideration) in exchange for all shares of Granite common stock held by you;

•
to elect to receive the cash consideration with respect to half of the shares of Granite common stock held by you and the stock consideration with respect to the remaining shares of Granite common stock held by you; or

•	to make no election with respect to the consideration to be received by you in exchange for your shares of Granite common stock, which are referred to as non-election shares.

If you either (i) do not submit a properly completed election form in a timely fashion or (ii) revoke your election form prior to the election form deadline for the submission of the election form and do not resubmit a properly completed election form by the election form deadline, the shares of Granite common stock held by you will be designated non-election shares.

Any dissenting shares under New Hampshire law will be deemed to have made cash elections for all these shares and under no circumstances will dissenting shares be allocated shares of Chittenden common stock pursuant to the allocation procedures described below.

Election Procedures.    All elections will be required to be made on an election form. To make an effective election with respect to your shares of Granite common stock, you must, in accordance with the election form:

•	properly complete and return the transmittal and election forms provided to you by the exchange agent designated by Chittenden to receive these materials;

•	deliver the transmittal and election forms with your stock certificates representing these shares (or an appropriate guarantee of delivery of your stock certificates); and

•	deliver with the transmittal and election forms any other required documents prior to the deadline for returning these documents.

It is currently anticipated that the transmittal and election forms will be mailed to you no later than 15 calendar days prior to the anticipated effective time of the merger. The election deadline date for surrendering all documentation required for an effective election will be set forth in the election instructions. Currently, it is expected that the election deadline date will be 5:00 p.m., New York City time, on the 20th calendar day following the mailing of the transmittal and election forms, although Chittenden and Granite may mutually agree to another date and time.

You should NOT return your Granite stock certificates with the enclosed proxy, and stock certificates should not be forwarded to Chittenden, Granite or any other party until you have received the transmittal and election forms.

If you have a particular preference as to the form of merger consideration to be received for your shares of Granite common stock, you should make an election because shares as to which an election has been made will be given priority in allocating the merger consideration over shares as to which no election was made. Neither the Granite board of directors nor its financial advisors make any recommendation as to whether shareholders should elect to receive the cash consideration or the stock consideration in the merger. You must make your own decision with respect to the election, bearing in mind the tax consequences of the election you choose. See the section in this document titled “—Material Federal Income Tax Consequences” beginning on page 67.

Even if you have no preference, it is suggested that you return your transmittal and election forms, together with your stock certificate(s), by the election deadline date indicating that you have no preference, so that you may receive the merger consideration allocable to you promptly following completion of the exchange procedures after the merger is consummated. See the section in this document titled “—Procedures for Exchanging Granite Common Stock Certificates” beginning on page 62.

Allocation Procedures.    Your ability to receive the form of merger consideration you elect in exchange for your shares of Granite common stock in the merger is subject to allocation procedures which are designed to ensure that 50% of the total number of shares of Granite common stock issued and outstanding at the effective time of the merger (including any dissenting shares but excluding treasury stock) will be converted into cash and 50% of these shares will be converted into shares of Chittenden common stock in accordance with the terms of the merger agreement.

It is unlikely that elections will be made in the exact proportions provided for in the merger agreement. As a result, the merger agreement describes procedures to be followed if Granite shareholders in the aggregate elect to receive more or less of the Chittenden common stock than Chittenden has agreed to issue. These procedures are summarized below.

•	Granite Shareholders Oversubscribe for Chittenden Common Stock. If Granite shareholders elect to receive more Chittenden common stock than Chittenden has agreed to issue in the merger, then:

•	all Granite shareholders who elected to receive cash or who have made no election will receive cash for all their Granite shares;

•
all Granite shareholders who elected to receive Chittenden common stock will receive a pro rata portion of the available Chittenden common stock plus cash for their Granite  shares not converted into Chittenden common stock; and

•
Granite shareholders who elected to receive cash for half of their shares of Granite common stock and Chittenden common stock for their remaining Granite shares will receive cash for half of their shares of Granite common stock and a pro rata portion of available Chittenden common stock plus cash for their remaining Granite shares not converted into Chittenden common stock.

•
Granite Shareholders Undersubscribe for Chittenden Common Stock.    If Granite shareholders elect to receive fewer shares of Chittenden common stock than Chittenden has agreed to issue in the merger, then all Granite shareholders who elected to receive Chittenden common stock will receive Chittenden common stock. Granite shareholders who elected to receive cash, elected a mix of cash and stock or have made no election will be treated in the following manner:

•
if the number of shares held by Granite shareholders who have made no election is sufficient to make up the shortfall in the number of Chittenden shares that Chittenden is required to issue in the merger, then all Granite shareholders who elected cash will receive cash, all Granite shareholders who elected to receive a mix of cash and stock will receive cash for half of their shares and Chittenden common stock for their remaining Granite shares and those shareholders who made no election will receive a combination of cash and Chittenden common stock in whatever proportion is necessary to make up the shortfall; or

•
if the number of shares held by Granite shareholders who have made no election is insufficient to make up the shortfall, then all of those shares will be converted into Chittenden common stock, those Granite shareholders who elected to receive a mix of cash and stock will receive Chittenden common stock for half of their Granite shares and their remaining Granite shares, together with Granite shares held by those Granite shareholders who elected to receive all cash, will be converted into a combination of cash and  Chittenden common stock in whatever proportion is necessary to make up the shortfall.

Notwithstanding these allocation procedures, if an opinion of counsel cannot be rendered pursuant to the merger agreement to the effect that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code because of the market value of the Chittenden shares to be issued, Chittenden will reduce the number of shares of Granite common stock entitled to receive cash and correspondingly increase the number of shares of Granite common stock entitled to receive Chittenden common stock by the minimum amount necessary to enable such tax opinion to be rendered as determined pursuant to a formula set forth in the merger agreement, provided, that, in no event will Chittenden be required to issue in excess of 15% of the total number of shares of Chittenden outstanding immediately before the merger.

Upon consummation of the merger, any shares of Granite common stock that are owned by Granite as treasury stock will be canceled and retired and no payment will be made with respect to those shares and such shares will not be considered for purposes of the foregoing allocation procedures. Any dissenting shares will be treated as if the holder had elected to receive cash consideration for all of the dissenting shares.

Procedures for Exchanging Granite Common Stock Certificates

Granite shareholders who surrender their stock certificates and complete transmittal and election forms prior to the election deadline date, or any extension of such time period, will automatically receive the merger consideration allocated to them as the result of the merger promptly following completion of the allocation procedures. The exchange agent will complete the allocation within five business days after the later of (i) the election deadline date or (ii) the effective time of the merger. Shareholders who do not satisfy the election procedures prior to the deadline will receive the merger consideration allocated to them as soon as practicable after their stock certificates have been surrendered with appropriate documentation to the exchange agent as discussed below.

As soon as practicable after the completion of the merger, the exchange agent will mail to each holder of record of shares of Granite common stock who has not previously surrendered the certificate(s) evidencing such shares a letter of transmittal and instructions for use in effecting the surrender of the certificates in exchange for the merger consideration allocated to them. Upon surrender of a stock certificate for Granite common stock for exchange and cancellation to the exchange agent, together with a duly executed letter of transmittal, the holder of such certificate will be entitled to receive such merger consideration allocated to them and the certificate for Granite common stock so surrendered will be canceled. No interest will be paid or accrued on any cash constituting merger consideration (including cash in lieu of fractional shares).

No stock certificates representing fractional shares of Chittenden common stock will be issued upon the surrender for exchange of Granite stock certificates. In lieu of the issuance of any such fractional share, Chittenden will pay to each former shareholder of Granite who otherwise would be entitled to receive a fractional share of Chittenden common stock an amount in cash determined by multiplying the fraction of a share of Chittenden common stock which such holder would otherwise be entitled to receive pursuant to the merger agreement by the average of the per share closing sales prices of the Chittenden common stock for the five trading-day period preceding the effective time of the merger.

If you receive shares of Chittenden common stock in the merger, you will receive dividends on Chittenden common stock or other distributions declared after the completion of the merger only if you have surrendered your Granite stock certificates. Only then will you be entitled to receive all previously withheld dividends and distributions, without interest.

After completion of the merger, no further transfers of Granite common stock will be allowed. Granite stock certificates that are presented for transfer after the completion of the merger will be canceled and exchanged for the appropriate merger consideration.

Chittenden will only issue a Chittenden stock certificate in a name other than the name in which a surrendered Granite stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership of the shares of Granite common stock formerly represented by such Granite stock certificate, with evidence that you paid any applicable stock transfer taxes.

If your Granite stock certificate has been lost, stolen or destroyed, you may be required to deliver an affidavit and a lost certificate bond as a condition to receiving any Chittenden stock certificate to which you may be entitled.

Interests of Granite’s Directors and Officers in the Merger

Some of the members of Granite’s management and board of directors may be deemed to have interests in the merger that are in addition to their interests as shareholders of Granite generally. The board of directors was aware of these interests and considered them in recommending that Granite shareholders approve the merger agreement and the transactions contemplated by the merger agreement.

Agreements with Executive Officers of Granite

Employment Agreement.    Prior to the merger, Charles W. Smith, chairman, president and chief executive officer of Granite and Granite Bank, entered into an employment agreement with Granite and Granite Bank, dated April 24, 1986, as amended August 12, 1996 and July 15, 2002. Under this agreement, Mr. Smith is currently paid a base salary of $373,059. The agreement is for an initial five-year term which automatically renews each year, so that the remaining term is five years unless notice of nonrenewal is provided by the board of directors of Granite. The agreement further provides that in the event of a change in control (which would include consummation of the proposed merger with Chittenden) followed by the voluntary or involuntary termination, other than for cause, of Mr. Smith’s employment, Mr. Smith will be entitled to receive certain benefits. These benefits include a severance payment equal to the greater of: (x) the payments owed to Mr. Smith for the remaining term under the agreement and (y) five times the sum of (A) the average annual base salary paid during the five calendar years preceding Mr. Smith’s termination of employment and (B) the average cash bonus paid to Mr. Smith during the five calendar years preceding Mr. Smith’s termination of employment. Other benefits include (i) the continuation of life, health and disability coverage until the later of 36 months or the expiration of the remaining term of the agreement and (ii) accelerated vesting of stock options. Granite has also agreed to indemnify Mr. Smith for any golden parachute excise tax and income tax with respect to such indemnification payment for which he may become liable in connection with any payments made as a result of termination following a change in control.

It is anticipated that the employment of Mr. Smith will terminate upon consummation of the merger. The value of severance payments under the employment agreement, including the continuation of insurance benefits, to Mr. Smith is approximately $2,350,355. Granite anticipates that no indemnification obligation will arise for any golden parachute excise tax in connection with the termination of Mr. Smith’s employment following the merger.

Severance Agreements.    Granite and Granite Bank have entered into a special termination agreement with each of Messrs. Henson, Paquette and Pike providing certain benefits in the event of a change in control (which would include the consummation of the proposed merger with Chittenden) followed by a termination of the executive’s employment, other than for cause, during the term of the agreement. In addition, upon a change in control, the executive has the right to voluntarily terminate his employment at any time during the term of the agreement and receive severance benefits. These agreements automatically renew each year, so that the remaining term is three years, unless notice of nonrenewal is provided by the board of directors of Granite, in which case the agreement expires three years after the notice. Severance payments under these agreements equal three times the sum of (x) the average annual base salary paid to the executive during the three calendar years preceding the change in control, including the amount of any salary deferred by the executive pursuant to any deferred compensation arrangement, and (y) the average cash bonus paid to the executive during the three calendar years preceding the change in control. Other benefits under the special termination agreements include (i) the continuation of life, medical, dental and disability coverage for a period for 36 months, (ii) accelerated retirement benefits, and (iii) reimbursement of certain legal fees incurred in enforcing the agreement. The value of the severance payments, including the continuation of insurance benefits, to each of Messrs. Henson, Paquette and Pike (assuming their employment is terminated within the first year following the merger) is approximately $671,024. Each of these agreements also provides that if any of the payments made to Messrs. Henson, Paquette or Pike are determined to be excess parachute payments, then the amount payable to such executive may be reduced so as not to incur any golden parachute excise tax. It is not expected that the payments to any of these executives will need to be so reduced.

Other Benefits

Funding of Supplemental Retirement Benefits.    Granite Bank entered into an executive supplemental retirement income agreement (a “SERP agreement”) with each of Messrs. Smith, Henson, Paquette and Pike. The SERP agreement provides the executive with certain benefits upon retirement at the age of 62, in the case of Mr. Smith, and at the age of 65, in the case of Messrs. Henson, Paquette and Pike. In order to satisfy its obligations under the SERP agreements, Granite Bank makes annual contributions to a secular trust established for the benefit of each of the executives in order to fund the supplemental retirement income benefit payable pursuant to the SERP agreement. In the event of the executive’s termination of employment, other than for cause, within 36 months of a change in control, Granite Bank is required to make a final contribution to each secular trust which is sufficient to fund all remaining contributions which would have been required if the executive remained employed with Granite Bank until the specified retirement age. The proposed merger will constitute a change in control pursuant to the SERP agreements. The amount of the final contribution for the benefit of Mr. Smith and Messrs. Henson, Paquette and Pike (assuming their employment is terminated within the first year following the merger) is approximately $2,445,489, $586,269, $596,934, and $591,161, respectively. The merger agreement provides that Granite, in consultation with Chittenden, may accelerate a portion of the remaining contributions under the SERP agreement into calendar year 2002. Accordingly, the parties agreed to accelerate contributions payable under the SERP agreements to Messrs. Smith, Paquette, Henson and Pike in an amount equal to $600,000, $499,906, $398,800 and $591,161, respectively, into December 2002.

Deferred Compensation.    Upon consummation of the merger, Messrs. Smith, Paquette, Henson and Pike are entitled to receive payments pursuant to Granite’s deferred compensation plan in an amount equal to $77,993, $17,146, $14,469 and $16,721, respectively.

Split Dollar Life Insurance Policies.    The merger agreement provides that Granite will take any and all actions requested by Chittenden to terminate the split dollar insurance arrangements existing on the date of the merger agreement. Each of Messrs. Smith, Henson, Paquette and Pike have entered into a split dollar insurance arrangement with Granite. Pursuant to these arrangements, Granite paid the premiums with respect to split dollar life insurance policies of which the executives are the policy owners. Upon termination, Granite will recover the aggregate amount of premiums that it has previously paid, as provided under the relevant agreements, and the executives will retain ownership of the applicable split dollar life insurance policy.

Stock Options.    Prior to the merger, Granite will provide a written notice to each holder of an outstanding stock option that such option is exercisable in full in connection with its terms and, in the event that an option is not exercised, Granite will pay to the holder immediately prior to the effective time of the merger, a cash payment equal to the product of the number of shares of Granite stock covered by such option and the excess $46.00 over the exercise price of such option, subject to any applicable federal or state withholding tax. In connection with the above, Granite will be permitted to take such actions as may be necessary to accelerate the vesting of incentive stock options to permit their exercise prior to the merger. With respect to options other than incentive stock options, Granite will use its best efforts to obtain a written agreement from the holders of such options that they will exchange their options for the cash payments set forth above. Upon consummation of the merger and subject to the treatment of outstanding options as described above, the Granite stock option plans will terminate. At the time of execution of the merger agreement, Messrs. Smith held 103,000 options (of which 35,292 are incentive options) and Messrs. Paquette, Henson and Pike each held 51,500 options (of which 34,767 are incentive options). The amount that each of Messrs. Smith, Henson, Paquette and Pike will receive if they exchange their options for the cash payment set forth above is $2,987,000, $1,493,500, $1,493,500, and $1,493,500, respectively.

Acceleration of Restricted Stock.    The merger agreement provides that Granite may, in consultation with Chittenden, accelerate the vesting of certain restricted stock awards granted to Messrs. Smith, Henson, Paquette and Pike into calendar year 2002. Granite and Chittenden have agreed that restricted stock held by Mr. Pike having a fair market value of approximately $209,000 will be accelerated and become fully vested in December 2002. In addition, under the 1997 Long-Term Incentive Stock Benefit Plan that provides for the award of restricted stock, awards of restricted stock will become fully vested upon termination of employment following a change in control. At the time of execution of the merger agreement, Mr. Smith held 20,320 shares of restricted stock and each of Messrs. Paquette, Henson and Pike held 10,160 shares of restricted stock, of which 4,400 (with respect to Mr. Smith) and 2,200 (with respect to Messrs. Paquette, Henson and Pike) will vest in accordance with their terms prior to the change in control.

Indemnification and Insurance

Indemnification.    Pursuant to the merger agreement, Chittenden has agreed that all rights to indemnification and all limitations existing in favor of any director or officer of Granite and any subsidiary, as provided in the articles of incorporation and bylaws of Granite or similar governing documents of a subsidiary with respect to matters occurring on or prior to the effective time of the merger will continue from and after the effective time through the sixth anniversary thereof, provided that all rights to indemnification with respect to any claim asserted or made within such period will continue until the final disposition of such claim, and such indemnification right will continue despite a liquidation, consolidation or merger of Granite or any of its subsidiaries. The merger agreement does not preclude any rights to indemnification or limitations on liabilities provided in Granite articles of incorporation or similar documents of its subsidiaries subsequent to the effective time to the extent the provisions establishing such rights or limitations are not otherwise amended to the contrary.

Directors’ and Officers’ Insurance.    Chittenden has further agreed, for a period of six years after the effective time, to cause the persons serving as officers and directors of Granite immediately prior to the effective time to continue to be covered by Granites’ current directors’ and officers’ liability insurance policy (provided that Chittenden may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous than such policy) with respect to acts or omissions occurring prior to the effective time which were committed by such officers and directors in their capacity as such. Chittenden is not required to spend more than 150% of the annual cost currently incurred by Granite for its insurance coverage.

Board of Directors

Pursuant to the merger agreement, Chittenden agreed to recommend a person designated by Granite and reasonably acceptable to Chittenden to be elected to the board of directors of Chittenden effective as of the effective time of the merger.

Post-Closing Capitalization

Following the merger, Chittenden will have approximately 36.2 million shares of common stock outstanding. Shareholders of Chittenden before the merger will own approximately 88% of the total shares outstanding after the merger and Granite’s current shareholders will own approximately 12%.

All of the percentages calculated above do not take into account the exercise of any outstanding stock options or warrants or the conversion of any convertible security that would result in the issuance of additional common stock of Chittenden.

Accounting Treatment

The merger will be accounted for under the purchase method of accounting under accounting principles generally accepted in the United States of America. Under this method, Granite’s assets and liabilities as of the date of the merger will be recorded at their respective fair values and added to those of Chittenden. Any excess of the purchase price for Granite over the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” issued in July 2001, the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Chittenden in connection with the merger will be amortized to expense in accordance with the new rules. The financial statements of Chittenden issued after the merger will reflect the results attributable to the acquired operations of Granite beginning on the date of completion of the merger. The unaudited per share pro forma financial information contained herein has been prepared using the purchase method of accounting. See “Summary—Unaudited Comparative Per Share Information” on page 19.

Material Federal Income Tax Consequences

The following is a general summary of material United States federal income tax consequences of the merger of Chittenden and Granite and their respective shareholders. The federal income tax laws are complex and the tax consequences of the merger may vary depending upon each shareholder’s individual circumstances or tax status. The following discussion is based upon current provisions of the Internal Revenue Code, existing temporary and final regulations thereunder and current administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis. No attempt has been made to comment on all United States federal income tax consequences of the merger that may be relevant to shareholders of Chittenden and Granite. The tax discussion set forth below is included for general information only. It is not intended to be, nor should it be construed to be, legal or tax advice to a particular shareholder of Chittenden or Granite.

The following discussion may not apply to particular categories of holders of shares of Chittenden common stock or Granite common stock subject to special treatment under the Internal Revenue Code, such as insurance companies, financial institutions, broker-dealers, tax-exempt organizations, individual retirement and other tax-deferred accounts, banks, persons subject to the alternative minimum tax, persons who hold Chittenden capital stock or Granite capital stock as part of a straddle, hedging or conversion transaction, persons whose functional currency is other than the United States dollar, persons eligible for tax treaty benefits, foreign corporations, foreign partnerships and other foreign entities, individuals who are not citizens or residents of the United States and holders whose shares were acquired pursuant to the exercise of an employee stock option or otherwise as compensation. This discussion assumes that holders of shares of Granite common stock hold their shares as capital assets. Shareholders of Chittenden and Granite are urged to consult their tax advisors to determine the specific tax consequences of the merger, including any state, local or other tax consequences of the merger.

The Merger.    Based on facts and representations and assumptions regarding factual matters that were provided by Chittenden and Granite and that are consistent with the state of facts that Chittenden and Granite believe will be existing as of the effective time of the merger, Goodwin Procter LLP and Luse Gorman Pomerenk & Schick, P.C. are each of the opinion that the merger, when consummated in accordance with the terms of the merger agreement, will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. If the merger is treated as a reorganization, neither Chittenden nor Granite will recognize any taxable gain or loss as a result of the merger.

The federal income tax consequences of the merger to a Granite shareholder generally will depend on whether the shareholder receives cash, Chittenden common stock or a combination thereof in exchange for the shareholder’s shares of Granite common stock.

A Granite shareholder who receives solely Chittenden common stock in exchange for all of such shareholder’s shares of Granite common stock pursuant to the merger will not recognize gain or loss on the exchange, except to the extent the shareholder receives cash in lieu of a fractional share in Chittenden common stock. The shareholder’s tax basis in the Chittenden common stock received pursuant to the merger will equal such shareholder’s tax basis in the shares of Granite common stock being exchanged, reduced by any amount allocable to a fractional share of Chittenden common stock for which cash is received. The holding period of Chittenden common stock received will include the holding period of the shares of Granite common stock being exchanged.

A Granite shareholder who receives solely cash in exchange for all of such shareholder’s shares of Granite common stock pursuant to the merger generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the shareholder’s aggregate tax basis for such shares of Granite common stock, which gain or loss will be long-term capital gain or loss if such shares of Granite common stock were held for more than one year. If, however, any such Granite shareholder constructively owns shares of Granite common stock that are exchanged for shares of Chittenden common stock in the merger or owns shares of Chittenden common stock actually or constructively after the merger, such actual or constructive ownership of Chittenden common stock may prevent any gain recognized in the merger from qualifying for capital gain rates and instead result in any gain being treated as the distribution of a dividend, which is taxed at ordinary income rates. Under the constructive ownership rules of the Internal Revenue Code, a shareholder may be treated as owning stock that is actually owned by another person or entity. Granite shareholders should consult their tax advisors as to the possibility that all or a portion of any cash received in exchange for their shares of Granite common stock will be treated as a dividend.

A Granite shareholder who receives both Chittenden common stock and cash consideration in exchange for all of his or her shares of Granite common stock generally will recognize gain, but not loss, to the extent of the lesser of:

•	the excess, if any, of (a) the sum of the aggregate fair market value of the Chittenden common stock received (including any fractional share of Chittenden common stock deemed to be received and exchanged for cash) and the amount of cash received (excluding any cash received in lieu of a fractional share of common stock) over (b) the shareholder’s aggregate tax basis in the shares of Granite common stock exchanged in the merger; and

•	the amount of cash received by such shareholder.

For this purpose, gain or loss must be calculated separately for each block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset gain realized on another block of shares. Any such gain will be long-term capital gain if the shares of Granite common stock exchanged were held for more than one year, unless the receipt of cash has the effect of a distribution of a dividend under the provisions of the Internal Revenue Code, in which case such gain will be treated as a dividend to the extent of such shareholder’s ratable share of the undistributed accumulated earnings and profits of Granite. Granite shareholders should consult their tax advisors as to the possibility that all or a portion of any cash received in exchange for their Granite common stock will be treated as a dividend.

Such shareholder’s aggregate tax basis in the Chittenden common stock received pursuant to the merger will equal such shareholder’s aggregate tax basis in the shares of Granite common stock being exchanged, reduced by any amount allocable to a fractional share of Chittenden common stock for which cash is received and by the amount of any cash consideration received, and increased by the amount of taxable gain, if any, recognized by such shareholder in the merger (including any portion of such gain that is treated as a dividend).

Cash in Lieu of Fractional Shares.    No fractional shares of Chittenden common stock will be issued in the merger. A Granite shareholder who receives cash in lieu of such a fractional share will be treated as having received such fractional share pursuant to the merger and then as having exchanged such fractional share for cash in a redemption by Chittenden. A Granite shareholder will generally recognize capital gain or loss on such a deemed redemption of the fractional share in an amount determined by the excess of the amount of cash received and the shareholder’s tax basis in the fractional share. Any capital gain or loss will be long-term capital gain or loss if the Granite common stock exchanged was held for more than one year.

Dissenting Shareholders.    Holders of Granite common stock who dissent with respect to the merger, as discussed under “—Dissenters’ Appraisal Rights” beginning on page 71, and who receive cash in respect of their shares of Granite common stock generally will be treated in the same manner as a holder who exchanges his or her shares of Granite common stock solely for cash in accordance with the above discussion. However, a dissenting shareholder may be required to recognize gain or loss in the year the merger closes, irrespective of whether the dissenting shareholder actually receives payment for his or her shares in that year. Moreover, a portion of the payment received by a dissenting shareholder may be characterized as interest income.

Tax Opinions.    Tax opinions of Goodwin Procter LLP and Luse Gorman Pomerenk & Schick, P.C. have been filed as Exhibits 8.1 and 8.2, respectively, to this document. Additionally, it is a condition to the obligation of Chittenden and Granite to complete the merger that Chittenden receive an opinion of Goodwin Procter LLP, counsel to Chittenden, and that Granite receive an opinion of Luse Gorman Pomerenk & Schick, P.C., counsel to Granite, each dated as of the closing date and each to the effect that, based on representations of Chittenden and Granite and on certain customary assumptions and conditions, the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The tax opinions in Exhibits 8.1 and 8.2 are not intended to satisfy this closing condition.

The tax opinions delivered or to be delivered to Chittenden and to Granite in connection with the merger are not binding on the Internal Revenue Service or the courts, and neither Chittenden nor Granite have sought or will seek any ruling from the Internal Revenue Service regarding any matters relating to the merger. Consequently, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions contained in the tax opinions delivered to Chittenden or Granite, or the federal income tax consequences of the merger described herein.

Backup Withholding.    Non-corporate holders of Granite common stock may be subject to information reporting and backup withholding on any cash payments they receive. Granite shareholders will not be subject to backup withholding, however, if they:

•
furnish a correct taxpayer identification number and certify that they are not subject to backup withholding on the Form W-9 or successor form included in the election form/letter of transmittal you will receive; or

•	are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a Granite shareholder’s United States federal income tax liability, provided the shareholder furnishes the required information to the Internal Revenue Service.

Reporting Requirements.    Granite shareholders who receive Chittenden common stock as a result of the merger will be required to retain records pertaining to the merger and will be required to file with their United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

Other Tax Consequences.    The state and local tax treatment of the merger may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the treatment of the merger under state and local tax laws.

Restrictions on Resale of Chittenden Common Stock by Affiliates

The shares of Chittenden common stock to be received by Granite shareholders in the merger have been registered under the Securities Act on the registration statement of which this document is a part and, except as described in this paragraph, may be freely traded without restriction. The shares of Chittenden common stock to be issued in the merger and received by persons who are considered to be “affiliates,” as that term is used in Rule 145 under the Securities Act, of Granite before the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act, or pursuant to an exemption from the registration requirements of the Securities Act. Affiliates of Granite for this purpose include individuals or entities that control, are controlled by, or are under common control with Granite and are expected to include the directors and executive officers of Granite and certain entities affiliated with these directors and executive officers. These affiliates or their brokers risk being characterized as “underwriters” when they sell shares of Chittenden stock received in the merger. The U.S. securities laws require registration of shares sold by underwriters. An affiliate and its broker can avoid being characterized as an underwriter and, therefore, avoid the Securities Act registration requirements by selling shares in compliance with Rule 145. This document does not cover resales of Chittenden common stock received by any person upon the effectiveness of the merger, and no person is authorized to make any use of this document in connection with any such resale.

Granite has agreed to use its reasonable best efforts to cause each person who may be deemed an affiliate of Granite for purposes of Rule 145 to deliver to Chittenden a letter agreement intended to ensure compliance with the Securities Act.

Delisting and Deregistration of Granite Common Stock Following the Merger

If the merger becomes effective, Granite’s common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.

Listing of Chittenden Common Stock to be Issued in the Merger

The listing on the New York Stock Exchange of the shares of Chittenden common stock to be issued in the merger is a condition to the closing of the merger.

Dissenters’ Appraisal Rights

The following is a brief summary of the rights under New Hampshire law of holders of Granite common stock to dissent from the merger and receive cash equal to the fair value of their Granite common stock instead of receiving the merger consideration. This summary is not exhaustive, and you should carefully read all of Chapter 293-A:13 of the New Hampshire Business Corporation Act, or NHBCA, which sets forth dissenters’ rights under New Hampshire law and is attached to this document as Annex D.

If you are contemplating the possibility of dissenting from the merger, you should carefully review the text of Annex D, particularly the procedural steps required to perfect dissenters’ rights, which are complex. You should also consult your legal counsel. If you do not fully and precisely satisfy the procedural requirements of the NHBCA, you will lose your dissenters’ rights.

Under the merger agreement, if the number of dissenting shares exceeds 10% of the number of shares of outstanding Granite common stock, Chittenden is not obligated to effect the merger.

Requirements for Exercising Dissenters’ Rights

To exercise dissenters’ rights, you must:

•	deliver to Granite before the vote is taken at the special meeting written notice of your intent to demand payment for your Granite common stock if the merger is consummated and becomes effective;

•	not vote your shares of Granite common stock in person or by proxy in favor of the proposal to approve the merger agreement; and

•	comply with the appraisal procedures described below under “—Appraisal Procedures.”

If you do not satisfy each of these requirements, and the merger agreement is approved at the special meeting, you will be entitled only to receive the merger consideration provided in the merger agreement.

Submitting a proxy card that does not direct how the Granite common stock represented by that proxy is to be voted will constitute a vote in favor of the merger and a waiver of your statutory dissenters’ rights. In addition, voting against the proposal to approve the merger will not satisfy the notice requirement referred to above. You must file the written notice of the intent to exercise dissenters’ rights with Granite at: Granite State Bankshares, Inc., 122 West Street, Keene, NH 03431-0627, Attn: Charles B. Paquette, Secretary.

Appraisal Procedures

Within ten days after the effective time of the merger, Granite will send written notice to all shareholders who have given written notice under the dissenters’ rights provisions and have not voted in favor of the merger as described above. The notice will contain:

•	the address where the demand for payment and certificates representing shares of Granite common stock must be sent and the date by which the certificates must be deposited;

•	any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

•
a form for demanding payment that states the date of the first announcement to the news media or to shareholders of the merger and requires certification of the date the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired beneficial ownership of the Granite common stock;

•	the date by which Granite must receive the payment demand; and

•	a copy of Section 293-A:13 of the NHBCA, which is also attached to this document as Annex D.

If you wish to assert dissenters’ rights, you must demand payment by returning the form that Granite will supply to you and deposit your Granite common stock certificates by the date set forth in the notice. If you fail to make demand for payment and deposit your Granite common stock certificates by the required date, you will lose the right to receive fair value for your shares under the dissenters’ rights provisions, even if you filed a timely notice of intent to demand payment.

If Granite does not consummate the merger within 60 days after the date set for demanding payment, Granite will return all deposited certificates. If Granite does not return the deposited common stock certificates within 60 days after the date set, you may notify Granite in writing of your estimate of the fair value of your Granite common stock plus the amount of interest due and demand payment of your estimated amount.

Except as provided below, at the effective time of the merger or upon Granite’s receipt of a valid demand for payment, Granite will remit to each dissenting shareholder who complied with the requirements of the NHBCA the amount Granite estimates to be the fair value of the shareholder’s Granite common stock, plus accrued interest. Granite will include the following information with the payment:

•	annual and interim period financial statements relating to Granite;

•	Granite’s estimate of the fair value of the shares and a brief description of the method used to reach that estimate;

•	an explanation of how the interest was calculated;

•	a copy of Section 293-A:13 of the NHBCA; and

•	a brief description of the procedures to be followed by a dissenting shareholder if that shareholder is dissatisfied with Granite’s estimate of the fair value of the dissenting shares.

For dissenting shareholders who were not the beneficial owners of the shares of Granite common stock before November 7, 2002, the date of the first announcement to news media or Granite shareholders of the terms of the merger, Granite may withhold payment and instead send a statement setting forth its estimate of the fair value of their shares and offering to pay such amount, with interest, as a final settlement of the dissenting shareholders’ demand for payment. The offer will be accompanied by an explanation of how Granite estimated fair value and calculated interest and a statement of the shareholder’s rights if dissatisfied with the payment offer.

If Granite fails to make payment within 60 days after the date set for demanding payment or if you are dissatisfied with your payment or offer for payment, you may, within 30 days of the payment or offer, notify Granite in writing of your estimate of fair value of your shares and the amount of interest due and demand payment of your estimate (less any payment previously made). If any dissenting shareholder’s demand for payment is not settled within 60 days after receipt by Granite of his or her payment demand, Section 293-A:13 of the NHBCA requires that Granite commence a proceeding in Cheshire County Superior Court and petition the court to determine the fair value of the shares and accrued interest, naming all the dissenting shareholders whose demands remain unsettled as parties to the proceeding.

The court may appoint one or more appraisers to receive evidence and make recommendations to the court as to the amount of the fair value of the shares. If the court determines that the fair value of the shares is in excess of any amount remitted by Granite, then the court will enter a judgment for cash in favor of the dissenting shareholders in an amount by which the value determined by the court, plus interest, exceeds the amount previously remitted.

The court will determine the costs and expenses of the court proceeding and assess them against Granite, except that the court may assess part or all of the costs against any dissenting shareholders whose actions in demanding payment are found by the court to be arbitrary, vexatious or not in good faith. If the court finds that Granite did not substantially comply with the relevant provisions of Sections 293-A:13.20 through 293-A:13.28 of the NHBCA, the court may also assess against Granite any fees and expenses of attorneys or experts that the court deems equitable. The court may also assess those fees and expenses against any party if the court finds that the party has acted arbitrarily, vexatiously or not in good faith in bringing the proceedings. The court may award, in its discretion, fees and expenses of an attorney for the dissenting shareholders out of the amount awarded to the shareholders, if it finds the services of the attorney were of substantial benefit to the other dissenting shareholders and that those fees should not be assessed against Granite.

A shareholder of record may assert dissenters’ rights as to fewer than all of the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies Granite in writing of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of the partial dissenting shareholder are determined as if the shares as to which the shareholder dissents and the shareholder’s other shares were registered in the names of different shareholders. Beneficial owners of Granite common stock who desire to exercise dissenters’ rights themselves must dissent with respect to all the shares they beneficially own and must obtain and submit the registered owner’s written consent to the dissent at or before the time they file the notice of intent to demand fair value.

For purposes of the NHBCA, “fair value” means the value of Granite common stock immediately before the effective time of the merger, excluding any appreciation or depreciation in anticipation of the merger, unless that exclusion would be inequitable. Under section 293-A:13.02 of the NHBCA, a Granite shareholder has no right to challenge the approval of the merger unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

THE MERGER AGREEMENT

The following is a brief summary of the significant provisions of the merger agreement between Chittenden and Granite. The merger agreement, which is attached to this document as Annex A and is incorporated herein by reference, contains the complete terms of that agreement. You should read the entire merger agreement carefully.

Structure of the Merger

The merger agreement provides for the merger of Granite with and into Chittenden. The surviving company will be Chittenden.

Closing of the Merger

The closing of the merger will occur on a date that is no later than the five business days after the satisfaction or waiver of all of the closing conditions described in the merger agreement unless this date is extended by the mutual agreement of Chittenden and Granite. The merger will become effective upon the filing of articles of merger with the Secretary of State of the State of Vermont and the Secretary of State of the State of New Hampshire.

We currently expect that the merger will become effective by the end of the first quarter of 2003, however, because the merger is subject to a number of conditions we cannot predict the actual timing.

Merger Consideration

In the merger, each issued and outstanding share of Granite common stock, other than treasury stock and any dissenting shares, will be converted into the right to receive at the election of the holder thereof either: (i) $46.00 in cash; (ii) 1.64 shares of Chittenden common stock, plus cash in lieu of any fractional share; or (iii) cash for half of the shares of Granite common stock held and Chittenden common stock for the remainder of the shares of Granite common stock held, subject to the allocation and proration procedures described below in the section in this document titled “—Election and Allocation Procedures.”

No fractional shares of Chittenden common stock will be issued in connection with the merger. Instead, each Granite shareholder will receive an amount of cash (without interest), in lieu of any fractional share, based on the average per share closing price of Chittenden common stock on the New York Stock Exchange over the five trading days immediately preceding the effective date, rounded to the nearest whole cent.

Shares held by Granite shareholders who effectively exercise their dissenters’ appraisal rights as described in this document will only be entitled to payment in cash of the fair value of the dissenting shares, plus accrued interest.

Election And Allocation Procedures

Elections.    No later than 15 calendar days prior to the effective time of the merger, each holder of record of Granite common stock as of five business days prior to the mailing date of the election form will be sent an election form and other appropriate and customary transmittal materials which will permit the Granite shareholder:

•	to elect to receive $46.00 (which is referred to as the cash consideration) per share in exchange for all shares of Granite common stock held by a Granite shareholder;

•
to elect to receive 1.64 shares of Chittenden common stock, plus cash in lieu of any fractional share (which is referred to as the stock consideration) in exchange for all shares of Granite common stock held by a Granite shareholder;

•
to elect to receive the cash consideration with respect to half of the shares of Granite common stock held by a Granite shareholder and the stock consideration with respect to the remaining shares of Granite common stock held by a Granite shareholder; or

•	to make no election with respect to the consideration to be received in exchange for such shareholder’s shares of Granite common stock, which are referred to as non-election shares.

Election Procedures.    The merger agreement contemplates that election forms and other transmittal materials will be mailed no later than 15 calendar days prior to the anticipated effective time of the merger to Granite shareholders of record as of five business days before the mailing date. An election form shall be deemed properly completed only if it is accompanied by one or more Granite stock certificates representing all of the shares of Granite common stock covered by the election form along with duly executed transmittal materials included with the election form (or customary affidavits and indemnification regarding the loss or destruction of the stock certificates or the guaranteed delivery of the stock certificates).

In order to be effective, a properly completed election form must be submitted to the exchange agent on or before 5:00 p.m., New York City time, on the 20th calendar day following the mailing date of the election form, unless Chittenden and Granite have mutually agreed to another date and time.

If a Granite shareholder either:

•	does not submit a properly completed election form in a timely fashion; or

•
revokes his, her or its election form prior to the deadline for the submission of the election form and does not resubmit a properly completed election form by the election form deadline, the shares of Granite common stock held by the shareholder will be designated non-election shares. The exchange agent will have reasonable discretion in determining whether any election revocation or change was properly or timely made and to disregard any immaterial defects in the election form.

Allocation Procedures.    A shareholder’s ability to receive all cash or all shares of Chittenden common stock in exchange for his, her or its shares of Granite common stock in the merger is subject to allocation procedures which are designed to ensure that 50% of the total number of shares of Granite common stock issued and outstanding at the effective time of the merger (including any dissenting shares but excluding treasury stock) will be converted into cash and 50% of such shares will be converted into shares of Chittenden common stock in accordance with the terms of the merger agreement.

Pursuant to the merger agreement, within five business days after the election form deadline or the effective time of the merger, whichever occurs later, Chittenden shall cause the exchange agent to effect the allocation among Granite shareholders of the right to receive the cash consideration and the stock consideration as follows:

•
if Granite shareholders elect to receive more Chittenden common stock than Chittenden has agreed to issue in the merger, then all Granite shareholders who elected to receive cash or who have made no election will receive cash for their Granite shares and all Granite shareholders who elected to receive Chittenden common stock will receive a pro rata portion of the available shares of Chittenden common stock equal to the product obtained by multiplying (x) the number of shares elected by the Granite shareholder as stock consideration by (y) a fraction, the numerator of which is the number of shares of Chittenden common stock that Chittenden has agreed to issue in the merger and the denominator of which is the number of shares of Chittenden common stock that Granite shareholders have elected to receive, with the remaining number of such holder’s shares elected as stock consideration being converted into the right to receive the cash consideration;

•
if Granite shareholders elect to receive less Chittenden common stock than Chittenden has agreed to issue in the merger (the amount by which the number of shares of Chittenden common stock that Chittenden has agreed to issue in the merger exceeds the amount of shares of Chittenden common stock that Granite shareholders have elected to receive is referred to as the shortfall number) then all shares that Granite shareholders have elected to receive as stock consideration will be converted into the right to receive Chittenden common stock and the non-election shares and shares for which Granite shareholders have elected to receive cash shall be treated in the following manner:

•
if the shortfall number is less than or equal to the number of shares for which Granite shareholders have made no election, then all shares for which Granite shareholders have elected to receive cash shall be converted into the right to receive the cash consideration and each holder of non-election shares shall receive the stock consideration in respect of that number of non-election shares held by such holder equal to the product obtained by multiplying (x) the number of non-election shares held by such holder by (y) a fraction, the numerator of which is the shortfall number and the denominator of which is the total number of non-election shares, with the remaining number of such holder’s non-election shares being converted into the right to receive the cash consideration; or

•
if the shortfall number exceeds the number of non-election shares, then all non-election shares shall be converted into the right to receive the stock consideration, and each Granite shareholder who elected to receive cash shall receive the stock consideration in respect of that number of shares elected as cash consideration equal to the product obtained by multiplying (x) the number of shares elected as cash consideration held by such holder by (y) a fraction, the numerator of which is the amount by which the shortfall number exceeds the total number of non-election shares and the denominator of which is the total number of shares elected as cash consideration, with the remaining number of such holder’s shares elected as cash consideration being converted into the right to receive the cash consideration.

Notwithstanding the above allocation procedures, if the aggregate value of the stock consideration to be delivered as of the effective time of the merger less the amount of cash paid in lieu of fractional shares of Chittenden common stock, which is referred to as the stock value, is less than 40% of the sum of:

•	the aggregate value of the merger consideration to be delivered as of the effective time of the merger, plus;

•	the value of any consideration described in Treasury Regulations Section 1.368-1(e)(1)(ii), plus;

•	cash paid to holders of dissenting shares, plus;

•
the value of any consideration paid by Chittenden or any of its subsidiaries (or any “related person” to Chittenden or any of its subsidiaries within the meaning of Treasury Regulations Section 1.368-1(e)(3)) to acquire shares of Granite common stock prior to the effective time, (which sum is referred to as the “aggregate value”), then Chittenden shall reduce the number of shares of outstanding Granite common stock entitled to receive the cash consideration and correspondingly increase the number of shares of Granite common stock entitled to receive the stock consideration by the minimum amount necessary to cause the stock value to equal 40% of the aggregate value, provided, that in no event shall Chittenden be required to issue in the merger (either by conversion of Granite common stock issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger) aggregate shares of Chittenden common stock in excess of 15% of the total number of shares of Chittenden common stock outstanding immediately before the merger.

Exchange of Granite Stock Certificates for Chittenden Stock Certificates

On or before the closing date of the merger, Chittenden shall reserve a sufficient number of shares of Chittenden common stock and deliver to the exchange agent (which will be a bank or trust company selected by Chittenden), certificates representing the shares of Chittenden common stock to be issued in the merger. In addition, Chittenden shall deliver to the exchange agent an aggregate amount of cash sufficient to pay the aggregate amount of cash payable in the merger, including an estimated amount of cash to be paid in lieu of fractional shares of Chittenden common stock.

Granite shareholders who surrender their stock certificates and complete transmittal and election forms prior to the election deadline date, will automatically receive the merger consideration allocated to them promptly following completion of the allocation procedures. The exchange agent will complete the allocation within five business days after the later to occur of the election deadline date or the effective time of the merger.

As soon as practicable after the effective time of the merger, provided that Granite has delivered all necessary information to the exchange agent, the exchange agent, will mail to each Granite shareholder of record at the effective time of the merger who did not previously surrender their certificate or certificates with the election form, a letter of transmittal and instructions for use in surrendering their Granite stock certificates. When such Granite shareholders deliver their Granite stock certificates to the exchange agent along with a properly completed and duly executed letter of transmittal and any other required documents, their Granite stock certificates will be cancelled and in exchange they will receive, as allocated to them (i) a Chittenden stock certificate representing the number of whole shares of Chittenden common stock that they are entitled to under the merger agreement, (ii) a check representing the amount of cash that they are entitled to under the merger agreement and/or (iii) a check representing the amount of cash that they are entitled to in lieu of any fractional shares. The surrendered stock certificates will then be cancelled. No interest will be paid or accrued on any cash constituting merger consideration.

Granite shareholders are not entitled to receive any dividends or other distributions on Chittenden common stock with a record date after the merger until they have surrendered their Granite stock certificates in exchange for a Chittenden stock certificate. After the surrender of their Granite stock certificates, Granite shareholders of record will be entitled to receive any such dividend or other distribution, without interest, which had become payable with respect to Chittenden common stock.

Chittenden will only issue a stock certificate for Chittenden common stock, a check for the cash consideration, or a check for cash in lieu of a fractional share in a name other than the name in which a surrendered Granite stock certificate is registered if the exchange agent is presented with all documents required to show and effect the unrecorded transfer of ownership with evidence that any applicable stock transfer taxes have been paid.

Granite Stock Options

At the effective time of the merger, Granite will terminate its stock option plans. Prior to the effective time, Granite will mail a notice to each holder of Granite stock options that, as of the date of the notice, the options are exercisable in full in accordance with their terms. At the effective time of the merger, each holder of unexercised stock options will be entitled to receive a cash payment from Granite in an amount equal to the product of (x) the number of Granite shares provided for in the stock option and (y) the excess, if any, of $46.00 over the exercise price per share provided in the stock option. The cash payment will be treated as compensation and will be net of any required applicable federal or state withholding tax. Granite has agreed to use its best efforts, subject to certain exceptions, to obtain prior to the effective time, from each holder of a stock option, an agreement to cash out his or her stock options as described in this section.

Conditions to the Merger

The obligations of Granite and Chittenden to complete the merger are subject to the fulfillment or written waiver, where permissible, of the following conditions:

•	the merger agreement and the transactions contemplated by the merger agreement being approved by the requisite vote of the shareholders of Granite;

•
Chittenden and Granite having obtained all regulatory approvals required to consummate the transactions contemplated by the merger agreement and all related statutory waiting periods having expired, and none of the regulatory approvals having imposed any term, condition or restriction that Chittenden reasonably determines would so materially adversely effect the economic or business benefits to Chittenden of the transactions contemplated by the merger agreement, taken as a whole, as to render inadvisable the consummation of the merger (referred to as a burdensome condition);

•
Chittenden and Granite having obtained all necessary consents or approvals of third parties required for the consummation of the merger, unless the failure to obtain these consents or approvals is not reasonably likely to have, individually or in the aggregate, a material adverse effect on Chittenden or Granite, as the case may be;

•	the absence of any law, statute, regulation, order, decree or injunction that enjoins, prohibits or makes illegal the consummation of the transactions contemplated by the merger agreement;

•
Chittenden and Granite each having received an opinion from their respective tax counsel that the merger will be treated for federal income tax purposes as a reorganization under Section 368(a) of the Internal Revenue Code; and

•
the registration statement of which this document is a part being declared effective and the absence of any proceeding or threatened proceeding to suspend, or stop order suspending, that effectiveness.

The obligations of Chittenden to complete the merger are subject to the fulfillment or written waiver, where permissible, of the following additional conditions:

•
each of the representations and warranties of Granite contained in the merger agreement having been true and correct as of the date of the merger agreement and as of the effective time of the merger, except as to any representation and warranty which relates to a specified date, which representation or warranty having been true and correct as of such date, except that certain representations or warranties of Granite will be deemed true or correct, unless the failure or failures of those representations and warranties to be true and correct has had, or is reasonably likely to have, a material adverse effect on Granite;

•	Granite having performed in all material respects all obligations required to be performed by Granite under the merger agreement at or prior to the effective time of the merger;

•	Chittenden having received a certificate from specified officers of Granite with respect to compliance with the following conditions to the obligations of Chittenden;

•
there not having occurred with respect to Granite any material adverse effect, or any event or development that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Granite; and

•	the number of shares of Granite common stock which have dissented from the merger not having exceeded 10% of the outstanding Granite common stock.

The obligations of Granite to complete the merger are subject to the fulfillment or written waiver, where permissible, of the following additional conditions:

•
each of the representations and warranties of Chittenden contained in the merger agreement having been true and correct as of the date of the merger agreement and as of the effective time of the merger, except as to any representation and warranty which relates to a specified date, which representation and warranty having been true and correct as of such date, except that certain representations or warranties made by Chittenden will be deemed true or correct unless the failure or failures of those representations and warranties to be true and correct has had, or is reasonably likely to have, a material adverse effect on Chittenden;

•	Chittenden having performed in all material respects all obligations required to be performed by Chittenden under the merger agreement at or prior to the effective time of the merger;

•	Granite having received a certificate from specified officers of Chittenden with respect to compliance with the foregoing conditions to the obligations of Granite;

•
there not having occurred with respect to Chittenden any material adverse effect, or any event or development that would, individually or in the aggregate, reasonably be expected to have a material adverse effect;

•	Chittenden having obtained approval for the listing of the shares of Chittenden common stock issuable in the merger on the New York Stock Exchange, subject to official notice of issuance; and

•	Chittenden having delivered the cash consideration and stock consideration to the exchange agent.

“Material adverse effect” when used in reference to Granite or Chittenden, means an effect on Chittenden or Granite or any of its respective subsidiaries, as the case may be, that is material and adverse to the condition (financial or otherwise), results of operations, assets, liabilities, business, or prospects of Chittenden or Granite and its respective subsidiaries, as the case may be, taken as a whole, or would materially impair the ability of Chittenden or Granite, as the case may be, to perform its obligations under the merger agreement or materially threaten or impede the consummation of the merger. However, material adverse effect does not include the impact of:

•	changes in banking laws of general applicability or interpretations thereof by courts or governmental authorities affecting depository institutions generally;

•	changes resulting from expenses incurred in connection with the merger; and

•
changes in economic conditions effecting financial institutions generally, including, but not limited to, changes in the general level of market interest rates, except to the extent such changes have, or could reasonably be expected to have, on Chittenden or Granite or any of its respective subsidiaries, as the case may be, an adverse effect that is materially greater than the adverse effect on comparable entities.

Termination

The merger agreement may be terminated and the merger and the transactions contemplated by the merger agreement abandoned (even after approval of the merger by Granite shareholders) as follows:

•	by mutual written consent of the parties;

•
by Chittenden or Granite if the other party materially breaches any of its representations, warranties, covenants or agreements contained in the merger agreement (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement), the breach cannot be or has not been cured within 30 days of written notice of the breach and the breach has not had and is not reasonably likely to have a material adverse effect on the other party;

•
by Chittenden or Granite if the merger has not occurred on or before August 31, 2003, unless the terminating party’s failure to comply with the merger agreement was the cause of the failure of the merger to occur on or before this date;

•
by Chittenden or Granite if any regulatory approval required for consummation of the merger and the other transactions contemplated by the merger agreement has been denied by final nonappealable action of any regulatory authority or any governmental entity has issued a final nonappealable order enjoining or otherwise prohibiting the merger or the other transactions contemplated by the merger agreement, provided that the terminating party has promptly taken all steps required by or necessary to resolve any objection of a regulatory authority or governmental entity (except that Chittenden is not required to take any steps that Chittenden has reasonably determined would be a burdensome condition);

•
by Chittenden or Granite if the required approval of the merger agreement and the transactions contemplated under the merger agreement by Granite’s shareholders is not obtained at a meeting of Granite’s shareholders;

•
by Chittenden if Granite’s board of directors does not publicly recommend to its shareholders to vote in favor of the merger agreement, the merger and the other transactions contemplated by the merger agreement, or if Granite’s board of directors withdraws, modifies or changes in a manner adverse to Chittenden its approval or recommendation of the merger agreement and the transactions contemplated by the merger agreement;

•	by Chittenden or Granite if Granite receives a superior proposal and Granite’s board of directors enters into an acquisition agreement with respect to the superior proposal;

•	by Chittenden if Granite breaches in any material respect the provisions in the merger agreement prohibiting the solicitation of other offers; or

•
by Chittenden or Granite if Chittenden has to issue in the merger Chittenden common stock in excess of 15% of the total number of shares of Chittenden common stock outstanding immediately before the merger.

Termination Fee

Under the terms of the merger agreement, Granite must pay Chittenden a termination fee of $13.0 million within two business days after demand by Chittenden if:

•
Chittenden terminates the merger agreement as a result of Granite’s board of directors failure to publicly recommend to Granite shareholders that they vote in favor of the merger agreement, the merger and the other transactions contemplated by the merger agreement, or if Granite’s board of directors withdraws, modifies or changes in a manner adverse to Chittenden its approval or recommendation of the merger agreement and the transactions contemplated by the merger agreement;

•	Granite or Chittenden terminates the merger agreement as a result of Granite entering into an acquisition agreement with respect to a superior proposal;

•	Chittenden terminates the merger agreement as a result of Granite’s breach in any material respect of the provisions in the merger agreement prohibiting the solicitation of other offers;

•
Chittenden terminates the merger agreement because of the failure of Granite’s shareholders to approve the merger in circumstances where Granite’s board of directors failed to publicly recommend to Granite shareholders that they vote in favor of the merger agreement, the merger and the transactions contemplated by the merger agreement, or Granite’s board of directors has withdrawn, modified or amended such recommendation in a manner adverse to Chittenden; or

•
Chittenden or Granite terminates the merger agreement as a result of the failure of Granite’s shareholders to approve the merger agreement and both (i) within 18 months of the termination, Granite enters into an agreement to engage in or there has otherwise occurred an acquisition proposal with a person other than Chittenden or any of Chittenden’s affiliates and (ii) at the time of such termination or event giving rise to such termination, it shall have been publicly announced that any person (other than Chittenden or any subsidiary of Chittenden) has made, or disclosed an intention to make, a bona fide offer to engage in an acquisition proposal or filed an application under the Bank Holding Company Act of 1956, as amended, or the Change in Bank Control Act of 1978 for approval to engage in an acquisition proposal.

Material Covenants

No Solicitation

Granite has agreed, during the term of the merger agreement, that it will not and will not permit its or any of its subsidiaries’ directors, officers, employees, agents or other representatives to, directly or indirectly:

•
solicit, initiate, encourage or take any action to facilitate or furnish or disclose non-public information in furtherance of any inquiries or the making of any offer or proposal regarding an acquisition proposal;

•	participate in any discussions or negotiations with, or provide any information to any person (other than Chittenden or its subsidiaries or representatives), concerning an acquisition proposal; or

•	enter into any agreement, arrangement, or understanding requiring Granite to abandon, terminate or fail to complete the merger.

Notwithstanding the prohibitions described above, Granite may furnish information to, and negotiate or otherwise engage in discussions with any person with respect to an unsolicited written proposal for an acquisition proposal if:

•
Granite’s board of directors determines (a) in good faith by a majority vote, based on the advice of its outside legal counsel, that failure to take action with respect to an acquisition proposal would constitute a breach of its fiduciary duties under applicable law and (b) that the acquisition proposal is a superior proposal; and

•
prior to furnishing any information to that person, Granite has entered into a confidentiality agreement substantially similar to the confidentiality agreement Granite has entered into with Chittenden and which contains a standstill provision that is no less restrictive than the standstill provision contained in the confidentiality agreement with Chittenden.

Under the merger agreement, Granite is obligated to notify Chittenden promptly in writing of the receipt of any inquiries, discussions, negotiations, or proposals relating to any acquisition proposal (including the specific terms of the proposal and the identity of the other individual or entities involved). In addition, Granite must promptly inform Chittenden of any changes or developments with respect to the acquisition proposal or its receipt of any request for information from a regulatory or governmental authority. Granite must promptly furnish to Chittenden a copy of any written proposal in addition to a copy of any information provided to or by any third party relating to the acquisition proposal.

The merger agreement also allows Granite to take and disclose to its shareholders any position contemplated by the federal securities laws so long as Granite has complied with the requirements described above.

Under the merger agreement an “acquisition proposal” is defined as any offer or proposal for, or any indication of interest in:

•	a merger, tender offer, recapitalization, or consolidation, or any similar transaction, involving Granite or any of its subsidiaries;

•
a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Granite or all or substantially all of the assets or deposits of any of Granite’s subsidiaries;

•
a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of the merger agreement having the meaning assigned thereto in Section 13(d) of the Securities Exchange Act of 1934, and the rules and regulations thereunder) of securities representing 10% or more of the voting power of Granite or its subsidiaries; or

•	any substantially similar transaction.

Under the merger agreement, a “superior proposal” is defined as a bona fide acquisition proposal made by a third party which was not solicited by Granite, any subsidiary of Granite or any representatives of Granite and which, in the good faith judgment of Granite’s board of directors, taking into account, to the extent deemed appropriate by Granite’s board of directors, the various legal, financial and regulatory aspects of the proposal and the person making such proposal (A) if accepted, is reasonably likely to be consummated, and (B) if consummated would, based upon advice of Granite’s financial advisor, result in a transaction that is more favorable to Granite’s shareholders, from a financial point of view, than the transactions contemplated by the merger agreement.

Granite Shareholders Meeting

Granite has agreed to call, hold and convene a meeting of its shareholders as promptly as practicable to consider and vote upon the approval of the merger agreement and any other matter required to be approved by the shareholders of Granite in order to consummate the merger. Granite also has agreed to ensure that the shareholders meeting is called, noticed and held in compliance with New Hampshire law, Granite’s articles of incorporation and bylaws, and all other applicable legal requirements.

Recommendation of Granite Board of Directors

Granite has agreed that its board of directors will recommend that its shareholders vote in favor of and approve the merger agreement and the merger at its shareholders meeting and will not:

•
withhold, withdraw or modify, or propose to withhold, withdraw or modify, in a manner adverse to Chittenden, its approval or adoption of the merger agreement or the merger or its recommendation of the merger agreement and the merger to its shareholders;

•	other than the merger, approve or recommend, or propose to approve or recommend, any acquisition proposal;

•	other than the merger, approve or recommend, or propose to approve or recommend, or execute or enter into a letter of intent or agreement relating to an acquisition proposal; or

•	resolve to take any of the actions described in the prior three bullet points.

Notwithstanding this prohibition, Granite’s board of directors may withdraw or modify in a manner adverse to Chittenden (or not continue to make), its approval or recommendation of the merger agreement or the merger (and in the case of an acquisition proposal that is a tender offer or exchange offer made directly to its shareholders, may recommend that its shareholders accept the tender or exchange offer), if:

•
in the opinion of Granite’s outside legal counsel such action is required, in response to an unsolicited bona fide written superior proposal, in order for Granite’s board of directors to comply with its fiduciary duties under applicable law;

•
prior to taking this action, Granite has given Chittenden at least five business days prior written notice of its board of director’s intention to take this action and Granite’s board of directors has considered any changes to the merger agreement proposed by Chittenden and has determined that following such proposed changes the unsolicited proposal remains a superior proposal; and

•	Granite has fully and completely complied with the no solicitation provisions of the merger agreement.

New York Stock Exchange Listing

Under the terms of the merger agreement, Chittenden has agreed to use its reasonable best efforts to list, on the New York Stock Exchange, the shares of Chittenden common stock to be issued to Granite shareholders in the merger.

Directors’ and Officers’ Insurance

Chittenden has agreed, for a period of six years after the effective time, to cause the persons serving as officers and directors of Granite immediately prior to the effective time to continue to be covered by Granite’s current directors’ and officers’ liability insurance policy (provided that Chittenden may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous than such policy) with respect to acts or omissions occurring prior to the effective time which were committed by such officers and directors in their capacity as such. Chittenden is not required to spend more than 150% of the annual cost currently incurred by Granite for its insurance coverage.

Advise of Changes

Under the merger agreement, each of the parties has agreed to promptly advise the other of any event or development that could reasonably be expected to cause any representation or warranty contained in the merger agreement to be untrue or inaccurate in any material respect and any material failure of that party to comply with or satisfy any covenant, condition or agreement under the merger agreement.

Other Covenants

The merger agreement also contains covenants relating to:

•	the preparation and distribution of this document and all requisite regulatory filings;

•	Chittenden’s and Granite’s access to information concerning Granite and Chittenden, respectively, and the confidentiality of the information;

•	the execution of an appropriate bank merger agreement to cause the subsidiaries of Granite to merge into a subsidiary of Chittenden, as Chittenden deems advisable;

•
the spin-off and termination of the employee stock ownership portion of the Granite State Bankshares, Inc. Employee Stock Ownership Plan (“ESOP”) and the prompt consolidation of the remaining portion of the ESOP with Granite’s 401(k) plan following the closing of the merger;

•
the termination of existing split dollar insurance arrangements existing on the date of the merger agreement and the recovery of the aggregate amount of premiums paid by Granite under the arrangements, subject to the rights of the executives who are parties to the arrangements; and

•
certain other actions with regard to employee benefit plans including the production of certain plan documents, filings with the Department of Labor and the transfer of certain insurance policies to Granite.

Conduct of Business Pending the Merger

Pursuant to the merger agreement, Granite has agreed that, until the effective time of the merger or the termination of the merger agreement, Granite and its subsidiaries will not, except as expressly contemplated or permitted by the merger agreement, without the prior written consent of Chittenden:

•	conduct its business other than in the ordinary and usual course consistent with past practice;

•
fail to use reasonable efforts to preserve intact its business organizations and assets, and maintain its rights, franchises, and existing relations with customers, suppliers, employees and business associates; or

•
take any action that would adversely effect the ability of either Granite or Chittenden to receive any regulatory approval for the transactions contemplated by the merger agreement or adversely effect its ability to perform any of its material obligations under the merger agreement.

Granite also agreed that, except as contemplated or permitted by the merger agreement, or otherwise consented to by Chittenden in writing, it will not:

•	issue any securities or equity equivalents;

•	combine, redeem, reclassify, purchase or otherwise acquire its capital stock;

•	effect a split, combination or reclassification of its capital stock;

•
declare or pay any dividend or other distribution on its capital stock other than (i) regular quarterly cash dividends not to exceed the rate payable on Granite commons stock as of the date of the merger agreement or (ii) dividends paid by wholly owned subsidiaries to Granite or any wholly owned subsidiary of Granite;

•
increase the compensation or benefits of any director, officer, employee or consultant, except for normal increases in the ordinary course of business consistent with past practice provided that all aggregate increases shall not exceed 4% of Granite’s annual compensation and individual increases shall not exceed 8% of such individual’s annual compensation;

•	enter into, establish, adopt, amend or terminate any of its benefit plans or any agreement, arrangement, plan or policy between Granite and any of its directors, officers or employees;

•
take any action that accelerates the vesting or exercise of any benefits except for the acceleration of restricted stock and supplemental executive retirement benefits in the manner described in the section in this document titled “The Merger—Interests of Granite’s Directors and Officers in the Merger” beginning on page 63;

•
sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of Granite’s assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction, that, together will all other such transactions, is not material to Granite and its subsidiaries taken as a whole;

•	amend its articles of incorporation or bylaws;

•
acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course consistent with past practice) any assets, business, deposits or properties of any other entity;

•	make any capital expenditures other than in the ordinary course of business consistent with past practice and in an amount not in excess of $100,000 individually or $500,000, in the aggregate;

•	except in the ordinary course of business consistent with past practice, enter into or terminate any material agreement or amend or modify in any material respect any existing material agreement;

•
settle any material litigation which exceeds $100,000 and/or would impose any material restriction on the business of Granite or create a precedent for claims that are reasonably likely to be material to Granite and its subsidiaries taken as a whole;

•
enter into any new material line of business or change its material lending, investment, underwriting, risk and asset liability management or other material banking and operating policies, except as required by applicable law, regulation or policies imposed by a regulatory authority; or file any application or make any contract with respect to branching or site location or branching or site relocation;

•	enter into any derivative contracts except in the ordinary course of business consistent with past practice;

•
incur indebtedness for borrowed money (other than deposits, federal funds purchased, federal home loan bank advances and securities sold under agreements to repurchase, except in each case in the ordinary course of business consistent with past practice);

•	assume, guarantee, endorse or otherwise become responsible for the obligations of any other person other than in the ordinary course of business consistent with past practice;

•
acquire any debt security or equity investment of a type or in an amount that is not permissible for a national bank or any other debt security other than in the ordinary course of business consistent with past practice;

•	make any loans, loan commitments, letter of credit or other extension of credit other than in the ordinary course of business consistent with past practice;

•
invest in real estate or any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case, in the ordinary course of business consistent with past practice);

•	change its accounting principles or practices other than as may be required by changes in laws or regulations by generally accepted accounting principles;

•	change its loan policies or procedures except as required by a regulatory authority;

•	knowingly take any action that would, or would be reasonably likely to, cause the merger to fail to qualify as a tax-free reorganization for U.S. federal income tax purposes;

•
knowingly take any action that is intended or is reasonable likely to result in any of its representations and warranties contained in the merger agreement being or becoming untrue in any material respect, or in any of the conditions to the merger not being satisfied or in material violation of any of the provisions of the merger agreement; or

•	agree to commit to do anything prohibited by the foregoing.

Chittenden has agreed that, except as contemplated or permitted by the merger agreement, or otherwise consented to by Granite in writing, it will not knowingly take any action that is intended or is reasonably likely to result in any of its representations and warranties contained in the merger agreement being or becoming untrue in any material respect, or in any of the condition to the merger not being satisfied or in material violation of any of the provisions of the merger agreement.

The agreements relating to the conduct of Chittenden’s and Granite’s business contained in the merger agreement are complicated and not easily summarized. You are urged to carefully read Article IV of the merger agreement attached to this document as Annex A.

Employee Benefits

Under the terms of the merger agreement, from and after the effective time of the merger, Chittenden will provide the employees of Granite and any of its subsidiaries who remain employed after the effective time with the types and levels of comparable employee benefits as those provided to similarly situated employees of Chittenden. Chittenden also has the right in its sole discretion to terminate, merge or continue any of Granite’s employee benefit plans. To the extent to which Granite employees become eligible to participate in Chittenden’s employee benefit plans after the merger, Chittenden will:

•	provide each employee with eligibility and vesting credit, but not benefit accrual credit, equal to the amount of service credited by Granite prior to the merger;

•	not treat any employee of Granite or any of its subsidiaries as a “new” employee for purposes of any exclusions under any health or similar plan of Granite for any pre-existing medical condition; and

•
provide that any deductibles paid under any of Granite’s or any of its subsidiaries’ health plans shall be credited toward deductibles under Chittenden’s health plans upon delivery to Chittenden of appropriate documentation.

In addition, Chittenden agreed to honor in accordance with their terms, certain benefit obligations and contractual rights of current employees of Granite existing as of the effective date of the merger disclosed to Chittenden by Granite.

Representations and Warranties

The merger agreement contains reciprocal representations and warranties of Chittenden and Granite and its subsidiaries relating to:

•	due organization, corporate power, existence, good standing, due registration as a bank holding company and corporate authority;
•	authorization, validity and effect of agreements;
•	capitalization;
•	subsidiaries;
•	noncontravention of certain organizational documents agreements or governmental orders;
•	SEC documents and filings;
•	tax treatment of the merger;
•	regulatory approvals;
•	litigation;
•	compliance with applicable laws;
•	corporate records; and
•	employee programs.

The merger agreement also contains additional representations and warranties by Granite and its subsidiaries relating to:

•	brokers;
•	absence of certain changes;
•	labor matters;
•	takeover law;
•	insurance;
•	environmental matters;
•	taxes and tax returns;

•	intellectual property;
•	tax treatment, accounting treatment;
•	material agreements, defaults;
•	property and leases;
•	regulatory matters;
•	loans and nonperforming and classified assets;
•	allowance for loan losses;
•	trust accounts;
•	derivative transactions;
•	repurchase agreement;
•	proxy statement, company information; and
•	deposit/loan agreements.

None of the representations and warranties by either party survive the effective time of the merger. The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read Article V of the merger agreement attached to this document as Annex A.

Expenses

Each party will pay all fees and expenses it incurs in the merger, except that Granite and Chittenden will share equally the costs of printing, filing and registration fees.

Amendments

Chittenden and Granite may amend the merger agreement by executing a written amendment, provided that the board of directors of Chittenden and Granite have authorized the amendment. Prior to the effective time of the merger, Chittenden may make amendments to revise the structure of the merger, provided that:

•	the revisions have no material adverse accounting or tax consequences to Granite or its shareholders;

•	there are no material adverse changes to the benefits or other arrangements provided to Granite’s officers, directors and employees; and

•	the revisions will not be likely to materially delay consummation of the merger.

OTHER MATERIAL AGREEMENTS RELATING TO THE MERGER

Shareholders Agreement

In connection with the execution of the merger agreement, Granite’s directors and officers entered into a shareholders agreement with Chittenden dated as of November 7, 2002. In the shareholders agreement, each of Granite’s directors and officers agreed to vote, and granted Chittenden an irrevocable proxy and power of attorney to vote, all of his, her or its shares of Granite common stock:

•	in favor of the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement; and

•	against any acquisition proposal other than the merger.

In the shareholders agreement, each of Granite’s directors and officers also agreed not to dispose of or encumber his or her shares of Granite common stock and not to enter into any other voting agreement or arrangement or grant any other proxy or power of attorney with respect to his or her shares of Granite common stock while the shareholders agreement is in effect. Granite’s directors and officers owned approximately 12.36% of the total outstanding Granite common stock as of the record date for the special meeting of Granite’s shareholders. The shareholders agreement terminates immediately upon the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms.

You are urged to read the shareholders agreement in its entirety. The shareholders agreement is attached to this document as Annex B.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and explanatory notes are presented to show you the pro forma impact of the merger on the historical financial position and results of operations of Chittenden.

In accordance with the merger agreement, each share of Granite’s common stock will be converted in the merger into the right to receive either: (i) $46.00 in cash; (ii) 1.64 shares of Chittenden common stock plus cash in lieu of any fractional share; or (iii) cash for half of the shares of Granite common stock held and Chittenden common stock for the remainder of the shares of Granite common stock held, subject to the allocation and proration procedures described in the section in this document titled “The Merger—Merger Consideration and Election and Allocation Procedures” on page 59.

The unaudited pro forma condensed combined financial information reflects the merger using the purchase method of accounting. The unaudited pro forma condensed combined financial information assumes that the merger was completed on the dates or at the beginning of the periods indicated. Certain amounts in Granite’s historical financial information as shown have been reclassified to conform to Chittenden’s presentation. The unaudited pro forma condensed combined statements of operations reflect the consolidation of the results of operations of Chittenden and Granite for the nine months ended September 30, 2002 and for the 12 months ended December 31, 2001.

The unaudited pro forma condensed combined financial information reflects the merger based on preliminary purchase accounting adjustments. Estimates relating to the fair value of certain assets, liabilities and other items have been made as more fully described in the notes to the unaudited pro forma condensed combined financial information. Actual adjustments, which may include adjustments to additional assets, liabilities and other items, will be made on the basis of appraisals and evaluations as of the effective date of the merger and, therefore, may differ from those reflected in the unaudited pro forma condensed combined financial information.

The combined company expects to achieve substantial merger benefits primarily through operating cost savings. The unaudited condensed combined statements of operations, which do not reflect any direct costs or potential savings which are expected to result from the consolidation of operations of Chittenden and Granite, are not necessarily indicative of the results of future operations. No assurances can be given with respect to the ultimate level of cost savings or other merger synergies to be realized.

The following information should be read in conjunction with and is qualified in its entirety by the consolidated financial statements and accompanying notes of Chittenden and Granite incorporated by reference into this document. See the section in this document titled “Where You Can Find More Information” beginning on page 117.

The unaudited pro forma condensed combined financial information is intended for information purposes and is not necessarily indicative of the future financial position or future results of the combined company or of the financial position or the results of operations of the combined company that would have actually occurred had the merger been in effect as of the date or for the periods presented.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2001
(in thousands, except share and per share data)

	Historical Chittenden (CHZ)	Pro Forma				Historical Granite (GSBI)	Pro Forma
		Previous Acquisitions	Adjustments		Subtotal		Granite Adjustments		CHZ and GSBI Combined
Interest income:
Interest on loans	$223,661	$19,969	$(1,004	)(7)	$242,626	$53,335	$(7,244	)(6)	$288,717
Investment securities	42,836	4,074			46,910	15,587			62,497

Total interest income	266,497	24,043	(1,004)		289,536	68,922	(7,244)		351,214

Interest expense:
Deposits	93,046	7,781	(697	)(7)	100,130	25,181			125,311
Borrowings	3,146	166			3,312	6,731			10,043

Total interest expense	96,192	7,947	(697)		103,442	31,912			135,354
Net interest income	170,305	16,096	(307)		186,094	37,010	(7,244)		215,860
Provision for loan losses	8,041	1,058			9,099	660			9,759

Net interest income after provision for loan losses	162,264	15,038	(307)		176,995	36,350	(7,244)		206,101

Noninterest income:
Investment management income	15,722	623			16,345				16,345
Service charges on deposit accounts	14,294	656			14,950	3,035			17,985
Gains on sales of mortgage loans, net	11,207	194			11,401	1,722			13,123
Merchant services & credit card income, net	3,964	154			4,118	403			4,521
Insurance commissions, net	3,391				3,391	—			3,391
Other	15,155	1,926			17,081	2,332			19,413

Total noninterest income	63,733	3,553			67,286	7,492			74,778

Noninterest expense:
Salaries & benefits	74,851	7,207			82,058	14,175			96,233
Net occupancy expense	17,744	2,378			20,122	4,243			24,365
Other real estate owned, income & expense, net	87				87	178			265
Amortization of intangibles	2,963		1,133	(7)	4,096	720	2,082	(8)	6,898
Other	40,115	2,216			42,331	6,364			48,695

Total noninterest expense	135,760	11,801	1,133		148,694	25,680	2,082		176,456

Income before income taxes	90,237	6,790	(1,440)		95,587	18,162	(9,326)		104,423

Income tax expense (Benefit)	31,736	2,352	(108)		33,980	6,773	(1,496)		39,257

Net income	$58,501	$4,438	$(1,332)		$61,607	$11,389	$(7,830)		$65,166

Earnings per share
Basic	$1.82				$1.92	$2.16			$1.79
Diluted	1.80				1.89	2.11			1.76
Weighted average common shares outstanding	32,163,734				32,163,734	5,264,873			36,480,930	(4)
Weighted average common and common equivalent shares outstanding	32,547,029				32,547,029	5,389,746			36,966,621	(4)

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002
(in thousands, except share and per share data)

	Historical Chittenden (CHZ)	Pro Forma				Historical Granite (GSBI)	Pro Forma
		Previous Acquisitions	Adjustments		Subtotal		Granite Adjustments		CHZ and GSBI Combined
Interest income:
Interest on loans	$146,717	$2,445	$(164	)(7)	$148,998	$35,207	$(4,073	)(6)	$180,132
Investment securities	46,494	456			46,950	12,803			59,753

Total interest income	193,211	2,901	(164)		195,948	48,010	$(4,073)		239,885

Interest expense:
Deposits	45,819	700	519	(7)	47,038	11,176			58,214
Borrowings	4,881	21			4,902	7,048			11,950

Total interest expense	50,700	721	(519)		51,940	18,224			70,164

Net interest income	142,511	2,180	(683)		144,008	29,786	$(4,073)		169,721
Provision for loan losses	6,081	150			6,231	325			6,556

Net interest income after provision for loan losses	136,430	2,030	(683)		137,777	29,461	$(4,073)		163,165

Noninterest income:
Investment management income	11,750	—			11,750	—			11,750
Service charges on deposit accounts	11,919	184			12,103	2,331			14,434
Gains on sales of mortgage loans, net	6,702	14			6,716	2,087			8,803
Merchant services & credit card income, net	2,715	—			2,715	432			3,147
Insurance commissions, net	3,005	—			3,005	1,329			4,334
other	9,408	110			9,518	2,356			11,874

Total noninterest income	45,499	308			45,807	8,535			54,342

Noninterest expense:
Salaries	65,411	822			66,233	12,214			78,447
Net occupancy expense	14,546	193			14,739	3,480			18,219
Other real estate owned, income & expense, net	(276)	—			(276)	90			(186)
Amortization of intangibles	931	—	113	(7)	1,044	325	1,561	(5)	2,930
Other	31,077	316			31,393	4,832			36,225

Total noninterest expense	111,689	1,331	113		113,133	20,941	1,561		135,635

Income before income taxes	70,240	1,007	(796)		70,451	17,055	(5,634)		81,872
Income tax expense (benefit)	24,391	358	(239)		24,510	6,551	(928)		30,133

Net income	$45,849	$649	$(557)		$45,941	$10,504	$(4,706)		$51,739

Earnings per share
Basic	$1.43				$1.52	$2.04			$1.42
Diluted	1.41				1.40	1.97			1.40
Weighted average common shares outstanding	32,161,815				32,161,815	5,138,679			36,375,532	(4)
Weighted average common and common equivalent shares outstanding	32,584,223				32,584,223	5,327,841			36,953,053	(4)

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2002

	September 30, 2002
	Chittenden (CHZ) Historical	Granite State Bankshares (GSB) Historical					Pro Forma CHZ and GSBI Combined

			Pro Forma Adjustments
			Debit		Credit
	(In Thousands)
ASSETS
Cash and Cash Equivalents	$300,184	$96,725			$140,800	(2)	$256,109
Securities Available For Sale	1,424,513	297,598	5,389	(3)			1,727,500
Securities Held to Maturity	0	5,005	384		5,389	(3)	0
FHLB stock	14,967	7,773					22,740
Loans Held for Sale	62,055	19,287					81,342
Loans:
Commercial	567,939	37,020	877	(2)			605,836
Municipal	97,912	2,641	745	(2)			101,298
Real Estate:
Residential	895,472	388,676	11,621	(2)			1,295,769
Commercial	1,067,702	184,418	4,371	(2)			1,256,491
Construction	81,232	12,961	307	(2)			94,500

Total Real Estate	2,044,406	586,055					2,646,760
Consumer	293,248	5,978	369	(2)			299,595

Total Loans	3,003,505	631,694					3,653,489
Less: Allowance for Possible Loan Losses	(48,187)	(8,092)					(56,279)

Net Loans	2,955,318	623,602					3,597,210
Accrued Interest Receivable	28,586	6,378					34,964
Other Real Estate Owned	0	0					0
Other Assets	42,039	20,940					62,979
Premises and Equipment, Net	56,901	18,054					74,955
Mortgage Servicing Rights	15,482	1,213					16,695
Intangible Assets	9,827	3,524	20,818	(2)			34,169
Goodwill	55,911	7,265	145,989	(2)			209,165

Total Assets	$4,965,783	$1,107,364	$190,870		$146,189		$6,117,828

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Demand deposits	$681,595	$114,681					$796,276
Savings deposits	397,545	93,452					490,997
NOW and money market deposits	2,162,630	312,330					2,474,960
Time Deposits less than $100,000	691,873	205,000					896,873
Time Deposits $100,000 and over	237,948	43,548					281,496

Total Deposits	4,171,591	769,011					4,940,602
Short-Term Borrowings	178,189	245,184					423,373
Company obligated, mandatorily redeemable securities of subsidiary trust	125,000	0					125,000
Accrued Expenses and Other Liabilities	76,651	4,264			7,286	(2)	88,201

Total Liabilities	4,551,431	1,018,459	0		7,286		5,577,176

Stockholders’ Equity:
Common Stock—$1 Par Value	35,749	6,790	6,790	(2)	4,256	(2)	40,005
Surplus	145,193	37,802	37,802	(2)	122,044	(2)	267,237
Retained Earnings	283,536	61,772	61,772	(2)			283,536
Treasury Stock—At Cost	(85,383)	(20,020)	(20,020	)(2)			(85,383)
Accumulated Other Comprehensive Income	31,402	3,376	3,376	(2)			31,402
Directors deferred compensation to be settled in stock	3,909	0					3,909
Unearned Portion of Employee Restricted Stock	(54)	(815)			815	(2)	(54)

Total Stockholders’ Equity	414,352	88,905	89,720		127,115		540,652

Total Liabilities and Stockholders’ Equity	$4,965,783	$1,107,364	$89,720		$134,401		$6,117,828

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL INFORMATION

The unaudited pro forma combined financial information is based on the following adjustments and related assumptions. The actual purchase accounting adjustments will be made on the basis of appraisals and evaluations as of the effective date of the merger, and therefore, may differ from those reflected in the unaudited pro forma combined financial information.

Note 1

The pending acquisition will be accounted for as a purchase business combination. Accordingly, pro forma financial information presented herein assumes that the merger was consummated as of the beginning of each of the periods for which data is provided. Certain reclassifications have been made to the accounts of Granite in the accompanying unaudited pro forma combined balance sheet and statements of operations to conform to Chittenden presentation. Pro forma results from continuing operations presented in the unaudited pro forma statement of operations do not reflect nonrecurring items of income and expense resulting directly from the proposed merger.

The effect of estimated special charges of $20 million to be taken by Chittenden in connection with the acquisition of Granite has been reflected in the accompanying unaudited pro forma combined balance sheet as a reduction in retained earnings and as a decrease to cash, net of a tax benefit of $5.5 million, after excluding approximately $4.2 million of nondeductible expense.

These charges have not been reflected in the unaudited pro forma combined statements of operations since they are nonrecurring. The unaudited pro forma financial information does not give effect to any cost savings in connection with the pending acquisition.

Note 2

The pro forma stockholders’ equity accounts of Chittenden have been adjusted to reflect the issuance of shares of Chittenden common stock in exchange for 50% of the outstanding shares of Granite common stock. The 4,256,007 shares of Chittenden common stock to be issued pursuant to the acquisition of Granite are based on one-half of the 5,190,918 net Granite shares outstanding as of September 30, 2002 and the exchange ratio of 1.64 shares of Chittenden common stock for each share of Granite common stock. Consideration paid for the remaining 2,595,459 shares will be paid in cash at $46 per share totaling approximately $119.4 million plus cash paid out to settle Granite’s outstanding stock options of approximately $6.9 million.

Purchase accounting adjustments assumed for purposes of these pro forma financial statements include a core deposit intangible equal to 4% of the non-time deposit portion of Granite’s deposit base and a loan fair value adjustment of approximately 2.90% of outstanding loan balances at September 30, 2002.

(In thousands)
Purchase price	$252,600
After tax restructuring change	14,500
GSBI equity	(88,905)
Core deposit intangible	(20,818)
Deferred tax liability related to CDI	7,286
Fair Value adjustment – Investments	(384)
Fair Value adjustment – Loans	(18,290)

Unidentified Intangible – Goodwill	$145,989

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL INFORMATION—(Continued)

Note 3

To reclassify Granite’s securities held to maturity portfolio to available for sale.

Note 4

Pro forma earnings per share amounts in the accompanying pro forma combined statements of income are based on the weighted average number of basic and diluted common shares of Granite during each period and assuming that 50% would be converted to Chittenden shares using the exchange ratio of 1.64.

Note 5

To record amortization of core deposit intangibles recorded in Note 2 for the nine months ended September 30, 2002, on a ten-year straight-line basis.

Note 6

To record the estimated amortization of the loan fair value adjustment on a straight-line basis using estimated weighted average lives of 1 to 5 years.

In thousands Loan Types	Weighted Average Life	Total Value	2001	For the Nine Months Ended September 30, 2002
Commercial	1.5	$877	$585	$292
Municipal	1	745	745	—
Residential real estate	5	11,621	2,324	2,324
Commercial real estate	1.5	4,371	2,914	1,457
Construction	1	307	307	—
Consumer	1	369	369	—

		$18,290	$7,244	$4,073

Note 7

Included in the accompanying unaudited pro forma condensed combined financial statements are the following entities and businesses, as defined below, that Chittenden acquired since January 1, 2001:

•	Maine Bank Corp. (“MBC”)

•	Ocean National Corporation (“ONC”)

Actual operating results of these entities and businesses are only included in Chittenden historical results as of the dates of the respective acquisitions, as discussed below.

On April 30, 2001, Chittenden acquired Maine Bank Corp., headquartered in Portland, Maine and its subsidiary, Maine Bank & Trust for $49.25 million in cash. Included in the total acquisition cost is approximately $636,000 of capitalized costs incurred in connection with the acquisition. The acquisition has been accounted for as a purchase and, accordingly, the operations of MBC are included in these financial statements from the date of acquisition. The historical financial results of Chittenden as shown in the accompanying unaudited pro forma combined statement of operations for the year ended December 31, 2001 include the actual results of MBC only for the period from its acquisition

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL INFORMATION—(Continued)

date, May 1, 2001, to December 31, 2001. For purposes of deriving the pro forma combined company results, the actual results of MBC for the period from January 1, 2001 to April 30, 2001 are included in the historical amounts of previous acquisitions in the accompanying unaudited pro forma combined statement of operations for the year ended December 31, 2001. For the nine months ended and as of September 30, 2002, the financial results of MBC are included in Chittenden’s historical financial results in the accompanying unaudited pro forma combined statement of operations.

On February 28, 2002, Chittenden acquired Ocean National Corporation, headquartered in Kennebunk, Maine and its subsidiary Ocean National Bank for $53.25 million in cash. In addition to the purchase price Chittenden incurred approximately $2.2 million of capitalized costs incurred in connection with the acquisition. The transaction has been accounted for as a purchase and, accordingly, the operations of ONC are included in Chittenden’s consolidated financial statements from the date of acquisition. For purposes of deriving the pro forma combined company results, the actual results of ONC for the period from January 1, 2001 to December 31, 2001 are included in the historical amounts of previous acquisitions in the accompanying unaudited pro forma combined statement of operations for the year ended December 31, 2001. The historical financial results of Chittenden as shown in the accompanying unaudited pro forma combined statement of operations for the nine months ended and as of September 30, 2002 include the actual results of ONC only for the period from its acquisition date, February 28, 2002 to September 30, 2002. For purposes of deriving the pro forma combined company results, the actual results of ONC from January 1, 2002 to February 28, 2002 are included in the historical amounts of previous acquisitions.

The following table represents adjustments made for the above acquisitions.

DESCRIPTION	AMOUNT (Debit) Credit (in thousands)
To record amortization of MBC goodwill for the four month period January 1, 2001 to April 30, 2001.	$(458)
To record amortization of ONC core deposit intangibles for the twelve month period January 1, 2001 to December 31, 2001.	$(675)
TOTAL	$(1,133)
To record ONC’s amortization of the loan fair value adjustment for the twelve month period January 1, 2001 to December 31, 2001.	$(1004)
To record ONC’s amortization of the deposit fair value adjustment for the twelve month period January 1, 2001 to December 31, 2001.	$697
TOTAL	$(307)
To record the difference in ONC’s amortization of the loan fair value adjustment for 2002 as if the transaction had been completed as of January 1, 2001, rather than at February 28, 2002.	$(164)
To record the difference in ONC’s amortization of the deposit fair value adjustment for 2002 as if the transaction had been completed as of January 1, 2001 rather than February 28, 2002.	$(519)
TOTAL	$(683)
To record amortization of ONC core deposit intangible for the two month period January 1, 2002 to February 28, 2002.	$(113)

Note 8

To record amortization of the Granite core deposit intangible recorded in Note 2 on a straight-line basis over 10 years.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

Chittenden’s current authorized stock consists of 60,000,000 shares of common stock, par value $1.00 per share, and 1,000,000 shares of preferred stock, par value $100.00 per share. The Chittenden Board is authorized to issue, without further shareholder approval, preferred stock from time to time in one or more series, and to determine the provisions applicable to each series, including the number of shares, dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, sinking fund provisions, redemption price or prices, and liquidation preferences.

Chittenden common stock is traded on the New York Stock Exchange under the ticker symbol “CHZ.” As of January 17, 2003, 31,939,469 shares of Chittenden common stock and no shares of Chittenden preferred stock were issued and outstanding.

Common Stock

Under Vermont law, shareholders generally are not personally liable for a corporation’s acts or debts. Subject to the preferential rights of any other shares or series of capital stock, holders of shares of Chittenden common stock are entitled to receive dividends on shares of common stock if, as and when authorized and declared by the Chittenden board of directors out of assets legally available therefor and to share ratably in the assets of Chittenden legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of Chittenden.

Each outstanding share of Chittenden common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors. Unless a larger vote is required by law, the Chittenden articles of incorporation or the Chittenden bylaws, when a quorum is present at a meeting of shareholders, a majority of the votes properly cast upon any question other than the election of directors shall decide the question. A plurality of the votes properly cast for the election of a person to serve as a director shall elect such person. Except as otherwise required by law or except as provided with respect to any other class or series of capital stock, the holders of Chittenden common stock possess the exclusive voting power. There is no cumulative voting in the election of directors. The Chittenden board of directors is classified into three categories with each category as nearly equal in number as possible. This means that approximately one-third of the members of the Chittenden board of directors are subject to re-election at each annual meeting of shareholders.

Holders of Chittenden common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of Chittenden’s securities.

Subject to the provisions of Chittenden’s articles of incorporation, all shares of Chittenden common stock have equal dividend, distribution, liquidation and other rights, and have no preference, appraisal or exchange rights.

For a description of the provisions of the Chittenden articles of incorporation that may have the effect of delaying, deferring or preventing a change in control of Chittenden, see the section in this document titled “Comparison of Rights of Shareholders Granite and Chittenden” beginning on page 109.

Preferred Stock

The Chittenden Board is authorized, without any further vote or action by Chittenden shareholders, to issue shares of preferred stock in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof, in each case, if any, as are permitted by Vermont law and as the Chittenden Board may determine by adoption of an amendment of the Chittenden articles of incorporation. Because the Chittenden Board has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the shareholders of any series or class of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of shares of Chittenden common stock. The issuance of shares of preferred stock could have the effect of delaying, deferring or preventing a change in control of Chittenden.

Registrar and Transfer Agent

Chittenden’s registrar and transfer agent is EquiServe Trust Company, N.A, Providence, Rhode Island. Copies of the governing corporate instruments of Chittenden and Granite are available, without charge, by following the instructions listed under the section in this document titled “Where You Can Find More Information” beginning on page 117.

SUPERVISION AND REGULATION

Chittenden and its banking subsidiaries are subject to extensive regulation under federal and state banking laws and regulations. The following discussion of the material elements of the regulatory framework applicable to bank holding companies and banks is not intended to be complete and is qualified in its entirety by the discussion included in Chittenden’s annual report on Form 10-K for the fiscal year ended December 31, 2001 and any other subsequent reports filed by Chittenden with the SEC, as well as the text of the relevant federal and state laws and regulations. See the section in this document titled “Where You Can Find More Information” beginning on page 117.

A change in the applicable banking laws or regulations may have a material effect on Chittenden’s business. Since the federal and state banking laws and regulations discussed below are subject to change from time to time, the following discussion should be read together with the related discussion included in Chittenden’s SEC reports as described above.

Regulation of Chittenden

Bank Holding Company Act.    As a bank holding company, Chittenden is subject to supervision and regulation by the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956. Under the Bank Holding Company Act, among other things:

•
bank holding companies generally may not acquire ownership or control of more than 5% of any class of voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board;

•	bank holding companies that are not also financial holding companies are generally prohibited from engaging in non-banking activities, subject to certain exceptions; and

•
bank holding companies, like Chittenden, that have not elected to become financial holding companies are limited generally to the business of banking and activities determined by the Federal Reserve Board to be closely related to banking.

The Federal Reserve Board has authority to issue cease and desist orders to terminate or prevent unsafe or unsound banking practices or violations of laws or regulations and to assess civil money penalties against bank holding companies and their non-bank subsidiaries, officers, directors and other institution-affiliated parties, and to remove officers, directors and other institution-affiliated parties.

Riegle-Neal Interstate Banking and Branching Efficiency Act.    The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 permits adequately capitalized bank holding companies to acquire banks in any state subject to specified concentration limits and other conditions. The Interstate Act also authorizes the interstate merger of banks. In addition, among other things, the Interstate Act permits banks to establish new branches on an interstate basis provided that such action is specifically authorized by the law of the host state.

Financial Services Modernization Legislation.    The Gramm-Leach-Bliley Act, enacted in 1999, eliminates many of the restrictions placed on the activities of certain qualified bank holding companies. The general effect of the law is to establish a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms, and other financial service providers by revising and expanding the Bank Holding Company Act framework to permit a holding company system, such as Chittenden, to engage in a full range of financial activities through a new entity known as a “financial holding company.” Financial activities is broadly defined to include not only banking, insurance and securities activities, but also merchant banking and additional activities that the Federal Reserve Board, in consultation with the Secretary of the Treasury, determines to be financial in nature, incidental to such financial activities, or complementary activities that do not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally.

In order to become a financial holding company and engage in the new activities, a bank holding company, such as Chittenden, must meet certain tests. Specifically, all of a bank holding company’s banks must be well-capitalized and well-managed, as measured by regulatory guidelines, and all of the bank holding company’s banks must have been rated “satisfactory” or better in the most recent evaluation of each bank under the Community Reinvestment Act of 1977. A bank holding company that elects to be treated as a financial holding company may face significant consequences if its banks fail to maintain the required capital and management ratings, including entering into an agreement with the Federal Reserve Board which imposes limitations on its operations and may even require divestitures. These possible ramifications may limit the ability of a bank subsidiary to significantly expand or acquire less than well-capitalized and well-managed institutions. As of the date of this document, Chittenden has not elected to become a financial holding company.

Dividends.    The Federal Reserve Board has authority to prohibit bank holding companies from paying dividends if such payment is deemed to be an unsafe or unsound practice. The Federal Reserve Board has indicated generally that it may be an unsafe and an unsound practice for bank holding companies to pay dividends unless the bank holding company’s net income over the preceding year is sufficient to fund the dividends and the expected rate of earnings retention is consistent with the organization’s capital needs, asset quality, and overall financial condition. Chittenden’s ability to pay dividends is dependent upon the flow of dividend income to it from its banking subsidiaries, which may be affected or limited by regulatory restrictions imposed by federal or state bank regulatory agencies.

Transactions by Bank Holding Companies with their Affiliates.    There are various legal restrictions on the extent to which bank holding companies and their non-bank subsidiaries may borrow, obtain credit from or otherwise engage in “covered transactions” with their insured depository institution subsidiaries. “Covered transactions” are defined by statute for these purposes to include:

•	a loan or extension of credit to an affiliate;

•	a purchase of or investment in securities issued by an affiliate;

•	a purchase of assets from an affiliate unless exempted by the Federal Reserve Board;

•	the acceptance of securities issued by an affiliate as collateral for a loan or extension of credit to any person or company; or

•	the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate, including confirmation of a letter of credit issued by an affiliate and a cross-affiliate netting arrangement.

These borrowings and other covered transactions by an insured depository institution subsidiary with its non-depository institution affiliates are generally limited to the following amounts:

•
in the case of any one affiliate, the aggregate amount of covered transactions of the insured depository institution and its subsidiaries cannot exceed 10% of the capital stock and surplus of the insured depository institution; and

•
in the case of all affiliates, the aggregate amount of covered transactions of the insured depository institution and its subsidiaries cannot exceed 20% of the capital stock and surplus of the insured depository institution.

Certain of these covered transactions are also subject to collateral security requirements.

Other types of transactions between a bank and a bank holding company must be on market terms and not otherwise unduly favorable to the bank holding company or an affiliate of the bank holding company. In October 2002, the Federal Reserve Board adopted a regulation which implements these restrictions on transactions with affiliates. Among other matters, this new regulation requires banks that engage in derivatives transactions with affiliates or that grant intra-day credit to affiliates to establish policies and procedures that address the credit risks associated with these types of transactions.

Anti-Tying Rules.    Under federal banking law, a bank holding company and its subsidiaries are prohibited from engaging in certain tying arrangements in connection with any extension of credit, lease or sale of property of any kind, or furnishing of any service.

Holding Company Support of Subsidiary Banks.    Under Federal Reserve Board policy, Chittenden is expected to act as a source of financial strength to its subsidiary banks and to commit resources to support these subsidiaries. This support of its subsidiary banks may be required at times when, absent such Federal Reserve Board policy, Chittenden might not otherwise be inclined to provide it. In addition, any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and certain other indebtedness of its subsidiary banks. In the event of a bank holding company’s bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

Liability of Commonly Controlled Depository Institutions.    Under the Federal Deposit Insurance Act, a depository institution insured by the Federal Deposit Insurance Corporation can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with:

•	the “default” of a commonly controlled FDIC-insured depository institution; or

•	any assistance provided by the FDIC to any commonly controlled depository institution in “danger of default.”

For these purposes, the term “default” is defined generally as the appointment of a conservator or receiver and “in danger of default” is defined generally as the existence of certain conditions indicating that a default is likely to occur without federal regulatory assistance.

Regulation of Chittenden’s Banks

General.    Chittenden’s banks primarily consist of FDIC-insured state chartered banks that are not members for the Federal Reserve System and are therefore subject to supervision and regulation by the FDIC and, as applicable, the Commissioner of Banking, Insurance, Securities and Health Care Administration of the State of Vermont, the Superintendent of the Bureau of Banking of the State

of Maine and the Commissioner of Banks of the Commonwealth of Massachusetts. In addition, Chittenden has acquired a national bank that is subject to supervision and regulation by the Office of the Comptroller of the Currency (“OCC”). The prior approval of the FDIC and the relevant state banking authority, or the OCC, as applicable, is required for Chittenden’s banks to establish and relocate an additional branch office, assume deposits, or engage in any merger, consolidation or purchase or sale of all or substantially all of the assets of any bank or savings association.

Examinations and Supervision.    The FDIC and state banking authorities, and the OCC, regularly examine the condition and operations of Chittenden’s banks, including, among other things, their capital adequacy, reserves, loans, investments, earnings, liquidity, compliance with laws and regulations, record of performance under the Community Reinvestment Act and management practices. In addition, Chittenden’s banks are required to furnish quarterly and annual reports of income and condition to the FDIC and OCC, as applicable, and, with the exception of the national bank, periodic reports to state banking authorities. The enforcement authority of each of the FDIC and the OCC includes the power to:

•	impose civil money penalties;

•	terminate insurance coverage (FDIC only);

•	remove officers and directors;

•	issue cease-and-desist orders to prevent unsafe or unsound practices or violations of laws or regulations; and

•	impose additional restrictions and requirements with respect to banks that do not satisfy applicable regulatory capital requirements.

Dividends.    As noted above, the principal source of Chittenden’s revenue is dividends from its banking subsidiaries. Payments of dividends by Chittenden’s banks are subject to banking law restrictions such as:

•	the FDIC’s and OCC’s authority to prevent a bank from paying dividends if such payment would constitute an unsafe or unsound banking practice or reduce the bank’s capital below safe and sound levels;

•
federal legislation which prohibits FDIC-insured depository institutions from paying dividends or making capital distributions that would cause the institution to fail to meet minimum capital requirements;

•
Vermont banking law restrictions which require that a bank may not, without the Commissioner’s approval, authorize dividends that reduce its capital below certain standards established by the Commissioner;

•
Massachusetts banking law restrictions which require that (1) each bank’s capital not be impaired and (2) each bank maintain a capital structure with a surplus account amounting to at least 50% of its capital stock and, unless the bank’s surplus account is at least equal to its capital stock, transfer to its surplus account each year from net profits an amount equal to 0.25% of its deposit liabilities; and

•
Maine banking law restrictions which require that a bank may not, without the Superintendent’s approval, authorize dividends that reduce its capital below certain standards established by the Superintendent.

Affiliate Transactions.    As noted above, banks are subject to restrictions imposed by federal law on extensions of credit to, purchases of assets from, and certain other transactions with affiliates and on investments in stock or other securities issued by affiliates. These restrictions prevent banks from making loans to affiliates unless the loans are secured by collateral in specified amounts and have terms at least as favorable to the bank as the terms of comparable transactions between the bank and non-affiliates. Further, federal and applicable state laws significantly restrict extensions of credit by banks to directors, executive officers and principal shareholders and other related parties.

Deposit Insurance.    Deposits made in Chittenden’s banks are insured by the Bank Insurance Fund of the FDIC to the legal maximum of $100,000 for each insured depositor. The Federal Deposit Insurance Act provides that the FDIC shall set deposit insurance assessment rates on a semi-annual basis at a level sufficient to increase the ratio of Bank Insurance Fund reserves to BIF-insured deposits to at least 1.25% over a 15-year period commencing in 1991, and to maintain that ratio. Although the established framework of risk-based insurance assessments accomplished this increase in May 1995, and the FDIC has made a substantial reduction in the assessment rate schedule, the Bank Insurance Fund insurance assessments may be increased in the future if necessary to maintain reserves at the required level.

Federal Reserve Board Policies.    The monetary policies and regulations of the Federal Reserve Board have had a significant effect on the operating results of banks in the past and are expected to continue to do so in the future. Federal Reserve Board policies affect the levels of bank earnings on loans and investments and the levels of interest paid on bank deposits through the Federal Reserve System’s open-market operations in United States government securities, regulation of the discount rate on bank borrowings from Federal Reserve Banks and regulation of non-earning reserve requirements applicable to bank deposit account balances.

Consumer Protection Regulation; Bank Secrecy Act; USA PATRIOT Act.    Other aspects of the lending and deposit businesses of Chittenden’s banks that are subject to regulation by the FDIC, the OCC, and state banking authorities, as applicable, include disclosure requirements with respect to the payment of interest, payment and other terms of consumer and residential mortgage loans and disclosure of interest and fees and other terms of, and the availability of, funds for withdrawal from consumer deposit accounts. In addition, Chittenden’s banks are subject to federal and state laws prohibiting certain forms of discrimination in credit transactions, and imposing certain record keeping, reporting and disclosure requirements with respect to residential mortgage loan applications. Chittenden’s banks are also subject to federal laws establishing certain record keeping, customer identification and reporting requirements with respect to certain large cash transactions, sales and travelers checks or other monetary instruments, and international transportation of cash or monetary instruments. In addition, under the USA PATRIOT Act of 2001, financial institutions, such as Chittenden’s banks, are required to implement additional policies and procedures with respect to, or additional measures designed to address, any or all of the following matters, among others: money laundering; suspicious activities and currency transaction reporting; and currency crimes.

Community Reinvestment Act Regulations.    The Community Reinvestment Act of 1977 requires lenders to identify the communities served by the bank’s offices and to identify the types of credit the bank is prepared to extend within these communities. Failure of a bank to receive at least a “satisfactory” rating could inhibit the bank or its holding company from undertaking certain activities, including engaging in activities newly permitted as a financial holding company under the Gramm-Leach-Bliley Act and acquisitions of other financial institutions, which require regulatory approval based, in part, on Community Reinvestment Act compliance considerations. The Federal Reserve Board must take into account the record of performance of banks in meeting the credit needs of the entire community served, including low and moderate-income neighborhoods.

Capital Requirements.    The FDIC has established guidelines with respect to the maintenance of appropriate levels of capital by state chartered FDIC-insured banks that are not members of the Federal Reserve System, and the OCC and FRB have established substantially identical guidelines for national banks and bank holding companies respectively. If a banking organization’s capital levels fall below the minimum requirements established by these guidelines, a bank or bank holding company will be expected to develop and implement a plan acceptable to the FDIC, the OCC or the FRB, as applicable, to achieve adequate levels of capital within a reasonable period, and may be denied approval to acquire or establish additional banks or non-bank businesses, merge with other institutions or open branch facilities until those capital levels are achieved. Federal legislation requires federal bank regulators to take “prompt corrective action” with respect to insured depository institutions that fail to satisfy minimum capital requirements and imposes significant restrictions on those institutions.

In particular, FDIC guidelines and regulations and the Federal Deposit Insurance Corporation Improvement Act of 1991 include, among other things:

•	minimum leverage capital ratios or Tier 1 capital to total assets ratios and other required ratios;

•	minimum capital levels measured as a percentage of a bank’s risk-adjusted assets;

•
as noted above, requirements that federal banking regulators take “prompt corrective action” with respect to, and impose significant restrictions on, any bank that fails to satisfy its applicable minimum capital requirements;

•
assignment of a bank by the FDIC to one of three capital categories consisting of (1) well capitalized, (2) adequately capitalized and (3) undercapitalized, and one of three supervisory categories, which category assignments determine the bank’s assessment rate;

•	restrictions on the ability of a bank to accept brokered deposits;

•
authorization of the FDIC to appoint itself as conservator or receiver for a state-chartered bank under certain circumstances and expansion of the grounds for appointment of a conservator or receiver for an insured depository institution;

•	adoption of uniform real estate lending standards;

•	standards for safety and soundness related to, among other things, internal controls and audit systems, loan documentation, credit underwritings and interest rate risk exposure;

•	restrictions on the activities and investments of state-chartered banks; and

•	consumer protection provisions.

The OCC has promulgated substantially similar guidelines and regulations with respect to national banks.

Status of Regulatory Approvals and Other Information

Before Chittenden and Granite may complete the merger, they must obtain a number of regulatory approvals from, or give notices to, federal and state bank regulators, as summarized in the following paragraphs.

Federal Reserve Board.    Chittenden must seek the prior approval of the Federal Reserve Board pursuant to Sections 3(a)(3) and 3(a)(5) of the Bank Holding Company Act of 1956, as amended (the “BHCA”) to merge with Granite and thereby acquire control of Granite’s wholly-owned subsidiary, Granite Bank.

The Federal Reserve Board’s determination whether to approve the merger is subject to certain requirements. Because Chittenden is headquartered in Vermont, and because Granite maintains its principal place of business in New Hampshire, Section 3(d) of the BHCA requires that the Federal Reserve Board determine that Chittenden is at least adequately capitalized and adequately managed under criteria determined by the Federal Reserve Board. The Federal Reserve Board also may not approve the merger unless Granite Bank has been in existence for the minimum amount of time, up to five years, required by state law. New Hampshire law presently does not impose a minimum age requirement. In addition, the Federal Reserve Board may not approve the merger unless, following the merger, Chittenden’s subsidiary banks will not control deposits that exceed 10% of all deposits controlled by insured depository institutions in the United States or, because Chittenden’s bank subsidiaries presently operate in New Hampshire, 30% of deposits controlled by insured depository institutions in New Hampshire, unless state law imposes a lower deposit concentration limit. New Hampshire law presently does not impose a lower limit.

In addition, the Federal Reserve Board generally will not approve any transaction that would result in a monopoly or that would further a combination or conspiracy to monopolize banking in the United States. The Federal Reserve Board also may not approve a transaction that could substantially lessen competition in any section of the country, that would tend to create a monopoly in any section of the country, or that would be in restraint of trade. However, the Federal Reserve Board may approve any such transaction if it determines that the public interest in meeting the convenience and needs of the community served clearly outweigh the anticompetitive effects of the proposed transaction. The Federal Reserve Board is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned, as well as the convenience and needs of the community to be served. The consideration of convenience and needs includes the parties’ performance under the Community Reinvestment Act of 1977. Consideration of financial resources generally focuses on capital adequacy.

Chittenden and Granite may not complete the merger before the thirtieth calendar day following the Federal Reserve Board’s approval of the merger or, if the Federal Reserve Board has not received any adverse comments from the Attorney General of the United States (the “Attorney General”) concerning the competitive effect of the merger, such shorter period of time as the Federal Reserve Board may permit that does not end sooner than the fifteenth calendar day following the Federal Reserve Board’s approval. During this waiting period, the Attorney General may, but is not expected to, commence an action to stay the effectiveness of the Federal Reserve Board’s approval and prevent the merger. The Federal Reserve Board or the Attorney General may challenge the merger on competitive grounds, and may require Chittenden to divest certain of its banking subsidiaries’ branches in order to complete the merger. The level of divestitures that the Federal Reserve Board and the Attorney General may require might be unacceptable.

State Regulatory Filings.    Chittenden must give notice of the merger to the Vermont Department of Banking, Insurance, Securities and Health Care Administration and to the New Hampshire Banking Department. Chittenden must also seek the approval of the Massachusetts Board of Bank Incorporation (the “BBI”) pursuant to Massachusetts General Laws, Chapter 167A, Sections 2 and 4 before it may acquire Granite.

In determining whether to approve the merger, the BBI must consider whether the merger will unreasonably affect competition and whether public convenience and advantage will be promoted. The BBI must also consider whether the merger will result in “net new benefits” in Massachusetts, which include consideration of factors such as initial capital investments, job creation plans, consumer and business services, commitments to maintain and open branch offices within a bank’s delineated local community and such other matters as may be deemed to benefit the community. Before the BBI may approve the merger, the BBI must receive confirmation from the Massachusetts Housing Partnership Fund that Chittenden has made certain arrangements with the Massachusetts Housing Partnership Fund with respect to any assets to be acquired by Chittenden in connection with the merger that are located in Massachusetts.

Chittenden and Granite have filed all applications and notices and have taken all other appropriate action with respect to any requisite approvals or other action of any governmental authority. The merger agreement provides that the obligation of each of Chittenden and Granite to complete the merger is conditioned upon the receipt of all requisite regulatory approvals, the giving of all required notices to regulatory agencies, and the expiration of all waiting periods. There can be no assurance that any governmental agency will approve or take any required action with respect to the merger, and, if such approvals are received or action is taken, there can be no assurance as to the date of such approvals or action, that such approvals or action will not be conditioned upon matters that would cause the parties to mutually consent to abandon the merger or that no action will be brought challenging such approvals or action, including a challenge by the Attorney General or, if such a challenge is made, the result thereof. Chittenden and Granite are not aware of any governmental approvals or actions that may be required for completion of the merger other than as described above. Should any other approval or action be required, Chittenden and Granite currently contemplate that such approval or action would be sought.

COMPARISON OF RIGHTS OF SHAREHOLDERS OF GRANITE AND CHITTENDEN

This section of this document describes some differences between the rights of holders of Granite common stock and the rights of holders of Chittenden common stock. While we believe that the description covers the material differences between the rights of the holders, this summary may not contain all of the information that is important to you. You should carefully read this entire document and refer to the other documents discussed below for a more complete understanding of the differences between your rights as a holder of Granite common stock and your rights as a holder of Chittenden common stock.

As a shareholder of Granite, a New Hampshire corporation, your rights are governed by New Hampshire law, Granite’s articles of incorporation, as currently in effect, and Granite’s bylaws, as currently in effect. When the merger becomes effective, you will become a shareholder of Chittenden, a Vermont corporation if you receive the stock consideration. Chittenden’s common stock is quoted on the New York Stock Exchange under the symbol “CHZ.” As a Chittenden shareholder, your rights will be governed by Vermont law, Chittenden’s articles of incorporation, as currently in effect, and Chittenden’s bylaws, as currently in effect. The rights and privileges of shareholders of a Vermont corporation are in many instances comparable to those of shareholders of a New Hampshire corporation, although there are also differences.

The following discussion of similarities and material differences between the rights of Granite shareholders under New Hampshire law and the articles of incorporation and bylaws of Granite and the rights of Chittenden shareholders under Vermont law and the articles of incorporation and bylaws of Chittenden is only a summary of some provisions and is not a complete description of these similarities and differences. This discussion is qualified in its entirety by reference to New Hampshire law and Vermont law, the common law thereunder and the full texts of the articles of incorporation and bylaws of Chittenden and the articles of incorporation and bylaws of Granite.

Capitalization

Chittenden.    The total authorized capital stock of Chittenden consists of 60,000,000 shares of common stock, par value $1.00 per share, 1,000,000 shares of preferred stock, par value $100.00 per share. As of January 17, 2003, there were 31,939,469 shares of common stock and no shares of preferred stock issued and outstanding. All shares of Chittenden common stock are generally non-assessable.

Granite.    The total authorized capital stock of Granite consists of 12,500,000 shares of common stock, par value $1.00 per share and 7,500,000 shares of preferred stock, par value $1.00 per share. As of January 17, 2003, there were 5,278,333 shares of common stock and no shares of preferred stock issued and outstanding. All shares of Granite common stock are generally non-assessable.

Notice of Shareholder Meetings

Chittenden.    In accordance with Vermont law, Chittenden’s bylaws provide that written notice of any shareholders meeting must be given to each shareholder entitled to vote not less than 10 nor more than 60 days before the meeting.

Granite.    In accordance with New Hampshire law, Granite’s bylaws provide that written notice of any shareholders meeting must be given to each shareholder entitled to vote not less than 20 nor more than 50 days before the meeting date.

Right to Call Special Meetings

Chittenden.    Under Vermont law, a special meeting of shareholders may be called (i) by the board of directors, (ii) by the person or persons authorized to do so by the articles of incorporation or the bylaws or (iii) if the holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the special meeting sign, date and deliver a demand for the meeting to the corporation’s secretary. Chittenden’s bylaws authorize the calling of a special meeting of shareholders by the president, the board of directors, or the secretary upon the written request of not less than 10% of all the shares entitled to vote at the meeting.

Granite.    Under New Hampshire law, a special meeting of shareholders may be called by (i) the board of directors, (ii) by the person or persons authorized to do so by the articles of incorporation or the bylaws or (iii) if the holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the special meeting sign, date and deliver a demand for the meeting to the corporation’s secretary. Granite’s bylaws authorize the calling of a special meeting of shareholders by the chairman of the board, the president, or a majority of the board of directors. A special meeting relating to changes in control or amendments to the articles of incorporation may only be called by the board of directors.

Actions by Written Consent of Shareholders

Chittenden.    Under Vermont law, unless otherwise precluded in the articles of incorporation, shareholders may act by a written consent in lieu of a meeting provided the written consent is signed by all the holders of outstanding stock entitled to vote at a meeting. If the articles of incorporation contain specific authority to do so, action may be taken by shareholders without a meeting if the holders of at least a majority of all the shares entitled to vote deliver signed written consents to the corporation. Chittenden’s articles of incorporation do not preclude or provide for action by written consent of the shareholders. Chittenden’s bylaws provide that action by written consent of the shareholders must be signed by all of the shareholders entitled to vote.

Granite.    Under New Hampshire law, unless otherwise precluded in the articles of incorporation, shareholders may act by a written consent in lieu of a meeting provided the written consent is signed by all the holders of outstanding stock entitled to vote at a meeting. If the articles of incorporation contain specific authority to do so, action may be taken by shareholders without a meeting if the holders of at least a majority of all the shares entitled to vote deliver signed written consents to the corporation. Granite’s articles of incorporation do not preclude or provide for action by written consent of the shareholders and its bylaws do not address action by written consent of the shareholders.

Rights of Dissenting Shareholders

Chittenden.    Under Vermont law, shareholders may, under certain circumstances, exercise a right of dissent from certain limited corporate actions and obtain payment for the fair value of their shares.

Dissenters’ rights are available under Vermont law with respect to the shares of any class of stock of a constituent corporation in the event of a merger if shareholder approval is required or if the corporation is a subsidiary that is merged with its parent.

Appraisal rights are also available under Vermont law, in connection with certain amendments to the articles of incorporation, any merger or share exchange if the shareholder is entitled to vote on the action, or sales of all or substantially all of the assets of a corporation. Chittenden’s articles of incorporation and bylaws do not grant any dissenters’ rights in addition to the statutorily prescribed rights. Shareholders who desire to exercise their dissenters’ rights must satisfy all of the conditions and requirements as set forth in the VBCA in order to maintain these rights and obtain any payment due in respect of the exercise of these rights.

Granite.    Under New Hampshire law, a shareholder is entitled to dissent from, and obtain the fair value of his or her shares in connection with certain corporate actions including some mergers, share exchanges, and sales or exchanges of all or substantially all of the corporation’s property other than in the usual and regular course of business.

Appraisal rights are also available under New Hampshire law to the extent permitted by the articles of incorporation, bylaws or resolutions of the board of directors with respect to any corporate action taken pursuant to a shareholder vote. Neither the articles of incorporation nor the bylaws of Granite extend appraisal rights to these corporate actions.

For more information regarding dissenters’ rights please see Section 293-A:13 of the NHBCA, a copy of which is attached to this document as Annex D. A summary of Section 293-A:13 is set forth in the section in this document titled “The Merger—Dissenters’ Appraisal Rights” beginning on page 71.

Board of Directors—Number, Removal and Classification

Chittenden.    Vermont law states that the board of directors must consist of three or more members with the number of directors to be fixed as provided in the articles of incorporation or bylaws. If the number of shareholders of the corporation is less than three then the number of directors may be as few as the number of shareholders. Chittenden’s articles of incorporation and bylaws provide that the number of directors to constitute the whole board of directors shall be fixed from time to time by resolution of the board of directors. Chittenden’s board of directors currently consists of fifteen directors.

Vermont law also states that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, unless the articles of incorporation provide that directors can only be removed for cause. Chittenden’s articles of incorporation provide that a director may only be removed for cause. Chittenden’s articles of incorporation also provide for a classified board of directors in which the board of directors is divided into three classes as nearly equal in number as reasonably possible, with the term of office of one class expiring each year. Neither Chittenden’s articles of incorporation nor its bylaws provide for cumulative voting of directors.

Granite.    New Hampshire law provides that the board of directors of a New Hampshire corporation must consist of one or more directors as fixed by the articles of incorporation or bylaws. Granite’s articles of incorporation provide that the Granite board of directors shall consist of seven directors, except that the number may be increased or decreased in the sole discretion of the board of directors. Currently, Granite has nine directors. Granite’s articles of incorporation and bylaws provide that the board of directors shall be divided into three classes as nearly equal in number as possible and one class shall be elected annually.

New Hampshire law provides that shareholders may remove one or more directors with or without cause unless the articles of incorporation provide that directors can only be removed for cause. Granite’s articles of incorporation provide that directors may only be removed for cause. Under New Hampshire law, a director may be removed by the shareholders only at a special meeting called for the purpose of removing such director and such directors will be removed if the number of votes cast to remove the director exceeds the number of votes cast not to remove the director.

Filling Vacancies on the Board of Directors

Chittenden.    Vermont law provides that, unless otherwise provided in the articles of incorporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled with directors elected by the shareholders having the right to vote as a class or by a majority of the directors then in office, although less than a quorum.

Chittenden’s articles of incorporation do not address filling vacancies on the board of directors. Chittenden’s bylaws provide that in the case of any vacancies all the directors then in office, although less than a quorum, may by majority vote choose a successor or, the shareholders may, by vote of a majority of all those shareholders entitled to vote, choose a successor. If the corporation has allocated the right to select certain directors to holders of one or more authorized classes or series of shares, only the shareholders of those classes or series may fill the vacant board seat. Furthermore, when the number of directors is changed, any newly created directorships or any decrease in directorships must be so apportioned such that the classes are as nearly equal in number as reasonably possible, provided, however, that no decrease in the number of directors shall shorten the term of any incumbent director.

Granite.    Under New Hampshire law, unless a corporation’s articles of incorporation provide otherwise, a vacancy on the board of directors, including a vacancy resulting from an increase in the number of directors, may be filled by the shareholders, by the board of directors or if the directors in office constitute fewer than a quorum, by the affirmative vote of a majority of all the directors in office. If the corporation has allocated the right to select certain directors to holders of one or more authorized classes or series of shares, only the shareholders of those classes or series may fill the vacant board seat. Granite’s articles of incorporation do not address filling vacancies on the board of directors. Granite’s bylaws provide that any vacancy on the board of directors may be filled by the remaining directors in office, although less than a quorum.

Preemptive Rights

A preemptive right allows a shareholder to maintain its proportionate share of ownership of that corporation by permitting the shareholder to purchase a proportionate share of any new stock issuances. Preemptive rights protect the shareholders from dilution of value and control upon new stock issuances.

Chittenden.    Unless the articles of incorporation of a Vermont corporation provide otherwise, shareholders have no preemptive rights. Chittenden’s articles of incorporation do not address preemptive rights.

Granite.    Unless the articles of incorporation of a New Hampshire corporation provide otherwise, shareholders have no preemptive rights. Granite’s articles of incorporation state that Granite’s shareholders do not have preemptive rights.

Dividends

Under Vermont law and New Hampshire law, a corporation may make a distribution to its shareholders upon the authorization of its board of directors and subject to its articles of incorporation unless, after giving effect to that distribution, (i) the corporation would be unable to pay its debts as they become due in the usual course of business or (ii) the corporation’s total assets would be less than the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights of shareholders whose preferential rights are superior to those receiving the distribution. Neither the Chittenden articles of incorporation nor the Chittenden bylaws address dividends. The Granite articles of incorporation provide that dividends may be paid when and as declared by the board of directors and the Granite bylaws provide that the board of directors may declare, and the corporation may pay dividends on its outstanding shares of capital stock, subject to the articles of incorporation and applicable laws.

Advance Notice Requirement of Shareholder Proposals and Director Nominations

Chittenden.    Chittenden’s bylaws require the advance notice of shareholder proposals. In order to be properly brought before a meeting, a shareholder proposal must be received by the corporation no less than 75 days nor more than 120 days prior to the anniversary of the preceding annual meeting. In addition, the shareholder must be present at the meeting, either in person or by a representative.

Granite.    Granite’s bylaws include advance notice and informational requirements and time limitations on any director nomination or any new proposal that a shareholder wishes to make at an annual meeting of the shareholders. A shareholder’s notice of a director nomination or proposal will be timely if delivered to Granite’s corporate secretary at the principal executive offices of Granite at least 120 days in advance of the date of the corporation’s proxy statement released in connection with the previous year’s annual meeting.

Amendments to Articles and Bylaws

Under Vermont law and New Hampshire law, a board of directors may adopt one or more amendments to the articles of incorporation to make certain ministerial changes without shareholder action, including changes to the corporate name and, if the corporation has only one class of shares outstanding, changes to the number of shares in order to effectuate a stock split or stock dividend. Other amendments to the articles of incorporation must be recommended to the shareholders by the board of directors and the holders of a majority of the outstanding shares of stock entitled to vote on the amendment must approve the amendment unless another percentage is specified (i) in the articles of incorporation, (ii) by the board of directors as a condition to its recommendation or (iii) by the provisions of the VBCA or the NHBCA. Chittenden’s articles of incorporation do not alter the statutory provisions regarding amendment to the articles of incorporation. Granite’s articles of incorporation provide that the shareholders must approve all amendments to the articles of incorporation by a majority of all the votes entitled to be cast at a meeting, and further requires the approval of 80% of the shareholders entitled to vote at a meeting for amendments to certain provisions of the articles of incorporation, including, but not limited to, certain business combinations and the powers of the board of directors.

Under Vermont law and New Hampshire law, a corporation’s board of directors can amend or repeal the bylaws unless (i) the articles of incorporation or the applicable corporate statute of the state reserves this power exclusively to the shareholders in whole or in part or (ii) if the shareholders, in amending or repealing a particular bylaw, provide that the board of directors may not amend or repeal that bylaw. A Vermont or New Hampshire corporation’s shareholders may amend or repeal the bylaws. The Chittenden bylaws provide that the Board of Directors may amend or repeal the bylaws, and that the shareholders may amend or repeal the bylaws at a meeting called for that purpose by the vote of a majority of the shareholders entitled to vote on such amendment or repeal. The Granite bylaws provide that a majority of the board of directors may vote to amend the bylaws at any time and a majority of the shareholders of Granite may vote to amend the bylaws at any legal meeting of shareholders. The bylaws further provide that any action to amend, repeal or alter the special meeting or removal of directors provisions of the bylaws must be approved by the holders of 80% of the total votes eligible to be cast at a legal meeting.

Indemnification of Directors, Officers and Employees

New Hampshire law and Vermont law both contain provisions setting forth conditions under which a corporation may indemnify its directors, officers and employees. Specifically, the person to be indemnified must have acted in good faith, with the care an ordinarily prudent person would exercise and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation. Indemnification is permissive under Vermont law and New Hampshire law, except that corporations of both states must indemnify a present or former director or officer who is successful on the merits or otherwise in the defense of any proceeding to which the director was a party for reasonable expenses, including attorney’s fees, incurred in connection therewith.

Chittenden.    Although indemnification is permissive in Vermont, Chittenden’s bylaws provide that the corporation shall indemnify its directors if the director conducted himself or herself in good faith, the director reasonably believed the conduct was in the best interests of the corporation and the director had no reason to believe that his or her conduct was unlawful and the director was not found to have engaged in a reckless or intentional unlawful act. In accordance with Vermont law, the Chittenden bylaws provide that a director will not be indemnified in connection with a proceeding in which the director was adjudged liable to the corporation or in connection with a proceeding in which the director was found to have received an improper personal benefit.

Chittenden’s bylaws provide that officers of the corporation are (i) entitled to mandatory indemnification if the officer is successful on the merits or otherwise in the defense of any proceeding and (ii) the officer is entitled to apply for court ordered indemnification under the VBCA.

The bylaws provide that the corporation may not indemnify any director prior to the final resolution of a proceeding and unless the indemnification is authorized by a determination that the director has met the standard of conduct required. The determination must be made by (i) disinterested members of the board of directors, (ii) a written opinion of special legal counsel or (iii) a vote of disinterested shareholders.

Granite.    The standards for allowing indemnification of officers and directors are substantially the same under New Hampshire law as they are under Vermont law. Granite’s bylaws provide that each director and officer of the corporation shall be indemnified to the fullest extent permitted by

New Hampshire law. The Granite bylaws provide that no director or officer is entitled to indemnification if the director is finally adjudged in an action, suit or proceeding to have been liable for willful misconduct in the conduct of his or her duties as a director or officer.

Shareholder Approval of a Merger

Chittenden.    In order to effect a merger under Vermont law, a corporation’s board of directors must adopt a plan of merger and recommend it to the shareholders. The agreement must be approved by the holders of a majority of all the votes entitled to be cast on the plan of merger, unless the articles of incorporation or the board of directors require a greater vote. Chittenden’s articles of incorporation provide for a greater vote only in the case of a business combination involving a related person or its affiliate.

Granite.    New Hampshire law also provides that a corporation’s board of directors must adopt an plan of merger and recommend it to the shareholders. The agreement must be approved by the holders of a majority of all the votes entitled to be cast on the plan of merger, unless the articles of incorporation or the board of directors require a greater vote. Granite’s articles of incorporation provide for a greater vote only in the case of a business combination involving an interested shareholder, but the greater vote is not required if the business combination is approved by the board of directors or if the business combination satisfies the fair market value test described in the articles of incorporation.

Shareholder or Shareholders’ Rights Plan

Neither Chittenden nor Granite has a shareholders’ rights plan.

Business Combinations, Control Share Acquisitions and Anti-Takeover Provisions

Chittenden.    Chittenden’s articles of incorporation provide that affirmative vote of at least two-thirds of the members of the board of directors who were elected prior to a “related person” becoming a “related person,” together with the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote thereon, shall be required for any of the following business combinations:

•
any merger or consolidation of the corporation or any subsidiary into or with a “related person” or affiliate, or any other corporation which, after such merger or consolidation, would be an affiliate of a “related person;” or

•
any sale, lease, exchange, mortgage, pledge, transfer or other disposition by the corporation, in one or a series of transactions, to or with any “related person” or its affiliate of all, or substantially all, of the assets of the corporation or any subsidiary; or

•	the issuance or transfer by the corporation or any subsidiary, in one or a series of transactions, of a majority of its voting shares to a “related person” or its affiliate; or

•	the adoption of any plan or proposal for the liquidation or dissolution of the corporation; or

•
any reclassification of securities, recapitalization, reorganization, merger or consolidation of Chittenden with any of its subsidiaries or any transaction that has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the corporation or any subsidiary that is directly or indirectly owned by any “related person.”

A “related person” is a person, which, together with its affiliates or associates, owns of record or beneficially, directly or indirectly, more than 15% of the outstanding voting stock of Chittenden. In addition, Chittenden’s articles of incorporation provide that the corporation cannot enter into any of these business combinations without the approval of 80% of the outstanding shares entitled to vote, excluding those shared held by a “related person,” unless the fair market value test described in the articles of incorporation is satisfied.

Granite.    Granite’s articles of incorporation provide that the affirmative vote of 80% of the holders of voting stock is required for any of the following business combinations:

•
any merger or consolidation of the corporation or any subsidiary with an “interested stockholder,” or any other corporation which is, or after such merger, would be, an affiliate of an “interested stockholder;”

•
any sale, lease, exchange, mortgage, pledge or transfer or other disposition of 25% or more of the combined assets of the corporation to an “interested stockholder” or any affiliate of an “interested stockholder;”

•
the issuance or transfer of securities of the corporation to an “interested stockholder” or an affiliate of an “interested stockholder” having an aggregate fair market value equaling or exceeding 25% of the combined assets of the corporation;

•	the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of an “interested stockholder” or an affiliate of an “interested stockholder;” or

•
any reclassification of securities, recapitalization, reorganization, merger or consolidation of the corporation with any of its subsidiaries or any transaction that has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the corporation or any subsidiary that is directly or indirectly owned by an “interested stockholder” or an affiliate of an “interested stockholder.”

An “interested stockholder” is a person who is the beneficial owner of more than 10% of the voting power of the outstanding voting stock of Granite or an affiliate of Granite who, at any time during the two year period preceding the proposed business combination was the beneficial owner of 10% of the voting power of the outstanding voting stock of Granite. The 80% approval provision outlined above is not required if the business combination is approved by the board of directors or if the business combination satisfies the fair market value test described in the articles of incorporation.

The foregoing discussion of certain similarities and material differences between the rights of Chittenden shareholders and the rights of Granite shareholders under Chittenden’s articles of incorporation and bylaws and Granite’s articles of incorporation and bylaws is only a summary of certain provisions and does not purport to be a complete description of the similarities and differences, and is qualified in its entirety by reference to Vermont law and New Hampshire law, the common law thereunder and the full text of the articles of incorporation and bylaws of Chittenden and the articles of incorporation and bylaws of Granite.

LEGAL MATTERS

F. Sheldon Prentice, General Counsel to Chittenden, will pass upon the validity of the shares of Chittenden common stock to be issued in connection with the merger. Luse, Gorman, Pomerenk & Schick P.C., on behalf of Granite, and Goodwin Procter LLP, on behalf of Chittenden, will pass upon certain legal matters to the effect that the merger will constitute a tax-free reorganization within the meaning of section 368(a) of the Internal Revenue Code.

EXPERTS

The consolidated financial statements of Chittenden Corporation, as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, incorporated by reference in this document were audited by Arthur Andersen LLP, independent public accountants.

Arthur Andersen has not consented to the inclusion in this document of its reports on the financial statements of Chittenden described above, and the requirement to file its consent to such inclusion with the SEC has been dispensed with in reliance upon rule 437a under the Securities Act. Because Arthur Andersen has not consented to the inclusion of its reports in this document, you will not be able to recover against Arthur Andersen under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements described above that were audited by Arthur Andersen or any omissions to state a material fact required to be stated therein.

The consolidated financial statements of Granite State Bankshares, Inc. as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, incorporated by reference in this document, were audited by Grant Thornton LLP, independent certified public accountants.

WHERE YOU CAN FIND MORE INFORMATION

Chittenden and Granite file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Chittenden and Granite file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC filings of Chittenden and Granite are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning Chittenden and Granite also may be inspected at the offices of the New York Stock Exchange, located at 20 Broad Street, New York, New York 10005 and the Nasdaq Stock Market, located at 1735 K Street, N.W., Washington, D.C. 20006. Chittenden’s SEC file number is 0-7974 and Granite’s SEC file number is 0-14895.

Chittenden has filed a registration statement on Form S-4 to register with the SEC the Chittenden stock to be issued to Granite shareholders in the merger. This document is a part of that registration statement and constitutes a prospectus of Chittenden in addition to being a proxy statement of Granite. As allowed by SEC rules, this document does not contain all the information you can find in Chittenden’s registration statement or the exhibits to the registration statement. Statements made in this document as to the content of any contract, agreement or other document referenced to are not necessarily complete. With respect to each of those contracts, agreements or other documents to be filed or incorporated by reference as an exhibit to the registration statement, you should refer to the corresponding exhibit, when it is filed, for a more complete description of the matter involved and read all statements in this document in light of that exhibit.

The SEC allows Chittenden and Granite to incorporate by reference the information that each company files with the SEC. Incorporation by reference means that Chittenden and Granite can disclose important information to you by referring you to other documents filed separately with the SEC that are legally considered to be part of this document, and later information that is filed by Chittenden or Granite with the SEC will automatically update and supersede the information in this document and the documents listed below. Chittenden incorporates by reference the specific documents listed below and any future filings that Chittenden makes with the SEC under section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this document and prior to the later of the date of Granite’s special meeting or the date on which the offering of shares of Chittenden common stock under this document is completed or terminated.

•	Annual Report on Form 10-K, as amended, for the year ended December 31, 2001;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002;

•	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2002;

•	Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2002;

•	Current Report on Form 8-K, event date April 17, 2002, which was filed on April 19, 2002;

•	Current Report on Form 8-K, event date May 15, 2002, which was filed on May 16, 2002;

•	Current Report on Form 8-K, event date June 19, 2002, which was filed on June 26, 2002;

•	Current Report on Form 8-K, event date July 17, 2002, which was filed on July 19, 2002;

•	Current Report on Form 8-K, event date August 13, 2002, which was filed on August 14, 2002;

•	Current Report on Form 8-K, event date September 19, 2002, which was filed on September 19, 2002;

•	Current Report on Form 8-K, event date October 17, 2002, which was filed on October 18, 2002;

•	Current Report on Form 8-K, event date November 1, 2002, which was filed on November 1, 2002;

•	Current Report on Form 8-K, event date November 7, 2002, which was filed on November 8, 2002;

•	Current Report on Form 8-K, event date December 5, 2002, which was filed on December 18, 2002;

•	Current Report on Form 8-K, event date September 30, 2002, which was filed on January 3, 2003; and

•	Current Report on Form 8-K, event date January 15, 2003, which was filed on January 16, 2003.

Granite incorporates by reference the specific documents and portions of documents listed below and any future filings that Granite makes with the SEC under section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this document and prior to the later of the date of Granite’s special meeting or the date on which the offering of shares of Chittenden common stock under this document is completed or terminated.

•	Annual Report on Form 10-K for the year ended December 31, 2001;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002;

•	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2002;

•	Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2002; and

•	Current Report on Form 8-K, event date November 7, 2002, which was filed on November 8, 2002.

You can obtain any of the documents incorporated by reference into this document, and any exhibits specifically incorporated by reference as an exhibit in this document, at no cost, by contacting Chittenden or Granite at:

For information about Chittenden:	For information about Granite:

Chittenden Corporation Two Burlington Square Burlington, VT 05402-0820 Telephone: (802) 658-4000 Attn: Secretary	Granite State Bankshares, Inc. 122 West Street Keene, NH 03431 Telephone: (603) 352-1600 Attn: Secretary

You should rely only on the information contained or incorporated by reference in this document. Chittenden has supplied all information contained or incorporated by reference in this document relating to Chittenden, and Granite has supplied all such information relating to Granite. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated January 21, 2003. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of this document to Granite shareholders nor the issuance of Chittenden common stock in the merger creates any implication to the contrary.

FUTURE SHAREHOLDER PROPOSALS

Granite will hold an annual meeting in the year 2003 only if the merger is not completed. If this meeting is held, to be considered for inclusion in the proxy statement and proxy relating to the annual meeting of shareholders to be held in the year 2003, a shareholder proposal must have been received by the Secretary of Granite at 122 West Street, Keene, New Hampshire 03431-0627, not later than November 14, 2002. Any such proposal will be subject to Rule 14a-8 the Securities Exchange Act of 1934.

The bylaws of Granite provide an advance notice procedure for a shareholder to properly bring business before an annual meeting. The shareholder must give written advance notice to the Secretary of Granite not less than 120 days before the date on which Granite’s proxy statement was released to shareholders in connection with the previous annual meeting. The advance notice by a shareholder must include the shareholder’s name and address, as it appears on Granite’s record of shareholders, a brief description of the proposed business, the reason for conducting such business at the annual meeting, the class and the number of shares of Granite’s capital stock that are beneficially owned by such shareholder and any material interest of such shareholder in the proposed business. In the case of nominations to the board of directors, certain information regarding the nominee must be provided. Accordingly, advance written notice for certain business, or nominations to the board of directors, to be brought before the annual meeting to be held in the year 2003, had to be given to Granite by November 14, 2002. Nothing in this paragraph shall be deemed to require Granite to include in its proxy statement and proxy relating to the annual meeting any shareholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and between

CHITTENDEN CORPORATION

and

GRANITE STATE BANKSHARES, INC.

Dated as of November 7, 2002

ARTICLE I—CERTAIN DEFINITIONS		1
1.1	Certain Definitions	1

ARTICLE II—THE MERGER; EFFECTS OF THE MERGER		7
2.1	The Merger	7
2.2	Effective Time	7
2.3	Effects of the Merger	7
2.4	Closing.	7
2.5	Tax Consequences	7
2.6	Articles of Incorporation and Bylaws	8
2.7	Directors of the Surviving Corporation	8
2.8	Officers of the Surviving Corporation	8

ARTICLE III—MERGER CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES		8
3.1	Merger Consideration	8
3.2	Rights as Stockholders; Stock Transfers	8
3.3	Fractional Shares	9
3.4	Dissenters’ Rights	9
3.5	Election Procedures	9
3.6	Exchange Procedures	12
3.7	Anti-Dilution Provisions	14
3.8	Options	14

ARTICLE IV—COVENANTS RELATING TO CONDUCT OF BUSINESS		14
4.1	Company Forbearances	14
4.2	Buyer Forbearances	17

ARTICLE V—REPRESENTATIONS AND WARRANTIES		17
5.1	Disclosure Schedules	17
5.2	Standard	17
5.3	Representations and Warranties of the Company	18
5.4	Representations and Warranties of Buyer	32

ARTICLE VI—COVENANTS		37
6.1	Reasonable Best Efforts.	37
6.2	Shareholder Approval.	38
6.3	Registration Statement.	38
6.4	Press Releases	39
6.5	Access; Information.	39
6.6	Acquisition Proposals	40
6.7	Affiliate Agreements	42
6.8	Takeover Laws	42
6.9	No Rights Triggered	42
6.10	Shares Listed	42
6.11	Regulatory Applications; Filings; Consents	42
6.12	Indemnification; Directors’ and Officers’ Insurance	43
6.13	Benefit Plans	44
6.14	Notification of Certain Matters	44
6.15	Bank Merger	45

i

6.16	Post-Closing Governance	45
6.17	Confidentiality Agreement	45
6.18	Section 16 Votes	45
6.19	Restructuring	45
6.20	ESOP	45
6.21	Split Dollar Life Insurance Policies	46
6.22	Other Actions	46

ARTICLE VII—CONDITIONS TO CONSUMMATION OF THE MERGER		46
7.1	Conditions to Each Party’s Obligations to Effect the Merger	46
7.2	Conditions to the Obligations of Buyer.	47
7.3	Conditions to the Obligations of the Company.	47

ARTICLE VIII—TERMINATION		48
8.1	Termination	48
8.2	Effect of Termination and Abandonment.	49

ARTICLE IX—MISCELLANEOUS		50
9.1	Survival	50
9.2	Waiver; Amendment	50
9.3	Counterparts	50
9.4	Governing Law	51
9.5	Expenses	51
9.6	Confidentiality	51
9.7	Notices	51
9.8	Understanding; No Third Party Beneficiaries	52
9.9	Assignability; Binding Effect	52
9.10	Headings; Interpretation	52

EXHIBIT A Form of Affiliate Letter Addressed to Buyer

DISCLOSURE SCHEDULES

Schedule 4.1(e)	Acceleration
Schedule 5.1(d)	Compensation; Employment Agreements; Etc.
Schedule 5.3(b)	Capitalization
Schedule 5.3(c)	Subsidiaries
Schedule 5.3(l)	No Brokers
Schedule 5.3(n)(i)	Employee Benefits Plans
Schedule 5.3(q)	Insurance
Schedule 5.3(r)	Environmental Matters
Schedule 5.3(s)	Taxes and Tax Returns
Schedule 5.3(s)(vi)	Taxes and Tax Returns
Schedule 5.3(v)	Material Agreements; Defaults
Schedule 5.3(y)	Loans; Nonperforming and Classified Assets
Schedule 5.4(b)	Capitalization
Schedule 5.4(c)	Subsidiaries
Schedule 5.4(k)	Employee Benefits Plans
Schedule 6.13(c)	Benefit Plans

ii

AGREEMENT AND PLAN OF MERGER, dated as of November 7, 2002 (this “Agreement”), by and between Chittenden Corporation, a Vermont corporation (“Buyer”), and Granite State Bankshares, Inc., a New Hampshire corporation (“the Company”).

RECITALS:

WHEREAS, the respective Boards of Directors of Buyer and the Company have determined that it is in the best interests of their respective corporations, shareholders and other constituencies, as well as the communities they serve, to enter into this Agreement and to consummate the strategic business merger transactions provided for herein, in which the Company will, subject to the terms and conditions set forth herein, merge (the “Merger”) with and into Buyer such that Buyer is the surviving corporation in the Merger and continues its corporate existence under the laws of the State of Vermont;

WHEREAS, as a condition to the willingness of Buyer to enter into this Agreement, each of the directors and officers of the Company (the “Voting Agreement Shareholders”) have entered into a Voting Agreement, dated as of the date hereof, with Buyer (the “Voting Agreement”), pursuant to which each Voting Agreement Shareholder has agreed, among other things, to vote such Voting Agreement Shareholder’s shares of common stock, par value $1.00 per share, of the Company (“Company Common Stock”) in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Voting Agreement;

WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Code Section 368(a); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I—CERTAIN DEFINITIONS

1.1    Certain Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition Proposal” shall have the meaning set forth in Section 6.6(d).

“Affiliate” shall have the meaning set forth in Section 6.7(a).

“Aggregate Value” shall have the meaning set forth in Section 3.5(e).

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Bank Merger” shall have the meaning set forth in Section 6.15.

“Bank Merger Agreement” shall have the same meaning set forth in Section 6.15.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“Burdensome Condition” shall have the meaning set forth in Section 7.1(b).

“Business Day” means Monday through Friday of each week, except on legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of New Hampshire or the State of Vermont are authorized or obligated to close.

“Buyer” shall have the meaning set forth in the preamble to this Agreement.

“Buyer 2001 Form 10-K” shall have the meaning set forth in Section 5.4(g)(i).

“Buyer Balance Sheet” shall have the meaning set forth in Section 5.4(g)(i).

“Buyer Board” shall have the meaning set forth in Section 5.4(e).

“Buyer Common Stock” shall have the meaning set forth in Section 3.1(a).

“Buyer Disclosure Schedule” shall have the meaning set forth in Section 5.1.

“Buyer Plans” shall have the meaning set forth in Section 5.4(k)(ii).

“Buyer SEC Documents” shall have the meaning set forth in Section 5.4(g)(i).

“Cash Consideration” shall have the meaning set forth in Section 3.1(c).

“Cash Election” shall have the meaning set forth in Section 3.5(a).

“Cash Election Shares” shall have the meaning set forth in Section 3.5(a).

“Certificate” or “Certificates” shall have the meaning set forth in Section 3.2.

“Classified Loans” shall have the meaning set forth in Section 5.3(y)(ii).

“Closing” shall have the meaning set forth in Section 2.4.

“Closing Date” shall have the meaning set forth in Section 2.4.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company 2001 Form 10-K” shall have the meaning set forth in Section 5.3(g)(i).

“Company Balance Sheet” shall have the meaning set forth in Section 5.3(g)(i).

“Company Board” shall have the meaning set forth in Section 5.3(e).

“Company Common Stock” shall have the meaning set forth in the recitals to this Agreement.

“Company Compensation and Benefit Plans” shall have the meaning set forth in Section 5.3(n)(i).

“Company Disclosure Schedule” shall have the meaning set forth in Section 5.1.

“Company Employees” shall have the meaning set forth in Section 6.13(a).

“Company Material Contract” shall have the meaning set forth in Section 5.3(v)(i).

“Company Meeting” shall have the meaning set forth in Section 6.2(a).

“Company Pension Plan” shall have the meaning set forth in Section 5.3(n)(iii).

“Company Plans” shall have the meaning set forth in Section 5.3(n)(iii).

“Company SEC Documents” shall have the meaning set forth in Section 5.3(g)(i).

“Company Stock Option” shall have the meaning set forth in Section 3.8.

“Company Stock Option Plans” shall mean the stock option plans disclosed on Schedule 5.3(n) of the Company Disclosure Schedule.

“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated as of October 3, 2002, by and between Buyer and the Company.

“CRA” shall mean the Community Reinvestment Act of 1977, as amended.

“Disclosure Schedule” shall have the meaning set forth in Section 5.1.

“Dissenting Share” shall have the meaning set forth in Section 3.4.

“DOJ” shall mean the Department of Justice.

“Effective Date” shall have the meaning set forth in Section 2.2.

“Effective Time” shall have the meaning set forth in Section 2.2.

“Election Deadline” shall have the meaning set forth in Section 3.5(b).

“Election Form” shall have the meaning set forth in Section 3.5(a).

“Election Form Record Date” shall have the meaning set forth in Section 3.5(a).

“Environment” shall have the meaning set forth in Section 5.3(r)(vii).

“EPA” shall mean the United States Environmental Protection Agency.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 5.3(n)(i).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” shall have the meaning set forth in Section 3.5(a).

“Exchange Fund” shall have the meaning set forth in Section 3.6(a).

“Exchange Ratio” shall have the meaning set forth in Section 3.1(c).

“Expense Fee” shall have the meaning set forth in Section 8.2(c).

“Expenses” shall have the meaning set forth in Section 8.2(b).

“FDIA” shall mean the Federal Deposit Insurance Act, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FFIEC” shall mean the Federal Financial Institutions Examination Council.

“FRB” means the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” shall mean generally accepted accounting principles.

“Governmental Authority” shall mean any United States federal, state or local governmental commission, board or other regulatory authority or agency, including courts and other judicial bodies.

“Hazardous Material” shall have the meaning set forth in Section 5.3(r)(vii).

“IRS” means the Internal Revenue Service.

“Indemnified Parties” shall have the meaning set forth in Section 6.12(a).

“Insurance Amount” shall have the meaning set forth in Section 6.12(b).

“Liens” shall have the meaning set forth in Section 5.3(w)(i).

“Loan Property” shall have the meaning set forth in Section 5.3(r)(vii).

“Loans” shall have the meaning set forth in Section 5.3(y)(i).

“Mailing Date” shall have the meaning set forth in Section 3.5(a).

“Material Adverse Effect” shall mean with respect to Buyer or the Company, respectively, any effect that (a) is material and adverse to the condition (financial or otherwise), results of operations, assets, liabilities or business or prospects of Buyer and its Subsidiaries taken as a whole, or the Company and its Subsidiaries taken as a whole, respectively, or (b) would materially impair the ability of Buyer or the Company, respectively, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of: (i) changes in banking laws of general applicability or interpretations thereof by courts or governmental authorities affecting depository institutions generally; (ii) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein; and (iii) changes in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates except to the extent that such changes have, or could reasonably be expected to have on the Company or Buyer, as the case may be, and its Subsidiaries taken as a whole, an adverse effect that is materially greater than the adverse effect on comparable entities.

“Merger” shall have the meaning set forth in the recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 3.1(c).

“Mixed Election” shall have the meaning set forth in Section 3.5(a).

“Multiemployer Plans” shall have the meaning set forth in Section 5.3(n)(iii).

“New Certificate” or “New Certificates” shall have the meaning set forth in Section 3.6(a).

“Nasdaq” shall mean the National Association of Securities Dealers Automated Quotation System.

“NHBCA” shall mean the New Hampshire Business Corporation Act.

“Non-Election” shall have the meaning set forth in Section 3.5(a).

“Non-Election Shares” shall have the meaning set forth in Section 3.5(a).

“NYSE” shall mean The New York Stock Exchange, Inc.

“OCC” shall mean the Office of the Comptroller of the Currency.

“Oil” shall have the meaning set forth in Section 5.3(r)(vii).

“Owned Property” shall have the meaning set forth in Section 5.3(r)(i).

“Participation Facility” shall have the meaning set forth in Section 5.3(r)(vii).

“Person” or “person” shall mean any individual, bank, corporation, partnership, limited liability company, association, joint-stock company, business trust or unincorporated organization.

“Plan” shall have the meaning set forth in Section 6.20.

“Proxy Statement/Prospectus” shall have the meaning set forth in Section 6.3(a).

“Registration Statement” shall have the meaning set forth in Section 6.3(a).

“Regulatory Authority” and “Regulatory Authorities” shall have the meaning set forth in Section 5.3(i)(ii).

“Regulatory Approvals” shall mean (a) the approval (or waiver) of the FRB, (b) the approval of the OCC, (c) notification to the Vermont Department of Banking, Insurance, Securities and Healthcare Administration, (d) the approval of the Massachusetts Board of Bank Incorporation and (e) the approval of the New Hampshire Commissioner of Banks.

“Representatives” shall have the meaning set forth in Section 6.5(a).

“Rights” shall mean, with respect to any person, securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of stock of such person.

“SEC” shall mean the Securities and Exchange Commission.

“Section 16” shall have the meaning set forth in Section 6.18.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Shortfall Number” shall have the meaning set forth in Section 3.5(d)(i).

“Stock Consideration” shall have the meaning set forth in Section 3.1(c).

“Stock Conversion Number” shall have the meaning set forth in Section 3.5(a).

“Stock Election” shall have the meaning set forth in Section 3.5(a).

“Stock Election Number” shall have the meaning set forth in Section 3.5(a).

“Stock Election Shares” shall have the meaning set forth in Section 3.5(a).

“Stock Value” shall have the meaning set forth in Section 3.5(e).

“Subsidiary” shall have the meaning set forth in Rule 1-02 of Regulation S-X of the SEC.

“Subsidiaries” shall mean all of a party’s Subsidiaries.

“Superior Proposal” shall have the meaning set forth in Section 6.6(d).

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Takeover Laws” shall have the meaning set forth in Section 5.3(p).

“Tax Returns” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” shall mean (i) all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority; and (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any tax sharing arrangement or tax indemnity agreement.

“Treasury Stock” shall mean shares of Company Common Stock held (i) in the Company’s treasury or (ii) by the Company or any of its Subsidiaries or by Buyer or any of its Subsidiaries, in each case other than in a fiduciary capacity (including custodial or agency).

“USA Patriot Act” means the U.S. Patriot Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.

“VBCA” shall mean The Vermont Business Corporation Act.

“Voting Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Voting Agreement Shareholder” or “Voting Agreement Shareholders” shall have the meaning set forth in the recitals to this Agreement.

ARTICLE II—THE MERGER; EFFECTS OF THE MERGER

2.1    The Merger.  Subject to the terms and conditions of this Agreement, in accordance with the VBCA and the NHBCA, and in reliance upon the representations, warranties and covenants set forth herein, at the Effective Time, the Company shall merge with and into Buyer, the separate corporate existence of the Company shall cease and Buyer shall survive and continue its corporate existence under the laws of the State of Vermont (Buyer, as the surviving corporation in the Merger, being sometimes referred to herein as the “Surviving Corporation”). The name of the Surviving Corporation shall be Chittenden Corporation.

2.2    Effective Time.  On the Closing Date, as promptly as practicable after all of the conditions set forth in Article VII shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, Buyer and the Company shall (a) execute and file with the Secretary of State of the State of Vermont articles of merger in a form reasonably satisfactory to Buyer and the Company, in accordance with the VBCA and (b) execute and file with the Secretary of State of the State of New Hampshire articles of merger in a form reasonably satisfactory to Buyer and the Company, in accordance with the NHBCA. The Merger shall become effective on the date of such filings or on the date specified therein (the “Effective Date”) and at the time (the “Effective Time”) of such filings or at the time specified therein.

2.3    Effects of the Merger.  At the Effective Time, the effect of the Merger shall be as provided herein and as provided in Section 11.06 of the VBCA and Section 293-A:11.06 of the NHBCA.

2.4    Closing.  The transactions contemplated by this Agreement shall be consummated at a closing (the “Closing”) that will take place at the offices of Goodwin Procter LLP, Exchange Place, Boston, Massachusetts 02109 on a date to be specified by the parties, which shall be no later than five business days after all of the conditions to the Closing set forth in Article VII (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof unless extended by mutual agreement of the parties, such day being referred to herein as the “Closing Date.”

2.5    Tax Consequences.  It is intended that the Merger shall qualify as a reorganization under Section 368(a) of the Code, and that the Agreement shall constitute a “plan of reorganization” for purposes of Section 368 of the Code.

2.6    Articles of Incorporation and Bylaws.  The articles of merger shall provide that, at the Effective Time, the articles of incorporation of Buyer, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until amended in accordance with applicable law. The bylaws of Buyer, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation at the Effective Time.

2.7    Directors of the Surviving Corporation.  The directors of Buyer immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time plus the person appointed or elected as a director pursuant to Section 6.16 hereof, each of whom shall serve until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

2.8    Officers of the Surviving Corporation.  The officers of Buyer immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, such officers to hold office, subject to the applicable provisions of the articles of incorporation and bylaws of the Surviving Corporation, until their respective successors shall be duly elected or appointed and qualified.

ARTICLE III—MERGER CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES

3.1    Merger Consideration.  Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, the Company or any shareholder of the Company:

(a)    Each share of common stock, par value $1.00 per share, of Buyer (“Buyer Common Stock”) that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b)    Each share of Company Common Stock held as Treasury Stock immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

(c)    Each outstanding share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock and any Dissenting Shares) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive at the election of the holder thereof as provided in Section 3.5 either: (i) $46.00 in cash (the “Cash Consideration”); (ii) 1.64 shares (the “Exchange Ratio”) of Buyer Common Stock (the “Stock Consideration”), or (iii) a combination of Cash Consideration and Stock Consideration, as provided in Section 3.5(a). The Cash Consideration and Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

3.2    Rights as Stockholders; Stock Transfers.  All shares of Company Common Stock, when converted as provided in Section 3.1(c), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate (a “Certificate” and collectively, the “Certificates”) previously evidencing such shares shall thereafter represent only the right to receive for each such share of Company Common Stock the Merger Consideration and cash in lieu of fractional shares of Buyer Common Stock in accordance with Sections 3.1(c) and 3.3. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of the Company, other than the right to receive any dividend or other distribution with respect to such Company Common Stock with a record date occurring prior to the Effective Time and the right to receive the Merger Consideration and cash in lieu of fractional shares of Buyer Common Stock as provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of shares of Company Common Stock other than transfers of Company Common Stock that have occurred prior to the Effective Time.

3.3    Fractional Shares.  Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. Instead, Buyer shall pay to each holder of a fractional share of Buyer Common Stock an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after aggregating all shares of Company Common Stock delivered by such holder at the Effective Time) by the average of the last sale prices of Buyer Common Stock, as reported on the NYSE (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the five NYSE trading days immediately preceding the Effective Date, rounded to the nearest whole cent.

3.4    Dissenters’ Rights.  Notwithstanding anything in this Agreement to the contrary, with respect to each share, if any, of Company Common Stock as to which the holder thereof shall have properly complied with Section 293-A:13 of the NHBCA as to dissenters’ rights required to be complied with prior to the Effective Time (each, a “Dissenting Share”), such holder shall not be entitled to receive any consideration pursuant to Sections 3.1(c) and 3.3 hereof, but instead shall be entitled to payment, solely from the Surviving Corporation, of the fair value of the Dissenting Shares to the extent permitted by and in accordance with the provisions of Section 293-A:13 of the NHBCA; provided, however, that if any holder of Dissenting Shares fails to satisfy the requirements of the NHBCA the shareholder is not entitled to payment for the shares, and such holder or holders (as the case may be) shall forfeit the right to dissent and such shares of Company Common Stock shall thereupon be deemed to have been converted, as of the Effective Time, into and represent solely the right to receive the Cash Consideration as provided in 3.5(a) below, and cash in lieu of fractional shares of Buyer Common Stock payable in respect of such shares of Company Common Stock. The Company shall give Buyer prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Buyer shall have the right to participate in all Company negotiations and proceedings with respect to such demands. The Company shall not settle, make any payments with respect to, or offer to settle, any claim with respect to Dissenting Shares without the written consent of Buyer.

3.5    Election Procedures.

(a)    An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of such Certificates to a bank or trust company designated by Buyer and reasonably satisfactory to the Company (the “Exchange Agent”)) in such form as the Company and Buyer shall mutually agree (the “Election Form”), shall be mailed no later than 15 calendar days prior to the anticipated Effective Time (the “Mailing Date”) to each holder of record of Company Common Stock as of five business days prior to the Mailing Date (the “Election Form Record Date”). Each Election Form shall permit each holder of record of Company Common Stock as of the Election Form Record Date (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to (i) elect to receive the Cash Consideration for all of such holder’s shares (a “Cash Election”), (ii) elect to receive the Stock Consideration for all of such holder’s shares (a “Stock Election”), (iii) elect to receive the Cash Consideration with respect to one half of such holder’s shares and the Stock Consideration with respect to one half of such holder’s shares (a “Mixed Election”) or (iv) make no election with respect to the receipt of the Cash Consideration or the Stock Consideration (a “Non-Election”), provided, that, notwithstanding any other provision of this Agreement, other than paragraph (e) of this Section 3.5, 50% of the total number of shares of Company Common Stock issued and outstanding at the Effective Time, including any Dissenting Shares but excluding any Treasury Stock (the “Stock Conversion Number”), shall be converted into the Stock Consideration and the remaining outstanding shares of Company Common Stock shall be converted into the Cash Consideration. Holders of record of shares of Company Common Stock who hold such shares as nominees, trustees or in other representative capacities may submit multiple Election Forms, provided, that such nominee, trustee, or other representative certifies that each such Election Form covers all the shares of Company Common Stock held by such nominee, trustee, or other representative for a particular beneficial owner. Shares of Company Common Stock as to which a Cash Election (including, pursuant to a Mixed Election) has been made are referred to herein as “Cash Election Shares.” Shares of Company Common Stock as to which a Stock Election has been made (including, pursuant to a Mixed Election) are referred to herein as “Stock Election Shares.” Shares of Company Common Stock as to which no election has been made (or as to which an Election Form is not returned properly completed) are referred to herein as “Non-Election Shares.” The aggregate number of shares of Company Common Stock with respect to which a Stock Election has been made is referred to herein as the “Stock Election Number.” Any Dissenting Shares shall be deemed to be Cash Election Shares, and the holders thereof shall in no event receive consideration comprised of Buyer Common Stock with respect to such shares.

(b)    To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., New York City time, on the 20th calendar day following but not including the Mailing Date (or such other time and date as Buyer and the Company may mutually agree) (the “Election Deadline”).

(c)    An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Company Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. If a holder of Company Common Stock either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes the holder’s Election Form prior to the Election Deadline, the shares of Company Common Stock held by such holder shall be designated Non-Election Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Buyer nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

(d)    Within five Business Days after the later to occur of the Election Deadline or the Effective Time, Buyer shall cause the Exchange Agent to effect the allocation among holders of

Company Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

(i)    If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and, subject to Section 3.3 hereof, each holder of Stock Election Shares will be entitled to receive the Stock Consideration in respect of that number of Stock Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration; (ii) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A)    if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and, subject to Section 3.3 hereof, each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B)    if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and, subject to Section 3.3 hereof, each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

(e)    Notwithstanding anything in this Article III to the contrary, if the aggregate value of the Stock Consideration to be delivered as of the Effective Time less the amount of cash paid in lieu of fractional shares of Buyer Common Stock pursuant to Section 3.3 (the “Stock Value”) is less than 40% of the sum of (i) the aggregate value of the Merger Consideration to be delivered as of the Effective Time, plus (ii) the value of any consideration described in Treasury Regulations Section 1.368-1(e)(1)(ii), plus (iii) cash paid to holders of Dissenting Shares, plus (iv) the value of any consideration paid by Buyer or any of its Subsidiaries (or any “related person” to Buyer or any of its Subsidiaries within the meaning of Treasury Regulations Section 1.368-1(e)(3)) to acquire shares of Company Common Stock prior to the Effective Time (such sum, the “Aggregate Value”), then Buyer shall reduce the number of shares of outstanding Company Common Stock entitled to receive the Cash Consideration and correspondingly increase the number of shares of Company Common Stock entitled to receive the Stock Consideration by the minimum amount necessary to cause the Stock Value to equal 40% of the Aggregate Value, provided, that in no event shall Buyer be required to issue in the Merger (either by conversion of Company Common Stock issued pursuant to the Merger or the exercise of rights and warrants issued pursuant to the Merger) aggregate shares of Buyer Common Stock in excess of 15.0% of the total number of shares of Buyer Common Stock outstanding immediately before the Merger.

3.6    Exchange Procedures.

(a)    On or before the Closing Date, for the benefit of the holders of Certificates, (i) Buyer shall reserve for issuance a sufficient number of shares of Buyer Common Stock and deliver, or shall cause to be delivered, to the Exchange Agent, for exchange in accordance with this Article III, certificates representing the shares of Buyer Common Stock issuable pursuant to this Article III (“New Certificates”) and (ii) Buyer shall deliver, or shall cause to be delivered, to the Exchange Agent an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article III, (including the estimated amount of cash to be paid in lieu of fractional shares of Buyer Common Stock) (such cash and New Certificates, together with any dividends or distributions with respect thereto (without any interest thereon), being hereinafter referred to as the “Exchange Fund”).

(b)    As soon as practicable after the Effective Time, and provided, that the Company has delivered, or caused to be delivered, to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates who has not previously surrendered such Certificate or Certificates with an Election Form, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to Sections 3.1 and 3.5 of this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of shares of Buyer Common Stock (if any) to which such former holder of Company Common Stock shall have become entitled pursuant to this Agreement, (ii) a check representing that amount of cash (if any) to which such former holder of Company Common Stock shall have become entitled pursuant to this Agreement and/or (iii) a check representing the amount of cash (if any) payable in lieu of a fractional share of Buyer Common Stock which such former holder has the right to receive in respect of the Certificate surrendered pursuant to this Agreement, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.6(b), each Certificate (other than Certificates representing Treasury Stock or Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration provided in Sections 3.1 and 3.5 and any unpaid dividends and distributions thereon as provided in paragraph (c) of this Section 3.6. No interest shall be paid or accrued on any cash constituting Merger Consideration (including any cash in lieu of fractional shares) and any unpaid dividends and distributions, if any, payable to holders of Certificates.

(c)    No dividends or other distributions with a record date after the Effective Time with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.6. After the surrender of a Certificate in accordance with this Section 3.6, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Buyer Common Stock represented by such Certificate.

(d)    The Exchange Agent and Buyer, as the case may be, shall not be obligated to deliver cash and/or a New Certificate or New Certificates representing shares of Buyer Common Stock to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Company Common Stock for exchange as provided in this Section 3.6, or, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be required in each case by Buyer. If any New Certificates evidencing shares of Buyer Common Stock are to be issued in a name other than that in which the Certificate evidencing Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer, and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a New Certificate for shares of Buyer Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e)    Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Buyer. Any shareholders of the Company who have not theretofore complied with Section 3.6(a) shall thereafter look only to Buyer for the Merger Consideration deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates for shares of Company Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Buyer and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(f)    Buyer (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Buyer is required to deduct and withhold under applicable law. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Buyer.

3.7    Anti-Dilution Provisions.  In the event Buyer or the Company changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Buyer Common Stock or Company Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Buyer Common Stock or Company Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately and appropriately adjusted; provided, that no such adjustment shall be made with regard to Buyer Common Stock if Buyer issues additional shares of Buyer Common Stock and receives consideration for such shares in a bona fide third party transaction.

3.8    Options.  Prior to and effective as of the Effective Time and subject to the provisions of the Company Stock Option Plans, the Company shall take all actions necessary to terminate the Company Stock Option Plans and shall provide written notice to each holder of a then outstanding stock option to purchase shares of Company Common Stock pursuant to the Company Stock Option Plans (each, a “Company Stock Option”) that such Company Stock Option shall be, as of the date of such notice, exercisable in full in accordance with its terms and that, if such Company Stock Option is not exercised or otherwise terminated before the Effective Time, such holder shall be entitled, subject to the terms of the applicable Company Stock Option Plan, to receive in cancellation of such Company Stock Option, immediately prior to the Effective Time, a cash payment from the Company in an amount equal to the product of (x) the number of shares of Company Common Stock provided for in such Company Stock Option and (y) the excess, if any, of the Cash Consideration over the exercise price per share provided for in such Company Stock Option, which cash payment shall be treated as compensation and shall be net of any applicable federal or state withholding tax. The Company agrees to use its best efforts to obtain prior to the Effective Time from each holder of a Company Stock Option a written agreement that such holder’s options will be treated as set forth in the preceding sentence, provided, however, no such agreement need be obtained with respect to “incentive” stock options which such holder has exercised no later than five days prior to the Effective Time and has elected to receive in exchange for the Buyer Common Stock received upon the exercise of such options the Stock Consideration. The Company shall be permitted to take such actions as may be necessary to accelerate the vesting of such incentive stock options to permit such exercise.

ARTICLE IV—COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1    Company Forbearances.  From the date hereof until the Effective Time, except as set forth in the Company Disclosure Schedule or as expressly contemplated by this Agreement, without the prior written consent of Buyer, the Company will not, and will cause its Subsidiaries not to:

(a)    Ordinary Course.  Conduct its business other than in the ordinary and usual course consistent with past practice or, fail to use reasonable efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would (i) adversely affect the ability of any party to obtain any necessary approval of any Regulatory Authority required for the transactions contemplated hereby or (ii) adversely affect its ability to perform any of its material obligations under this Agreement.

(b)    Stock.  (i) Other than pursuant to Rights or other stock options or stock-based awards outstanding as of the date hereof and listed on the Company Disclosure Schedule, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, stock appreciation rights or any Rights, any stock appreciation rights or any Rights or take any action related to such issuance or sale, (ii) enter into any agreement with respect to the foregoing, (iii) permit any additional shares of stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, stock appreciation rights or any Rights, any stock appreciation rights or any Rights to become subject to new grants of employee stock options, stock appreciation rights, or similar stock-based employee rights, or accelerate the vesting of any existing such stock options, stock appreciation rights or other stock-based employee rights, or (iv) change (or establish a record date for changing) the number of, or provide for the exchange of, shares of its stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, stock appreciation rights or any Rights, any stock appreciation rights or any Rights issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction with respect to its outstanding stock or any other such securities.

(c)    Dividends, Etc.  (i) Make, declare or pay any dividend on or in respect of, or declare or make any distribution on, any shares of Company Common Stock other than (A) regular quarterly cash dividends on Company Common Stock in an amount not to exceed the rate payable on such Company Common Stock as of the date hereof, and (B) dividends from wholly-owned Subsidiaries to the Company or any wholly-owned subsidiary of the Company, as applicable or (ii) directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock.

(d)    Compensation; Employment Agreements; Etc.  Enter into or amend any written employment, severance or similar agreements or arrangements with any of its directors, officers, employees or consultants, or grant any salary or wage increase, or increase any employee benefit (including incentive or bonus payments), except for (i) normal increases in compensation to employees in the ordinary course of business consistent with past practice, provided, that all such increases in the aggregate shall not exceed 4% of the Company’s current annual compensation, or in the case of an individual, 8% of such individual’s current annual compensation or (ii) as may be required by law or (iii) to satisfy contractual obligations existing as of the date hereof or as otherwise disclosed on Schedules 4.1(e) and 5.3(n) of the Company Disclosure Schedule.

(e)    Benefit Plans.  Except as may be required by (i) applicable law, (ii) to satisfy contractual obligations existing as of the date hereof and disclosed on Schedule 5.3(n) of the Company Disclosure Schedule, enter into, establish, adopt or amend any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any director, officer or other employee of the Company or any of its Subsidiaries, including taking any action that accelerates the vesting or exercise of any benefits payable thereunder except as disclosed on Schedule 4.1(e) of the Company Disclosure Schedule.

(f)    Dispositions.  Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company and its Subsidiaries taken as a whole.

(g)    Governing Documents.  Amend its articles of incorporation or bylaws (or equivalent documents).

(h)    Acquisitions.  Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

(i)    Capital Expenditures.  Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $100,000 individually or $500,000 in the aggregate.

(j)    Contracts.  Except in the ordinary course of business consistent with past practice or as otherwise permitted under this Section 4.1, enter into or terminate any Company Material Contract or amend or modify in any material respect any of its existing Company Material Contracts.

(k)    Claims.  Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which the Company or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by the Company and any of its Subsidiaries of an amount which exceeds $100,000 and/or would impose any material restriction on the business of the Company or create precedent for claims that are reasonably likely to be material to the Company and its Subsidiaries taken as a whole.

(l)    Banking Operations.  Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Regulatory Authority; or file any application or make any contract with respect to branching or site location or branching or site relocation.

(m)    Derivatives Contracts.  Enter into any derivatives contract, except in the ordinary course of business consistent with past practice.

(n)    Indebtedness.  Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, federal home loan bank advances, and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

(o)    Investment Securities.  Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or equity investment of a type or in an amount that is not permissible for a national bank or (ii) any other debt security other than in the ordinary course of business consistent with past practice.

(p)    Loans.  Make any loan, loan commitment, letter of credit or other extension of credit other than in the ordinary course of business consistent with past practice.

(q)    Investments in Real Estate.  Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(r)    Accounting Methods.  Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations by GAAP.

(s)    Loan Policies.  Change its loan policies or procedures in effect as of the date hereof, except as required by any Regulatory Authority.

(t)    Adverse Actions.  (i) Knowingly take any action that would, or would be reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied, or (z) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law.

(u)    Settlement of Claims.  Settle any material claim, action or proceeding, except after obtaining the prior written consent of Buyer.

(v)    Agreements.  Agree or commit to do anything prohibited by this Section 5.1.

4.2    Buyer Forbearances.  From the date hereof until the Effective Time, except as set forth in the Buyer Disclosure Schedule or as expressly contemplated by this Agreement, without the prior written consent of the Company, Buyer will not, and will cause each of its Subsidiaries not to knowingly take any action that would, or would be reasonably likely to, (i) prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied, or (z) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law.

ARTICLE V—REPRESENTATIONS AND WARRANTIES

5.1    Disclosure Schedules.  On or prior to the date hereof, Buyer has delivered to the Company a schedule (the “Buyer Disclosure Schedule”) and the Company has delivered to Buyer a schedule (the “Company Disclosure Schedule and together with the Buyer Disclosure Schedule, sometimes referred to herein as “Disclosure Schedule”) listing, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of its representations and warranties; provided, however, that (i) no such item is required to be set forth on a Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standards established by Section 5.2, and (ii) the mere inclusion of an item on a Disclosure Schedule shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect. For purposes of the Disclosure Schedules, any item disclosed on any schedule therein shall be deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent it is reasonably clear on the face of such Disclosure Schedule that such item applies to such other schedule.

5.2    Standard.  No representation or warranty of the Company contained in Section 5.3 or Buyer contained in Section 5.4 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Sections 5.3 and 5.4, has had or is reasonably expected to have a Material Adverse Effect; provided, however, that the foregoing standard shall not apply to representations and warranties contained in subsections (b), (c), (d) and (e) of Sections 5.3 and 5.4 and subsection (n)(viii) of Section 5.3, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

5.3    Representations and Warranties of the Company.  Subject to Sections 5.1 and 5.2 and except as disclosed on the Company Disclosure Schedule, the Company hereby represents and warrants to Buyer:

(a)    Organization, Standing and Authority.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Hampshire. The Company is duly registered as a bank holding company under the BHCA and the regulations of the FRB thereunder. The Company is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. The Company has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted.

(b)    Capitalization.

(i)    As of the date hereof, the authorized stock of the Company consists solely of 12,500,000 shares of Company Common Stock, of which, as of the date hereof, 5,190,253 shares were outstanding; 1,599,329 shares of Company Common Stock are directly or indirectly held by the Company as treasury stock; and 7,500,000 shares of preferred stock, par value $1.00 per share, none of which are outstanding. In addition, as of the date hereof, there are 430,572 shares of Company Common Stock reserved for issuance upon exercise of outstanding Company Stock Options. The outstanding shares of the Company’s capital stock are validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof, and subject to no preemptive or similar rights (and were not issued in violation of any preemptive or similar rights). As of the date hereof, there are no shares of the Company’s capital stock authorized and reserved for issuance, the Company does not have any Rights issued or outstanding with respect to its capital stock, and the Company does not have, and is not bound, by any commitment to authorize, issue or sell any such shares or Rights, except pursuant to this Agreement and as disclosed on Schedule 5.3(b) of the Company Disclosure Schedule.

(ii)    Except as set forth on Schedule 5.3(b) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company.

(iii)    Schedule 5.3(b) of the Company Disclosure Schedule sets forth as of the date hereof for each Company Stock Option, the name of the grantee, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Company Common Stock subject to each option, the vesting schedule of each option, the number of shares of Company Common Stock that are currently exercisable and the exercise price per share.

(c)    Subsidiaries.

(i)    (A) Schedule 5.3(c) of the Company’s Disclosure Schedule sets forth a true and complete list of all of the Company’s Subsidiaries, (B) the Company owns, directly or indirectly, all of the issued and outstanding equity securities of each Subsidiary, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to the Company) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any shares of its equity securities (other than to the Company or a wholly-owned Subsidiary of it), (E) there are no contracts, commitments, understandings, or arrangements relating to the Company’s rights to vote or to dispose of such securities and (F) all of the equity of each such Subsidiary held by the Company are fully paid and nonassessable, not subject to preemptive or similar rights and are owned by the Company free and clear of any Liens.

(ii)    The Company does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any shares of any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind.

(iii)    Each of the Company’s Subsidiaries has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

(d)    Corporate Power.  Each of the Company and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and the Company has the corporate power and authority to execute and deliver this Agreement and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(e)    Corporate Authority.  This Agreement and the transactions contemplated hereby, subject to approval by the holders of a majority of the shares of Company Common Stock entitled to vote thereon, have been authorized by all necessary corporate action of the Company and the Board of Directors of the Company (the “Company Board”) on or prior to the date hereof. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Buyer, this Agreement is a legal, valid and binding agreement of the Company, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity).

(f)    No Defaults.  Subject to the receipt of Regulatory Approvals, and expiration of waiting periods referred to in Section 7.2, if any, and the required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger and Bank Merger) by the Company do not and will not (i) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, the Company’s articles of incorporation or bylaws, or (iii) require the consent or approval of any third party or Governmental Authority under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

(g)    SEC Documents; Financial Reports; and Regulatory Reports.

(i)    The Company’s Annual Report on Form 10-K, as amended through the date hereof, for the fiscal year ended December 31, 2001 (the “Company 2001 Form 10-K”), and all other reports, registration statements, definitive proxy statements or information statements required to be filed by the Company or any of its Subsidiaries subsequent to December 31, 1996 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, “Company SEC Documents”), with the SEC, and all of the Company SEC Documents filed with the SEC, in the form filed or to be filed, (A) complied or will comply in all respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Company SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such Company SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. Except for those liabilities that are fully reflected or reserved against in the most recent consolidated balance sheet of the Company and any of its Subsidiaries (the “Company Balance Sheet”) contained in the Company 2001 Form 10-K and, except for liabilities reflected in Company SEC Documents filed prior to the date hereof or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since December 31, 2001, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, either alone or where combined with all similar liabilities, has had or could have a Material Adverse Effect on the Company.

(ii)    Since December 31, 1996, the Company has duly filed with the FRB, the FDIC, the New Hampshire Bank Commissioner and any other applicable Regulatory Authority, in correct form the reports required to be filed under applicable laws and regulations and such reports were in all respects complete and accurate in compliance with the requirements of applicable laws and regulations. In connection with the most recent examinations of it by the FRB, the FDIC, the New Hampshire Bank Commissioner or any other applicable Regulatory Authority, the Company was not required to correct or change any action, procedure or proceeding which it believes has not been corrected or changed as required.

(h)    Articles of Incorporation; Bylaws; Corporate Records.  The Company has made available to Buyer a complete and correct copy of the articles of incorporation and the bylaws or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. Such articles of incorporation and bylaws are in final form and effect. The minute books of the Company and each of its Subsidiaries contain true and complete records of all meetings held or true and complete records of all other corporate actions of their respective shareholders and boards of directors (including committees of their respective boards of directors).

(i)    Litigation; Regulatory Action.

(i)    No litigation, claim or other proceeding before any court or governmental agency is pending against the Company or any of its Subsidiaries, and, to the best knowledge of the Company, no litigation, claim or proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding.

(ii)    Neither the Company nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the FRB, the FDIC, and the New Hampshire Bank Commissioner) or the supervision or regulation of the Company or any of its Subsidiaries (each individually a “Regulatory Authority,” and collectively, the “Regulatory Authorities”).

(iii)    Neither the Company nor any of its Subsidiaries, has been advised by a Regulatory Authority that it will issue, or is aware of any facts which could give rise to the issuance by any Regulatory Authority or is aware that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission.

(j)    Compliance with Laws. Each of the Company and its Subsidiaries:

(i)    is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting their businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii)    has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of the Company, no suspension or cancellation of any of them is threatened; and

(iii)    has received, since December 31, 1996, no notification or communication from any Regulatory Authority (A) asserting that the Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Regulatory Authority enforces, (B) threatening to revoke any license, franchise, permit, or governmental authorization, (C) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance (nor, to the best knowledge of the Company, do any grounds for any of the foregoing exist) or (D) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by the Company within a certain time period or indefinitely.

(k)    Contractual Defaults.  Neither the Company nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(l)    No Brokers.  No action has been taken by the Company or any of its Subsidiaries that would give rise to any valid claim against the Company for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, except for the fees payable to Sandler O’Neill & Partners, L.P. and Keefe, Bruyette and Woods, Inc. disclosed on Schedule 5.3(l) of the Company Disclosure Schedule.

(m)    Absence of Certain Changes or Events.  Except as disclosed in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, in the Company’s Proxy Statement filed with respect to its 2002 Annual Meeting of shareholders, in the Company 2001 Form 10-K, or as otherwise expressly permitted or expressly contemplated by this Agreement, since December 31, 2001, the Company and its Subsidiaries have not incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due), except in the ordinary course of their business consistent with their past practices, nor has there been (i) any change in the business, assets, liabilities, condition (financial or otherwise), or results of operations of the Company or any of its Subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company or any of its Subsidiaries, and to the best knowledge of the Company, no fact or condition exists which is reasonably likely to cause such a Material Adverse Effect in the future, (ii) any change by the Company or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by the Company’s independent accountants, (iii) any entry by the Company or any of its Subsidiaries into any contract or commitment of (A) more than $200,000 or (B) $50,000 per annum with a term of more than one year, other than loans and loan commitments in the ordinary course of business, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the ordinary course of business consistent with past practice, (v) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of the Company or any of its Subsidiaries, or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, or the taking of any action not in the ordinary course of business with respect to the compensation or employment of directors, officers or employees of the Company or any of its

Subsidiaries, (vi) any material election made by the Company or any of its Subsidiaries for federal or state income tax purposes, (vii) any material change in the credit policies or procedures of the Company or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any respect, (viii) any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments, or (ix) any material lease of real or personal property entered into, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice.

(n)    Employee Benefit Plans.

(i)    Schedule 5.3(n) of the Company Disclosure Schedule contains a true and complete list of all bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, all medical, dental, disability, health, split-dollar, and life insurance plans or arrangements, all other employee benefit and fringe benefit plans, contracts or arrangements and any applicable “change of control” or similar provisions in any plan, contract or arrangement maintained by the Company, any of its Subsidiaries or any entity which is considered one employer with the Company under Section 4001(a)(15) of ERISA or Section 414 of the Code (an “ERISA Affiliate”), for the benefit of officers, former officers, employees, former employees, directors, former directors, or the beneficiaries of any of the foregoing (collectively, the “Company Compensation and Benefit Plans”).

(ii)    True and complete copies of the Company Compensation and Benefit Plans (as amended to date) along with the following have been delivered to Buyer: (A) the most recent IRS determination or approval letter with respect to such Company Compensation and Benefit Plans under Code Section 401(a) or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (B) the three most recently filed IRS Forms 5500, with all applicable schedules and accountants’ opinions attached thereto; (C) the three most recent actuarial valuation reports completed with respect to such Company Compensation and Benefit Plans; (D) the summary plan description for such Company Compensation and Benefit Plans, (or other descriptions of such Company Compensation and Benefit Plans provided to employees) and all modifications thereto; (E) any insurance policy (including any fiduciary liability insurance policy or fidelity bond) related to such Company Compensation and Benefit Plans; (F) any registration statement or other filing made pursuant to any federal or state securities law and (G) all correspondence to and from any state or federal agency within the last three years with respect to such Company Compensation and Benefit Plans.

(iii)    Each of the Company Compensation and Benefit Plans has been administered in accordance with the terms thereof and applicable law. All of the Company Compensation and Benefit Plans which are “employee benefit plans” within the meaning of Section 3(3) of ERISA, (other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (“Multiemployer Plans”)), (the “Company Plans”), to the extent subject to ERISA, are in compliance with ERISA, the Code and all other applicable laws and there has been no “prohibited transaction” as defined in Section 406 of ERISA or Section 4975 of the Code. Each of the Company Compensation and Benefit Plans which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Company Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS regarding its qualification and has, in fact, been qualified under Section 401(a) from the effective date of such Company Pension Plan through and including the Closing. There is no pending or, to the best knowledge of the Company, threatened litigation or governmental audit, examination or investigation relating to any of the Company Compensation and Benefit Plans. Each asset held under any such Company Pension Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability. No partial termination (within the meaning of Section 411(d)(3) of the Code) has occurred with respect to any Company Pension Plan.

(iv)    No liability under Title IV of ERISA has been or is expected to be incurred by the Company with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, or the single-employer plan of any ERISA Affiliate. None of the Company, its Subsidiaries or any ERISA Affiliate has ever maintained a Multiemployer Plan. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Company Pension Plan or by any ERISA Affiliate or will be required to be filed as a result of the transactions contemplated hereby.

(v)    All contributions, premiums and payments required to be made under the terms of any Company Compensation and Benefit Plan have been timely made or have been accrued on the balance sheets contained in the Company SEC Documents. Neither any Company Pension Plan nor any of the ERISA Affiliates has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither the Company nor any of its Subsidiaries or ERISA Affiliates has provided, or is required to provide, security to any Company Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(vi)    Under each Company Pension Plan, as of the last day of the most recent plan year ended prior to the date hereof, the projected benefit obligations (as determined in accordance with Financial Accounting Standard No. 87) did not exceed the then current value of the assets of such Plan, and, except as disclosed on Schedule 5.3(n) of the Company Disclosure Schedule, there has been no adverse change in the financial condition of such Plan (with respect to either assets or benefits) since the last day of the most recent Plan year.

(vii)    The Company does not have any obligations under any Company Compensation and Benefit Plans to provide benefits, including death or medical benefits, with respect to employees of the Company or any of its Subsidiaries beyond their retirement or other termination of service other than (A) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code, (B) retirement or death benefits under any Company Pension Plan, (C) disability benefits under any employee welfare plan that have been fully provided for by insurance or otherwise, (D) benefits in the nature of severance pay or (E) benefits the full cost of which are borne by the former employee or such employee’s beneficiary.

(viii)    Except as disclosed on Schedule 5.3(n) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer, or any employee of the Company or any of its Subsidiaries under any Company Compensation and Benefit Plans or otherwise from the Company or any ERISA Affiliate, (B) increase any benefits otherwise payable under any Company Compensation and Benefit Plans or (C) result in any acceleration of the time of payment or vesting of any such benefit.

(ix)    The Company Compensation and Benefit Plans may be amended, terminated, or otherwise modified by the Company or an ERISA Affiliate to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals under any Company Compensation and Benefit Plan and no employee communications or provision of any Company Compensation and Benefit Plan document has failed to effectively reserve the right of the Company or its ERISA Affiliates, to so amend, terminate or otherwise modify such Company Compensation and Benefit Plans.

(x)    For purposes of this Section 5.3(n), an entity “maintains” Company Compensation and Benefit Plans if such entity sponsors, contributes to, or provides benefits under or through such Company Compensation and Benefit Plans, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under or through such Company Compensation and Benefit Plans, or if such Company Compensation and Benefit Plans provide benefits to or otherwise cover current or former employees or directors of such entity (or their spouses, dependents, or beneficiaries).

(o)    Labor Matters.    Neither the Company nor any of its Subsidiaries is a party to, or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages and conditions of employment. No work stoppage involving the Company or any of its Subsidiaries is pending, or to the best knowledge of the Company’s management, threatened. Neither the Company nor any of its Subsidiaries is involved in, or, to the best knowledge of the Company’s management, threatened with or affected by, any dispute, arbitration, lawsuit or administrative proceeding relating to labor or employment matters that might reasonably be expected to interfere in any respect with the respective business activities represented by any labor union, and to the best knowledge of the Company’s management, no labor union is attempting to organize employees of the Company or any of its Subsidiaries.

(p)    Takeover Laws.    The Company has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “business combination,” “control share,” “fair price” or other takeover defense laws and regulations (collectively, “Takeover Laws”), if any, of the State of New Hampshire.

(q)    Insurance.    The Company and each of its Subsidiaries is insured, and during each of the past three calendar years has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice customarily be insured and has maintained all insurance required by applicable laws and regulations. Schedule 5.3(q) of the Company Disclosure Schedule lists all insurance policies maintained by the Company and each of its Subsidiaries as of the date hereof. All of the policies and bonds maintained by the Company or any of its Subsidiaries are in full force and effect and all claims thereunder have been filed in a due and timely manner and, to the best knowledge of the Company, no such claim has been denied.

(r)    Environmental Matters.

(i)    Except as disclosed on Schedule 5.3(r) of the Company Disclosure Schedule, each of the Company and its Subsidiaries and each property owned by either of them (the “Owned Property”) and, to the best knowledge of the Company, the Loan Properties (as hereinafter defined), are, and have been, in compliance with all applicable environmental laws and with all rules, regulations, standards and requirements of the EPA or state and local agencies with jurisdiction over pollution or protection of the Environment (as hereinafter defined).

(ii)    There is no suit, claim, action or proceeding pending or, to the best knowledge of the Company, threatened, before any Governmental Authority or other forum in which the Company or any of its Subsidiaries, or any Owned Property has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (A) for alleged noncompliance (including by any predecessor), with any environmental law, rule, regulation, standard or requirement or (B) relating to the release into or presence in the Environment (as hereinafter defined) of any Hazardous Materials (as hereinafter defined) or Oil (as hereinafter defined) at or on a site owned, leased or operated by the Company or any of its Subsidiaries.

(iii)    To the best knowledge of the Company, there is no suit, claim, action or proceeding pending or threatened, before any Governmental Authority or other forum in which any Loan Property has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (A) for alleged noncompliance (including by any predecessor) with any environmental law, rule, regulation, standard or requirement or (B) relating to the release into or presence in the Environment of any Hazardous Material or Oil whether or not occurring at or on a site owned, leased or operated by a Loan Property.

(iv)    Except as set forth on Schedule 5.3(r) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor to the best knowledge of the Company, any Loan Property, has received any written notice regarding a matter on which a suit, claim, action or proceeding as described in subsection (ii) or (iii) of this Section 5.3(r) could reasonably be based. No facts or circumstances have come to the Company’s attention which have caused it to believe that a suit, claim, action or proceeding as described in subsection (ii) or (iii) of this Section 5.3(r) could reasonably be expected to occur.

(v)    During the period of (A) the Company’s or any of its Subsidiaries ownership or operation of any of their respective current properties or (B) the Company’s or any of its Subsidiaries holding of a security interest in a Loan Property, to the best knowledge of Company, there has been no release or presence of Hazardous Material or Oil in, on, under or affecting such property or Loan Property. To the best knowledge of the Company, prior to the period of (A) the Company’s or any of its Subsidiaries’ ownership or operation of any of their respective current properties or any previously owned or operated properties, or (B) the Company’s or any of its Subsidiaries’ holding of a security interest in a Loan Property, there was no release or presence of Hazardous Material or Oil in, on, under or affecting any such property or Loan Property.

(vi)    Neither the Company nor any of its Subsidiaries is an owner or operator of any Loan Property and there are no Participation Facilities.

(vii)    The following definitions apply for purposes of this Section 5.3(r): (A) “Loan Property” means any property in which the Company or any of its Subsidiaries holds a security interest, and, where required by the context (as a result of foreclosure), said term means the owner or operator of such property; (B) “Participation Facility” means any facility in which the Company or any of its Subsidiaries participates or has participated in the management and, where required by the context, said term means the owner or operator of such property; (C) “Hazardous Material” means any pollutant, contaminant, or hazardous substance or hazardous material as defined in or pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., or any other federal, state, or local environmental law, regulation or requirement; (D) “Oil” means oil or petroleum of any kind or origin or in any form, as defined in or pursuant to the Federal Clean Water Act, 33 U.S.C. Section 1251 et seq., or any other federal, state, or local environmental law, regulation or requirement; and (E) “Environment” means any soil, surface waters, groundwaters, stream sediments, surface or subsurface strata, and ambient air, and any other environmental medium.

(s)    Taxes and Tax Returns.    Except as set forth on Schedule 5.3(s) of the Company Disclosure Schedule:

(i)    The Company and each of its Subsidiaries have, since December 31, 1996, timely filed in correct form all Tax Returns that were required to be filed by either of them on or prior to the date hereof, and have paid all Taxes owed by them (whether or not show as due on any Tax Returns).

(ii)    No assessment that has not been settled or otherwise resolved has been made with respect to Taxes, other than such additional Taxes as are being contested in good faith and which are described on Schedule 5.3(s) of the Company Disclosure Schedule. The Tax Returns of the Company and its Subsidiaries have been examined by the IRS or other taxing authority, as applicable, for all years through 1993 and any liability with respect thereto has been satisfied. There are no disputes pending or written claims asserted for Taxes or assessments upon either the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries been requested to give, or has given, any currently effective waivers extending the statutory period of limitation applicable to any Tax assessment or deficiency. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No deficiency in Taxes or other proposed adjustment that has not been settled or otherwise resolved has been asserted in writing by any taxing authority against the Company or any of its Subsidiaries. To the best knowledge of the Company, no Tax Return of Company or any of its Subsidiaries is now under examination by any applicable taxing authority. There are no liens for Taxes (other than current Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries.

(iii)    Adequate provision has been made on the Company Balance Sheet for all Taxes of the Company and its Subsidiaries in respect of all periods through the date hereof. In addition, (A) proper and accurate amounts have been withheld by each of the Company and its Subsidiaries from its respective employees for all prior periods in compliance in all respects with the tax withholding provisions of applicable federal, state, county and local laws; (B) federal, state, county and local returns which are accurate and complete in all respects have been filed by the Companies for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes; and (C) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor has been included by the Company in its consolidated financial statements included in the Company 2001 Form 10-K, or, respect to returns filed after the date hereof, will be so paid or provided for in the consolidated financial statements of the Company for the period covered by such returns. Since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice. The Company has made available to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company, or any of its Subsidiaries filed or received since December 31, 1999.

(iv)    Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnification, Tax allocation or Tax sharing agreement with any person or entity or has any current or potential contractual obligation to indemnify any other person or entity with respect to Taxes.

(v)    Neither the Company nor any of its Subsidiaries has filed or been included in a combined, consolidated or unitary income Tax Return (including any consolidated federal income Tax Return) other than one of which the Company was the parent.

(vi)    Except as disclosed on Schedule 5.3(s)(vi) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has made any payment, is obligated to make any payment, or is a party to any agreement that could obligate it to make any payment that will not be deductible under Code Section 162(m) or Code Section 280G. Neither the Company nor any of its Subsidiaries has filed a consent under Code section 341(f) concerning collapsible corporations.

(vii)    No property of the Company or any of its Subsidiaries is property that is or will be required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or is “tax exempt use property” within the meaning of Section 168(h) of the Code. Neither the Company nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method.

(viii)    None of the Company or its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) closing agreement as described in Code section 7121 (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Closing Date; (B) intercompany transactions or any excess loss account described in Treasury Regulations under Code section 1502 (or any corresponding or similar provision of state, local, or foreign income Tax law); (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) pre paid amount received on or prior to the Closing Date.

(ix)    Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code section 355 or section 361.

(t)    Intellectual Property.    The Company or its Subsidiaries owns or, to the best knowledge of the Company, possesses valid and binding licenses and other rights to use all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in their businesses, each without payment, and neither the Company nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the rights of others. The Company and its Subsidiaries, has performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.

(u)    Tax Treatment; Accounting Treatment.    As of the date hereof, the Company is aware of no reason why the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

(v)    Material Agreements; Defaults.

(i)    Except as set forth on Schedule 5.3(v) of the Company Disclosure Schedule or the index of exhibits in the Company’s Annual Reports on Forms 10- K for the years ended December 31, 2001, 2000, and 1999, and except for this Agreement and the transactions contemplated hereby, neither the Company nor any of its Subsidiaries is a party to or is bound by (A) any agreement, arrangement, or commitment that is material to the financial condition, results of operations or business of the Company, except entered into in the ordinary course of business; (B) any written (or oral) agreement, arrangement, or commitment relating to the employment, including without limitation, employment as a consultant of any person or the election or retention in office or severance of any present or former director or officer of the Company or any of its Subsidiaries; (C) any contract, agreement, or understanding with any labor union; (D) any agreement by and among the Company or any of its Subsidiaries, and/or any affiliate thereof; (E) any contract or agreement or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by the Company as of the date hereof that has not been filed as an exhibit to the Company 2001 Form 10-K; (F) any agreement, arrangement, or commitment (whether written or oral) which, upon the consummation of the transactions contemplated by this Agreement would result in any payment (whether of severance pay or otherwise) becoming due from the Company or any of its Subsidiaries to any officer or employee thereof, (G) any agreement, arrangement or commitment (whether written or oral) which is a consulting or other agreement (including agreements entered into in the ordinary course and data processing, software programming and licensing contracts) not terminable on sixty (60) days or less notice involving the payment of in excess of $100,000 per annum, individually or $200,000 in the aggregate (H) any agreement, arrangement or commitment (whether written or oral) which restricts the conduct of any line of business by the Company or any of its Subsidiaries, or (I) any agreement, arrangement or commitment (whether written or oral) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. The Company has previously delivered to Buyer true and complete copies of all employment, consulting and deferred compensation agreements which are in writing and to which the Company or any of its Subsidiaries is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 5.3(v), whether or not set forth on Schedule 5.3(v) of the Company Disclosure Schedule, is referred to herein as a “Company Material Contract.”

(ii)    (A) To the best knowledge of the Company, each Company Material Contract listed on Schedule 5.3(v) of the Company Disclosure Schedule is legal, valid and binding upon the Company or its Subsidiaries, as the case may be, and in full force and effect, (B) the

Company and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to date under each such Company Material Contract, and (C) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries under any such Company Material Contract.

(w)    Property and Leases.

(i)    Each of the Company and each of its Subsidiaries has good and marketable title to all the real property and all other property owned by it and included in the Company Balance Sheet, free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, “Liens”), other than (A) Liens that secure liabilities that are reflected in the Company Balance Sheet or incurred in the ordinary course of business after the date of the Company Balance Sheet, (B) Liens for current taxes and assessments not yet past due or which are being contested in good faith, (C) inchoate mechanics’ and materialmen’s Liens for construction in progress, (D) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or any of its Subsidiaries consistent with past practice, (E) all matters of record, Liens and other imperfections of title and encumbrances which, either individually or in the aggregate, would not be material, and (F) those items that secure public or statutory obligations or any discount with, borrowing from, or obligations to any FRB or Federal Home Loan Bank, interbank credit facilities, or any transaction by the Company’s Subsidiaries acting in a fiduciary capacity.

(ii)    Each lease of real property to which the Company or any of its Subsidiaries is a party requiring rental payments in excess of $500,000 during the period of the lease, and all amendments and modifications thereto, is in full force and effect, and there exists no default under any such lease by the Company or any of its Subsidiaries nor, to the best knowledge of the Company, any event which with notice or lapse of time or both would constitute a default thereunder by the Company or any of its Subsidiaries, except for such defaults which, individually, or in the aggregate, would not result in the forfeiture of the use or occupancy of the property covered by such lease.

(x)    Regulatory Approvals.  As of the date hereof, the Company is not aware of any reason why the approvals of the Regulatory Authorities will not be received.

(y)    Loans; Nonperforming and Classified Assets.

(i)    Each loan agreement, note or borrowing arrangement, including without limitation portions of outstanding lines of credit and loan commitments (collectively, “Loans”), on the Company’s or any of its Subsidiaries’ books and records, was made and has been serviced in accordance with the Company’s lending standards in the ordinary course of business; is evidenced by appropriate and sufficient documentation; to the extent secured, has been secured by valid liens and security interests which have been perfected; and constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditor’s rights and to general equity principles. The Company has previously delivered to Buyer true, accurate and complete copies of its lending policies.

(ii)    Schedule 5.3(y) of the Company Disclosure Schedule discloses as of September 30, 2002: (A) any Loan under the terms of which the obligor is sixty (60) or more days delinquent in payment of principal or interest, or to the best knowledge of the Company, in default of any other provision thereof; (B) each Loan which has been classified as “other loans specially maintained,” “classified,” “criticized,” “substandard,” “doubtful,” “credit risk assets,” “watch list assets,” “loss” or “special mention” (or words of similar import) by the Company, its Subsidiaries or a Regulatory Authority (the “Classified Loans”); (C) a listing of the real estate owned, acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; (D) each Loan with any director, executive officer or five percent or greater shareholder of the Company, or to the best knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. All Loans which are classified as “Insider Transactions” by Regulation O of the FRB have been made by the Company or any of its Subsidiaries in an arms-length manner made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectibility or present other unfavorable features.

(iii)    The Company shall promptly after the end of each quarter after the date hereof and upon Closing inform Buyer of the amount of Loans subject to each type of classification of the Classified Loans.

(z)    Allowance for Loan Losses.  The allowance for loan losses reflected in the Company SEC Documents and financial statements filed therewith, as of their respective dates, is adequate under GAAP and all regulatory requirements applicable to financial institutions.

(aa)    Trust Accounts.  Neither the Company nor any of its Subsidiaries conduct any trust business.

(bb)    Derivative Transactions.  Neither the Company nor any of its Subsidiaries is engaged in transactions in or involving forwards, futures, options on futures, swaps or similar derivative instruments except as agent on the order and for the account of others or in connection with mortgage loan secondary market activities in the ordinary course of business consistent with the Company’s past practices.

(cc)    Repurchase Agreements.  With respect to all agreements pursuant to which the Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, the Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and, as of the date hereof, the value of such collateral equals or exceeds the amount of the debt secured thereby.

(dd)    Deposit Insurance.  The Company’s Subsidiary, Granite Bank, has its deposits insured by the FDIC in accordance with the FDIA to the fullest extent permitted by law, and each Subsidiary has paid all premiums and assessments and filed all reports required by the FDIA. As of the date hereof, no proceedings for the revocation or termination of such deposit insurance are pending or, to the best knowledge of the Company, threatened.

(ee)    CRA, Anti-money laundering and Customer Information Security.  Neither the Company nor any of its Subsidiaries is aware of, has been advised of, nor has reason to believe that any facts or circumstances exist which would cause the Company’s Subsidiaries: (i) to be deemed not to be in satisfactory compliance with the CRA and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the federal Bank

Secrecy Act, as amended and its implementing regulations (31 CFR part 103), the USA Patriot Act, any order issued with respect to anti-money laundering by the U.S. Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the privacy of customer information requirements contained in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder as well as the provisions of the Information Security Program adopted by the Company’s Subsidiaries pursuant to 12 CFR Part 364. Furthermore, the Company Board has adopted and implemented an anti-money laundering program that meets the requirements of Section 352 of the USA Patriot Act and the regulations thereunder.

(ff)    Proxy Statement; Company Information.  The information relating to the Company and its Subsidiaries to be contained in the Proxy Statement/Prospectus as described in Section 6.3 hereof, and any other documents filed with the SEC in connection herewith, will not, on the date the Company Proxy Statement/ Prospectus is first mailed to shareholders of the Company or at the time of the Company Meeting, contain any statement which is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The Company Proxy Statement/ Prospectus will comply in all respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

(gg)    Deposit/Loan Agreements.  The deposit and loan agreements of the Company and its Subsidiaries comply with all applicable laws, rules and regulations.

(hh)    Disclosure.  No representation or warranty contained in this Agreement, and no statement contained in any certificate, list or other writing, including but not necessarily limited to the Company Disclosure Schedule and, including without limitation, the Company SEC documents as the same may be updated as of the date hereof, furnished to Buyer pursuant to the provisions hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein not misleading.

(ii)    Vote Required.  The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon is the only vote of any class of capital stock of the Company required by the NHBCA, the articles of organization of the Company or the bylaws of the Company to approve this Agreement and approve the transactions contemplated hereby.

5.4    Representations and Warranties of Buyer.  Subject to Sections 5.1 and 5.2 and except as disclosed on the Buyer Disclosure Schedule, Buyer hereby represents and warrants to Company:

(a)    Organization, Standing and Authority.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Vermont. Buyer is duly registered as a bank holding company under the BHCA and the regulations of the FRB thereunder. Buyer is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires Buyer to be so qualified. Buyer has in effect all federal, state, local, and foreign governmental authorizations necessary for Buyer to own or lease its properties and assets and to carry on its business as it is now being conducted.

(b)    Capitalization.  As of the date hereof, the authorized stock of Buyer consists solely of 60,000,000 shares of Buyer Common Stock, of which, as of the date hereof, 31,949,900 shares were outstanding; 3,798,753 shares of Buyer Common Stock are directly or indirectly held by

Buyer as treasury stock; and 1,000,000 shares of preferred stock, par value $100.00 per share, none of which are outstanding. The outstanding shares of Buyer’s capital stock are validly issued, fully paid and nonassessable with no personal liability to the ownership thereof, and subject to no preemptive rights or similar rights (and were not issued in violation of any preemptive or similar rights). As of the date hereof, there are no shares of Buyer’s capital stock authorized and reserved for issuance, Buyer does not have any Rights issued or outstanding with respect to its capital stock, and Buyer does not, and is not bound by, any commitment to authorize, issue or sell any such shares or Rights, except pursuant to this Agreement and as disclosed on Schedule 5.4(b) of the Buyer Disclosure Schedule.

(c)    Subsidiaries.

(i)    (A) Schedule 5.4(c) of the Buyer Disclosure Schedule lists all of Buyer’s Subsidiaries together with the jurisdictions of organization of each Subsidiary, (B) except as disclosed on Schedule 5.4(c) of the Buyer Disclosure Schedule, Buyer owns, directly or indirectly, all of the issued and outstanding equity securities of each of Buyer’s Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to Buyer) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any shares of its equity securities (other than to Buyer or a wholly-owned Subsidiary of it), (E) there are no contracts, commitments, understandings, or arrangements relating to Buyer’s rights to vote or to dispose of such securities and (F) all of the equity securities of each such Subsidiary held by Buyer or its Subsidiaries are fully paid and nonassessable, not subject to preemptive or similar rights and are owned by Buyer or its Subsidiaries free and clear of any Liens.

(ii)    Except as disclosed on Schedule 5.4(c) of the Buyer Disclosure Schedule, Buyer does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any shares of any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind.

(iii)    Each of Buyer’s Subsidiaries has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdiction where its ownership or leasing of property or the conduct of its business requires Buyer to be so qualified.

(d)    Corporate Power.  Each of Buyer and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Buyer has the corporate power and authority to execute and deliver this Agreement and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(e)    Corporate Authority.  This Agreement and the transactions contemplated hereby, have been authorized by all necessary corporate action of Buyer and the Board of Directors of Buyer (“Buyer Board”) on or prior to the date hereof. Buyer has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement is a legal, valid and binding agreement of Buyer, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity).

(f)    No Defaults.  Subject to the receipt of Regulatory Approvals, and expiration of waiting periods referred to in Section 7.2, if any, and the required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger and Bank Merger) by Buyer do not and will not (i) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of Buyer or of any of its Subsidiaries or to which Buyer or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, Buyer’s articles of incorporation or bylaws, or (iii) require the consent or approval of any third party or Regulatory Authority under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

(g)    SEC Documents; Financial Reports; and Regulatory Reports.

(i)    Buyer’s Annual Report on Form 10-K, as amended through the date hereof, for the fiscal year ended December 31, 2001 (the “Buyer 2001 Form 10-K”), and all other reports, registration statements, definitive proxy statements or information statements required to be filed by Buyer or any of its Subsidiaries subsequent to December 31, 1996 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, “Buyer SEC Documents”), with the SEC, and all of Buyer SEC Documents filed with the SEC, in the form filed or to be filed, (A) complied or will comply in all respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Buyer SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such Buyer SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. Except for those liabilities that are fully reflected or reserved against in the most recent consolidated balance sheet of the Buyer and its Subsidiaries (the “Buyer Balance Sheet”) contained in the Company 2001 Form 10-K and, except for liabilities reflected in Company SEC documents filed prior to the date hereof or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since December 31, 2001, neither the Buyer nor its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, either alone or where combined with all similar liabilities, has had or could have a Material Adverse Effect on Buyer.

(ii)    Since December 31, 1996, Buyer has duly filed with the FRB, the FDIC, the Vermont Bank Commissioner and the Maine Superintendent of Banks and any other applicable Regulatory Authority, in correct form the reports required to be filed under applicable laws and regulations and such reports were in all material respects complete and accurate in compliance with the requirements of applicable laws and regulations. In connection with the most recent examinations of Buyer by the FRB, the FDIC, the Vermont Bank Commissioner or any other applicable Regulatory Authority, Buyer was not required to correct or change any action, procedure or proceeding which it believes has not been corrected or changed as required.

(h)    Articles of Incorporation; Bylaws; Corporate Records.  Buyer has made available to the Company a complete and correct copy of the articles of incorporation and the bylaws or equivalent organizational documents, each as amended to date, of Buyer and each of its Subsidiaries. Such articles of incorporation and bylaws are in final form and effect. The minute books of Buyer and each of its Subsidiaries contain true and complete records of all meetings held or true and complete records of all other corporate actions of their respective shareholders and boards of directors (including committees of their respective boards of directors).

(i)    Litigation; Regulatory Action.

(i)    No litigation, claim or other proceeding before any court or governmental agency is pending against Buyer or any of its Subsidiaries, and, to the best of its knowledge, no litigation, claim or proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding.

(ii)    Neither Buyer nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, agreement memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to any Regulatory Authority (including, without limitation, the FRB, the FDIC, the Vermont Bank Commissioner or the Maine Superintendent of Banks or the supervision or regulation of Buyer or any of its Subsidiaries.)

(iii)    Neither Buyer nor any of its Subsidiaries, has been advised by a Regulatory Authority that it will issue, or is aware of, any facts which could give rise to the issuance, by any Regulatory Authority or is aware that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission.

(j)    Compliance with Laws. Each of Buyer and its Subsidiaries:

(i)    is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting their businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii)    has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of Buyer, no suspension or cancellation of any of them is threatened; and

(iii)    has received, since December 31, 1996, no notification or communication from any Regulatory Authority (A) asserting that Buyer or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Regulatory Authority enforces, (B) threatening to revoke any license, franchise, permit, or governmental authorization, (C) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance (nor, to the best knowledge of Buyer, do any grounds for any of the foregoing exist) or (D) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by Buyer within a certain time period or indefinitely.

(k)  Employee Benefit Plans.

(i)    Schedule 5.4(k) of the Buyer Disclosure Schedule contains a true and complete list of all pension, restricted stock and stock option plans, all medical, dental, disability, health and life insurance plans maintained by Buyer, any of its Subsidiaries or any ERISA Affiliate, for the benefit of employees of any of the foregoing (collectively, the “Buyer Compensation and Benefit Plans”).

(ii)    Each Buyer Compensation and Benefit Plan has been administered in accordance with the terms thereof and applicable law. All Buyer Compensation and Benefit Plans which are “employee benefit plans” within the meaning of Section 3(3) of ERISA, other than Multiemployer Plans, (the “Buyer Plans”), to the extent subject to ERISA, are in compliance with ERISA, the Code and all other applicable laws.

(l)    Tax Treatment; Accounting Treatment.  As of the date hereof, Buyer is aware of no reason why the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

(m)    Regulatory Approvals.  The Regulatory Approvals are necessary to consummate the Merger and related Bank Merger. As of the date hereof, Buyer is not aware of any reason why the Regulatory Approvals will not be received.

(n)    Proxy Statement; Company Information.  The information relating to Buyer and its Subsidiaries to be contained in the Proxy Statement/Prospectus as described in Section 6.3 hereof, and any other documents filed with the SEC in connection herewith, will not, on the date the Proxy Statement/ Prospectus is first mailed to shareholders of the Company or at the time of the Company Meeting, contain any statement which is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The Proxy Statement/ Prospectus will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

(o)    Deposit Insurance.  Buyer’s bank Subsidiaries have their deposits insured by the Bank Insurance Fund of the FDIC in accordance with the FDIA to the fullest extent permitted by law, and each such Subsidiary has paid all premiums and assessments and filed all reports required by the FDIA. As of the date hereof, no proceedings for the revocation or termination of such deposit insurance are pending or, to the best knowledge of Buyer, threatened.

(p)    CRA, Anti-money laundering and Customer Information Security.  Neither Buyer nor any of its Subsidiaries is aware of, has been advised of, nor has reason to believe that any facts or circumstances exist which would cause Buyer’s Subsidiaries: (i) to be deemed not to be in satisfactory compliance with the CRA and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended and its implementing regulations (31 CFR part 103), the USA Patriot Act, any order issued with respect to anti-money laundering by the U.S. Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the privacy of customer information requirements contained in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder as well as the provisions of the Information Security Program adopted by Buyer’s Subsidiaries pursuant to 12 CFR Part 364. Furthermore, Buyer Board has adopted and implemented an anti-money laundering program that meets the requirements of Section 352 of the USA Patriot Act and the regulations thereunder.

(q)    Disclosure.  No representation or warranty contained in this Agreement, and no statement contained in any certificate, list or other writing, including but not necessarily limited to the Buyer Disclosure Schedule and, including without limitation, the Buyer SEC Documents as the same may be updated as of the date hereof, furnished to the Company pursuant to the provisions hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein not misleading.

ARTICLE VI—COVENANTS

6.1    Reasonable Best Efforts.

(a)    Subject to the terms and conditions of this Agreement, each of the Company and Buyer agree to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, including effecting all filings and obtaining (and cooperating with the other party hereto to obtain) any permit, consent, authorization, order or approval of, or any exemption by, any Regulatory Authority and any other third party that is required to be obtained by the Company or Buyer or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and using reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger and the transactions contemplated hereby, and using reasonable best efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the Merger and the transactions contemplated hereby or seeking material damages, and each shall cooperate fully with the other party hereto to that end.

(b)    Each of the Company and Buyer shall promptly take, or cause its affiliates and Subsidiaries to take, if required by or necessary to resolve any objection of the DOJ or its staff, the FRB or its staff, the FDIC or its staff, the OCC or its staff, any state attorney general or its staff or any other governmental entity, in each case in order to consummate the Merger and the transactions contemplated hereby, all steps (including executing agreements and submitting to judicial or administrative orders) to secure regulatory approval or government clearance (including by avoiding or setting aside any preliminary or permanent injunction or other order of any United States federal or state court of competent jurisdiction or any other governmental authority), provided, however that in no event shall Buyer be required to take any such steps that

Buyer reasonably determines would be a Burdensome Condition. Each of the Company and Buyer represents and warrants that such party’s Subsidiaries have full power and authority to effect the transactions contemplated by this Section 6.1(b).

6.2    Shareholder Approval.

(a)    Following the execution of this Agreement, the Company shall take, in accordance with applicable law, applicable Nasdaq rules and its articles of incorporation and bylaws, all action necessary to convene a meeting of its shareholders as promptly as practicable to consider and vote upon the approval of this Agreement and any other matter required to be approved by the shareholders of the Company in order to consummate the Merger and the transactions contemplated hereby (including any adjournment or postponement, the “Company Meeting”).

(b)    Subject to Section 6.6 hereof, the Company shall ensure that the Company Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Meeting are solicited in compliance with New Hampshire law, the articles of incorporation and bylaws of the Company, and all other applicable legal requirements.

(c)    Subject to Section 6.6 hereof, (i) the Company Board shall recommend that the Company’s shareholders vote to approve this Agreement and any other matters required to be approved by the Company’s shareholders for consummation of the Merger and the transactions contemplated hereby, (ii) the Proxy Statement shall include a statement to the effect that the Company Board has recommended that the Company’s shareholders vote in favor of and approve this Agreement, the Merger and any other matters required to be approved by the Company’s shareholders for consummation of the Merger and the transactions contemplated hereby at the Company Meeting and (iii) neither the Company Board nor any committee thereof shall (A) withdraw, amend or modify, or publicly propose to withdraw, amend or modify, in a manner adverse to Buyer, the recommendation of the Company Board that the Company’s shareholders vote in favor of and approve this Agreement, the Merger and the transactions contemplated hereby, (B) other than the Merger, approve or recommend, or propose publicly to approve or recommend an Acquisition Proposal, or (C) other than the Merger, cause the Company or any of its Subsidiaries to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to an Acquisition Proposal.

6.3    Registration Statement.

(a)    Buyer and the Company agree to cooperate in the preparation of a registration statement on Form S-4 (the “Registration Statement”) to be filed by Buyer with the SEC in connection with the issuance of Buyer Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the “Proxy Statement/Prospectus”) and all related documents). Each of Buyer and the Company agree to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. Buyer also agrees to use reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. The Company agrees to cooperate with Buyer and Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. After the Registration Statement is declared effective under the Securities Act, the Company, at its expense, shall promptly mail the Proxy Statement/Prospectus to its shareholders.

(b)    Each of Buyer and the Company agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Proxy Statement/Prospectus or any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any Regulatory Authority in connection with the transactions contemplated hereby. Each of Buyer and the Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement is made not misleading. Each of Buyer and the Company further agrees that if it shall become aware prior to the Effective Date of any information that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, it shall promptly inform the other party thereof and shall take the necessary steps to correct the Proxy Statement/Prospectus.

(c)    Buyer will advise the Company, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.4    Press Releases.  Buyer and the Company will consult with each other before issuing any press release with respect to this Agreement and the transactions contemplated by this Agreement and will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld, provided, however, that a party may, without the prior consent of the other party (but after consultation with the other party, to the extent practicable), issue such press release or public statements as may upon the advice of legal counsel, be required by applicable law or the rules and regulations of the NYSE or Nasdaq.

6.5    Access; Information.

(a)    Upon reasonable notice and subject to applicable laws relating to the exchange of information, each party shall, and shall cause its Subsidiaries to, afford the other parties and their officers, employees, counsel, accountants, advisors and other authorized representatives (collectively, “Representatives”), access, during normal business hours throughout the period prior to the Effective Date, to all of its properties, books, contracts, commitments and records (including, without limitation, work papers of independent auditors), and to its officers, employees, accountants, counsel or other representatives, and, during such period, it shall, and shall cause its Subsidiaries to, furnish promptly to such other parties and its Representatives (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities laws (other than reports or documents that Buyer or the Company, or their respective Subsidiaries, as the case may be, are not permitted to disclose under applicable law), and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request. Neither Buyer nor the Company nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the preceding sentence apply.

(b)    Each party agrees that it and its Subsidiaries will not use any information obtained pursuant to this Section 6.5 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and, if this Agreement is terminated, will hold all information and documents obtained pursuant to this paragraph in confidence (as provided in, and subject to the provisions of, the Confidentiality Agreement, as if it were the party receiving the confidential information as defined therein). No investigation by the parties of the business and affairs of any other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to a party’s obligation to consummate the transactions contemplated by this Agreement.

6.6    Acquisition Proposals.

(a)    The Company agrees that, during the term of this Agreement, it shall not, and shall not authorize or permit any of the Company’s or any of its Subsidiaries’ directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or take any action to facilitate, or furnish or disclose nonpublic information in furtherance of, any inquiries or the making of any offer or proposal regarding, or participate in any discussions or negotiations with, or provide any information to, any Person (other than Buyer and any of its Subsidiaries or Representatives) concerning any Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided, that the Company may furnish information to, and negotiate or otherwise engage in discussions with, any individual or entity that delivers a written proposal for an Acquisition Proposal that was not solicited, encouraged or facilitated after the date of this Agreement if and so long as (i) the Board of Directors of the Company determines (A) in good faith by a majority vote, based on the advice of its outside legal counsel, that failing to take such action would constitute a breach of its fiduciary duties under applicable laws and (B) that such a proposal is a Superior Proposal and (ii) prior to furnishing any information to such individual or entity, the Company shall enter into a confidentiality agreement that contains “standstill provisions” that are no less restrictive than the “standstill provisions” set forth in the paragraph captioned “Standstill” on page 2 of the Confidentiality Agreement, and otherwise is substantially similar to the Confidentiality Agreement. The Company immediately will cease, and shall cause each of its Subsidiaries and its Subsidiaries’ representatives to cease, all existing activities, discussions and negotiations with any individual or entity conducted heretofore with respect to any Acquisition Proposal and request the return of all confidential information regarding the Company or any of its Subsidiaries provided to any such individual or entity prior to the date of this Agreement pursuant to the terms of any confidentiality agreements or otherwise, and the Company shall enforce and shall not waive any of the provisions of any such confidentiality agreement.

(b)    The Company Board shall be permitted to withdraw or modify in a manner adverse to Buyer (or not to continue to make) its recommendation to the Company’s shareholders required under Section 6.2(c) and/or comply with Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal if, but only if, (i) in the opinion of the Company’s outside counsel, such action is required, in response to an unsolicited bona fide written Superior Proposal, in order for the Company Board to comply with its fiduciary duties under applicable law, (ii) the Company has given Buyer five (5) business days’ prior notice of its intention to do so and the Company Board has considered any changes to this Agreement proposed by Buyer, and has determined in accordance with the requirements set forth in the definition of “Superior Proposal” that following such proposed changes such unsolicited proposal remains a Superior Proposal and (iii) the Company has fully and completely complied with this Section 6.6. (provided, that the foregoing shall in no way limit or otherwise affect Buyer’s right to terminate this Agreement pursuant to Section 8.1). Any such withdrawal, modification or change of the recommendation of the Company Board shall not change the approval of the Company Board for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated by this Agreement, including the Merger or the transactions contemplated by this Agreement.

(c)    From and after the execution of this Agreement, the Company shall promptly (and in no event later than 24 hours after receipt thereof) advise Buyer in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to an Acquisition Proposal (including the specific terms thereof and the identity of the other individual or entity or individuals or entities involved), and shall promptly inform Buyer (in no event later than 24 hours) of any changes or developments with respect to such Acquisition Proposal or its receipt of any request for information from the FRB, the DOJ, or any other governmental authority with respect to a proposed Acquisition Proposal, and promptly furnish to Buyer a copy of any such written proposal in addition to a copy of any information provided to or by any third party relating thereto. In addition, the Company shall promptly advise Buyer, in writing, if the Company Board makes any determination as to any Acquisition Proposal as contemplated by the proviso to the first sentence of Section 6.6(a). Nothing contained in this Section 6.6 shall prohibit the Company from, at any time, taking and disclosing to the Company’s shareholders a position contemplated by Rule 14d-9 or Rule 14e-2 under the Exchange Act or making any disclosure required by Rule 14a-9 under the Exchange Act so long as the requirements set forth in this Section 6.6 are satisfied.

(d)    For the purposes of this Agreement, “Superior Proposal” shall mean a bona fide Acquisition Proposal made by a third party which was not solicited by the Company, any Subsidiary of the Company or any Representatives of the Company and which, in the good faith judgment of the Company Board, taking into account, to the extent deemed appropriate by the Company Board, the various legal, financial and regulatory aspects of the proposal and the person making such proposal (A) if accepted, is reasonably likely to be consummated, and (B) if consummated would, based upon advice of the Company’s financial advisor, result in a transaction that is more favorable to the Company’s shareholders, from a financial point of view, than the transactions contemplated by this Agreement. For purposes of this Agreement, “Acquisition Proposal” means any offer or proposal for, or any indication of interest in (i) a merger, tender offer, recapitalization, or consolidation, or any similar transaction, involving the Company or any of its Subsidiaries, (ii) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of the Company or all or substantially all of the assets or deposits of any of the Subsidiaries of the Company, (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act, and the rules and regulations thereunder) of securities representing 10% or more of the voting power of the Company or the Subsidiaries of the Company, or (iv) any substantially similar transaction.

6.7    Affiliate Agreements.

(a)    Not later than the 15th day prior to the mailing of the Proxy Statement, the Company shall deliver to Buyer, a schedule of each Person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Company Meeting, deemed to be an “affiliate” of the Company (each, an “Affiliate”) within the meaning of Rule 145 promulgated by the SEC under the Securities Act.

(b)    The Company shall use its reasonable best efforts to cause each person who may be deemed to be an Affiliate of the Company to execute and deliver to Buyer on or before the date of mailing of the Proxy Statement a written agreement to comply with the requirements of Rule 145 in connection with the sale or other transfer of Buyer Common Stock received in the Merger, in the form attached hereto as Exhibit A.

6.8    Takeover Laws.  No party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, as applicable, and each party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws, as now or hereafter in effect, that purports to apply to this Agreement or the transactions contemplated hereby.

6.9    No Rights Triggered.  Each of Buyer and the Company shall take all steps necessary to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not result in the grant of any rights to any person (a) under its articles of incorporation or bylaws, or (b) under any material agreement to which it or any of its Subsidiaries is a party.

6.10    Shares Listed.  Buyer shall use its reasonable best efforts to list, prior to the Effective Date, on the NYSE, the shares of Buyer Common Stock to be issued to the holders of the Company Common Stock in the Merger.

6.11    Regulatory Applications; Filings; Consents.  Buyer and the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts (a) to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, any such approvals or authorizations required by the FRB, FDIC, the OCC and the Regulatory Authorities of the states in which Buyer, the Company and their respective Subsidiaries operate, (b) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (c) to cause the Merger to be consummated as expeditiously as practicable. Provided the Company has cooperated as required above, Buyer agrees to file the requisite applications to be filed by it with the FRB, FDIC, the OCC and the Regulatory Authorities of the States in which Buyer, the Company and their respective Subsidiaries operate. Each of Buyer and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Regulatory Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

6.12    Indemnification; Directors’ and Officers’ Insurance.

(a)    Buyer agrees that all rights to indemnification and all limitations of liability existing in favor of any director or officer of the Company or its Subsidiaries (the “Indemnified Parties”) as provided in the Company’s articles of incorporation or bylaws or in the similar governing documents of the Company’s Subsidiaries as in effect as of the date hereof (including without limitation the right to the advancement of expenses) with respect to matters occurring on or prior to the Effective Time shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim; provided further, however, that nothing contained in this Section 6.12(b) shall be deemed to preclude the liquidation, consolidation or merger of the Company or any of its Subsidiaries, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger and shall constitute rights which may be asserted against Buyer. Nothing contained in this Section 6.12(b) shall be deemed to preclude any rights to indemnification or limitations on liability provided in the Company’s articles of incorporation or the similar governing documents of the Company’s Subsidiaries with respect to matters occurring subsequent to the Effective Time to the extent that the provisions establishing such rights or limitations are not otherwise amended to the contrary.

(b)    Buyer shall cause the persons serving as officers and directors of the Company immediately prior to the Effective Time to be covered for a period of six (6) years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by the Company (provided, that Buyer may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to such directors and officers of the Company than the terms and conditions of such existing policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such, provided, that in no event shall Buyer be required to spend for any one year an amount in excess of 150% of the annual premium currently paid by the Company for such insurance (the “Insurance Amount”). In the event that Buyer is unable to maintain or obtain the insurance called for by this Section 6.12(b) as a result of the preceding provision, Buyer shall use its reasonable best efforts to maintain or obtain the most advantageous coverage as is available for that Insurance Amount.

(c)    In the event Buyer or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 6.12.

(d)    The provisions of this Section 6.12 are intended to be for the benefit of, and to grant third party rights to, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.13    Benefit Plans.

(a)    Provision of Benefits.  From and after the Effective Time, Buyer agrees to provide the employees of the Company and any of its Subsidiaries who remain employed after the Effective Time (collectively, the “Company Employees”) with at least the types and levels of employee benefits (including employee contribution levels) comparable to those maintained by Buyer for similarly situated employees of Buyer. Buyer will treat, and cause its applicable benefit plans to treat, the service of the Company Employees with the Company or any of its Subsidiaries as service rendered to Buyer or any of its Subsidiaries for purposes of eligibility to participate, vesting and for other appropriate benefits including, but not limited to, applicability of minimum waiting periods for participation, but not for benefit accrual under any defined benefit plan (including minimum pension amount) attributable to any period before the Effective Time. Without limiting the foregoing Buyer shall not treat any employee of the Company or any of its Subsidiaries as a “new” employee for purposes of any exclusions under any health or similar plan of Buyer for a pre-existing medical condition, and any deductibles paid under any of the Company’s or any of its Subsidiaries’ health plans shall be credited towards deductibles under Buyer’s health plans upon delivery to Buyer of appropriate documentation. Buyer will make appropriate arrangements with its insurance carrier(s) to ensure such result.

(b)    Notwithstanding anything to the contrary contained herein, Buyer shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any employee benefit plans and programs of the Company. Nothing in this Agreement shall alter or limit Buyer’s obligations, if any, under ERISA, as amended by the Consolidated Omnibus Budget Reconciliation Act of 1985 and/or the Health Insurance Portability and Accountability Act of 1996 with respect to the rights of Company Employees and their qualified beneficiaries in connection with the group health plan maintained by the Company as of the Effective Time.

(c)    At and following the Effective Time, Buyer shall honor, and the Surviving Corporation shall continue to be obligated to perform, in accordance with their terms, those benefit obligations to, and contractual rights of, current employees of the Company existing as of the Effective Date, as well as, and to the extent permitted by law, those employment, severance, split-dollar and deferred compensation plans or policies of the Company which are listed on Schedule 6.13(c) of the Company Disclosure Schedule.

(d)    Notwithstanding anything else contained herein to the contrary, nothing in this Article VI shall be construed to create any third party beneficiary rights in any Person who is not a party to this Agreement.

6.14    Notification of Certain Matters.  Each of Buyer and the Company shall give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) notwithstanding the standards set forth in Section 5.2, would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

6.15    Bank Merger.  Buyer and the Company agree to take all action necessary and appropriate, including causing the entering into of an appropriate merger agreement (the “Bank Merger Agreement”), to cause the Subsidiaries of the Company to merge (“Bank Merger”) with and into a Subsidiary of Buyer, as Buyer deems advisable, in accordance with applicable laws and regulations and the terms of the Bank Merger Agreement.

6.16    Post-Closing Governance.  The Buyer shall recommend a person designated by the Company and reasonably acceptable to Buyer to be elected to the Buyer’s Board effective as of the Effective Time and otherwise in accordance with Buyer’s articles of incorporation and bylaws.

6.17    Confidentiality Agreement.  The paragraph captioned “StandStill” on page 2 of the Confidentiality Agreement is hereby terminated in all respects and shall not have further force and effect on or after the date hereof; provided, that, in the event this Agreement is terminated by Buyer because the condition to close set forth in Section 7.2(b) is not satisfied, the StandStill provisions shall be effective as set forth in the Confidentiality Agreement following such termination. The Confidentiality Agreement shall otherwise remain in full force and effect after the date hereof in accordance with its terms.

6.18    Section 16 Votes.  Prior to the Effective Time, each of the Company Board and Buyer Board, or appropriate committees of non-employee directors thereof, shall adopt (if necessary) a resolution consistent with the interpretive guidance of the SEC so that the disposition of shares of Company Common Stock or Company Stock Options pursuant to this Agreement by any officer or director of the Company or of any Subsidiary of the Company who is a covered person of the Company for purposes of Section 16 under the Exchange Act (together with the rules and regulations promulgated thereunder, “Section 16”) shall be an exempt transaction for purposes of Section 16.

6.19    Restructuring.  Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Buyer shall be entitled to revise the structure of the Merger and the other transactions contemplated hereby, provided, that (a) there are no material adverse accounting or federal or state income Tax consequences to the Company and its shareholders as a result of the modification; (b) there are no material adverse changes to the benefits and other arrangements provided to or on behalf of the Company’s directors, officers, and other employees; and (c) such modification will not be likely to delay materially or jeopardize receipt of the Regulatory Approvals or other consents and approvals relating to the consummation of the Merger. This Agreement and any related documents shall be separately amended in order to reflect any such revised structure.

6.20    ESOP.  The Company shall take any and all actions necessary with respect to the Granite State Bankshares, Inc. Employee Stock Ownership Plan (the “Plan”) to reflect the effect of the transactions contemplated by this Agreement, including without limitation the election procedures described in Section 3.5, and shall cooperate with Buyer prior to the Closing in arranging for appropriate investment alternatives to be offered under the Plan for cash to be received by the Plan as a result of the consummation of the Merger. The Company shall take such action as it reasonably deems necessary to spin off and terminate the employee stock ownership portion of the Plan in accordance with the terms of the Plan, the Code and any other applicable laws, including without limitation, preparing and filing an application for a favorable determination letter upon termination of the Plan from the IRS, provided, however the Company shall consult with Buyer regarding such termination process and any employee communications to be provided in connection therewith and shall incorporate such language in such employee communication that Buyer reasonably requests in order to ensure an orderly transition of the affected employees to Buyer. The Company shall take such other actions prior to the Closing as may reasonably be requested by Buyer in order to permit the prompt consolidation of the remaining portion of the Plan with Buyer’s 401(k) plan following the Closing.

6.21    Split Dollar Life Insurance Policies.  The Company shall take any and all actions necessary as requested by Buyer to terminate the split dollar insurance arrangements existing on the date hereof and to recover the aggregate amount of premiums paid by the Company thereunder as provided under the relevant agreements, subject to the rights of the executives who are parties thereto.

6.22    Other Actions.  Prior to Closing the Company shall take any and all action necessary to (a) terminate the Granite Bank Trust for the Executive Supplemental Retirement Income Agreement(s) and cause all insurance policies and any other assets held thereunder to be transferred to and held without limitation by the Company, (b) produce and deliver to Buyer all split dollar life insurance policies issued by Mass Mutual and Hamilton/Lincoln and (c) file top hat filings for the Company’s nonqualified deferred compensation plans or arrangements under the Department of Labor’s delinquent filer program and pay any penalty or filing fees in connection therewith, (d) demonstrate to the satisfaction of Buyer that no liabilities exist in connection with the Granite Bank Deferred Compensation Plan for Executives and (e) take all actions necessary to cause the death benefits that may be payable under any Executive Supplemental Retirement Income Agreement(s) to be waived by the relevant executive.

ARTICLE VII—CONDITIONS TO CONSUMMATION OF THE MERGER

7.1    Conditions to Each Party’s Obligations to Effect the Merger.  The obligations of each of the parties to consummate the Merger is conditioned upon the satisfaction at or prior to the Effective Time of each of the following conditions:

(a)    Shareholder Vote.  This Agreement and the transactions contemplated hereby shall have been approved by the requisite affirmative vote of the shareholders of the Company present and voting at the Company Meeting.

(b)    Regulatory Approvals; No Burdensome Condition.  All Regulatory Approvals required to consummate the transactions contemplated hereby, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired. None of the Regulatory Approvals shall impose any term, condition or restriction upon Buyer or any of its Subsidiaries that Buyer reasonably determines would so materially adversely effect the economic or business benefits to Buyer of the transactions contemplated by this Agreement, taken as a whole, as to render inadvisable the consummation of the Merger (a “Burdensome Condition”).

(c)    Third Party Consents.  All necessary consents or approvals of all persons (other than Regulatory Authorities) required for the consummation of the Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer or the Company, as the case may be.

(d)    No Injunction, Etc.  No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law, statute or regulation shall have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated hereby; provided, however, that each of Buyer and the Company shall have used its reasonable best efforts to prevent any such rule, regulation, injunction, decree or other order, and to appeal as promptly as possible any injunction, decree or other order that may be entered, including, without limitation, by proffering its willingness to accept an order embodying any arrangement required to be made by such party pursuant to Section 6.1(b) of this Agreement (and notwithstanding anything in this Section 7.1 to the contrary, no terms, conditions or provisions of an order embodying such an arrangement shall constitute a basis for such party asserting nonfulfillment of the conditions contained in this Section 7.1).

(e)    Tax Opinion Relating to the Merger.  Buyer shall have received an opinion from Goodwin Procter LLP, and the Company shall have received an opinion from Luse Gorman Pomerenk & Schick, P.C., dated in each case as of the Closing Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions which are consistent with the state of facts existing at the Closing Date and which are reasonable or customary in rendering similar opinions, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

(f)     Effective Registration Statement.  The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Regulatory Authority.

7.2    Conditions to the Obligations of Buyer.

(a)    Representations, Warranties and Covenants of the Company.  (i) Each of the representations and warranties contained herein of the Company shall be true and correct as of the date hereof and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 5.2, (ii) each and all of the agreements and covenants of the Company to be performed and complied with pursuant to this Agreement on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and (iii) Buyer shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of the Company, dated the Effective Date, to the effect set forth in clauses (i) and (ii) of this Section 7.2.

(b)    Material Adverse Effect.  There shall not have occurred with respect to the Company any Material Adverse Effect or any event or development that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.

(c)    Dissenting Shares.  As of immediately prior to the Effective Time, no more than 10% of the outstanding shares of Company Common Stock shall have taken actions to assert dissenters rights under Section 293-A:13 of the NHBCA.

7.3    Conditions to the Obligations of the Company.

(a)    Representations, Warranties and Covenants of Buyer.  (i) Each of the representations and warranties contained herein of Buyer shall be true and correct as of the date hereof and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 5.2, (ii) each and all of the agreements and covenants of Buyer to be performed and complied with pursuant to this Agreement on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and (iii) the Company shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of Buyer, dated the Effective Date, to the effect set forth in clauses (i) and (ii) of this Section 7.3.

(b)    Material Adverse Effect.  There shall not have occurred with respect to Buyer any Material Adverse Effect or any event or development that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Buyer.

(c)    NYSE Listing.  The shares of Buyer Common Stock issuable pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(d)    Payment of Merger Consideration.  Buyer shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall have provided the Company with evidence of such delivery in a form reasonably satisfactory to the Company and its counsel.

ARTICLE VIII—TERMINATION

8.1    Termination.  This Agreement may be terminated, and the Merger and the transactions contemplated hereby may be abandoned:

(a)    Mutual Consent.  At any time prior to the Effective Time, by the mutual consent of Buyer and the Company in a written instrument, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b)    Breach.  At any time prior to the Effective Time, by Buyer or the Company (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standards set forth in Section 5.2), which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach; or (ii) a material breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach.

(c)    Delay.  At any time prior to the Effective Time, by Buyer or the Company, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by August 31, 2003, except to the extent that the failure of the Merger then to be consummated arises out of or results from the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein.

(d)    No Regulatory Approval.  By Buyer or the Company, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event the approval of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such

Regulatory Authority or any governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, the party seeking termination shall have complied fully with its obligations under Section 6.1(b) of this Agreement.

(e)    No Shareholder Approval.  By Buyer or the Company if the approval of the Company’s shareholders required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of the Company’s shareholders or at any adjournment thereof.

(f)    Recommendation Altered.  By Buyer, if the Company Board shall not have publicly recommended to the shareholders of the Company that such shareholders vote in favor of approval of the Agreement, the Merger and the other transactions contemplated hereby, or shall have withdrawn, modified or changed in a manner adverse to Buyer its approval or recommendation of this Agreement and the transactions contemplated hereby.

(g)    Superior Proposal.  By Buyer or Company, if the Company has received a Superior Proposal, and in compliance with the terms of Section 6.6 of this Agreement, the Company Board has entered into an acquisition agreement with respect to the Superior Proposal, subject to the provisions of Section 8.2(c).

(h)    Breach of No Shop.  By Buyer if the Company shall have breached any of its obligations contained in Section 6.6 in any material respect.

(i)    Excess Issuance of Buyer Common Stock.  By Buyer or the Company, in the event that Buyer would be required if, not for the proviso set forth in Section 3.5(e), to issue in the Merger (either by conversion of Company Common Stock issued pursuant to the Merger or the exercise of rights and warrants issued pursuant to the Merger) aggregate shares of Buyer Common Stock in excess of 15% of the total number of shares of Buyer Common Stock outstanding immediately before the Merger.

8.2    Effect of Termination and Abandonment.

(a)    In the event of termination of this Agreement by either Buyer or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Buyer, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that Sections 6.5(b), 8.2, 9.1 and 9.5 and all other obligations of the parties intended to be performed after the termination of this Agreement shall survive any termination of this Agreement; provided, however, that, notwithstanding anything to the contrary herein, neither the Buyer nor the Company shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

(b)    If this Agreement is terminated as a result of any breach of a representation, warranty, covenant or other agreement which is caused by the willful breach of a party hereto, such party shall be liable to the other party for all out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of lawyers, accountants and investment bankers, incurred by such other party in connection with the entering into of this Agreement, the carrying out of any and all acts contemplated hereunder and pursuing the remedies provided by this Section 8.2 and otherwise hereunder (“Expenses”). The payment of Expenses is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto at law or in equity.

(c)    In the event this Agreement is terminated by:

(i)    Buyer pursuant to Section 8.1(f) or 8.1(h) or by Buyer or the Company pursuant to Section 8.1(g);

(ii)    Buyer pursuant to Section 8.1(e) in circumstances where the Company Board shall not have publicly recommended to the shareholders of the Company that such shareholders vote in favor of the approval of this Agreement, the Merger and the other transactions contemplated hereby or shall have withdrawn, modified or amended such recommendation in a manner adverse to Buyer; or

(iii)    by either Buyer or the Company pursuant to Section 8.1(e) in circumstances where both (x) within eighteen (18) months of such termination, the Company shall have entered into an agreement to engage in or there has otherwise occurred an Acquisition Proposal with any Person other than Buyer or any affiliate of Buyer and (y) at the time of such termination or event giving rise to such termination, it shall have been publicly announced that any Person (other than Buyer or any Subsidiary of Buyer) shall have (A) made, or disclosed an intention to make, a bona fide offer to engage in an Acquisition Proposal, or (B) filed an application (or given a notice), whether in draft or final form, under the BHCA or the Change in Bank Control Act of 1978, for approval to engage in an Acquisition Proposal, then the Company shall make a cash payment to Buyer in the amount of $13,000,000 (the “Expense Fee”) upon such termination. Any payment required under this Section 8.2(c) shall be payable by the Company to Buyer (by wire transfer of immediately available funds to an account designated by Buyer) within two (2) business days after demand by Buyer. Absent fraud or other willful misconduct or a willful breach of the Company’s obligations hereunder, upon payment of the Expense Fee described in this Section 8.2(c), neither Company nor any of its affiliates or Subsidiaries shall have any further liability to Buyer at law or in equity under this Agreement.

ARTICLE IX—MISCELLANEOUS

9.1    Survival.  No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time or the termination of this Agreement if this Agreement is terminated prior to the Effective Time; provided, however, that if the Effective Time occurs, the agreements of the parties in Sections 3.5, 3.6, 3.8, 6.12, 6.13, 6.15, 6.16, 6.17, 9.1, 9.4, 9.5, 9.6, 9.7, 9.8 and 9.9 shall survive the Effective Time, and if this Agreement is terminated prior to the Effective Time, the agreements of the parties in Sections 6.5(b), 8.2, 9.1, 9.2, 9.4, 9.5, 9.6, 9.7 and 9.8 shall survive such termination.

9.2    Waiver; Amendment.  Subject to compliance with applicable law, prior to the Effective Time, any provision of this Agreement may be (a) waived by the party intended to benefit by the provision, or (b) amended or modified at any time, by an agreement in writing between the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Agreement. Prior to submission of this Agreement for approval by the shareholders of the Company, Buyer may make such amendments as are permitted by Section 6.19 and the Company Board shall approve the supplements and amendments specified in this sentence.

9.3    Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

9.4    Governing Law.  This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Vermont, without regard to the conflict of law principles thereof.

9.5    Expenses.  Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses and SEC filing and registration fees shall be shared equally between Buyer and the Company.

9.6    Confidentiality.  Each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith in accordance, and subject to the limitations of, the Confidentiality Agreement.

9.7    Notices.  All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Buyer:

Chittenden Corporation
Two Burlington Square
Burlington, Vermont 05401
Attention: Chief Executive Officer
Telecopier: (603) 660-1577

With copies to:

Chittenden Corporation
Two Burlington Square
Burlington, Vermont 05401
Attention:, F. Sheldon Prentice, General Counsel
Telecopier: (802) 660-1577

Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109
Attention: William P. Mayer, Esq. and
  Andrew F. Viles, PC
Telecopier: (617) 523-1231

If to the Company, to:

Granite State Bankshares, Inc.
122 West Street
Keene, New Hampshire 03431

Attention: Chief Executive Officer
Telecopier: (603) 358-5707

With copies to:

Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, N.W., Suite 400
Washington, D.C. 20015
Attention: John J. Gorman, Esq.
Telecopier: (202) 362-2902

9.8    Understanding; No Third Party Beneficiaries.  Except for the Confidentiality Agreement, which shall remain in effect, this Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersede any and all other oral or written agreements heretofore made. Except for Section 6.12, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.9    Assignability; Binding Effect.  Except as provided for in Section 6.19, prior to the Closing, this Agreement may not be assigned by Buyer with out the written consent of the Company and no such assignment shall release Buyer of its obligations hereunder. After the Closing, Buyer’s rights and obligations hereunder shall be freely assignable. This Agreement may not be assigned by the Company without the prior written consent of Buyer. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns, and except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder.

9.10    Headings; Interpretation.  The headings contained in this Agreement are for reference purposes only and are not part of this Agreement. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. Words of number may be read as singular or plural, as required by context.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

CHITTENDEN CORPORATION

By:	/S/ KIRK W. WALTERS
Name: Kirk W. Walters
Title: Executive Vice President, Chief Financial Officer and Treasurer

GRANITE STATE BANKSHARES, INC.

By:	/S/ CHARLES W. SMITH
Name: Charles W. Smith
Title: Chief Executive Officer

EXHIBIT A – FORM OF AFFILIATE LETTER

                             , 200_

Chittenden Corporation
Two Burlington Square
P.O. Box 820
Burlington, VT 05402-0820

Ladies and Gentlemen:

I have been advised that as of the date of this letter I may be deemed to be an “affiliate” of Granite State Bankshares, Inc., a New Hampshire corporation and single bank holding company (the “Company”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Pursuant to the terms of the Agreement and Plan of Merger dated as of November 7, 2002 (the “Agreement”), by and among the Company and Chittenden Corporation, a Vermont corporation and registered bank holding company (the “Buyer”), the Company will be merged with and into Buyer (the “Merger”).

As a result of the Merger, I may receive shares of common stock, par value $1.00 per share, of Buyer (“Buyer Common Stock”) in exchange for shares of common stock, par value $1.00 per share, of the Company (“Company Common Stock”) owned by me.

I represent, warrant and covenant to Buyer that in the event I receive any Buyer Common Stock as a result of the Merger:

A.	I shall not make any sale, transfer or other disposition of any Buyer Common Stock in violation of the Act or the Rules and Regulations.

B.
I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Buyer Common Stock with my counsel or counsel for Buyer to the extent I felt necessary.

C.
I have been advised that, because at the time the Merger was submitted for a vote of the shareholders of the Company, I may be deemed to have been an affiliate of the Company, I may not sell, transfer or otherwise dispose of any Buyer Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with Rule 145 promulgated by the Commission under the Act, (iii) a “no action” letter has been obtained on my behalf from the staff of the Commission indicating that it will not recommend enforcement action to the Commission if such sale, transfer or other disposition is not registered under the Act, or (iv) Buyer has received the written opinion of counsel, which opinion and counsel shall be

Chittenden Corporation
                             , 200_

reasonably acceptable to Buyer, that such sale, transfer or other disposition is otherwise exempt from registration under the Act.

D.
I understand that Buyer is under no obligation to register any sale, transfer or other disposition of Buyer Common Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

E.
I understand that stop transfer instructions will be given to Buyer’s transfer agent with respect to all Buyer Common Stock issued to me in the Merger and that there will be placed on the certificates for Buyer Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES, AND MAY ONLY BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN COMPLIANCE WITH THE REQUIREMENTS OF RULE 145 OR PURSUANT TO A REGISTRATION STATEMENT UNDER SAID ACT OR AN EXEMPTION FROM SUCH REGISTRATION.”

I also understand that unless the transfer by me of my Buyer Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to put the above legend on the certificates issued to my transferee or transferees.

F.
I have set forth below the exact numbers of the Company Common Stock which I own of record only, beneficially only and of record and beneficially. I represent and warrant to Buyer that I am the record holder of all shares of the Company Common Stock that I beneficially own, except for                          shares of the Company Common Stock that are held in “street name” for my benefit. I hereby agree that, prior to the effective time of the Merger, I will ensure that all shares of the Company Common Stock held in “street name” for my benefit will be transferred out of “street name” directly to me as the holder of record of such shares of the Company Common Stock.

G.
My ownership is free and clear of any security interest, lien, encumbrance, charge, equity, claim or restriction whatsoever, except as set forth below and as may be imposed by reason of the Act or the Rules and Regulations.

Chittenden Corporation
                             , 200_

It is understood and agreed that the legend and the stop orders referred to above will be removed upon my request and compliance with such procedures as Buyer or its transfer agent may require, if (i) one year shall have elapsed from the date the undersigned acquired Buyer Common Stock received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) two years shall have elapsed from the date the undersigned acquired the Buyer Common Stock received in the Merger and the provisions of Rule 145(d)(3) are then applicable to the undersigned, or (iii) Buyer has received either a written opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Buyer, or a “no action” letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

Execution of this letter should not be considered an admission on my part that I am an “affiliate” of the Company as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

Very truly yours,

[Name of the Company Shareholder]

Company Common Stock Owned
of Record Only

Company Common Stock Owned
Beneficially Only

Company Common Stock Owned
Beneficially and of Record

Accepted this              day of                 , 200_.

Chittenden Corporation

By:
Name:
Title:

ANNEX B
SHAREHOLDERS AGREEMENT

SHAREHOLDERS AGREEMENT dated as of November 7, 2002 (the “Agreement”), by and between Chittenden Corporation, a Vermont corporation (“Buyer”), the undersigned directors and/or officers (each a “Shareholder” and collectively, the “Shareholders”) of Granite State Bankshares, Inc., a New Hampshire corporation (the “Company”). Capitalized terms used herein and not defined herein have the respective meanings set forth in the Merger Agreement (as defined below).

WHEREAS, Buyer and the Company have entered into an Agreement and Plan of Merger, dated as of November 7, 2002, as such agreement may be subsequently amended or modified (the “Merger Agreement”), providing for the merger of the Company with and into the Buyer (the “Merger”);

WHEREAS, as of the date hereof, each Shareholder beneficially owns (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) and has sole or shared voting power with respect to (a) the number of shares of common stock, par value $1.00 per share (the “Common Stock”), of the Company (the “Existing Shares” and together with any other shares of Common Stock which such Shareholder acquires beneficial ownership in any capacity after the date hereof and prior to the termination of this Agreement, the “Shares”), and (b) holds stock options or other rights to acquire the number of shares of Common Stock, each as set forth opposite such Shareholder’s name on Schedule I attached hereto;

WHEREAS, as a condition to the willingness of Buyer to enter into the Merger Agreement, Parent has required that each Shareholder enter into this Agreement with respect to such Shares; and

WHEREAS, the Shareholders intend this Agreement to be a voting agreement authorized under Section 293-A:7:31 of the New Hampshire Business Corporation Act.

NOW, THEREFORE, in consideration of, and as a condition to, Buyer’s entering into the Merger Agreement, and in consideration of the expenses incurred and to be incurred by Buyer in connection therewith, the parties hereto agree as follows:

1.    Agreement to Vote.  While this Agreement is in effect, such Shareholder agrees to vote or cause to be voted all Shares that such Shareholder shall be entitled to so vote, whether such Shares are held of record or beneficially owned by such Shareholder at the special meeting of the Company’s shareholders to be called and held following the date hereof (including any adjournment or postponement thereof, the “Company Meeting”) or at any other meeting of the Company’s shareholders, and in connection with every action or approval by written consent of the Company, (a) in favor of the approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and (b) against any Acquisition Proposal other than the Merger.

2.    Irrevocable Proxy.  In furtherance and not in limitation of the foregoing, each Shareholder hereby grants to, and appoints, until the date of the termination of this Agreement, Buyer and each of Kirk W. Walters and F. Sheldon Prentice in their respective capacities as officers of Buyer, and any individual who shall thereafter succeed any such officer of Buyer, and any other designee of Buyer, each of them individually, its irrevocable proxy and attorney-in-fact (with full power of substitution) to vote each of such Shares as such Shareholder’s proxy as indicated in Section 1 at the Company Meeting and at every such meeting of the Company (including adjournment or postponement thereof) or in connection with any written consent of the Company’s Shareholders. Each Shareholder intends this proxy to be irrevocable and coupled with an interest and will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy.

3.    Agreement to Retain Shares.  While this Agreement is in effect, other than as provided herein, each Shareholder agrees that he or she will not sell, assign, transfer or otherwise dispose of (including, without limitation, by the creation of a Lien (as defined in Section 6 below)), or permit to be sold, assigned, transferred or otherwise disposed of, any Shares beneficially owned by such Shareholder, except (a) transfers by will or by operation of law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement, (d) transfers to any other Shareholder of the Company who has executed a copy of this Agreement on the date hereof with respect the Shares held by such Shareholder, and (e) as Buyer may otherwise agree in its sole discretion.

4.    Legend.  The Company shall cause its transfer agent to note on its records for the Company (in whatever form maintained) that such Shares are subject to the restrictions on voting and transfer set forth herein, and at Buyer’s request shall have any existing certificates representing Shares subject to this Agreement canceled and reissued bearing the following legend:

“THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN VOTING AND TRANSFER RESTRICTIONS CONTAINED IN A SHAREHOLDERS AGREEMENT BY AND BETWEEN CHITTENDEN CORPORATION AND CERTAIN BENEFICIAL OWNERS OF GRANITE STATE BANKSHARES, INC. AND THESE SHARES MAY BE SOLD, ASSIGNED, TRANSFERRED, OR OTHERWISE DISPOSED OF ONLY IN COMPLIANCE THEREWITH. COPIES OF THE ABOVE-REFERENCED AGREEMENT ARE ON FILE AT THE OFFICES OF GRANITE STATE BANKSHARES, INC.”

5.    No Exercise of Options.  Such Stockholder hereby agrees that between the date hereof and the Effective Time, he or she shall not exercise any stock options owned by him or her to purchase shares of Common Stock; provided, however, that such Stockholder may exercise any such stock options that are subject to an exercise period that expires prior to the Effective Time or in accordance with the Merger Agreement.

6.    Representations and Warranties of Shareholder.  Each Shareholder, severally and not jointly, hereby represents and warrants to Parent as follows:

(a)    Such Shareholder has the complete and unrestricted power and the unqualified right to enter into and perform the terms of this Agreement. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a legal, valid and binding agreement with respect to such Shareholder, enforceable against such Shareholder in accordance with its terms, except to the extent enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights and remedies generally.

(b)    Such Shareholder (i) beneficially owns the number of Shares indicated opposite such Shareholder’s name on Schedule I, hereto, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”), and has sole, and otherwise unrestricted, voting power with respect to such Shares with no limitations, qualifications or restrictions on such rights and (ii) does not beneficially own any shares of capital stock of the Company other than such Shares.

(c)    There are no proxies, voting trusts or understandings to or by which such Shareholder is a party or bound or that expressly requires that any of the Shares be voted in a specific manner other than as provided in this Agreement or that provides for any right on the part of any other person other than such Shareholder to vote such Shares.

7.    Term of Agreement.  The Agreement with respect to voting contained in Section 1 hereof shall remain in full force and effect until the earlier of (a) the consummation of the Merger or (b) the termination of the Merger Agreement in accordance with Article VIII thereof and the agreement with respect to transfer contained in Section 3 hereof shall remain in full force and effect until the earlier of (i) the Company Meeting or (ii) the termination of the Merger Agreement in accordance with Article VIII thereof.

8.    Specific Performance; Injunctive Relief.  Such Shareholder has signed this Agreement intending to be bound thereby. Such Shareholder expressly agrees that this Agreement shall be specifically enforceable in any court of competent jurisdiction in accordance with its terms against such Shareholder. All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be.

9.    Waivers.  No waivers of any breach of this Agreement extended by Buyer to any Shareholder shall be construed as a waiver of any rights or remedies of Buyer with respect to any other Shareholder of the Company who has executed a copy of this Agreement with respect to Shares held by such Shareholder or with respect to any subsequent breach of the Shareholder or any other such Shareholder of the Company.

10.    Amendments and Modifications.  This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

11.    Governing Law.  This Agreement is deemed to be signed as a sealed instrument and is to be governed by the laws of the State of New Hampshire, without giving effect to the principles of conflicts of laws thereof. If any provision hereof is deemed unenforceable, the enforceability of the other provisions hereof shall not be affected.

12.    Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

EXECUTED as of the date first above written.

BUYER:		SHAREHOLDER:
CHITTENDEN CORPORATION

By:	/S/ F. SHELDON PRENTICE	/S/ PHILIP M. HAMBLET
	Name: F. Sheldon Prentice	Philip M. Hamblet
	Title: Senior Vice President, General Counsel and Corporate Secretary	/S/ JOSEPH S. HART
Joseph S. Hart

/S/ DAVID J. HOUSTON
David J. Houston

/S/ JAMES L. KOONTZ
James L. Koontz

/S/ DAVID M. BARTLEY
Dr. David M. Bartley

/S/ PETER C. READ
Peter C. Read

/S/ CHARLES W. SMITH
Charles W. Smith

/S/ JAMES C. WIRTHS, III
James C. Wirths, III

/S/ E. STORY WRIGHT
E. Story Wright

/S/ WILLIAM C. HENSON
William C. Henson

/S/ CHARLES B. PAQUETTE
Charles B. Paquette

/S/ WILLIAM G. PIKE
William G. Pike

[SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT]

SCHEDULE I1

Stockholder	Shares			Options
Philip M. Hamblet	63,318	(2)	(includes 12,735 shares which Mr. Hamblet is Trustee)	11,000

Joseph S. Hart	7,360	(2)		7,625

David J. Houston	32,358	(2)		400

James L. Koontz	9,273	(2)		11,000

Dr. David M. Bartley	3,656	(2)		11,000

Peter C. Read	8,865	(2)		11,801

Charles W. Smith	180,603	(2)		103,000

James C. Wirths, III	26,690	(2)		11,000

E. Story Wright	9,730	(2)		7,625

William C. Henson	68,770	(3)		51,500

Charles B. Paquette	117,844	(3)	(includes 4,587 shares held as trustee for Molly D. Ollis Trust)	51,500

William G. Pike	64,514	(3)		51,500

1.	Shares include shares allocable to a Shareholder’s account under the Company’s employee stock ownership, deferred investment or other similar plans.
2.	Does not include dividend reinvestment plan shares that have not yet been reported on an SEC Form 4.
3.	Shares do not include the most recent ESOP distributions/allocations.

ANNEX C-1

January 24, 2003

The Board of Directors
Granite State Bankshares, Inc.
112 West Street
Keene, New Hampshire 03431

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Granite State Bankshares, Inc. (“Granite”) of the consideration offered in the proposed merger (“the Merger”) with Chittenden Corporation (“Chittenden”) pursuant to the Agreement and Plan of Merger, dated as of November 7, 2002, between Granite and Chittenden (the “Agreement”). Pursuant to the terms of the Agreement, each outstanding share of common stock, par value $1.00 per share, of Granite (the “Common Shares”) will be converted into 1.64 shares of common stock, par value of $1.00 per share, of Chittenden or $46.00 in cash.

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of the banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, Granite and Chittenden, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Granite and Chittenden for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to Granite. We have acted exclusively for the Board of Directors of Granite in rendering this fairness opinion and will receive a fee from Granite for our services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Granite and Chittenden and the Merger, including among other things, the following: (i) the Agreement; (ii) the Registration Statement on Form S-4 (including the proxy statement/prospectus for the special meeting of stockholders of Granite to be held in connection with the Merger) dated January 21, 2003; (iii) the Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended December 31, 2001 of Granite and Chittenden; (iv) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Granite

C-1-1

and Chittenden and certain other communications from Granite and Chittenden to their respective stockholders; and (v) other financial information concerning the businesses and operations of Granite and Chittenden furnished to us by Granite and Chittenden for purposes of our analysis. We have also held discussions with senior management of Granite and Chittenden regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for Granite and Chittenden with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of Granite and Chittenden as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent, that the aggregate allowances for loan and lease losses for Granite and Chittenden are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of Granite or Chittenden, nor have we examined any individual credit files.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of Granite and Chittenden; (ii) the assets and liabilities of Granite and Chittenden; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the exchange ratio in the Merger is fair, from a financial point of view, to holders of the Common Shares.

Very truly yours,
Keefe, Bruyette & Woods, Inc.

C-1-2

ANNEX C-2

January 21, 2003

Board of Directors
Granite State Bankshares, Inc.
122 West Street
Keene, New Hampshire 03431

Gentlemen:

Granite State Bankshares, Inc. (“Granite”) and Chittenden Corporation (“Chittenden”) have entered into an Agreement and Plan of Merger, dated as of November 7, 2002 (the “Agreement”), pursuant to which Granite will be merged with and into Chittenden (the “Merger”). Under the terms of the Agreement, upon consummation of the Merger, each share of Granite common stock, par value $1.00 per share, issued and outstanding immediately prior to the Merger (the “Granite Shares”), other than certain shares specified in the Agreement, will be converted into the right to receive, at the election of the holder thereof, either (a) 1.64 shares of the common stock, par value $1.00 per share, of Chittenden or (b) $46.00 in cash without interest, subject to the election and proration procedures set forth in the Agreement which provide generally, among other things, that 50% of the total number of Granite Shares shall be converted into Chittenden common stock and 50% shall be converted into cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Granite Shares.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement and certain of the exhibits and schedules thereto; (ii) certain publicly available financial statements and other historical financial information of Granite that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Chittenden that we deemed relevant; (iv) internal earnings projections for Granite for the years ending December 31, 2002 and 2003 prepared by and reviewed with management of Granite, earnings per share estimates for Granite for the years ending December 31, 2002 and 2003 published by I/B/E/S, and the views of senior management of Granite, based on discussions with members of senior management, regarding Granite’s business, financial condition, results of operations and future prospects; (v) earnings per share estimates for Chittenden for the years ending December 31, 2002 and 2003 published by I/B/E/S, and the views of senior management of Chittenden, based on limited discussions with members of senior management, regarding Chittenden’s business, financial condition, results of operations and future prospects; (vi) the pro forma financial impact of the Merger on Chittenden, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by senior managements of Granite and Chittenden; (vii) the publicly reported historical price and trading activity for Granite’s and Chittenden’s common stock, including a

C-2-1

comparison of certain financial and stock market information for Granite and Chittenden with similar publicly available information for certain other companies the securities of which are publicly traded; (viii) the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. In connection with our engagement, we were not asked to, and did not, solicit indications of interest in a potential transaction from other third parties.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Granite or Chittenden or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of Granite and Chittenden that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Granite or Chittenden or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Granite or Chittenden nor have we reviewed any individual credit files relating to Granite or Chittenden. We have assumed, with your consent, that the respective allowances for loan losses for both Granite and Chittenden are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. With respect to the earnings projections/estimates for Granite and Chittenden and all projections of transaction costs, purchase accounting adjustments and expected cost savings prepared by and reviewed with the managements of Granite and Chittenden and used by Sandler O’Neill in its analyses, Sandler O’Neill assumed that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of Granite and Chittenden and that such performances will be achieved. We express no opinion as to such estimates or financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in Granite’s or Chittenden’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Granite and Chittenden will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the Agreement are not waived and that the Merger will not be taxable for federal income tax purposes at the corporate level.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Chittenden’s common stock will be when issued to Granite’s shareholders pursuant to the Agreement or the prices at which Granite’s or Chittenden’s common stock may trade at any time.

C-2-2

We have acted as Granite’s financial advisor in connection with the Merger and will receive a fee for our services, substantially all of which is contingent upon consummation of the Merger. We have also received a fee for rendering this opinion. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Granite and Chittenden and their affiliates. We may also actively trade the debt and/or equity securities of Granite and Chittenden and their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of Granite in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Granite as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger or the form of consideration such shareholder should elect in the Merger. Our opinion is directed only to the fairness of the Merger Consideration to Granite shareholders from a financial point of view and does not address the underlying business decision of Granite to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Granite or the effect of any other transaction in which Granite might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent; provided, however, that we hereby consent to the inclusion of this opinion as an annex to the Proxy Statement/Prospectus of Granite and Chittenden dated the date hereof and to the references to this opinion therein.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Granite Shares is fair to such shareholders from a financial point of view.

Very truly yours,

C-2-3

ANNEX D

CHAPTER 293-A NEW HAMPSHIRE BUSINESS CORPORATION ACT
SECTION 293-A:13 DISSENTERS’ RIGHTS

TITLE XXVII
CORPORATIONS, ASSOCIATIONS, AND PROPRIETORS OF COMMON LANDS CHAPTER 293-A
NEW HAMPSHIRE BUSINESS CORPORATION ACT
Dissenters’ Rights
A. Right to Dissent and Obtain Payment for Shares
Section 293-A:13.01 –13.31

293-A:13.01 Definitions.

In this subdivision:

(1)
“Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation or other entity by merger, share exchange, or conversion of that issuer.

(2)
“Dissenter” means a shareholder who is entitled to dissent from corporate action under RSA 293-A:13.02 and who exercises that right when and in the manner required by RSA 293-A:13.20 through 293-A:13.28.

(3)
“Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

(4)
“Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5)
“Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6)	“Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7)	“Shareholder” means the record shareholder or the beneficial shareholder.

Source. 1992, 255:1, eff. Jan. 1, 1993. 1997, 120:3, eff. Aug. 8, 1997.

293-A:13.02 Right to Dissent.

(a)	A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

(1)	Consummation of a plan of merger to which the corporation is a party:

(i)	If shareholder approval is required for the merger by RSA 293-A:11.03 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

(ii)	If the corporation is a subsidiary that is merged with its parent under RSA 293-A:11.04.

(2)	Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

(3)
Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

(4)	An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(i)	Alters or abolishes a preferential right of the shares.

(ii)	Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

(iii)	Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities.

(iv)	Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

(v)	Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RSA 293-A:6.04.

(5)
Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(6)	Consummation of a plan of conversion to which the corporation is a party converting to another entity.

(b)
A shareholder entitled to dissent and obtain payment for his shares under this subdivision shall not challenge the corporate action creating his entitlement, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

Source. 1992, 255:1, eff. Jan. 1, 1993. 1997, 120:5, eff. Aug. 8, 1997.

293-A:13.03 Dissent by Nominees and Beneficial Owners.

(a)
A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

(b)	A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if:

(1)	He submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2)	He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

Source. 1992, 255:1, eff. Jan. 1, 1993.

293-A:13.20 Notice of Dissenters’ Rights.

(a)
If proposed corporate action creating dissenters’ rights under RSA 293-A:13.02 is submitted to a vote at a shareholders’ meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters’ rights under this subdivision and be accompanied by a copy of this subdivision.

(b)
If corporate action creating dissenters’ rights under RSA 293-A:13.02 is taken without a vote of shareholders or by consent pursuant to RSA 293-A:7.04, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in RSA 293-A:13.22.

Source. 1992, 255:1, eff. Jan. 1, 1993.

293-A:13.21 Notice of Intent to Demand Payment.

(a)	If proposed corporate action creating dissenters’ rights under RSA 293-A:13.02 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:

(1)	Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2)	Shall not vote his shares in favor of the proposed action.

(b)	A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this subdivision.

Source. 1992, 255:1, eff. Jan. 1, 1993

293-A:13.22 Dissenters’ Notice.

(a)
If proposed corporate action creating dissenters’ rights under RSA 293-A:13.02 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of RSA 293-A:13.21.

(b)	The dissenters’ notice shall be sent no later than 10 days after corporate action was taken, and shall:

(1)	State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited.

(2)	Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received.

(3)
Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not he acquired beneficial ownership of the shares before that date.

(4)	Set a date by which the corporation shall receive the payment demand, which date shall not be fewer than 30 nor more than 60 days after the date the notice is delivered.

(5)	Be accompanied by a copy of this subdivision.

Source. 1992, 255:1, eff. Jan. 1, 1993.

293-A:13.23 Duty to Demand Payment.

(a)
A shareholder sent a dissenters’ notice described in RSA 293-A:13.22 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth, in the dissenters’ notice pursuant to RSA 293-A:13.22(b)(3), and deposit his certificates in accordance with the terms of the notice.

(b)
The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(c)
A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this subdivision.

Source. 1992, 255:1, eff. Jan. 1, 1993.

293-A:13.24 Share Restrictions.

(a)
The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under RSA 293-A:13.26.

(b)
The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

Source. 1992, 255:1, eff. Jan. 1, 1993.

293-A:13.25 Payment.

(a)
Except as provided in RSA 293-A:13.27, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with RSA 293-A:13.23 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

(b)	The payment shall be accompanied by:

(1)
The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2)	A statement of the corporation’s estimate of the fair value of the shares;

(3)	An explanation of how the interest was calculated;

(4)	A statement of the dissenter’s right to demand payment under RSA 293-A:13.28; and

(5)	A copy of this subdivision.

Source. 1992, 255:1, eff. Jan. 1, 1993.

293-A:13.26 Failure to Take Action.

(a)
If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b)
If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters’ notice under RSA 293-A:13.22 and repeat the payment demand procedure.

Source. 1992, 255:1, eff. Jan. 1, 1993.

293-A:13.27 After-Acquired Shares.

(a)
A corporation may elect to withhold payment required by RSA 293-A:13.25 from a dissenter, unless he was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(b)
To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RSA 293-A:13.28.

Source. 1992, 255:1, eff. Jan. 1, 1993.

293-A:13.28 Procedure if Shareholder Dissatisfied With Payment or Offer.

(a)
A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate, less any payment under RSA 293-A:13.25, or reject the corporation’s offer under RSA 293-A:13.27 and demand payment of the fair value of his shares and interest due, if:

(1)	The dissenter believes that the amount paid under RSA 293-A:13.25 or offered under RSA 293-A:13.27 is less than the fair value of his shares or that the interest due is incorrectly calculated;

(2)	The corporation fails to make payment under RSA 293-A:13.25 within 60 days after the date set for demanding payment; or

(3)
The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b)
A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within 30 days after the corporation made or offered payment for his shares.

Source. 1992, 255:1, eff. Jan. 1, 1993.

293-A:13.30 Court Action.

(a)
If a demand for payment under RSA 293-A:13.28 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b)
The corporation shall commence the proceeding in the superior court of the county where a corporation’s principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation or other entity without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or converted into or whose shares were acquired by the foreign corporation or other entity was located.

(c)
The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d)
The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decisions on the question of their value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e)	Each dissenter made a party to the proceeding is entitled to judgment:

(1)	For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or,

(2)	For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under RSA 293-A:13.27.

Source. 1992, 255:1, eff. Jan. 1, 1993. 1997, 120:4, eff. Aug. 8, 1997.

293-A:13.31 Court Costs and Counsel Fees.

(a)
The court in an appraisal proceeding commenced under RSA 293-A:13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RSA 293-A:13.28.

(b)	The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1)	Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RSA 293-A:13.20 through RSA 293-A:13.28.

(2)
Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subdivision.

(c)
If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

Source. 1992, 255:1, eff. Jan. 1, 1993.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

The Vermont Business Corporation Act, or VBCA permits a corporation to indemnify a director against judgements, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in that capacity if: (i) the director conducted himself or herself in good faith, (ii) the director reasonably believed that his or her conduct, in an official capacity with the corporation, was in the best interests of the corporation and, in all other cases, the conduct was at least not opposed to its best interests, and (iii) in a proceeding brought by a governmental entity, the director had no reasonable cause to believe his or her conduct was unlawful, and the director is not finally found to have engaged in a reckless or intentional unlawful act. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendre is not, of itself, determinative that the director did not meet the standard of conduct necessary for indemnification. Notwithstanding the foregoing, a corporation may not indemnify a director if the director was adjudged liable: (a) to the corporation in a proceeding by or in the right of a corporation, or (b) on the basis that a personal benefit was improperly received by the director in a proceeding charging improper personal benefit to the director. In addition, the VBCA provides that, unless limited in a corporation’s charter, a corporation shall indemnify its directors and officers who are wholly successful, on the merits or otherwise, in the defense of any proceeding to which the directors or officers are parties by reason of their service in those capacities against reasonable expenses incurred in connection with the proceeding. Chittenden’s charter does not limit such statutory right to indemnification.

As permitted by the VBCA, Chittenden’s bylaws provide that Chittenden shall indemnify its directors and officers to the fullest extent provided by the general laws of the State of Vermont, including the advancement of expenses under the procedures provided by such laws. In addition, Chittenden’s bylaws contain the procedures pursuant to which such indemnification is effectuated.

The VBCA permits the charter of a Vermont corporation to include a provision eliminating or limiting the liability of a director to the corporation or its shareholders for money damages for any action taken, or any failure to take any action, solely as a director, based on a failure to discharge his or her duties, except for (i) the amount of a financial benefit received by a director to which the director is not entitled; (ii) an intentional or reckless infliction of harm on the corporation or the shareholders; (iii) voting for or assenting to an unlawful distribution or (iv) an intentional or reckless criminal act. Chittenden’s articles of incorporation do not contain a provision limiting the liability of its directors to Chittenden or its shareholders for money damages.

As permitted by the VBCA, Chittenden maintains directors and officers liability insurance in amounts and on terms which the Chittenden board of directors deems reasonable. In the ordinary course of business, the Chittenden board of directors regularly reviews the scope and adequacy of such insurance coverage.

Item 21.    Exhibits and Financial Statement Schedules

(a)	See Exhibit Index immediately following the signature page.

(b)	Not applicable.

(c)	The fairness opinions of Keefe, Bruyette & Woods, Inc. and Sandler O’Neill & Partners, L.P. are included as Annex C-1 and Annex C-2 to the document which is a part of this registration statement.

Item 22.    Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment described in paragraph (1) above shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(6)
That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Burlington, State of Vermont, on January 17, 2003.

CHITTENDEN CORPORATION

By:	/S/ KIRK W. WALTERS
Kirk W. Walters Executive Vice President, Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Paul A. Perrault	President, Chief Executive Officer and Chairman of the Board of Directors	January 17, 2003

/S/ KIRK W. WALTERS Kirk W. Walters	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	January 17, 2003

* Frederic H. Bertrand	Director	January 17, 2003

* David M. Boardman	Director	January 17, 2003

Signature	Title	Date

* Paul J. Carrara	Director	January 17, 2003

* Sally W. Crawford	Director	January 17, 2003

* Philip M. Drumheller	Director	January 17, 2003

* John K. Dwight	Director	January 17, 2003

* Lyn Hutton	Director	January 17, 2003

* Philip A. Kolvoord	Director	January 17, 2003

* James C. Pizzagalli	Director	January 17, 2003

Ernest A. Pomerleau	Director	January 17, 2003

* Mark W. Richards	Director	January 17, 2003

* Pall D. Spera	Director	January 17, 2003

* Owen W. Wells	Director	January 17, 2003

Martel D. Wilson, Jr.	Director	January 17, 2003

By:	/S/ KIRK W. WALTERS
Attorney-in- Fact Kirk W. Walters

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

2.1	Agreement and Plan of Merger, dated as of November 7, 2002, between Chittenden Corporation and Granite State Bankshare, Inc. (attached to this document as Annex A and incorporated by reference herein)

2.2
Shareholders Agreement, dated as of November 7, 2002, between Chittenden Corporation and certain directors and officers of Granite State Bankshares, Inc. (attached to this document as Annex B and incorporated by reference herein)

3.1	Amended and restated Articles of Incorporation of Chittenden (incorporated herein by reference to Annex B of Chittenden’s Registration Statement on Form S-4 filed on April 6, 1999)

3.2	Amended and Restated Bylaws of Chittenden (incorporated herein by reference to Exhibit 3.(ii).1 to Chittenden’s Annual Report on Form 10-K for the year ended December 31, 1998)

4.1	Statement of the Company regarding its Dividend Reinvestment Plan is incorporated herein by reference to Chittenden’s Annual Report on Form 10-K for the year ended December 31, 1993

*5.1	Opinion of F. Sheldon Prentice, Esq., General Counsel to Chittenden, as to the legality of the shares being registered by Chittenden

*8.1	Opinion of Goodwin Procter LLP, counsel to Chittenden, as to tax matters

*8.2	Opinion of Luse Gorman Pomerenk & Schick, P.C., counsel to Granite, as to tax matters

10.1	Directors’ Deferred Compensation Plan, dated April 1972, as amended May 20, 1992 (incorporated herein by reference to Chittenden’s Annual Report on Form 10-K for the year ended December 31, 1992)

10.2	Amended and Restated Pension Plan (incorporated herein by reference to Chittenden’s Quarterly Report on Form 10-Q for the period ended September 30, 1996)

10.3	Incentive Savings and Profit Sharing Plan, (incorporated by reference to Chittenden’s Annual Report on Form 10-K for the year ended December 31, 1994, as amended for the year ended December 31, 1995)

10.4
Letter from Chittenden to Paul A. Perrault, dated July 26, 1990, regarding terms of employment (incorporated herein by reference to Chittenden’s Annual Report on Form 10-K for the year ended December 31, 1990)

10.5	Chittenden’s 1988 Stock Option Plan (incorporated herein by reference to Chittenden’s Annual Report on Form 10-K for the year ended December 31, 1987)

10.6	Chittenden’s Restricted Stock Plan (incorporated herein by reference to Chittenden’s Proxy Statement in connection with the 1986 Annual Meeting of Stockholders)

10.7	Executive Management Incentive Compensation Plan (“EMICP”) (incorporated herein by reference to Chittenden’s Annual Report on Form 10-K for the year ended December 31, 1994)

10.8	Amendment to EMICP to increase cap on awards from 60% to 100% of base salary (incorporated herein by reference to Chittenden’s Annual Report on Form 10-K for the year ended December 31, 1996)

10.9	Chittenden’s Stock Incentive Plan, amended and restated February 21, 2001 (incorporated herein by reference to Chittenden’s Proxy Statement for the 2001 Annual Meeting of Stockholders)

10.10	Compensation plan of Paul A. Perrault (incorporated herein by reference to Chittenden’s Annual Report on Form 10-K for the year ended December 31, 1996)

10.11	Supplemental Executive Retirement Plan of Paul A. Perrault (incorporated herein by reference to Chittenden’s Annual Report on Form 10-K for the year ended December 31, 1996)

EXHIBIT NO.	DESCRIPTION

10.12	Supplemental Executive Cash Balance Restoration Plan (incorporated herein by reference to Chittenden’s Annual Report on Form 10-K for the year ended December 31, 1997)

10.13	Supplemental Executive Savings Plan (incorporated herein by reference to Chittenden’s Annual Report on Form 10-K for the year ended December 31, 1997)

10.14	The 1998 Directors’ Omnibus Long-Term Incentive Plan (incorporated herein by reference to Chittenden’s Proxy Statement for the 1998 Annual Meeting of Stockholders)

*21.1	List of subsidiaries of Chittenden

+23.1	Consent of Grant Thornton LLP

*23.2	Consent of Goodwin Procter LLP (included in Exhibit 8.1)

*23.3	Consent of Luse Gorman Pomerenk & Schick, P.C. (included in Exhibit 8.2)

+23.4	Consent of Keefe, Bruyette & Woods, Inc.

+23.5	Consent of Sandler O’Neill & Partners, L.P.

*99.1	Fairness Opinion of Keefe, Bruyette & Woods, Inc. (attached to this document as Annex C-1 and incorporated by reference herein)

*99.2	Fairness Opinion of Sandler O’Neill & Partners, L.P. (attached to this document as Annex C-2 and incorporated by reference herein)

+99.3	Form of Granite Proxy Card

*	Previously filed
+	Filed herewith